As filed with the Securities and Exchange Commission on September 16, 2005
Registration No. 333-127396

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-11
Amendment No. 1
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
COGDELL SPENCER INC.
(Exact Name of Registrant as Specified in its Governing Instruments)

4401 Barclay Downs Drive
Suite 300
Charlotte, North Carolina 28209-4670
(704) 940-2900
(Address, Including Zip Code, and Telephone Number,
including Area Code, of Registrant’s Principal Executive Offices)

Frank C. Spencer
Chief Executive Officer
4401 Barclay Downs Drive
Suite 300
Charlotte, North Carolina 28209-4670
(704) 940-2900
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Jay L. Bernstein, Esq.	Gilbert G. Menna, Esq.
Andrew S. Epstein, Esq.	Eric J. Graham, Esq.
Clifford Chance US LLP	Goodwin Procter llp
31 West 52nd Street	Exchange Place, 53 State Street
New York, New York 10019	Boston, MA 02109
(212) 878-8000	(617) 570-1000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box.     ☐
      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2005
PROSPECTUS
                               Shares
Common Stock
$                per share

        This is the initial public offering of Cogdell Spencer Inc. and no public market currently exists for our shares. Our company owns, develops, redevelops, acquires and manages strategically located medical office buildings and other healthcare related facilities in the southeastern United States. We are selling                      shares of our common stock. We have granted the underwriters an option to purchase up to                      shares to cover over-allotments.
      We currently expect the initial public offering price to be between $          and $           per share. We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol “CSA.”
      See “Risk Factors” beginning on page 19 for certain risks relevant to an investment in our common stock, including, among others:

•	Our real estate investments are concentrated in medical office buildings and healthcare related facilities, making us more vulnerable economically than if our investments were diversified.

•	All of our wholly owned properties are located in South Carolina, North Carolina, Georgia, Louisiana and Kentucky, and changes in these markets may materially adversely affect us.

•	We did not obtain independent appraisals of our properties in connection with our original acquisition of these properties or in connection with the consolidation and formation transactions, and thus the consideration paid for these properties may exceed their fair market value or the value that may be indicated by independent appraisals.

•	Our ability to pay our estimated initial annual distribution, which represents approximately 121.3% of our estimated cash available for distribution to our common stockholders for the 12 months ending June 30, 2006, depends upon our actual operating results, and we may have to borrow funds under our line of credit to pay this distribution, which could slow our growth.

•	Our failure to qualify or remain qualified as a real estate investment trust, or REIT, would have significant adverse consequences to us and the value of our common stock.

•	Upon the closing of the offering and the formation transactions, our two largest stockholders, James W. Cogdell, our Chairman, and Frank C. Spencer, our Chief Executive Officer, President and a member of our board of directors, and their respective affiliates will own 17.8% and 3.8%, respectively, of our outstanding common stock on a fully-diluted basis and will have the ability to exercise significant influence over our company and any matter presented to our stockholders.

•	Tax indemnification obligations could limit our operating flexibility by limiting our ability to sell specified properties.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds to us (before expenses)	$	$
      The underwriters expect to deliver the shares on or about                     , 2005.

Banc of America Securities LLC	Citigroup
The date of this prospectus is                   , 2005

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

     Until                   , 2005 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

i

SUMMARY
      You should read the following summary together with the more detailed information regarding our company, including under the caption “Risk Factors,” and the historical and pro forma financial statements, including the related notes, appearing elsewhere in this prospectus. Unless the context otherwise requires or indicates, references in this prospectus to “we,” “our company,” “the company,” “our” and “us” refer to Cogdell Spencer Inc., a Maryland corporation, together with our consolidated subsidiaries, including Cogdell Spencer LP, a Delaware limited partnership, which we refer to in this prospectus as our “operating partnership,” our taxable REIT subsidiary, that may provide development, management and advisory services, which we refer to in this prospectus as our “taxable REIT subsidiary,” CS Business Trust I, a Maryland business trust and the general partner of our operating partnership, and CS Business Trust II, a Maryland business trust and a limited partner of our operating partnership, together with our predecessor, which includes Cogdell Spencer Advisors, Inc., a Delaware corporation, together with the 31 limited liability companies or limited partnerships that currently own our properties, which we refer to as “existing entities.” In addition, unless the context otherwise requires or indicates, the information set forth in this prospectus assumes that (1) the formation transactions described in detail elsewhere in this prospectus have been completed, (2) the underwriters’ over-allotment option is not exercised, and (3) the common stock to be sold in the offering is sold at $           per share, which is the mid-point of the price range indicated on the cover page of this prospectus.
      Unless the context otherwise requires or indicates, references in this prospectus to (1) “our wholly owned properties” refer to our properties in which we hold a 100% interest and (2) “our aggregate portfolio” refers to our wholly owned properties, properties we jointly own with unaffiliated third parties and/or properties we manage, in each case on a pro forma basis as if the offering and the formation transactions had occurred. All of these properties are medical office buildings and healthcare related facilities with the exception of Barclay Downs, which serves as our corporate headquarters, and Birkdale II, which serves as an ancillary retail center supporting one of our medical office building complexes.
Cogdell Spencer Inc.
Overview
      We are an owner of specialty office properties for the medical profession. We focus on the ownership, development, redevelopment, acquisition and management of strategically located medical office buildings and other healthcare related facilities in the southeastern United States. We have built our company around understanding and addressing the specialized real estate needs of the healthcare industry. We have developed long-term and extensive relationships through developing and maintaining modern, customized medical office buildings and healthcare related facilities. Our high levels of customer satisfaction in the industry have enabled us to maintain occupancy above market levels and secure strategic hospital campus locations. We intend to operate as a fully-integrated, self-administered and self-managed REIT.
      Upon the closing of the offering and the formation transactions, we will own and/or manage 72 medical office buildings and healthcare related facilities, serving 18 hospital systems in seven states. Our aggregate portfolio is comprised of:

•	45 wholly owned properties;

•	eight joint venture properties;

•	16 properties owned by third parties (15 of which are for clients with whom we have an existing investment relationship); and

•	three properties held for sale, which we are not acquiring in connection with the formation transactions.

      Our aggregate portfolio contains approximately 3.5 million net rentable square feet, consisting of approximately 2.2 million net rentable square feet from our wholly owned properties, approximately 0.4 million net rentable square feet from joint venture properties, approximately 0.8 million net rental square feet from properties owned by third parties and managed by us and approximately 0.1 million net rentable square feet from properties held for sale and managed by us. Approximately 73.0% of the net rentable square feet of our wholly owned properties is situated on hospital campuses. As such, we believe our assets occupy a premier franchise location in relationship to local hospitals, providing our properties with a distinct competitive advantage over alternative medical office space in an area. As of June 30, 2005, our wholly owned properties were approximately 95.7% occupied, with an average remaining lease term of approximately 4.1 years.
      Our senior management team has significant experience in all aspects of the healthcare real estate industry. James W. Cogdell, our Chairman, founded our predecessor in 1972, when he successfully brought together physician-lessees as limited partners in a single entity for the purpose of owning the property in which the physicians practiced. Over the past ten years, as we have experienced strong growth, we have expanded the depth and breadth of our management team, including the addition of Frank C. Spencer, our Chief Executive Officer, President and a member of our board of directors, in 1996. Since Mr. Spencer’s arrival, our management team has completed the development or acquisition of more than 48 medical office buildings and healthcare related facilities, and our workforce has expanded to approximately 75 full-time employees.
      We manage our properties with a view to creating an environment that supports successful medical practices and the delivery of quality medical care. Unlike traditional office space, the location of and specifications for our properties are tailored to the needs of our tenants, which we believe results in high occupancy levels and low tenant turnover. As a result of these factors and the involvement of our physician-lessees and hospitals as investors in our properties, we believe we maintain one of the more stable tenant bases of any office company in the United States. For example, the average occupancy rates at our wholly owned properties at December 31 over the last three calendar years have been 96.1% in 2004, 96.2% in 2003 and 95.5% in 2002 (excluding the initial lease-up phase of the properties). This compares to average suburban office occupancy rates below approximately 85% for the same periods nationally.
      Our tenant base is a stable, broadly diversified group of physician-lessees. As of June 30, 2005, we had approximately 480 tenants at our wholly owned properties with no single tenant accounting for more than 5.8% of the annualized rental revenue. Our tenants consist largely of physicians and physician groups who maintain their medical practices at our properties and are diversified by type of medical practice, medical specialty and sub-specialty. We work closely with local hospitals and regional medical centers to optimize the tenant mix at our properties. We expect that upon the closing of the offering and the formation transactions, more than 41.8% of our tenants will be holders of either units of limited partnership interest, or OP units, in Cogdell Spencer LP, our operating partnership, or common stock, and these tenants will occupy more than 41.4% of the net rentable square feet at our wholly owned properties.
      We intend to qualify as a REIT for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2005. We intend to make regular quarterly distributions to our stockholders and holders of OP units beginning with a distribution for the period commencing upon the closing of the offering and ending on December 31, 2005.
      Upon the closing of the offering and the formation transactions, substantially all of our business will be conducted through our operating partnership. We believe that conducting business through our operating partnership will enable us to acquire additional properties from sellers in tax deferred transactions through the use of OP units as acquisition currency.
      Our principal executive offices are located at 4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina 28209-4670. Our telephone number at that location is (704) 940-2900. Our website is located at www.cogdellspencer.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the Securities and Exchange Commission, or the SEC.

Market Opportunity
      According to Plunkett’s Healthcare Almanac 2005, healthcare expenditures comprised approximately 15.5% of U.S. gross domestic product in 2004. Healthcare expenditures as a percent of U.S. gross domestic product are expected to increase to 18.4% by 2013. Population growth as well as the general aging of the population and advances in medical technology and services which increase life expectancy are key drivers of the growth in demand for healthcare services. These trends are particularly strong in the Southeast, which is experiencing population growth above that of the United States as a whole and is characterized by a relatively high concentration of citizens over 65 years of age. In addition to this anticipated increase in demand, an evolving regulatory environment, changes in medical technology and reductions in Medicare reimbursements put additional burdens on the existing capital-constrained system of healthcare providers, forcing many providers to generate liquidity through the sale of medical office real estate to third party owners/operators.
Competitive Strengths
      We believe that over our 33 year history we have distinguished ourselves from other owners, operators and developers of specialty office buildings for the medical profession and enjoy significant competitive strengths, which include:

•	Strong Relationships with Physicians and Hospitals. Healthcare is fundamentally a local business. We believe we have developed a reputation based on trust and reliability among physicians and hospitals and believe that these relationships position us to secure new development projects and new property acquisition opportunities with both new and existing parties.

•	Key On-Campus Locations. Approximately 73.0% of the net rentable square feet of our wholly owned properties is situated on hospital campuses.

•	Development Expertise. We have completed the development of more than 70 medical office properties, many of which represent repeat business with our clients.

•	Loyal and Diverse Tenant Base. We believe our focus on physician-tenant loyalty and the involvement of our physician-tenants and hospitals as investors in our properties results in one of the more stable and diversified tenant bases of any office company in the United States. Our lease renewal rates, based on net rentable square feet renewing each year, were 94.7% in 2004, 98.0% in 2003 and 92.8% in 2002. In addition, as of June 30, 2005, no single tenant accounted for more than 5.8% of the annualized rental revenue at our wholly owned properties.

•	Unique Focus. We believe our targeted focus on the Southeast enables us to capitalize on favorable demographic and population growth trends. In addition, our focus on medical office buildings and healthcare related facilities, allows us to own, develop, redevelop, acquire and manage medical office buildings and healthcare related facilities more effectively and profitably than our competition. Unlike many other public companies in the healthcare real estate sector, we will operate our properties and not just engage in sale/leaseback arrangements.

•	Experienced Senior Management Team. Our senior management team has an average of more than ten years of healthcare real estate experience and has been involved in the development, redevelopment and acquisition of a broad array of medical office space. Our Chairman and founder, James W. Cogdell, has been in the healthcare real estate business for more than 33 years, and Frank C. Spencer, our Chief Executive Officer, President and a member of our board of directors, has more than nine years of experience in the industry.

Business and Growth Strategies
      Our primary business objective is to develop and maintain client relationships in order to maximize cash flow available for distribution to our stockholders. Our business strategy consists of the following principal elements:

•	Selective Development and Acquisitions. We intend to leverage our strong development and acquisition track record to continue to grow our portfolio of medical office buildings and healthcare related facilities by selectively acquiring existing medical office buildings and by developing new projects in communities in need of additional facilities to support the delivery of medical services.

•	Develop and Maintain Strategic Relationships. We intend to build upon our key strategic relationships with physicians, hospitals, not-for-profit agencies and religious entities that sponsor healthcare services to further enhance our franchise. Historically, our predecessor financed real property acquisitions through joint ventures in which the physician-lessees, and in some cases local hospitals or regional medical centers, provided the equity capital. We expect to continue entering into joint ventures with individual physicians, physician groups and hospitals. These joint ventures have been, and we believe will continue to be, a source of development and acquisition opportunities for us.

•	Active Management of Our Properties. We have developed a comprehensive approach to property and operational management to maximize the operating performance of our medical office buildings and healthcare related facilities, leading to high levels of tenant satisfaction. We believe our operating efficiencies, which consistently exceed industry standards, allow us to control costs for our tenants while creating value for our stockholders.
Summary Risk Factors
      You should carefully consider the matters discussed in the section “Risk Factors” beginning on page 19 prior to deciding whether to invest in our common stock. Some of the risks include:

•	Our real estate investments are concentrated in medical office buildings and healthcare related facilities, making us more vulnerable economically than if our investments were diversified.

•	All of our wholly owned properties are located in South Carolina, North Carolina, Georgia, Louisiana and Kentucky, and changes in these markets may materially adversely affect us.

•	We did not obtain independent appraisals of our properties in connection with our original acquisition of these properties or in connection with the consolidation and formation transactions, and thus the consideration paid for these properties may exceed their fair market value or the value that may be indicated by independent appraisals.

•	Our ability to pay our estimated initial annual distribution, which represents approximately 121.3% of our estimated cash available for distribution to our common stockholders for the 12 months ending June 30, 2006, depends upon our actual operating results, and we may have to borrow funds under our line of credit to pay this distribution, which could slow our growth.

•	Our failure to qualify or remain qualified as a REIT would have significant adverse consequences to us and the value of our common stock.

•	Upon the closing of the offering and the formation transactions, our two largest stockholders, Mr. Cogdell, our Chairman, and Mr. Spencer, our Chief Executive Officer, President and a member of our board of directors, and their respective affiliates will own 17.8% and 3.8%, respectively, of our outstanding common stock and OP units on a fully-diluted basis and will have the ability to exercise significant influence over our company and any matter presented to our stockholders.

•	Tax indemnification obligations could limit our operating flexibility by limiting our ability to sell specified properties.

•	We could become highly leveraged in the future because our organizational documents contain no limitations on the amount of debt we may incur.

•	Our management has no prior experience operating a REIT or a public company and therefore may have difficulty in successfully and profitably operating our business, or complying with regulatory requirements, including the Sarbanes-Oxley Act of 2002.

•	Our business could be harmed if key personnel terminate their employment with us.

•	Certain provisions of our organizational documents, including the stock ownership limit imposed by our charter, could prevent or delay a change in control transaction.

•	If you purchase shares of common stock in the offering, you will experience immediate and significant dilution in the net tangible book value per share.
Our Aggregate Portfolio
      We own and/or manage 72 medical office buildings and healthcare related facilities, 45 of which we wholly own, eight of which we jointly own with unaffiliated third parties and manage through our taxable REIT subsidiary, 16 of which we manage for third parties through our taxable REIT subsidiary (15 of which are for clients with whom we have an existing investment relationship), and three properties held for sale that we manage, but which we are not acquiring in connection with the formation transactions. Our aggregate portfolio contains an aggregate of approximately 3.5 million net rentable square feet as of June 30, 2005.
Our Wholly Owned Properties
      Our 45 wholly owned properties contain an aggregate of 2.2 million net rentable square feet with an occupancy rate of 95.7% as of June 30, 2005 and accounted for 95.0% of our total revenues for the six months ended June 30, 2005 and 93.0% of our total revenues for the year ended December 31, 2004. As shown in the charts below, our wholly owned properties are located in five southeastern states and include facilities on hospital campuses, off-campus facilities in which a hospital is the sole or anchor tenant and off-campus facilities. All percentages shown below are based on net rentable square feet at our wholly owned properties.

Relation to Hospitals	State Diversification

      The following table contains additional information about our wholly owned properties as of June 30, 2005.

						Annualized
			Net			Rent Per
			Rentable			Leased
		Year	Square	Occupancy	Annualized	Square
Wholly Owned Property	City	Built(1)	Feet(2)	Rate	Rent(3)	Foot(4)(5)		Associated Healthcare System

Georgia:
Augusta POB I(6)(7)	Augusta	1978	99,493	95.7%	$1,092,196	$11.46		University Health Services
Augusta POB II(6)(7)	Augusta	1987	125,634	95.8	2,500,701	20.78		University Health Services
Augusta POB III(6)(7)	Augusta	1994	47,034	100	770,669	16.39		University Health Services
Augusta POB IV(6)(7)	Augusta	1995	55,134	89.6	748,147	15.15		University Health Services

Total Georgia			327,295	95.3	5,111,713	16.38
Kentucky:
Our Lady of Bellefonte (6)(8)(9)(10)	Ashland	1997	46,908	100	1,260,078	26.86		Our Lady of Bellefonte Hospital
Adjacent Parking Deck		1997			738,054

Total Kentucky			46,908	100	1,998,132	26.86	(11)
Louisiana:
East Jefferson Medical Office Building(6)(8)(9)	Metairie	1985	119,921	100	2,243,412	18.71		East Jefferson General Hospital
East Jefferson Medical Specialty Building (6)(8)(9)(12)	Metairie	1985	10,809	100	953,136	88.18		East Jefferson General Hospital

Total Louisiana			130,730	100	3,196,548	24.45
North Carolina:
Barclay Downs	Charlotte	1987	38,395	76.0	602,429	20.64		—
Birkdale Medical Village (9)(13)	Huntersville	1997	64,669	100	1,297,767	20.07		NorthEast Medical Center
Birkdale Retail(9)	Huntersville	2001	8,269	100	185,422	22.42		—
Cabarrus POB(6)(8)(9)	Concord	1997	84,972	93.5	1,536,412	19.33		Northeast Medical Center
Cabarrus Pediatrics (9)(13)	Concord	1997	9,423	100	234,821	24.92		Northeast Medical Center
Copperfield Medical Mall (13)	Concord	1978	26,000	100	546,000	21.00		Northeast Medical Center
Copperfield MOB(6)(8)(9)	Concord	2005	63,907	76.8	973,473	19.83		Northeast Medical Center
East Rocky Mount Kidney Center(9)(14)	Rocky Mount	2000	8,043	100	161,023	20.02		—
Gaston Professional Center (6)(8)(9)	Gastonia	1997	114,956	100	2,417,651	21.03		Caramont Health System
Adjacent Parking Deck		1997			590,321
Harrisburg Family Physicians Building(13)	Harrisburg	1996	8,202	100	195,782	23.87		Carolinas Healthcare System
Harrisburg Medical Mall (9)(13)	Harrisburg	1997	18,360	100	427,604	23.29		Northeast Medical Center
Lincoln/ Lakemont Family Practice Center(13)	Lincolnton	1998	16,500	100	336,570	20.40		Carolinas Medical Center
Mallard Crossing Medical Park(9)	Charlotte	1997	52,540	92.8	1,133,334	23.25		—
Midland Medical Mall (9)(13)	Midland	1998	14,610	100	368,652	25.23		Northeast Medical Center
Mulberry Medical Park (6)(8)(9)	Lenoir	1982	24,992	100	470,202	18.81		Caldwell Memorial Hospital, Inc.
Northcross Family Medical Practice Building(13)	Charlotte	1993	8,018	100	204,780	25.54		Carolinas Healthcare System
Randolph Medical Park(9)	Charlotte	1973	84,131	91.5	1,515,023	19.69		—
Rocky Mount Kidney Center (9)	Rocky Mount	1990	10,364	100	193,005	18.62		—
Rocky Mount Medical Park (9)	Rocky Mount	1991	96,993	95.8	1,760,371	18.95		—
Rowan Outpatient Surgery Center(6)(7)(14)	Salisbury	2003	19,464	100	394,146	20.25		Rowan Regional Medical Center
Weddington Internal & Pediatric Medicine(13)	Concord	2000	7,750	100	162,750	21.00		Northeast Medical Center

Total North Carolina			780,558	94.3	15,707,538	21.34	(15)
South Carolina:
190 Andrews(6)	Greenville	1994	22,898	100	411,793	17.98		—
Baptist Northwest(9)(16)	Columbia	1986	38,703	96.2	663,702	17.83		—
Beaufort Medical Plaza (6)(8)(9)	Beaufort	1999	59,340	100	1,152,787	19.43		Beaufort Memorial Hospital
Mt. Pleasant MOB(3)(6)(9)	Mt. Pleasant	2001	38,735	77.4	690,779	23.05		Roper St. Francis Healthcare

						Annualized
			Net			Rent Per
			Rentable			Leased
		Year	Square	Occupancy	Annualized	Square
Wholly Owned Property	City	Built(1)	Feet(2)	Rate	Rent(3)	Foot(4)(5)		Associated Healthcare System

Medical Arts Center of Orangeburg(7)(9)	Orangeburg	1984	49,024	100	839,932	17.13		The Regional Medical Center of Orangeburg and Calhoun Counties
One Medical Park — HMOB (6)(8)(9)	Columbia	1984	69,840	100	1,501,985	21.51		Palmetto Health Alliance
Providence MOB I(6)(8)(9)	Columbia	1979	48,500	100	933,832	19.25		Providence Hospital
Providence MOB II (6)(8)(9)	Columbia	1985	23,280	100	410,946	17.65		Providence Hospital
Providence MOB III (6)(7)(9)	Columbia	1990	54,417	100	1,053,810	19.37		Providence Hospital
River Hills Medical Plaza (9)(13)	Little River	1999	27,566	100	790,812	28.69		Grand Strand Regional
Roper MOB(6)(8)(9)	Charleston	1990	121,723	87.8	2,053,883	19.23		Roper St. Francis Healthcare
St. Francis Community Medical Office Building (6)(8)(9)	Greenville	2001	45,140	100	935,018	20.71		Bon Secours St. Francis Health System
St. Francis Medical Plaza (6)(8)(9)	Greenville	1998	62,724	100	1,220,582	19.46		Bon Secours St. Francis Health System
St. Francis MOB(6)(8)(9)	Greenville	1984	49,767	95.6	831,270	17.47		Bon Secours St. Francis Health System
St. Francis Women’s Center (6)(8)(9)	Greenville	1991	57,593	96.4	1,033,326	18.61		Bon Secours St. Francis Health System
Three Medical Park (6)(8)(9)	Columbia	1988	88,755	100	1,842,916	20.76		Palmetto Health Alliance
West Medical I(6)(8)(9)	Charleston	2003	29,721	87.0	522,842	20.22		Roper St. Francis Healthcare

Total South Carolina			887,726	96.3	16,890,215	19.77

Total			2,173,217	95.7%	$42,904,146	$19.99	(17)

(1)	Represents the year in which the property was first placed in service as a medical office building or healthcare related facility.

(2)	Net rentable square feet represents the current square feet at a building under lease as specified in the lease agreements plus management’s estimate of space available for lease. Net rentable square feet includes tenants’ proportional share of common areas.

(3)	Annualized rent represents the annualized monthly contracted rent under existing leases as of June 30, 2005.

(4)	Annualized rent per leased square foot represents annualized rent, excluding revenues attributable to parking, divided by the net rentable square feet divided by occupancy rate.

(5)	Unless otherwise indicated, annualized rent per leased square foot includes reimbursement to us for the payment for property operating expenses, real estate taxes and insurance with respect to such property.

(6)	On-campus facility.

(7)	We are subject to a restrictive deed on the property.

(8)	We are a tenant under a long-term ground lease on the property with an unrelated third party.

(9)	We developed this property.

(10)	Concurrent with the offering, the lease to Our Lady of Bellefonte will be restructured such that our annual revenue received will decrease by approximately $117,000.

(11)	Excludes annualized rent of adjacent parking deck to Our Lady of Bellefonte from calculation.

(12)       East Jefferson Medical Specialty Building is recorded as a sales-type capital lease in the Cogdell Spencer Inc. Predecessor combined historical financial statements included elsewhere in this prospectus. As such, the annualized rent related to the minimum lease payments is not reflected as rental revenue in the statement of operations. However amortization of unearned income is recorded in interest income.
(13)       Off-campus facility — hospital anchored.
(14)       The annualized rent per leased square foot does not include any payments to us for payment of property operating expenses, real estate taxes and insurance with respect to such property. The tenant is responsible for payment of these expenses.
(15)       Excludes annualized rent of adjacent parking deck to Gaston Professional Center from calculation.
(16)       We are a tenant under a long-term ground lease on the property with an unrelated third party as of June 30, 2005. Concurrent with the closing of the offering, we will purchase a fee simple interest in this property for approximately $1.1 million.
(17)       Excludes annualized rent of adjacent parking decks to Our Lady of Bellefonte and Gaston Professional Center from calculation.

Development Opportunities
      The development aspect of our business is an integral part of our success. Our ability to develop medical office buildings and healthcare related facilities sets us apart from our competitors who only focus on acquiring properties, as it provides us with early access to desirable locations and promotes close relationships with long-standing clients which generates repeat business. Our ability to provide a full spectrum of development capabilities in conjunction with hospitals, physicians and medical practices helps us to attain strong market positions and enables us to access future business opportunities, including off-market acquisitions. In addition, by participating in development joint ventures, we may earn promoted interests and fees. We also have entered into agreements to develop ten properties for an aggregate of up to 410,000 square feet, including one parcel of undeveloped land that we purchased in September 2005 for approximately $816,000. For the six months ended June 30, 2005, development fees paid by third parties accounted for 1.3% of our total revenues and 2.5% of our total revenues for the year ended December 31, 2004.
Managed Properties
      We manage our properties with a view to creating an environment that supports successful medical practices and the delivery of quality medical care, and in such a manner as to foster business relations and create opportunities for future development and acquisitions.
      Upon the closing of the offering and the formation transactions, through our taxable REIT subsidiary, we will provide property management services to the eight properties in which we own a minority interest and the 16 properties in which we will not have any ownership interest (15 of which are for clients with whom we have an existing investment relationship) and three properties held for sale that we manage, but which we are not acquiring in connection with the formation transactions. Of the 16 properties that we manage for third parties, four will be owned by a charitable foundation. With respect to these four properties, our taxable REIT subsidiary will provide them with property management services and will serve as the manager of the entity through which the charitable foundation owns them.
      Pursuant to our property management contracts, we receive management fees and leasing commissions. For the year ended December 31, 2004, the aggregate fees generated from our management contracts and payable by third parties was $936,837, which is 2.1% of our total revenues. For the six months ended June 30, 2005, third party management fees were $503,650, which is 2.2% of our total revenues.
Formation Transactions
      We currently operate our business through our predecessor, which consists of Cogdell Spencer Advisors, Inc. and the existing entities. Prior to or concurrently with the closing of the offering, we will engage in a series of transactions, which we refer to as the formation transactions, that will consolidate our business and the ownership of our wholly owned properties within our company and our operating partnership. Part of the formation transactions includes a consolidation transaction, pursuant to which, prior to or concurrently with the offering, holders of interests in Cogdell Spencer Advisors, Inc., the existing entities and certain holders of interests in eight joint ventures with third parties will exchange, through a series of transactions, their equity interests in Cogdell Spencer Advisors, Inc., the existing entities and the eight joint ventures for (1) OP units in our operating partnership, (2) shares of our common stock and/or (3) cash. The agreements relating to the consolidation transaction are subject to customary closing conditions, including the closing of the offering.
      The significant elements of the formation transactions undertaken in connection with the offering include:

•	formation of our company, our operating partnership and our taxable REIT subsidiary;

•	the consolidation transaction; and

•	debt repayment.
      In the consolidation transaction, in consideration for the acquisition of our predecessor, we expect to issue an aggregate of 1,842,274 shares of our common stock and 3,838,587 OP units, which include an aggregate of 1,464,121 shares of stock and 1,097,906 OP units to members of our senior management, and pay $36.5 million in cash out of the net proceeds of the offering. Based upon the initial public offering price of our common stock, the aggregate value of the shares of common stock and OP units to be issued in the consolidation transaction will be approximately $107.9 million, based upon the mid-point of the price range indicated on the cover page of this prospectus. The aggregate historical combined net tangible book value of the membership and partnership interests, and the stock, to be contributed to us was approximately $(47.4) million as of June 30, 2005.
      As part of the consolidation transaction, our operating partnership will enter into agreements with the holders of interests who elect to receive OP units, pursuant to which the operating partnership will indemnify these holders against certain tax liabilities intended to be deferred in the consolidation transaction if those tax liabilities result from the operating partnership’s sale, transfer, conveyance or other disposition of a property acquired by the operating partnership in the consolidation transaction, or if the operating partnership fails to offer the holder the opportunity to guarantee, or otherwise bear the risk of loss, of certain amounts of debt for U.S. federal income tax purposes.
      The valuation of each of the existing entities, as well as Cogdell Spencer Advisors, Inc., was fixed prior to the initial filing of the registration statement of which this prospectus is a part. In addition, the number of shares of common stock and/or OP units that each holder of an ownership interest could receive in exchange for each interest in the various contributed entities was also fixed prior to the initial filing of the registration statement of which this prospectus is a part. Messrs. Cogdell and Spencer received OP units in exchange for their direct and indirect ownership interests in the existing entities. In addition, Messrs. Cogdell and Spencer received approximately 1,464,121 shares of our common stock for their ownership interests in Cogdell Spencer Advisors, Inc.

Our Structure
      The following chart reflects our expected ownership structure and the expected ownership structure of our operating partnership upon the closing of the offering and the formation transactions:

Material Benefits to Related Parties
      Upon the closing of the offering and the formation transactions, our executive officers and members of and nominees to our board of directors will receive material financial and other benefits, as described below. For a more detailed discussion of these benefits see “Management” and “Certain Relationships and Related Transactions — Benefits to Related Parties.”

Formation Transactions
      In connection with the formation transactions, the following executive officers, directors and director nominee of our company will exchange membership interests in Cogdell Spencer Advisors, Inc., our predecessor, and/or the existing entities for securities in our company and in our operating partnership, as described below:

Name	Benefits Received

James W. Cogdell	1,244,503 shares of common stock and 901,298 OP units (with a combined aggregate value of approximately $40.8 million) in exchange for membership and partnership interests in our predecessor having an aggregate net tangible book value attributable to such interests as of June 30, 2005 of approximately $(6.0) million; and a release of guarantees of approximately $ million of indebtedness.
Frank C. Spencer	219,618 shares of common stock and 151,056 OP units (with a combined aggregate value of approximately $7.1 million) in exchange for membership and partnership interests in our predecessor having an aggregate net tangible book value attributable to such interests as of June 30, 2005 of approximately $(0.6) million; and a release of guarantees of approximately $ million of indebtedness.
Charles M. Handy	16,027 OP units (with a combined aggregate value of approximately $0.3 million) in exchange for membership and partnership interests in our predecessor having an aggregate net tangible book value attributable to such interests as of June 30, 2005 of approximately $14,000.
Randolph D. Smoak, M.D.	5,847 OP units (with a value of approximately $0.1 million) in exchange for membership and partnership interests in our predecessor having an aggregate net tangible book value attributable to such interests as of June 30, 2005 of approximately $(43,000).
      In addition, certain members of our management team also will exchange membership and partnership interests in our predecessor for OP units in the following amounts: Devereaux Gregg, Vice President, Development (12,057 OP units); Rex A. Noble, Vice President, Management (1,926 OP units); Matthew Nurkin, Vice President, Acquisitions (13,166 OP units); and Mary J. Surles, Vice President, Management (1,926 OP units). The net tangible book value of assets to be transferred by these management team members is $65,000, $13,000, $22,000 and $13,000, respectively, as of June 30, 2005.

Employment Arrangements
      Upon the closing of the offering, Mr. Cogdell, our Chairman, Mr. Spencer, our Chief Executive Officer, President and a member of our board of directors, and Mr. Handy, our Chief Financial Officer, Senior Vice President and Secretary, each will enter into an employment agreement with our company. The employment agreements with Messrs. Cogdell and Spencer each will be for a five-year term and Mr. Handy’s will be for a three-year term; with automatic one-year renewals. We also expect to grant Mr. Spencer $1.6 million in long-term incentive plan units, or LTIP units, and Mr. Handy $1.2 million in LTIP units (all of which will vest upon the date of grant) concurrently with the closing of the offering.
Registration Rights Agreement
      As stockholders and holders of OP units, Mr. Cogdell, our Chairman, Mr. Spencer, our Chief Executive Officer, President and a member of our board of directors, and Mr. Handy, our Chief Financial Officer, Senior Vice President and Secretary, Dr. Smoak, a director nominee, and certain of our officers will receive registration rights with respect to shares of our common stock that may be acquired by them in the consolidation transaction and common stock received upon the redemption of OP units acquired by them in connection with the consolidation transaction.

Advisory Fee
      Pursuant to an engagement letter entered into on December 1, 2004, we engaged Realty Capital International Inc., an affiliate of Richard B. Jennings, one of our director nominees, to provide advisory services to us relating to the structure and terms of the formation transactions and the offering. As part of this engagement, we pay $10,000 in cash per month in fees for its role as adviser, and Realty Capital International Inc. is entitled to continue receiving such fees through the closing of the offering. Upon the closing of the offering, Realty Capital International Inc. also is entitled to receive a success fee equal to 0.5% of the gross offering proceeds, including any over-allotment proceeds.
Restrictions on Ownership of Our Stock
      In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as amended, or the Code, our charter generally prohibits any person (other than a person who has been granted an exception, or an excepted holder) from actually or constructively owning more than           % (by value or by number of shares, whichever is more restrictive) of our common stock or           % (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock. Our charter permits exceptions to be made for stockholders provided our board of directors determines such exceptions will not jeopardize our qualification as a REIT. In addition, different ownership limits will apply to Mr. Cogdell, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing and Mr. Spencer, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing. These ownership limits, which our board has determined will not jeopardize our REIT qualification, will allow Mr. Cogdell, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing, as an excepted holder, to hold           % (by value or by number of shares, whichever is more restrictive) of our common stock or           % (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock and Mr. Spencer, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing as an excepted holder, to hold           % (by value or by number of shares, whichever is more restrictive) of our common stock or           % (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock.

Line of Credit
      Contemporaneously with this offering, we will enter into a $100 million unsecured line of credit. We expect one or more affiliates of the underwriters will be lenders under this facility. We expect to use this line of credit to, among other things, finance future acquisitions, fund tenant improvements and capital expenditures and provide for working capital and other corporate purposes. The line of credit will contain customary terms and conditions for facilities of this type.
Our Tax Status
      Commencing with our taxable year ending December 31, 2005, we intend to operate in a manner that will allow us to qualify as a REIT under Sections 856 through 860 of the Code. We believe that we are organized in conformity with the requirements for qualification and taxation as a REIT under the Code and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. We have received an opinion of our counsel, Clifford Chance US LLP, to the effect that commencing with our taxable year ending December 31, 2005, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code.
      To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our net taxable income, excluding net capital gains, to our stockholders. As a REIT, we generally will not be subject to U.S. federal income tax on taxable income that we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax at regular corporate rates and will generally be precluded from electing to qualify as a REIT for four years following the year of disqualification.
      Even if we qualify for taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property, and the income of our taxable REIT subsidiary will be subject to U.S. federal, state and local taxation at normal corporate rates. A taxable REIT subsidiary is a corporation that earns income and engages in activities that might otherwise jeopardize a company’s qualification as a REIT or that would cause it to be subject to a 100% tax on prohibited transactions. A taxable REIT subsidiary is a C corporation that is subject to corporate income tax on its net taxable income. Overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, and no more than 25% of the value of our assets may consist of the securities of taxable REIT subsidiaries and other assets that are not qualifying assets for purposes of the REIT 75% asset test. Any income earned by our taxable REIT subsidiaries will not be included for purposes of the REIT 90% distribution requirement until such time as our taxable REIT subsidiaries distribute this income to us in the form of a dividend. For a detailed discussion of taxable REIT subsidiaries, see “U.S. Federal Income Tax Considerations.” We do not expect to derive a significant portion of our revenues from our taxable REIT subsidiaries.
Distribution Policy
      We intend to make regular quarterly distributions to holders of our common stock. We intend to pay a pro rata initial distribution with respect to the partial three month period commencing on the closing of the offering and ending December 31, 2005, based on a distribution of $0.35 per share for a full quarter. On an annualized basis, this would be $1.40 per share, or an annual distribution rate of approximately                % based on the initial public offering price of $                per share. We estimate that this initial annual distribution will represent approximately 121.3% of our estimated cash available for distribution to our common stockholders for the 12 months ending June 30, 2006. We have estimated our cash available for distribution to our common stockholders for the 12 months ending June 30, 2006 based on adjustments to our pro forma net income available to common stockholders before allocation to minority interest for the

12 months ended June 30, 2005 (giving effect to the offering and the formation transactions). We have estimated cash available for distribution for the sole purpose of determining our initial distribution amount. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (determined in accordance with accounting principles generally accepted in the United States of America, or GAAP) as an indicator of our liquidity or our ability to pay dividends or make other distributions. We intend to maintain our initial distribution rate for the 12-month period following completion of the offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. Dividends and other distributions made by us will be authorized and determined by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and the capital requirements of our company. We believe that our estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution. However, we cannot assure you that the estimate will prove accurate, and actual distributions may therefore be significantly different from the expected distributions. If we have underestimated our cash available for distribution, we may need to increase our borrowings in order to fund our intended distributions. We do not intend to reduce the expected distribution per share if the underwriters exercise their over-allotment option.
      Our estimate of cash available for distribution does not include the effect of any changes in our working capital. Our estimate was based upon the historical operating results of the properties that we expect to own upon the closing of the offering and the formation transactions and does not take into account any unanticipated expenditures we may have to make or any debt we may have to incur. In estimating our cash available for distribution to holders of our common stock, we have made certain assumptions as reflected in the table and footnotes accompanying our estimate.

The Offering

Common stock offered by us	5,800,000 shares(1)

Common stock to be outstanding after the offering	7,700,374 shares(1)(2)

Common stock and OP units to be outstanding after the offering	12,053,176 shares and OP units(1)(3)

Use of proceeds	We estimate that we will receive net proceeds from the offering of approximately $ million, or approximately $ million if the underwriters’ over-allotment option is exercised in full, after deducting the underwriting discounts and commissions, and estimated expenses of the offering. We intend to use the net proceeds of the offering to:

• repay existing indebtedness, including prepayment penalties;

• acquire interests in the existing entities from those investors who elect to receive cash in the consolidation transaction;

• acquire a fee simple interest in our Baptist Northwest property;

• to pay fees associated with the line of credit;

• fund redevelopment costs, for general working capital purposes and to fund potential future acquisitions; and.

• to pay fees and expenses of the offering, including a success fee to Realty Capital International Inc., an affiliate of Richard B. Jennings, one of our director nominees.

Proposed NYSE symbol	“CSA”

(1)	Excludes 870,000 shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option.

(2)	Excludes 596,107 shares of common stock available for future issuance under our 2005 long-term stock incentive plan and 4,352,802 shares of common stock that may be issued by us upon redemption of 4,352,802 OP units outstanding (including OP units issuable upon conversion of 345,793 LTIP units to be outstanding upon the closing of the offering).

(3)	Excludes 596,107 shares of common stock available for future issuance under our 2005 long-term stock incentive plan.

SUMMARY FINANCIAL DATA
      The following table shows summary selected consolidated pro forma financial data for our company and combined historical financial data for our predecessor for the periods indicated. We have not presented historical information for our company because we have not had any corporate activity since our formation other than the issuance of shares of common stock in connection with the initial capitalization of our company.
      You should read the following summary selected consolidated pro forma and combined historical financial data together with the discussion under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated pro forma financial data and combined historical financial statements and related notes included elsewhere in this prospectus.
      The following summary selected combined historical balance sheet data as of December 31, 2004 and 2003 and the combined historical statements of operations data and cash flows data for the three-year period ended December 31, 2004 have been derived from the audited combined historical financial statements of our predecessor. These financial statements have been audited by Deloitte & Touche LLP, an independent registered public accounting firm whose report with respect thereto is included elsewhere in this prospectus with the combined balance sheets as of December 31, 2004 and 2003 and the related combined statements of operations and cash flows for the three-year period ended December 31, 2004, and the related notes thereto. The combined historical balance sheet data as of June 30, 2005 and 2004, and December 31, 2002, and historical combined statements of operations and cash flows data for the six-month periods ended June 30, 2005 and 2004 have been derived from the unaudited combined historical financial statements of our predecessor, which we believe include all adjustments (consisting of normal recurring adjustments) necessary to present the information set forth therein under accounting principles generally accepted in the United States.
      Our unaudited summary selected consolidated pro forma statement of operations data and balance sheet data as of and for the six months ended June 30, 2005 and pro forma statement of operations data for the year ended December 31, 2004 give effect to the offering, the formation transactions and the use of proceeds from the offering as of the beginning of the periods presented for the operating data and as of June 30, 2005 for the balance sheet data.
      Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the dates and for the periods indicated, nor do our interim results and pro forma financial information purport to represent our future financial position or results of operations.

	Company Pro Forma		Predecessor Combined

	Six Months		Six Months
	Ended	Year Ended	Ended June 30,		Year Ended December 31,
	June 30,	December 31,
	2005	2004	2005	2004	2004	2003	2002

	(dollars in thousands)
Statement of Operations Data:
Revenues:
Rental	$21,293	$40,408	$21,465	$20,257	$40,657	$38,993	$37,676
Fee revenue	841	2,330	848	1,343	2,364	1,361	1,871
Expense reimbursements	329	840	329	421	840	806	875
Interest and other income	464	841	465	415	843	849	843

Total revenues	22,927	44,419	23,107	22,436	44,704	42,009	41,265

Expenses:
Property operating	7,678	14,395	7,734	7,261	14,837	14,116	13,335
Interest	3,509	6,376	5,119	3,505	9,067	11,422	15,707
Depreciation and amortization	9,682	19,368	5,085	4,813	9,620	9,797	9,561
General and administrative	2,918	5,836	2,708	1,688	3,076	2,929	2,847

Total expenses	23,787	45,975	20,646	17,267	36,600	38,264	41,450

	Company Pro Forma		Predecessor Combined

	Six Months		Six Months
	Ended	Year Ended	Ended June 30,		Year Ended December 31,
	June 30,	December 31,
	2005	2004	2005	2004	2004	2003	2002

	(dollars in thousands)
Income (loss) from continuing operations before gain on sale of real estate properties, loss on unconsolidated real estate joint ventures and minority interest	(860)	(1,556)	2,461	5,169	8,104	3,745	(185)
Gain on sale or impairment of real estate properties	—	—	—	—	—	—	27
Loss on unconsolidated real estate joint ventures	(51)	(52)	(40)	(21)	(60)	(74)	(136)
Minority interest	282	531	—	—	—	—	—

Income (loss) from continuing operations	$(629)	$(1,077)	2,421	5,148	8,044	3,671	(294)

Discontinued operations:
Operating income			—	—	—	—	80
Gain on sale of real estate properties			—	—	—	—	613

Total discontinued operations			—	—	—	—	693

Net income			$2,421	$5,148	$8,044	$3,671	$399

Selected Balance Sheet Data:
Assets:
Real estate properties, net	$267,736		$153,810	$148,108	$156,509	$149,584	$148,720
Other assets, net	43,031		24,064	21,980	21,916	16,415	17,950

Total assets	$310,767		$177,874	$170,088	$178,425	$165,999	$166,670

Liabilities and owners’ equity (deficit)
Mortgages and notes payable	$139,842		$214,399	$203,730	$214,818	$202,522	$198,550
Other liabilities	9,540		11,574	9,658	10,034	10,564	11,809
Minority interest	79,089		—	—	—	—	—
Owners’ equity (deficit)	82,296		(48,099)	(43,300)	(46,427)	(47,087)	(43,689)

Total liabilities and owners’ equity (deficit)	$310,767		$177,874	$170,088	$178,425	$165,999	$166,670

Cash Flow Data:
Net cash provided by operating activities			$6,694	$8,872	$16,089	$12,738	$13,326
Net cash used in investing activities			(2,409)	(3,884)	(13,767)	(7,523)	(8,584)
Net cash provided by (used in) financing activities			(4,578)	(389)	1,880	(6,339)	(3,644)
Other Data:
Funds from operations(1)	$8,786	$17,760	$7,509	$9,950	$17,656	$13,462	$9,276

(1)	As defined by the National Association of Real Estate Investment Trusts, or NAREIT, funds from operations, or FFO, represents net income (computed in accordance with generally accepted accounting principles, or GAAP), excluding gains from sales of property, plus real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operational performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We will compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White

Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
     The following table presents the reconciliation of funds from operations, or FFO, to our net income (loss) before allocation to minority interest, which we believe is the most directly comparable GAAP measure to FFO:

			Predecessor Combined

	Company Pro Forma

			Six Months		Year
	Six Months	Year	Ended		Ended
	Ended	Ended	June 30,		December 31,
	June 30,	December 31,
	2005	2004(1)	2005	2004	2004	2003	2002

	(dollars in thousands)
Funds From Operations:
Net income (loss)	$(629)	$(1,077)	$2,421	$5,148	$8,044	$3,671	$399
Plus:
Minority interest	(282)	(531)	—	—	—	—	—
Real estate depreciation and amortization	9,643	19,289	5,035	4,766	9,533	9,702	9,466
Unconsolidated entities’ real estate depreciation	54	79	53	36	79	89	51
Less:
Gain on sale of real estate properties	—	—	—	—	—	—	640

Total Funds From Operations	$8,786	$17,760	$7,509	$9,950	$17,656	$13,462	$9,276

(1)	The FFO for the year ended December 31, 2004 of the company on a pro forma basis, as compared to the historical amount, has increased due to a reduction in interest expense and amortization of deferred loan costs related to the repayment of mortgage indebtedness from the proceeds of the formation transactions, the acquisition of one property from a third party, offset by additional amortization of deferred loan costs associated with the $100 million unsecured line of credit. Additional pro forma expenses are presented as the result of vesting of grants of restricted stock and additional expenses associated with being a public company.

RISK FACTORS
      Investment in our common stock involves risks. You should carefully consider the following risk factors in addition to other information contained in this prospectus before purchasing the common stock we are offering. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Statements Regarding Forward-Looking Information.”
Risks Related to Our Properties and Operations

Our real estate investments are concentrated in medical office buildings and healthcare related facilities, making us more vulnerable economically than if our investments were diversified.
      As a REIT, we will invest primarily in real estate. Within the real estate industry, we selectively own, develop, redevelop, acquire and manage medical office buildings and healthcare related facilities. We are subject to risks inherent in concentrating investments in real estate. The risks resulting from a lack of diversification become even greater as a result of our business strategy to invest primarily in medical office buildings and healthcare related facilities. A downturn in the medical office building industry, or in the commercial real estate industry generally, could significantly adversely affect the value of our properties. A downturn in the healthcare industry could negatively affect our tenants’ ability to make rent payments to us, which may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock. These adverse effects could be more pronounced than if we diversified our investments outside of real estate or outside of medical office buildings and healthcare related properties.

We depend on significant tenants.
      As of June 30, 2005, our five largest tenants represented $9,885,416, or 23.0%, of the annualized rent generated by our properties. Our five largest tenants based on rental revenue are NorthEast Medical Center, Palmetto Health Alliance, Gaston Memorial Hospital, Bon Secours St. Francis Hospital and Our Lady of Bellefonte Hospital. Our tenants may experience a downturn in their businesses, which may weaken their financial condition and result in their failure to make timely rental payments or their default under their leases. In the event of any tenant default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment.

Adverse economic or other conditions in the markets in which we do business could negatively affect our occupancy levels and rental rates and therefore our operating results.
      Our operating results are dependent upon our ability to maximize occupancy levels and rental rates in our portfolio. Adverse economic or other conditions in the markets in which we operate may lower our occupancy levels and limit our ability to increase rents or require us to offer rental discounts. The following factors are primary among those which may adversely affect the operating performance of our properties:

•	the national economic climate and the local or regional economic climate in the markets in which we operate, which may be adversely impacted by, among other factors, industry slowdowns, relocation of businesses and changing demographics;

•	periods of economic slowdown or recession, rising interest rates or declining demand for medical office buildings and healthcare related facilities, or the public perception that any of these events may occur, could result in a general decline in rental rates or an increase in tenant defaults;

•	local or regional real estate market conditions such as the oversupply of medical office buildings and healthcare related facilities or a reduction in demand for medical office buildings and healthcare related facilities in a particular area;

•	negative perceptions by prospective tenants of the safety, convenience and attractiveness of our properties and the neighborhoods in which they are located;

•	lack of continued success of the hospitals on whose campuses our medical office buildings and healthcare related facilities are located;

•	increased operating costs, including expenditures for capital improvements, insurance premiums, real estate taxes and utilities;

•	changes in supply of or demand for similar or competing properties in an area;

•	the impact of environmental protection laws;

•	earthquakes and other natural disasters, terrorist acts, civil disturbances or acts of war which may result in uninsured or underinsured losses; and

•	changes in the tax, real estate and zoning laws.
      The failure of our properties to generate revenues sufficient to meet our cash requirements, including operating and other expenses, debt service and capital expenditures, may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.

All of our wholly owned properties are located in South Carolina, North Carolina, Georgia, Louisiana and Kentucky, and changes in these markets may materially adversely affect us.
      Our wholly owned properties located in South Carolina, North Carolina, Georgia, Louisiana and Kentucky provided approximately 39.4%, 36.6%, 11.9%, 7.5% and 4.6%, respectively, of our total annualized rent as of June 30, 2005. As a result of the geographic concentration of properties in these markets, we are particularly exposed to downturns in these local economies or other changes in local real estate market conditions. In the event of negative economic changes in these markets, our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock may be materially and adversely affected.

The long-term effects of Hurricane Katrina may adversely affect the ability of our tenants at two of our properties to meet future rent obligations.
      Two of our properties, East Jefferson Medical Specialty Building and East Jefferson Medical Office Building are located in Metairie, Louisiana (Jefferson Parish) which was affected by Hurricane Katrina. East Jefferson Medical Specialty Building, sustained no significant damage from the hurricane and is fully functional. East Jefferson Medical Office Building, which accounted for 5.2% of our gross revenues as of June 30, 2005, sustained some roof damage, broken windows and wind blown water penetration. Both properties are covered by insurance and we had previously reserved an amount sufficient to cover any deductible. Accordingly, we do not expect to incur any additional capital costs to fully repair damage to East Jefferson Medical Building.
      Although we believe Jefferson Parish will recover substantially faster than New Orleans, the area surrounding the buildings have been evacuated and access is being restricted by authorities. A slower than anticipated general recovery in Jefferson Parish may adversely affect the ability of some of our tenants to meet future rent obligations. In addition, we cannot predict what long-term effects the hurricane will have on medical office buildings and other healthcare related facilities in and around the affected area. A sustained decrease in the population of the areas served by our buildings or increased competition resulting from additional hospitals or medical offices being constructed as part of a recovery plan could affect the ability of some of our tenants to meet future rent obligations which could have a material adverse effect on our business, financial condition and results of operations.

We may not be successful in identifying and consummating suitable acquisitions or investment opportunities, which may impede our growth and negatively affect our results of operations.
      Our ability to expand through acquisitions is integral to our business strategy and requires us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategy. We may not be successful in identifying suitable properties or other assets that meet our acquisition criteria or in consummating acquisitions or investments on satisfactory terms or at all. Failure to identify or consummate acquisitions or investment opportunities will slow our growth, which could in turn adversely affect our stock price.
      Our ability to acquire properties on favorable terms and successfully integrate and operate them may be constrained by the following significant risks:

•	competition from other real estate investors with significant capital, including other publicly-traded REITs and institutional investment funds;

•	competition from other potential acquirers may significantly increase the purchase price for an acquisition property, which could reduce our profitability;

•	unsatisfactory results of our due diligence investigations or failure to meet other customary closing conditions;

•	failure to finance an acquisition on favorable terms or at all;

•	we may spend more than the time and amounts budgeted to make necessary improvements or renovations to acquired properties; and

•	we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by persons in respect of events transpiring or conditions existing before we acquired the properties and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.
      If any of these risks are realized, our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock may be materially and adversely affected.

If we are unable to promptly re-let our properties, if the rates upon such re-letting are significantly lower than expected or if we are required to undertake significant capital expenditures to attract new tenants, then our business and results of operations would be adversely affected.
      Virtually all of our leases are on a multiple year basis. As of June 30, 2005, leases representing 10.6% of our net rentable square feet will expire in 2005, 16.3% in 2006 and 11.9% in 2007. These expirations would account for 10.1%, 15.9% and 11.6% of our rental revenues, respectively. Approximately 72.4% of the square feet of our properties and 55.6% of the number of our properties are subject to certain restrictions. These restrictions include limits on our ability to re-let these properties to tenants not affiliated with the healthcare system that owns the underlying property, rights of first offer on sales of the property and limits on the types of medical procedures that may be performed. In addition, lower than expected rental rates upon re-letting could impede our growth. We cannot assure you that we will be able to re-let space on terms that are favorable to us or at all. Further, we may be required to make significant capital expenditures to renovate or reconfigure space to attract new tenants. If we are unable to promptly re-let our properties, if the rates upon such re-letting are significantly lower than expected or if we are required to undertake significant capital expenditures in connection with re-letting units, our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock may be materially and adversely affected.

Certain of our properties may not have efficient alternative uses.
      Some of our properties, such as our ambulatory surgery centers, are specialized medical facilities. If we or our tenants terminate the leases for these properties or our tenants lose their regulatory authority to operate such properties, we may not be able to locate suitable replacement tenants to lease the properties for their specialized uses. Alternatively, we may be required to spend substantial amounts to adapt the properties to other uses. Any loss of revenues and/or additional capital expenditures occurring as a result may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.

We face increasing competition for the acquisition of medical office buildings and healthcare related facilities, which may impede our ability to make future acquisitions or may increase the cost of these acquisitions.
      We compete with many other entities engaged in real estate investment activities for acquisitions of medical office buildings and healthcare related facilities, including national, regional and local operators, acquirers and developers of healthcare real estate properties. The competition for healthcare real estate properties may significantly increase the price we must pay for medical office buildings and healthcare related facilities or other assets we seek to acquire and our competitors may succeed in acquiring those properties or assets themselves. In addition, our potential acquisition targets may find our competitors to be more attractive because they may have greater resources, may be willing to pay more for the properties or may have a more compatible operating philosophy. In particular, larger healthcare real estate REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase. This competition will result in increased demand for these assets and therefore increased prices paid for them. Because of an increased interest in single-property acquisitions among tax-motivated individual purchasers, we may pay higher prices if we purchase single properties in comparison with portfolio acquisitions. If we pay higher prices for medical office buildings and healthcare related facilities or other assets, our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock may be materially and adversely affected.

We may not be successful in integrating and operating acquired properties.
      We expect to make future acquisitions of medical office buildings and healthcare related facilities. If we acquire medical office buildings and healthcare related facilities, we will be required to integrate them into our existing portfolio. The acquired properties may turn out to be less compatible with our growth strategy than originally anticipated, may cause disruptions in our operations or may divert management’s attention away from day-to-day operations, any or all of which may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.

Our medical office buildings and healthcare related facilities, their associated hospitals and our tenants may be unable to compete successfully.
      Our medical office buildings and healthcare related facilities, and their associated hospitals often face competition from nearby hospitals and other medical office buildings that provide comparable services. Some of those competing facilities are owned by governmental agencies and supported by tax revenues, and others are owned by nonprofit corporations and may be supported to a large extent by endowments and charitable contributions. These types of support are not available to our buildings.
      Similarly, our tenants face competition from other medical practices in nearby hospitals and other medical facilities. Our tenants’ failure to compete successfully with these other practices could adversely affect their ability to make rental payments, which could adversely affect our rental revenues. Further, from time to time and for reasons beyond our control, referral sources, including physicians and managed care organizations, may change their lists of hospitals or physicians to which they refer patients. This could adversely affect our tenants’ ability to make rental payments, which could adversely affect our rental revenues.
      Any reduction in rental revenues resulting from the inability of our medical office buildings and healthcare related facilities, their associated hospitals and our tenants to compete successfully may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.

Our investments in development and redevelopment projects may not yield anticipated returns, which would harm our operating results and reduce the amount of funds available for distributions.
      A key component of our growth strategy is exploring new-asset development and redevelopment opportunities through strategic joint ventures. To the extent that we engage in these development and redevelopment activities, they will be subject to the following risks normally associated with these projects:

•	we may be unable to obtain financing for these projects on favorable terms or at all;

•	we may not complete development projects on schedule or within budgeted amounts;

•	we may encounter delays or refusals in obtaining all necessary zoning, land use, building, occupancy and other required governmental permits and authorizations;

•	occupancy rates and rents at newly developed or redeveloped properties may fluctuate depending on a number of factors, including market and economic conditions, and may result in our investment not being profitable; and

•	start-up costs may be higher than anticipated.
      In deciding whether to develop or redevelop a particular property, we make certain assumptions regarding the expected future performance of that property. We may underestimate the costs necessary to bring the property up to the standards established for its intended market position or we may be unable to increase occupancy at a newly acquired property as quickly as expected or at all. Any substantial unanticipated delays or expenses could adversely affect the investment returns from these development or redevelopment projects and have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.
      We may in the future develop medical office buildings and healthcare related facilities in geographic regions where we do not currently have a significant presence and where we do not possess the same level of familiarity, which could adversely affect our ability to develop such properties successfully or at all or to achieve expected performance.
      We rely to a large extent on the investments of our joint venture partners for the funding of our development and redevelopment projects. If our reputation in the healthcare real estate industry changes or the number of investors considering us as an attractive strategic partner is otherwise reduced, our ability to develop or redevelop properties could be affected, which would limit our growth.
      If our investments in development and redevelopment projects do not yield anticipated returns for any reason, including those set forth above, our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock may be materially and adversely affected.

Uninsured losses or losses in excess of our insurance coverage could adversely affect our financial condition and our cash flow.
      We maintain comprehensive liability, fire, flood, earthquake, wind (as deemed necessary or as required by our lenders), extended coverage and rental loss insurance with respect to our properties with policy specifications, limits and deductibles customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots, acts of war or terrorism. Should an uninsured loss occur, we could lose both our investment in and anticipated profits and cash flow from a property. If any such loss is insured, we may be required to pay a significant deductible on any claim for recovery of such a loss prior to our insurer being obligated to reimburse us for the loss, or the amount of the loss may exceed our coverage for the loss. In addition, future lenders may require such insurance, and our failure to obtain such insurance could constitute a default under loan agreements. As a result, our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock may be materially and adversely affected.

We will not obtain new owner’s title insurance policies in connection with the acquisition of our wholly owned properties in the formation transactions.
      Each of our properties is insured by a title insurance policy. We will not, however, obtain new owner’s title insurance policies in connection with the acquisition of our wholly owned properties in the formation transactions. If there was a title defect related to any of these properties that is no longer covered or is not adequately covered by a title insurance policy, we could lose both our capital invested in and our anticipated profits from such property.

Our mortgage agreements and ground leases contain certain provisions that may limit our ability to sell certain of our medical office buildings and healthcare related facilities.
      In order to assign or transfer our rights and obligations under certain of our mortgage agreements, we generally must:

•	obtain the consent of the lender;

•	pay a fee equal to a fixed percentage of the outstanding loan balance; and

•	pay any costs incurred by the lender in connection with any such assignment or transfer.
      In addition, ground leases on certain of our properties contain restrictions on transfer such as limiting the assignment or subleasing of the facility only to practicing physicians or physicians in good standing with an affiliated hospital. These provisions of our mortgage agreements and ground leases may limit our ability to sell certain of our medical office buildings and healthcare related facilities which, in turn, could adversely impact the price realized from any such sale.

We own 18 of our wholly owned properties subject to ground leases that expose us to the loss of such properties upon breach or termination of the ground leases.
      We own 18 of our wholly owned properties through leasehold interests in the land underlying the buildings and we may acquire additional buildings in the future that are subject to similar ground leases. These 18 wholly owned properties represent 51.7% of our total rentable square feet. As lessee under a ground lease, we are exposed to the possibility of losing the property upon termination, or an earlier breach by us, of the ground lease, which may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.

We did not obtain independent appraisals of our properties in connection with our original acquisition of these properties or in connection with the consolidation and formation transactions, and thus the consideration paid for these properties may exceed their fair market value or the value that may be indicated by independent appraisals.
      We did not obtain independent third party appraisals of the properties in connection with our original acquisition of these properties or in connection with the consolidation and formation transactions and the consideration being paid by us in exchange for the initial properties may exceed the value as determined by third party appraisals. The terms of these agreements and the valuation methods used to determine the value of the properties were determined by our senior management team.

The bankruptcy or insolvency of our tenants under our leases could seriously harm our operating results and financial condition.
      We will receive substantially all of our income as rent payments under leases of space in our properties. We have no control over the success or failure of our tenants’ businesses and, at any time, any of our tenants may experience a downturn in its business that may weaken its financial condition. As a result, our tenants may delay lease commencement or renewal, fail to make rent payments when due or declare bankruptcy. Any leasing delays, lessee failures to make rent payments when due or tenant bankruptcies could result in the termination of the tenant’s lease and, particularly in the case of a large tenant, may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.
      If tenants are unable to comply with the terms of our leases, we may be forced to modify lease terms in ways that are unfavorable to us. Alternatively, the failure of a tenant to perform under a lease or to extend a lease upon expiration of its term could require us to declare a default, repossess the property, find a suitable replacement tenant, operate the property or sell the property. There is no assurance that we will be able to lease the property on substantially equivalent or better terms than the prior lease, or at all, find another tenant, successfully reposition the property for other uses, successfully operate the property or sell the property on terms that are favorable to us.
      If any lease expires or is terminated, we will be responsible for all of the operating expenses for that vacant space until it is re-let. If we experience high levels of vacant space, our operating expenses may increase significantly. Any significant increase in our operating costs may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.
      Any bankruptcy filings by or relating to one of our tenants could bar all efforts by us to collect pre-bankruptcy debts from that lessee or seize its property, unless we receive an order permitting us to do so from the bankruptcy court, which we may be unable to obtain. A tenant bankruptcy could also delay our efforts to collect past due balances under the relevant leases and could ultimately preclude full collection of these sums. If a tenant assumes the lease while in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. However, if a tenant rejects the lease while in bankruptcy, we would have only a general unsecured claim for pre-petition damages. Any unsecured claim we hold may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. It is possible that we may recover substantially less than the full value of any unsecured claims we hold, if any, which may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock. Furthermore, dealing with a tenant bankruptcy or other default may divert management’s attention and cause us to incur substantial legal and other costs.

Environmental compliance costs and liabilities associated with operating our properties may affect our results of operations.
      Under various U.S. federal, state and local laws, ordinances and regulations, owners and operators of real estate may be liable for the costs of investigating and remediating certain hazardous substances or other regulated materials on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such substances or materials. The presence of such substances or materials, or the failure to properly remediate such substances, may adversely affect the owner’s or operator’s ability to lease, sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous substances or other regulated materials may be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials.
      Certain environmental laws also impose liability, without regard to knowledge or fault, for removal or remediation of hazardous substances or other regulated materials upon owners and operators of contaminated property even after they no longer own or operate the property. Moreover, the past or present owner or operator from which a release emanates could be liable for any personal injuries or property damages that may result from such releases, as well as any damages to natural resources that may arise from such releases.
      Certain environmental laws impose compliance obligations on owners and operators of real property with respect to the management of hazardous materials and other regulated substances. For example, environmental laws govern the management of asbestos-containing materials and lead-based paint. Failure to comply with these laws can result in penalties or other sanctions.

      No assurances can be given that existing environmental studies with respect to any of our properties reveal all environmental liabilities, that any prior owner or operator of our properties did not create any material environmental condition not known to us, or that a material environmental condition does not otherwise exist as to any one or more of our properties. There also exists the risk that material environmental conditions, liabilities or compliance concerns may have arisen after the review was completed or may arise in the future. Finally, future laws, ordinances or regulations and future interpretations of existing laws, ordinances or regulations may impose additional material environmental liability.
      The realization of any or all of these risks may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.

Costs associated with complying with the Americans with Disabilities Act of 1990 may result in unanticipated expenses.
      Under the Americans with Disabilities Act of 1990, or the ADA, all places of public accommodation are required to meet certain U.S. federal requirements related to access and use by disabled persons. A number of additional U.S. federal, state and local laws may also require modifications to our properties, or restrict certain further renovations of the properties, with respect to access thereto by disabled persons. Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants and/or an order to correct any non-complying feature, which could result in substantial capital expenditures. We have not conducted an audit or investigation of all of our properties to determine our compliance and we cannot predict the ultimate cost of compliance with the ADA or other legislation. If one or more of our properties is not in compliance with the ADA or other related legislation, then we would be required to incur additional costs to bring the facility into compliance. If we incur substantial costs to comply with the ADA or other related legislation, our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock may be materially and adversely affected.

We may assume unknown liabilities in connection with the formation transactions.
      As part of the formation transactions, we (through our operating partnership) will receive certain assets or interests in certain assets subject to existing liabilities, some of which may be unknown to us at the time of the formation transactions. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims of tenants, vendors or other persons dealing with the entities prior to the offering (that had not been asserted or threatened prior to the offering), tax liabilities, and accrued but unpaid liabilities incurred in the ordinary course of business. Our recourse with respect to such liabilities may be limited. Depending on the amount or nature of such liabilities, our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our stock may be materially and adversely affected.
Risks Related to the Healthcare Industry

Adverse trends in healthcare provider operations may negatively affect our lease revenues and our ability to make distributions to our stockholders.
      The healthcare industry is currently experiencing:

•	changes in the demand for and methods of delivering healthcare services;

•	changes in third party reimbursement policies;

•	substantial competition for patients among healthcare providers;

•	continued pressure by private and governmental payors to reduce payments to providers of services; and

•	increased scrutiny of billing, referral and other practices by U.S. federal and state authorities.

      These factors may adversely affect the economic performance of some or all of our tenants and, in turn, our lease revenues, which may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.

Reductions in reimbursement from third party payors, including Medicare and Medicaid, could adversely affect the profitability of our tenants and hinder their ability to make rent payments to us.
      Sources of revenue for our tenants may include the U.S. federal Medicare program, state Medicaid programs, private insurance carriers and health maintenance organizations, among others. Healthcare providers continue to face increased government and private payor pressure to control or reduce costs. Efforts by such payors to reduce healthcare costs will likely continue, which may result in reductions or slower growth in reimbursement for certain services provided by some of our tenants. In addition, the failure of any of our tenants to comply with various laws and regulations could jeopardize their ability to continue participating in Medicare, Medicaid and other government sponsored payment programs. A reduction in reimbursements to our tenants from third party payors for any reason could adversely affect our tenants’ ability to make rent payments to us, which may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.

The healthcare industry is heavily regulated, and new laws or regulations, changes to existing laws or regulations, loss of licensure or failure to obtain licensure could result in the inability of our tenants to make rent payments to us.
      The healthcare industry is heavily regulated by U.S. federal, state and local governmental bodies. Our tenants generally will be subject to laws and regulations covering, among other things, licensure, certification for participation in government programs and relationships with physicians and other referral sources.
      In addition, state and local laws regulate expansion, including the addition of new beds or services or acquisition of medical equipment, and the construction of healthcare related facilities, by requiring a certificate of need, which is issued by the applicable state health planning agency only after that agency makes a determination that a need exists in a particular area for a particular service or facility, or other similar approval. New laws and regulations, changes in existing laws and regulations or changes in the interpretation of such laws or regulations could negatively affect the financial condition of our tenants. These changes, in some cases, could apply retroactively. The enactment, timing or effect of legislative or regulatory changes cannot be predicted. In addition, certain of our medical office buildings and healthcare related facilities and their tenants may require licenses or certificates of need to operate. Failure to obtain a license or certificate of need, or loss of a required license would prevent a facility from operating in the manner intended by the tenant.
      These events could adversely affect our tenants’ ability to make rent payments to us, which may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.

Our tenants are subject to fraud and abuse laws, the violation of which by a tenant may jeopardize the tenant’s ability to make rent payments to us.
      There are various federal and state laws prohibiting fraudulent and abusive business practices by healthcare providers who participate in, receive payments from or are in a position to make referrals in connection with government-sponsored healthcare programs, including the Medicare and Medicaid programs. Our lease arrangements with certain tenants may also be subject to these fraud and abuse laws.
      These laws include:

•	the Federal Anti-Kickback Statute, which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, the referral of Medicare and Medicaid patients;

•	the Federal Physician Self-Referral Prohibition, which, subject to specific exceptions, restricts physicians who have financial relationships with healthcare providers from making referrals for specifically designated health services for which payment may be made under Medicare or Medicaid programs to an entity with which the physician, or an immediate family member, has a financial relationship;

•	the False Claims Act, which prohibits any person from knowingly presenting false or fraudulent claims for payment to the federal government, including under the Medicare and Medicaid programs; and

•	the Civil Monetary Penalties Law, which authorizes the Department of Health and Human Services to impose monetary penalties for certain fraudulent acts.
      Each of these laws includes criminal and/or civil penalties for violations that range from punitive sanctions, damage assessments, penalties, imprisonment, denial of Medicare and Medicaid payments and/or exclusion from the Medicare and Medicaid programs. Additionally, certain laws, such as the False Claims Act, allow for individuals to bring whistleblower actions on behalf of the government for violations thereof. Imposition of any of these penalties upon one of our tenants or associated hospitals could jeopardize that tenant’s ability to operate or to make rent payments or affect the level of occupancy in our medical office buildings or healthcare related facilities associated with that hospital, which may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.
Risks Related to the Real Estate Industry

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties.
      Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.
      We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a property, we may agree to transfer restrictions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These transfer restrictions would impede our ability to sell a property even if we deem it necessary or appropriate. These facts and any others that would impede our ability to respond to adverse changes in the performance of our properties may have a material adverse effect on our business, financial condition, results of operations, or ability to make distributions to our stockholders and the trading price of our common stock.

Any investments in unimproved real property may take significantly longer to yield income-producing returns, if at all, and may result in additional costs to us to comply with re-zoning restrictions or environmental regulations.
      We have in the past, and may in the future, invest in unimproved real property. Unimproved properties generally take longer to yield income-producing returns based on the typical time required for development. Any development of unimproved real property may also expose us to the risks and uncertainties associated with re-zoning the land for a higher use or development and environmental concerns of governmental entities and/or community groups. Any unsuccessful investments or delays in realizing an income-producing return or increased costs to develop unimproved real property could restrict our ability to earn our targeted rate of return on an investment or adversely affect our ability to pay operating expenses, which may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.
Risks Related to Our Debt Financings

Required payments of principal and interest on borrowings may leave us with insufficient cash to operate our properties or to pay the distributions currently contemplated or necessary to qualify as a REIT and may expose us to the risk of default under our debt obligations.
      Upon the closing of the offering and the formation transactions, we expect to have approximately $139.8 million of outstanding indebtedness, all of which we expect will be secured. Approximately 1.0% and 30.0% of our outstanding indebtedness will mature in 2006 and 2007, respectively. We expect to incur additional debt in connection with future acquisitions. We may borrow under our unsecured line of credit, or borrow new funds to acquire these future properties. Additionally, we do not anticipate that our internally generated cash flow will be adequate to repay our existing indebtedness upon maturity and, therefore, we expect to repay our indebtedness through refinancings and future offerings of equity and/or debt.
      If we are required to utilize our unsecured line of credit for purposes other than acquisition activity, this will reduce the amount available for acquisitions and could slow our growth. Therefore, our level of debt and the limitations imposed on us by our debt agreements could have adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed or on favorable terms, including to make acquisitions;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	because a portion of our debt bears interest at variable rates, an increase in interest rates could materially increase our interest expense;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•	after debt service, the amount available for distributions to our stockholders is reduced;

•	our debt level could place us at a competitive disadvantage compared to our competitors with less debt;

•	we may experience increased vulnerability to economic and industry downturns, reducing our ability to respond to changing business and economic conditions;

•	we may default on our obligations and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases;

•	we may violate financial covenants which would cause a default on our obligations.

•	we may inadvertently violate non-financial restrictive covenants in our loan documents, such as covenants that require us to maintain the existence of entities, maintain insurance policies and provide financial statements, which would entitle the lenders to accelerate our debt obligations; and

•	our default under any one of our mortgage loans with cross-default or cross-collateralization provisions could result in default on other indebtedness or result in the foreclosures of other properties.
      The realization of any or all of these risks may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.

Our ability to pay our estimated initial annual distribution, which represents approximately 121.3% of our estimated cash available for distribution to our common stockholders for the 12 months ending June 30, 2006, depends upon our actual operating results, and we may have to borrow funds under our line of credit to pay this distribution which could slow our growth.
      We expect to pay an initial annual distribution of $1.40 per share, which represents approximately 121.3% of our estimated cash available for distribution to our common stockholders for the 12 months ending June 30, 2006 calculated as described in “Distribution Policy.” Accordingly, we currently expect that we will be unable to pay our estimated initial annual distribution to stockholders out of cash available for distribution to our common stockholders as calculated in “Distribution Policy.” Unless our operating cash flow increases above the estimated levels, primarily through returns from our development and acquisition activities that are not reflected in such estimate, we will be required to fund future distributions from borrowings under our line of credit, with the proceeds from equity offerings, which could be dilutive, or sell assets, which could be at a loss, all of which could be dilutive, or reduce such distributions. If we need to borrow funds on a regular basis to meet our distribution requirements or if we reduce the amount of our distributions, our business, financial condition and results of operations and the trading price of our common stock may be materially and adversely affected.

Our ability to pay distributions following our initial annual period is dependent on a number of factors and is not assured.
      Our ability to make distributions following our initial 12-month period will depend upon a variety of factors, including efficient management of our properties and the successful implementation by us of a variety of our growth initiatives, and may be adversely affected by the risks described elsewhere in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, the REIT distribution requirements and other factors that our board of directors may consider from time to time. We cannot assure you that the level of our distributions will increase over time or that we will be able to maintain our future distributions at levels that equal or exceed our anticipated initial distributions. We may be required to fund future distributions either from borrowings under our line of credit, with the proceeds from equity offerings, which could be dilutive, or from property sales, which could be at a loss, or reduce such distributions.

We could become highly leveraged in the future because our organizational documents contain no limitations on the amount of debt we may incur.
      Our organizational documents contain no limitations on the amount of indebtedness that we or our operating partnership may incur. We could alter the balance between our total outstanding indebtedness and the value of our wholly owned properties at any time. If we become more highly leveraged, the resulting increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness and to pay our anticipated distributions and/or the distributions required to qualify as a REIT, and may materially and adversely affect our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.

Increases in interest rates may increase our interest expense and adversely affect our cash flow and our ability to service our indebtedness and make distributions to our stockholders.
      Upon the closing of the offering and the formation transactions, we expect to have approximately $139.8 million of debt outstanding, of which approximately $38.3 million, or 27.4%, will be subject to variable interest rates. This variable rate debt had a weighted average interest rate of approximately 5.0% per year as of June 30, 2005. Increases in interest rates on this variable rate debt would increase our interest expense, which could adversely affect our cash flow and our ability to pay distributions. For example, if market rates of interest on this variable rate debt increased by 100 basis points, the increase in interest expense would decrease future earnings and cash flows by approximately $383,000 annually.

Failure to hedge effectively against interest rate changes may adversely affect our results of operations.
      In certain cases, we may seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements. Hedging involves risks, such as the risk that the counterparty may fail to honor its obligations under an arrangement, that the arrangements may not be effective in reducing our exposure to interest rate changes and that a court could rule that such an agreement is not legally enforceable. In addition, we may be limited in the type and amount of hedging transactions we may use in the future by our need to satisfy the REIT income tests under the Code. Failure to hedge effectively against interest rate changes may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.

Our unsecured line of credit will contain financial covenants that could limit our operations and our ability to make distributions to our stockholders.
      We anticipate that our unsecured line of credit will contain financial and operating covenants, including net worth requirements, fixed charge coverage and debt ratios and other limitations on our ability to make distributions or other payments to our stockholders (other than those required by the Code), sell all or substantially all of our assets and engage in mergers, consolidations and certain acquisitions. Failure to meet our financial covenants could result from, among other things, changes in our results of operations, the incurrence of debt or changes in general economic conditions. Advances under our unsecured line of credit may be subject to borrowing base requirements on our unencumbered medical office buildings or healthcare related facilities. These covenants may restrict our ability to engage in transactions that we believe would otherwise be in the best interests of our stockholders. Failure to comply with any of the covenants in our unsecured line of credit could result in a default under one or more of our debt instruments. This could cause one or more of our lenders to accelerate the timing of payments and may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.
Risks Related to Our Organization and Structure

Our management has no prior experience operating a REIT or a public company and therefore may have difficulty in successfully and profitably operating our business, or complying with regulatory requirements, including the Sarbanes-Oxley Act of 2002.
      Prior to the offering and the formation transactions, our management had no experience operating a REIT or a public company, or complying with regulatory requirements, including the Sarbanes-Oxley Act of 2002. As a result, we cannot assure you that we will be able to successfully operate as a REIT, execute our business strategies as a public company, or comply with regulatory requirements applicable to public companies, and you should be especially cautious in drawing conclusions about the ability of our management team to execute our business plan.

Upon the closing of the offering and the formation transactions, our two largest stockholders, Mr. Cogdell, our Chairman, and Mr. Spencer, our Chief Executive Officer, President and a member of our board of directors, and their respective affiliates will own 17.8% and 3.8%, respectively, of our outstanding common stock and OP units on a fully-diluted basis and will have the ability to exercise significant influence over our company and any matter presented to our stockholders.
      Upon the closing of the offering and the formation transactions, our two largest stockholders, Mr. Cogdell, our Chairman, and Mr. Spencer, our Chief Executive Officer, President and a member of our board of directors, and their respective affiliates will own approximately 17.8%, and 3.8%, respectively, of our outstanding common stock and OP units on a fully-diluted basis. Consequently, those stockholders, individually or, to the extent their interests are aligned, collectively, may be able to influence the outcome of matters submitted for stockholder action, including the election of our board of directors and approval of significant corporate transactions, including business combinations, consolidations and mergers and the determination of our day-to-day corporate and management policies. Therefore, these stockholders have substantial influence over us and could exercise their influence in a manner that is not in the best interests of our other stockholders.

Our business could be harmed if key personnel terminate their employment with us.
      Our success depends, to a significant extent, on the continued services of Mr. Cogdell, our Chairman, Mr. Spencer, our Chief Executive Officer, President and a member of our board of directors, and the other members of our senior management team. Our senior management team has an average of ten years of experience in the healthcare real estate industry. In addition, our ability to continue to acquire and develop properties depends on the significant relationships our senior management team has developed. There is no guarantee that any of them will remain employed by us. We do not maintain key person life insurance on any of our officers. The loss of services of one or more members of our senior management team, particularly, could harm our business and our prospects.

Tax indemnification obligations could limit our operating flexibility by limiting our ability to sell specified properties.
      In connection with the formation transactions, we intend to enter into a tax protection agreement with the former owners of each contributed medical office building or healthcare related facility who receive OP units. See “Structure and Formation of Our Company — Tax Protection Agreement.”
      Pursuant to these agreements, we will not sell, transfer or otherwise dispose of any of the medical office buildings or healthcare related facilities (each a “protected asset”) or any interest in a protected asset prior to the eighth anniversary of the closing of the offering unless:

(1)	a majority-in-interest of the holders of interests in the existing entities (or their successors, which may include us to the extent any OP units have been redeemed or exchanged) with respect to such protected asset consent to the sale, transfer or other disposition; provided, however, with respect to three of the existing entities, Cabarrus POB, LLC, Medical Investors I, LLC and Medical Investors III, LLC, the required consent shall be a majority-in-interest of the beneficial owners of interests in the existing entities other than Messrs. Cogdell and Spencer and their affiliates; or

(2)	the operating partnership delivers to each such holder of interests, a cash payment intended to approximate the holder’s tax liability related to the recognition of such holder’s built-in gain resulting from the sale of such protected asset; or

(3)	the sale, transfer or other disposition would not result in the recognition of any built-in gain by any such holder of interests.
      Protected assets will represent approximately 85.7% of our total net rentable square feet. The restriction on our ability to sell, transfer and otherwise dispose of the protected assets could impede our ability to respond to changing economic, financial and investment conditions. For example, we would not be able to raise cash quickly through a sale of one or more of our protected assets or dispose of a poorly performing protected asset until the expiration of the eight-year period without incurring liability.

Tax indemnification obligations may require the operating partnership to maintain certain debt levels.
      Our tax protection agreement will also provide that during the period from the closing of the offering through the twelfth anniversary thereof, the operating partnership will offer each holder who continues to hold at least 50% of the OP units received in respect of the consolidation transaction the opportunity to (1) guarantee debt or (2) enter into a deficit restoration obligation. If we fail to offer such opportunities, we will be required to deliver to each holder a cash payment intended to approximate the holder’s tax liability resulting from our failure to make such opportunities available to that holder. See “Structure and Formation of Our Company — Tax Protection Agreement.” We agreed to these provisions in order to assist such holders in deferring the recognition of taxable gain as a result of and after the consolidation transaction. These obligations may require us to maintain more or different indebtedness than we would otherwise require for our business.

We may pursue less vigorous enforcement of terms of contribution and other agreements because of conflicts of interest with certain of our officers.
      Mr. Cogdell, our Chairman, and Mr. Spencer, our Chief Executive Officer, President and a member of our board of directors, and Mr. Handy, our Chief Financial Officer, Senior Vice President and Secretary, and other members of our management team, have direct or indirect ownership interests in certain properties to be contributed to our operating partnership in the formation transactions. Following the closing of the offering and the formation transactions, we, under the agreements relating to the contribution of such interests, will be entitled to indemnification and damages in the event of breaches of representations or warranties made by the contributors. We may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationships with the individuals party to these agreements. In addition, we will be party to employment agreements with Messrs. Cogdell, Spencer and Handy, which will provide for additional severance upon their agreement to be bound by non-competition provisions upon termination of their employment. Although their employment agreements require that they devote substantially all of their full business time and attention to us, if the executive officer forgoes the additional severance, he will not be subject to such non-competition provisions, which would allow him to compete with us. None of these agreements were negotiated on an arm’s-length basis.

Conflicts of interest could arise as a result of our UPREIT structure.
      Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, we, through our wholly owned subsidiary, have fiduciary duties, as a general partner, to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership. Our duties, through our wholly owned subsidiary, as a general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers. The partnership agreement of our operating partnership does not require us to resolve such conflicts in favor of either our stockholders or the limited partners in our operating partnership.
      Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.
      Additionally, the partnership agreement expressly limits our liability by providing that neither we, nor our wholly owned Maryland business trust subsidiary, as the general partner of the operating partnership, nor any of our or its trustees, directors or officers, will be liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if the general partner or such trustee, director or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, our affiliates and each of our respective trustees, officers, directors, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify any such person for (1) willful misconduct or a knowing violation of the law, (2) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement, or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.
      The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement.

Certain provisions of our organizational documents, including the stock ownership limit imposed by our charter, could prevent or delay a change in control transaction.
      Our charter, subject to certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and to limit any person to actual or constructive ownership of no more than           % (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or           % (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock. Our board of directors, in its sole discretion, may exempt additional persons from the ownership limit. However, our board of directors may not grant an exemption from the ownership limit to any proposed transferee whose ownership could jeopardize our qualification as a REIT. See “Description of Stock — Restrictions on Ownership and Transfer.” These restrictions on ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. The ownership limit may delay or impede a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders. See “Description of Stock — Restrictions on Ownership and Transfer.” Different ownership limits will apply to Mr. Cogdell, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing and Mr. Spencer, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing. These ownership limits, which our board has determined will not jeopardize our REIT qualification, will allow Mr. Cogdell, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing, as an excepted holder, to hold           % (by value or by number of shares, whichever is more restrictive) of our common stock or           % (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock and Mr. Spencer, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing as an excepted holder, to hold      % (by value or by number of shares, whichever is more restrictive) of our common stock or           % (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock.

Certain provisions of Maryland law may limit the ability of a third party to acquire control of our company.
      Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests, including:

•	“business combination” provisions that, subject to certain limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter impose special minimum price provisions and special stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.
      These provisions of the MGCL relating to business combinations do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted Mr. Cogdell, his affiliates and associates and all persons acting in concert with the foregoing and Mr. Spencer, his affiliates and associates and all persons acting in concert with the foregoing, from these provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and these persons. As a result, these persons may be able to enter into business combinations with us that may not be in the best interests of our stockholders without compliance by our company with the supermajority vote requirements and the other provisions of the statute. In addition, our bylaws contain a provision exempting from the provisions of the MGCL relating to control share acquisitions any and all acquisitions by any person of our common stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.
      Additionally, Title 3, Subtitle 8 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to take certain actions that may have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium to the market price of our common stock or otherwise be in our stockholders’ best interests.

Our board of directors has the power to cause us to issue additional shares of our stock and the general partner has the power to issue additional OP units without stockholder approval.
      Our charter authorizes our board of directors to cause us to issue additional authorized but unissued shares of common stock, or preferred stock and to amend our charter to increase the aggregate number of authorized shares or the authorized number of shares of any class or series without stockholder approval. The general partner will be given the authority to issue additional OP units. In addition, our board of directors may classify or reclassify any unissued shares of common stock or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. See “Description of Stock — Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock.” Our board of directors could cause us to issue additional shares of our common stock or establish a series of preferred stock that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Our rights and the rights of our stockholders to take action to recover money damages from our directors and officers are limited.
      Our charter eliminates our directors’ and officers’ liability to us and our stockholders for money damages except for liability resulting from actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter authorizes us, and our bylaws require us, to indemnify our directors and officers for liability resulting from actions taken by them in those capacities to the maximum extent permitted by Maryland law. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. See “Certain Provisions of Maryland Law.”

You will have limited ability as a stockholder to prevent us from making any changes to our policies that you believe could harm our business, prospects, operating results or share price.
      Our board of directors will adopt policies with respect to certain activities, such as investments, dispositions, financing, lending, our equity capital, conflicts of interest and reporting. These policies may be amended or revised from time to time at the discretion of our board of directors without a vote of our stockholders. This means that our stockholders will have limited control over changes in our policies. Such changes in our policies intended to improve, expand or diversify our business may not have the anticipated effects and consequently may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.

To the extent our distributions represent a return of capital for tax purposes, you could recognize an increased capital gain upon a subsequent sale of your common stock.
      Distributions in excess of our current and accumulated earnings and profits and not treated by us as a dividend will not be taxable to a U.S. stockholder to the extent those distributions do not exceed the stockholder’s adjusted tax basis in its common stock, but instead will constitute a return of capital and will reduce the stockholder’s adjusted tax basis in its common stock. If distributions result in a reduction of a stockholder’s adjusted basis in such holder’s common stock, subsequent sales of such holder’s common stock potentially will result in recognition of an increased capital gain or reduced capital loss due to the reduction in such adjusted basis.
Risks Related to Qualification and Operation as a REIT

Our failure to qualify or remain qualified as a REIT would have significant adverse consequences to us and the value of our common stock.
      We intend to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes under the Code. We have not requested and do not plan to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. If we fail to qualify or lose our qualification as a REIT, we will face serious tax consequences that would substantially reduce the funds available for distribution to our stockholders for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to U.S. federal income tax at regular corporate rates;

•	we also could be subject to the U.S. federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following a year during which we were disqualified.
      In addition, if we lose our qualification as a REIT, we will not be required to make distributions to stockholders, and all distributions to our stockholders will be subject to tax as regular corporate dividends to the extent of our current and accumulated earnings and profits. This means that our U.S. individual stockholders would be taxed on our dividends at a maximum U.S. federal income tax rate of 15% (through 2008), and our corporate stockholders generally would be entitled to the dividends received deduction with respect to such dividends, subject, in each case, to applicable limitations under the Code.
      Qualification as a REIT involves the application of highly technical and complex Code provisions and regulations promulgated thereunder for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable U.S. Treasury Department regulations, or Treasury Regulations, that have been promulgated under the Code is greater in the case of a REIT that, like us, holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the composition of our assets and sources of our gross income. Also, we must make distributions to stockholders aggregating annually at least 90% of our net taxable income, excluding capital gains.
      As a result of these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and would adversely affect the value of our common stock.

To maintain our REIT qualification, we may be forced to borrow funds during unfavorable market conditions.
      To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding net capital gains, and we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our net taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. In order to qualify as a REIT and avoid the payment of income and excise taxes, we may need to borrow funds on a short-term basis, or possibly on a long-term basis, to meet the REIT distribution requirements even if the then prevailing market conditions are not favorable for these borrowings. These borrowing needs could result from, among other things, a difference in timing between the actual receipt of cash and inclusion of income for U.S. federal income tax purposes, the effect of non-deductible capital expenditures, the creation of reserves or required debt amortization payments.

Dividends payable by REITs generally do not qualify for reduced tax rates.
      The maximum tax rate for dividends payable by domestic corporations to individual U.S. stockholders (as such term is defined under “U.S. Federal Income Tax Considerations” below), is 15% (through 2008). Dividends payable by REITs, however, are generally not eligible for the reduced rates. The more favorable rates applicable to regular corporate dividends could cause stockholders who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.
      In addition, the relative attractiveness of real estate in general may be adversely affected by the favorable tax treatment given to corporate dividends, which could negatively affect the value of our properties.

Possible legislative or other actions affecting REITs could adversely affect us and our stockholders.
      The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect us or our stockholders. We cannot predict whether, when, in what forms, or with what effective dates, the tax laws applicable to us or our stockholders will be changed.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.
      To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forego attractive business or investment opportunities. Thus, compliance with the REIT requirements may adversely affect our ability to operate solely to maximize profits.

We will pay some taxes.
      Even if we qualify as a REIT for U.S. federal income tax purposes, we will be required to pay some U.S. federal, state and local taxes on our income and property. In addition, our taxable REIT subsidiary is a fully taxable corporation that will be subject to taxes on its income, including its management fee income, and that may be limited in its ability to deduct interest payments made to us or our operating partnership. We also will be subject to a 100% penalty tax on certain amounts if the economic arrangements among our tenants, our taxable REIT subsidiary and us are not comparable to similar arrangements among unrelated parties or if we receive payments for inventory or property held for sale to customers in the ordinary course of business. To the extent that we or our taxable REIT subsidiary is required to pay U.S. federal, state or local taxes, we will have less cash available for distribution to our stockholders.

The ability of our board of directors to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.
      Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our taxable income and we would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on the total return to our stockholders.

Risks Related to the Offering

If you purchase shares of common stock in the offering, you will experience immediate and significant dilution in the net tangible book value per share.
      We expect the initial public offering price of our common stock to be substantially higher than the book value per share of our outstanding common stock immediately after the offering. If you purchase our common stock in the offering, you will incur immediate dilution of approximately $7.30 in the book value per share of common stock from the price you pay for our common stock in the offering. In addition, we have made grants, and expect to continue to make grants, to our employees and have reserved 1,000,000 shares of common stock for future issuance under our 2005 long-term stock incentive plan. To the extent that stock options are granted and ultimately exercised, there will be further dilution to investors.

There is currently no public market for our common stock, an active trading market for our common stock may never develop following the offering and the trading volume and price of our common stock may be volatile, resulting in a substantial or complete loss of your investment.
      Prior to the offering, there has been no public market for our common stock and an active trading market for our common stock may never develop or be sustained. You may not be able to resell our common stock at or above the initial public offering price. The initial public offering price of our common stock has been determined based on negotiations between us and the underwriters and may not be indicative of the market price for our common stock after the offering. See “Underwriting.” Our financial performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our common stock. Some of the factors that could negatively affect our share price or result in fluctuations in the price of our stock include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our funds from operations or earnings estimates or publication of research reports about us or the real estate industry;

•	increases in market interest rates may lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	general market, economic and political conditions;

•	our operating performance and the performance of other similar companies;

•	changes in accounting principles; and

•	passage of legislation or other regulatory developments that adversely affect us or our industry.

Future sales of shares of our common stock may depress the price of our shares.
      We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Any sales of a substantial number of shares of our common stock in the public market, including upon the redemption of OP units, or the perception that such sales might occur, may cause the market price of our shares to decline. After the closing of the offering and the formation transactions, all shares of common stock sold in the offering will be freely tradable without restriction (other than any restrictions set forth in our charter relating to our qualification as a REIT), unless the shares are owned by one of our affiliates.
      Holders of 1,900,374 shares of our unregistered common stock and all holders of OP units (representing 4,352,802 shares of common stock that may be issued by us upon redemption of OP units), have registration rights whereby we must use commercially reasonable efforts to register their common stock (including common stock issuable upon a redemption of OP units) with the SEC. Holders of 100% of these shares of common stock and units are subject to agreements prohibiting them from disposing of these shares for a 12-month period following the closing of the offering. In the aggregate, these shares of common stock and OP units represent approximately 51.9% of our outstanding shares of common stock on a fully-diluted basis upon the closing of the offering. In addition, upon the closing of the offering and the formation transactions, we intend to register all 1,000,000 shares of common stock reserved for issuance under our 2005 long-term stock incentive plan, and once we register these shares they can be freely sold in the public market after issuance. If any or all of these holders cause a large number of their shares to be sold in the public market, such sales could reduce the trading price of our common stock and could impede our ability to raise future capital.
      The exercise of the underwriters’ over-allotment option, the redemption of OP units for common stock, the exercise of any options or the vesting of any restricted stock granted to our directors, executive officers and other employees under our 2005 long-term stock incentive plan, the issuance of our common stock or OP units in connection with property, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock. The existence of OP units, options and shares of our common stock reserved for issuance as restricted shares or upon redemption of OP units (including 345,793 OP units issuable upon conversion of 345,793 LTIP units to be outstanding upon completion of the offering) or exercise of options may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales of shares of our common stock by us may be dilutive to existing stockholders.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
      This prospectus contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties:

•	our business strategy;

•	our ability to obtain future financing arrangements;

•	estimates relating to our future distributions;

•	our understanding of our competition;

•	our ability to renew our ground leases;

•	changes in the reimbursement available to our tenants by government or private payors;

•	our tenants’ ability to make rent payments;

•	defaults by tenants;

•	market trends;

•	projected capital expenditures; and

•	use of the proceeds of the offering.
      The forward-looking statements contained in this prospectus reflect our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock.
      For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see “Risk Factors.” We disclaim any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

USE OF PROCEEDS
      We estimate that we will receive net proceeds from the offering of approximately $           million, or approximately $           million if the underwriters’ over-allotment option is exercised in full, after deducting the underwriting discounts and commissions and estimated expenses of the offering. We will contribute the net proceeds of the offering to our operating partnership.
      The following table sets forth the sources and uses of funds that we expect in connection with the offering.

Sources		Uses

(dollars in thousands)
Gross offering proceeds	$	To repay existing indebtedness, including prepayment penalties	$
To acquire interests in the existing entities from those investors who elect to receive cash in the consolidation transaction
To acquire a fee simple interest in our Baptist Northwest property
Unrestricted cash contributed from predecessor		Unsecured line of credit fees
Fees and expenses of the offering:
Underwriting discount
Other fees and expenses
To pay a success fee to Realty Capital International Inc., an affiliate of Richard B. Jennings, one of our director nominees
To fund redevelopment costs, for general working capital purposes and to fund potential future acquisitions

Total Sources	$	Total Uses	$

      Pending the use of the net proceeds, we intend to invest the net proceeds in interest-bearing, short-term investment-grade securities, money-market accounts or other investments which are consistent with our intention to qualify as a REIT.
      Any net proceeds remaining after the uses set forth in the table above will be used for working capital purposes, including potential future development and acquisition activities. If the underwriters exercise their over-allotment option in full, we expect to use the additional net proceeds to us, which will be approximately $           million in the aggregate, for general working capital purposes, including potential future development and acquisitions. We do not intend to use any of the net proceeds from the offering to fund distributions to our stockholders, but to the extent we use the net proceeds to fund distributions, these payments will be treated as a return of capital to our stockholders for U.S. federal income tax purposes.

      The following table sets forth information, as of June 30, 2005, with respect to the indebtedness we intend to repay with a portion of the net proceeds from the offering.

	Amount of
	Debt
	(dollars		Stated Interest	Interest	Maturity	Amortization
	in thousands)		Rate	Rate	Date	(Years)

Augusta POB I, II, III and IV	$24,962		LIBOR + 0.65%	3.99%	7/19/2006	25
Barclay Downs	1,505		LIBOR + 2.50	5.84	10/1/2007	15
Birkdale Retail	923		LIBOR + 2.25	5.59	11/1/2006	25
Cabarrus POB	8,318		LIBOR + 2.15	5.49	6/25/2006	30
Copperfield MOB	5,628		LIBOR + 2.00	5.34	6/1/2008	25
East Rocky Mount Kidney Center	1,030		6.25	6.25	11/15/2008	20
Gaston Professional Center	9		Prime	5.75	5/15/2006	3
Mallard Crossing Medical Park	5,957		LIBOR + 1.90	5.24	7/15/2006	25
Rocky Mount Medical Park	356		Prime	5.75	8/15/2008	15
Mt. Pleasant MOB	4,703		LIBOR + 1.90	5.24	12/30/2008	25
River Hills Medical Plaza	397		LIBOR + 1.85	5.19	11/30/2008	21
St. Francis Community Medical Office Building	86		7.12	7.12	4/1/2009	7
St. Francis Community Medical Office Building	103		7.15	7.15	5/5/2009	7
Franciscan Development Company	10,564		5.50	5.50	12/15/2005	25
St. Francis Medical Plaza	26		LIBOR + 1.50	4.84	11/1/2006	5
West Medical I	3,388		LIBOR + 2.00	5.34	3/25/2009	25
Cogdell Spencer Advisors, Inc. revolving line of credit	1,375	(1)	LIBOR + 2.75	6.09	5/15/2005	Interest only
Cogdell Spencer Advisors, Inc. note payable	420		LIBOR + 2.75	6.09	11/22/2005	6
Cogdell Spencer Advisors, Inc. note payable	44		Prime	5.75	11/15/2006	3

Total	$69,794

(1)	In connection with our acquisition of an undeveloped parcel of land in September 2005, we used $0.8 million from our revolving line of credit to finance the transaction which is not included in this amount.

DISTRIBUTION POLICY
      We intend to make regular quarterly distributions to holders of our common stock. We intend to pay a pro rata initial distribution with respect to the partial three-month period commencing on the closing of the offering and ending on December 31, 2005, based on a distribution of $0.35 per share for a full quarter. On an annualized basis, this would be $1.40 per share, or an annual distribution rate of approximately      % based on the initial public offering price of $           per share. We estimate that this initial annual distribution rate will represent approximately 121.3% of our estimated cash available for distribution to our common stockholders for the 12 months ending June 30, 2006. We have estimated our cash available for distribution to our common stockholders for the 12 months ending June 30, 2006 based on adjustments to our pro forma net income available to common stockholders before allocation to minority interest for the 12 months ended June 30, 2005 (giving effect to the offering and the formation transactions), as described below. This estimate was based upon the historical operating results of the properties that we expect to own upon the closing of the offering and the formation transactions and does not take into account any unanticipated expenditures we may have to make or any debt we may have to incur. In estimating our cash available for distribution to holders of our common stock, we have made certain assumptions as reflected in the table and footnotes below. Unless our operating cash flow increases, we expect that we will be required to either fund future distributions from borrowings under out proposed line of credit or to reduce such distributions. If we use working capital or borrowings under our proposed line of credit to fund these distributions, this will reduce the cash we have available to fund our acquisition and development activities and other growth initiatives. We do not expect that our tax protection agreements will have a significant impact on our debt or required cash payments.
      Our estimate of cash available for distribution does not include the effect of any changes in our working capital resulting from changes in our working capital accounts. Our estimate also does not reflect the amount of cash estimated to be used for investing activities for acquisition and other operating activities, other than a provision for recurring capital expenditures, and amounts estimated for leasing commissions and tenant improvements for renewing space. It also does not reflect the amount of cash estimated to be used for financing activities, other than scheduled loan principal payments on mortgage and other indebtedness that will be outstanding upon completion of this offering. Any such investing and/or financing activities may have a material effect on our estimate of cash available for distribution. Because we have made the assumptions set forth above in estimating cash available for distribution, we do not intend this estimate to be a projection or forecast of our actual results of operations or our liquidity, and have estimated cash available for distribution for the sole purpose of determining the amount of our initial annual distribution rate. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity or our ability to pay dividends or make other distributions. In addition, the methodology upon which we made the adjustments described below is not necessarily intended to be a basis for determining future dividends or other distributions.
      We intend to maintain our initial distribution rate for the 12-month period following the closing of the offering unless our actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate.
      Distributions made by us will be authorized and determined by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and the capital requirements of our company. Actual distributions may be significantly different from the expected distributions. We do not intend to reduce the expected distribution per share if the underwriters’ over-allotment option is exercised.
      It is possible that our distributions may exceed our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Therefore, a portion of our distributions may represent a return of capital for U.S. federal income tax purposes. Return of capital distributions will not be taxable income to a U.S. stockholder to the extent those distributions do not exceed the stockholder’s adjusted tax basis in his or her common stock, but rather will reduce such adjusted basis in our common stock. Therefore, the gain (or loss) recognized on the sale of that common stock or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. stockholder’s adjusted tax basis in his or her common stock, they generally will be treated as a capital gain realized from the taxable disposition of those shares. We expect that approximately           % of our initial distribution will represent a distribution taxable at ordinary income rates while the balance will represent a return of capital, in each case, for the tax period ending December 31, 2005. The percentage of our stockholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year. For a more complete discussion of the tax treatment of distributions to holders of our common stock, see “U.S. Federal Income Tax Considerations.”
      We cannot assure you that our estimated distributions will be made or sustained. See “Statements Regarding Forward-Looking Information.” Any distributions we pay in the future will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, our occupancy levels, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see “Risk Factors.” If our properties do not generate sufficient cash flow to allow cash to be distributed by us, we may be required to fund distributions from working capital, borrowings under our unsecured line of credit, or reduce such distributions. We do not expect our unsecured line of credit to contain provisions that restrict the use of the line of credit to fund distributions.
      U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its net taxable income, excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. For more information, see “U.S. Federal Income Tax Considerations.” We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. Under some circumstances, however, we may be required to borrow funds or make taxable distributions of our stock or other property in order to meet these distribution requirements.
      The following table describes our pro forma net income before allocation to minority interest for the 12 months ended December 31, 2004, and the adjustments we have made thereto in order to estimate our initial cash available for distribution to the holders of our common stock for the 12 months ending June 30, 2006. The table reflects our consolidated information, including the limited partners’ interest in our operating partnership. Each unit in our operating partnership may be exchanged for cash or, at our option, one share of our common stock. References to “minority interests” reflect our partners’ interests in those consolidated properties in which we do not hold a 100% ownership stake (amounts in thousands except share data, per share data and percentages):

Pro forma loss before minority interests for the year ended December 31, 2004	$(1,608)
Less: Pro forma income before minority interests for the six months ended June 30, 2004	185
Add: Pro forma loss before minority interests for the six months ended June 30, 2005	(911)

Pro forma loss before minority interests for the 12 months ended June 30, 2005	(2,334)
Add: Pro forma real estate depreciation and amortization(1)	19,344
Add: Pro forma depreciation and amortization from unconsolidated partnerships	80
Add: Amortization of deferred financing costs(2)	175
Add: Non-cash compensation expense(3)	107
Add: Net increases in contractual rent income(4)	1,809
Less: Net decreases in contractual rent income due to lease expirations(5)	28
Less: Net effect of straight-line rents and acquired in-place lease intangibles(6)	(38)

Estimated cash flows from operating activities for the 12 months ending June 30, 2006	19,171
Less: Estimated annual provision for recurring tenant improvements and leasing commissions(7)	(936)
Less: Estimated annual provisions for recurring capital expenditures(8)	(931)

Estimated cash flows from investing activities for the 12 months ending June 30, 2006	(1,868)
Less: Scheduled debt principal payments(9)	(3,392)

Estimated cash flows from financing activities for the 12 months ending June 30, 2006	(3,392)

Estimated cash available for distribution for the 12 months ending June 30, 2006	13,912
Estimated annual distribution for the 12 months ending June 30, 2006 (including distributions to minority interests)	16,874

Estimated distribution per share/ OP unit for the 12 months ending June 30, 2006(10)	$1.40

Payout ratio based on estimated cash available for distribution to our holders of common stock/OP units(11)	121.3%

(1)	Pro forma real estate depreciation and amortization for the 12 months ended December 31, 2004	$19,368
	Less: Pro forma real estate depreciation and amortization for the six months ended June 30, 2004	9,706
	Add: Pro forma real estate depreciation and amortization for the six months ended June 30, 2005	9,682

		$19,344

(2)	Pro forma amortization of financing costs for the 12 months ended June 30, 2005.

(3)	Pro forma compensation expense related to certain awards of restricted stock that vest over a five-year period.

(4)	Represents the net increases in contractual rental income net of expenses and contractual rent abatements from existing leases and from new leases and renewals that were not in effect for the entire 12-month period ended June 30, 2005 or that will take effect during the 12-month period ending June 30, 2006 based upon leases entered into subsequent to June 30, 2005. Generally, contractual rent increases are equal to the annual increases in the U.S. Consumer Price Index. The ten year historical average increase in the U.S. Consumer Price Index for the ten years ended December 31, 2004, is 2.4%. We have used this average to estimate our contractual increases.

(5)	Assumes a 95.2% lease renewal rate with respect to leases expiring after June 30, 2005 and prior to July 1, 2006, based on our 95.2% average lease renewal rate for the three years ended December 31, 2004. Leases are assumed to renew at our average annualized lease rate per square foot as of June 30, 2005 of $19.99 per square foot.

(6)	Represents the conversion of estimated rental revenues for the 12 months ending June 30, 2006 from a straight-line accrual basis, which includes amortization of lease intangibles, to a cash basis of recognition. The adjustment has been computed as follows:

Reverse pro forma straight-line rent adjustment for the 12 months ended June 30, 2005	$38
Less: Amortization of lease intangibles	0

Total adjustment	$38

(7)	Represents estimate of $2.61 per square foot for recurring tenant improvements and leasing commissions for the 12 months ending June 30, 2006 based on the weighted average tenant improvement costs and leasing commissions expenditures for renewed and re-leased space at our predecessor’s wholly owned medical office buildings and healthcare related facilities during 2004, 2003 and 2002 and for the six months ended June 30, 2005, multiplied by the number of rentable square feet of leased space for which leases expire during the 12 months ending June 30, 2006. The historical and weighted average annual per square foot cost of tenant improvements and leasing commissions expenditures at our medical office buildings and healthcare related facilities is presented below:

	Year Ended			Six Months	Weighted
	December 31,			Ended	Average 2002-
				June 30,	June 30,
	2002	2003	2004	2005	2005

Average tenant improvement costs and leasing commissions per square foot	$3.39	$3.33	$1.51	$4.21	$2.61
Square feet for which leases expire during the 12 months ending June 30, 2006					359

Total estimated tenant improvement costs and leasing commissions for the 12 months ending June 30, 2006					$936

(8)	Represents estimate of $0.43 per rentable square foot for recurring capital expenditures (excluding tenant improvements and leasing commissions) for the 12 months ending June 30, 2006 based on the weighted average capital expenditures (excluding tenant improvements and leasing commissions) at our predecessor’s wholly owned medical office buildings and healthcare related facilities during the 12-month periods ended December 31, 2004, 2003 and 2002 and for the six months ended June 30, 2005, multiplied by the number of rentable square feet of leased space. The historical and weighted average capital expenditures (excluding tenant improvements and leasing commissions) at our medical office buildings and healthcare related facilities are presented below:

	Year Ended			Six Months	Weighted
	December 31,			Ended	Average 2002-
				June 30,	June 30,
	2002	2003	2004	2005	2005

Recurring capital expenditures (excluding tenant improvements and leasing commissions) per square foot	$0.46	$0.48	$0.44	$0.12	$0.43
Total rentable square feet					2,173

Recurring capital expenditures per rentable square foot					$931

(9)	Represents scheduled pro forma principal amortization for loans in place upon closing of the offering and the formation transactions for the 12 months ending June 30, 2006.

(10)	Based on a total of 12,053,176 shares of our common stock to be outstanding upon closing of the offering, on a fully diluted basis, consisting of 5,800,000 shares to be sold in the offering, assuming no exercise of the underwriters’ over-allotment option, 1,842,274 shares issued in the formation transactions, and 4,352,802 shares issuable upon redemption of 4,352,802 OP units (including OP units issuable upon conversion of 345,793 LTIP units to be outstanding upon the closing of the offering) and 58,100 vested and unvested restricted shares. If the underwriters’ over-allotment option is exercised in full, our initial annual distribution would increase by $1,218 and our payout ratio would increase to 130.1%. We do not intend to use the proceeds from the over-allotment option to fund distributions, but to the extent we use these proceeds to fund distributions, these payments will be treated as a return of capital to our stockholders.

(11)	Calculated as estimated annual distribution per share/OP unit divided by our cash available for distribution per share/OP unit for the 12 months ending June 30, 2006.

CAPITALIZATION
      The following table presents the capitalization as of June 30, 2005 on a combined historical basis for our predecessor, on a pro forma basis for our company taking into account the formation transactions, but before the offering, and on a pro forma as adjusted basis for our company taking into account both the offering and the formation transactions. The pro forma adjustments give effect to the offering and the formation transactions as if they had occurred on June 30, 2005 and the application of the net proceeds as described in “Use of Proceeds.” You should read this table in conjunction with “Use of Proceeds,” “Summary Consolidated Pro Forma and Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the more detailed information contained in the consolidated financial statements and notes thereto included elsewhere in this prospectus.

		Consolidated
	June 30,
	2005		Pro Forma
	Historical	Pro Forma	As Adjusted

	(unaudited)	(dollars in thousands)
Mortgages and other secured loans	$214,399	$209,763	$139,842
Minority interest in our operating partnership	—	72,519	79,089
Stockholders’/owners’ equity (deficit):
Subscription receivable		(1)	(1)
Common stock, $.01 par value, shares authorized, 7,629,000 shares issued and outstanding on a pro forma as adjusted basis(1)	—	—	76
Additional paid in capital	—	(11,661)	82,221
Accumulated earnings/(deficit)	(48,099)	—	—

Total stockholders’/ owners’ equity (deficit)	(48,099)	(11,662)	82,296

Total capitalization	$166,300	$270,620	$301,227

(1)	The common stock outstanding on a pro forma as adjusted basis includes 5,800,000 shares of common stock to be issued in the offering and 1,842,274 shares of common stock to be issued in the formation transactions. The common stock outstanding on a pro forma as adjusted basis excludes 870,000 shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option, 596,107 shares of common stock available for future issuance under our 2005 long-term stock incentive plan and 4,352,802 shares of common stock reserved for issuance with respect to OP units (including 345,793 OP units issuable upon conversion of 345,793 LTIP units to be outstanding upon the closing of the offering) expected to be outstanding upon the closing of the formation transactions that may, subject to limits in the partnership agreement of our operating partnership, be exchanged for cash or, at our option, shares of our common stock on a one-for-one basis generally commencing 12 months after completion of the offering.

DILUTION(1)
      Purchasers of our common stock offered in this prospectus will experience an immediate and significant dilution of the net tangible book value of our common stock from the initial public offering price. On a pro forma basis at June 30, 2005, after giving effect to the formation transactions, but before giving effect to the offering, our net tangible book value was $(49.2) million or $(7.75) per share of common stock. After giving effect to the sale of shares of common stock in the offering, the receipt by us of the net proceeds from the offering, the deduction of underwriting discounts and commissions, and estimated offering expenses payable by us, our pro forma net tangible book value at June 30, 2005 would have been $140.6 million or $11.70 per share of common stock. This amount represents an immediate increase in net tangible book value of $19.45 per share to the former owners of our predecessor and an immediate dilution in pro forma net tangible book value of $           per share from the initial public offering price of $           per share of our common stock to new public investors. The following table illustrates this per share dilution:

Initial public offering price per share			$
Net tangible book value per share before the formation transactions and this offering		$(7.75)
Increase in net tangible book value per share attributable to the formation transactions, but before this offering	$15.13

Increase in net tangible book value per share attributable to this offering	4.32

Net increase in net tangible book value per share attributable to the formation transactions and this offering		19.45

Pro forma net tangible book value per share after this offering(2)				11.70

Dilution per share to new investors			$

(1)	For the purpose of calculating our pro forma valuations in this section, we have assumed that, as of June 30, 2005, the 1,842,274 shares of common stock to be issued to the former owners of our predecessor were outstanding.

(2)	Based on total net tangible pro forma equity including limited partners’ interest in our operating partnership of $140.6 million, and excluding net intangible assets of $20.8 million, divided by pro forma shares and units outstanding.

     The table below summarizes, as of June 30, 2005, on a pro forma basis after giving effect to the offering and the formation transactions discussed above, the differences between the number of shares of common stock and OP units received from us and our operating partnership, the total consideration paid and the average price per share paid by former owners of our predecessor and paid in cash by the new investors purchasing shares in the offering (based on the net tangible book value attributable to the ownership interests exchanged by such owners in the consolidation transaction).

			Cash/Net Tangible
			Book Value of
	Shares/Units Issued		Contribution			Average
						Price Per
	Number	Percentage	Amount		Percentage	Share/Unit

	(in thousands)
OP units issued in connection with the formation transactions	4,007,000	33.2%	$28,709		18.9%	$7.16
Common stock to be issued in connection with the consolidation transaction	1,842,000	15.3	13,198		8.7	7.16

Subtotal	5,849,000	48.5	41,907	(2)	27.6	7.16
Vested long-term incentive units and restricted common shares to be issued to directors, officers and other employees in connection with the formation transactions	404,000	3.4	—		—	—
New investors	5,800,000	48.1	110,200	(1)	72.4	19.00

Total	12,053,000	100%	$152,107		100.0%

(1)	Based upon the initial public offering price of $ per share, which is the mid-point of the price range indicated on the cover page of this prospectus. Estimated underwriting discounts and commissions and estimated offering expenses have not been deducted.

(2)	Represents pro forma net tangible book value as of June 30, 2005 of the assets contributed to our operating partnership in the formation transactions, giving effect to the formation transactions, but not to the effects of this offering (in thousands):

Pro forma owner’s equity	$82,296
Pro forma minority interest in operating partnership	79,089
Minus net proceeds in this offering	(98,718)
Minus pro forma intangible assets:
Deferred financing costs	(525)
Management contracts	(375)
Acquired below market leases	(21,466)
Acquired in place lease value	1,606

$41,907

      This table excludes shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option, shares of common stock available for future issuance under our 2005 long-term stock incentive plan and shares of common stock that may be issued by us upon redemption of 4,352,802 OP units (including 345,793 OP units issuable upon conversion of 345,793 LTIP units to be outstanding upon the closing of the offering). Further dilution to our new investors will result if these excluded shares of common stock are issued by us in the future.

SELECTED FINANCIAL DATA
      The following table shows selected consolidated pro forma financial data for our company and combined historical financial data for our predecessor for the periods indicated. We have not presented historical information for our company because we have not had any corporate activity since our formation other than the issuance of shares of common stock in connection with the initial capitalization of our company.
      You should read the following selected consolidated pro forma and combined historical financial data together with the discussion under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated pro forma and combined historical financial statements and related notes included elsewhere in this prospectus.
      The following selected combined historical balance sheet data as of December 2004 and 2003 and the combined historical statements of operations data and cash flows data for the three-year period ended December 31, 2004 have been derived from the audited combined historical financial statements of our predecessor. These financial statements have been audited by Deloitte & Touche LLP, an independent registered public accounting firm whose report with respect thereto is included elsewhere in this prospectus with the combined balance sheets as of December 31, 2004 and 2003 and the related combined statements of operations and of cash flows for the three-year period ended December 31, 2004, and the related notes thereto. The combined historical balance sheet data as of June 30, 2005 and 2004 and historical combined statements of operations and cash flows data for the six-month periods ended June 30, 2005 and 2004 have been derived from the unaudited combined financial statements of our predecessor, which we believe include all adjustments (consisting of normal recurring adjustments) necessary to present the information set forth therein under accounting principles generally accepted in the United States. The combined historical balance sheet data as of December 31, 2002, 2001 and 2000 and the combined statements of operations and cash flow data for the years ended December 31, 2001 and 2000 have also been derived from the unaudited combined financial statements of our predecessor which we believe include all adjustments (consisting of normal recurring adjustments) necessary to present the information set forth therein under accounting principles generally accepted in the United States.
      Our unaudited selected consolidated pro forma statement of operations data and balance sheet data as of and for the six months ended June 30, 2005 and pro forma statement of operations data for the year ended December 31, 2004 give effect to the offering, the formation transactions and the use of proceeds from the offering as of the beginning of the periods presented for the operating data and as of June 30, 2005 for the balance sheet data.
      Our pro forma financial information, are not necessarily indicative of what our actual financial position and results of operations would have been as of the dates and for the periods indicated, nor do our interim results and pro forma financial information purport to represent our future financial position or results of operations.

			Predecessor Combined
	Company Pro Forma

	Six Months		Six Months
	Ended	Year Ended	Ended June 30,		Year Ended December 31,
	June 30,	December 31,
	2005	2004	2005	2004	2004	2003	2002	2001	2000

	(dollars in thousands)
Statement of Operations Data:
Revenues:
Rental	$21,293	$40,408	$21,465	$20,257	$40,657	$38,993	$37,676	$34,912	$33,043
Fee revenue	841	2,330	848	1,343	2,364	1,361	1,871	2,302	2,694
Expense reimbursements	329	840	329	421	840	806	875	775	743
Interest and other income	464	841	465	415	843	849	843	989	1,564

Total revenues	22,927	44,419	23,107	22,436	44,704	42,009	41,265	38,978	38,044

			Predecessor Combined
	Company Pro Forma

	Six Months		Six Months
	Ended	Year Ended	Ended June 30,		Year Ended December 31,
	June 30,	December 31,
	2005	2004	2005	2004	2004	2003	2002	2001	2000

	(dollars in thousands)
Expenses:
Property operating	7,678	14,395	7,734	7,261	14,837	14,116	13,335	12,290	11,217
Interest	3,509	6,376	5,119	3,505	9,067	11,422	15,707	14,508	12,957
Depreciation and amortization	9,682	19,368	5,085	4,813	9,620	9,797	9,561	8,938	8,474
General and administrative	2,918	5,836	2,708	1,686	3,076	2,929	2,847	2,960	3,193

Total expenses	23,787	45,975	20,646	17,267	36,600	38,264	41,450	38,696	35,841

Income (loss) from continuing operations before gain on sale of real estate properties, loss on unconsolidated real estate joint ventures and minority interest	(860)	(1,556)	2,461	5,169	8,104	3,745	(185)	282	2,203
Gain on sale or impairment of real estate properties	—	—	—	—	—	—	27	(225)	—
Loss on unconsolidated real estate joint ventures	(51)	(52)	(40)	(21)	(60)	(74)	(136)	(36)	(50)
Minority interest	282	531	—	—	—	—	—	—	—

Income (loss) from continuing operations	$(629)	$(1,077)	2,421	5,148	8,044	3,671	(294)	21	2,153

Discontinued operations:
Operating income			—	—	—	—	80	507	219
Gain on sale of real estate properties			—	—	—	—	613	—	—

Total discontinued operations			—	—	—	—	693	507	219

Net income			$2,421	$5,148	$8,044	$3,671	$399	$528	$2,372

Selected Balance Sheet Data:
Assets:
Real estate properties, net	$267,736		$153,810	$148,108	$156,509	$149,584	$148,720	$150,871	$140,258
Other assets, net	43,031		24,064	21,980	21,916	16,415	17,950	14,622	20,368
Assets held for sale	—		—	—	—	—	—	1,142	7,664

Total assets	$310,767		$177,874	$170,088	$178,425	$165,999	$166,670	$166,635	$168,290

Liabilities and owners’ equity (deficit):
Mortgages and notes payable	$139,842		$214,399	$203,730	$214,818	$202,522	$198,550	$187,892	$173,878
Liabilities related to assets held for sale	—		—	—	—	—	—	1,276	8,936
Other liabilities	9,540		11,574	9,658	10,034	10,564	11,809	9,256	8,987
Minority interest	79,089		—	—	—	—	—	—	—
Owners’ equity (deficit)	82,296		(48,099)	(43,300)	(46,427)	(47,087)	(43,689)	(31,789)	(23,511)

Total liabilities and owners’ equity (deficit)	$310,767		$177,874	$170,088	$178,425	$165,999	$166,670	$166,635	$168,290

Cash Flow Data:
Net cash provided by operating activities			$6,694	$8,872	$16,089	$12,738	$13,326	$13,230	$10,827
Net cash used in investing activities			(2,409)	(3,884)	(13,767)	(7,523)	(8,584)	(18,903)	(541)
Net cash provided by (used in) financing activities			(4,578)	(389)	1,880	(6,339)	(3,644)	5,190	(12,242)
Other Data:
Funds from operations	$8,786	$17,760	$7,509	$9,950	$17,656	$13,462	$9,276	$9,384	$10,728

(1)	As defined by the National Association of Real Estate Investment Trusts, or NAREIT, funds from operations, or FFO, represents net income (computed in accordance with generally accepted accounting principles, or GAAP), excluding gains (or losses) from sales of property, plus real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operational performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We will compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

     The following table presents the reconciliation of FFO to our net income (loss) before allocation to minority interest, which we believe is the most directly comparable GAAP measure to FFO:

			Predecessor Combined
	Company Pro Forma

	Six Months	Year	Six Months		Year Ended
	Ended	Ended	Ended June 30,		December 31,
	June 30,	December 31,
Reconciliation of FFO:	2005	2004(1)	2005	2004	2004	2003	2002	2001	2000

	(dollars in thousands)
Funds From Operations:
Net income (loss)	$(629)	$(1,077)	$2,421	$5,148	$8,044	$3,671	$399	$528	$2,372
Plus:
Minority interest	(282)	(531)	—	—	—	—	—	—	—
Real estate depreciation and amortization	9,643	19,289	5,035	4,766	9,533	9,702	9,466	8,856	8,356
Unconsolidated entities’ real estate depreciation(2)	54	79	53	36	79	89	51	—	—
Less:
Gain on sale of real estate properties	—	—	—	—	—	—	640	—	—

Total Funds From Operations	$8,786	$17,760	$7,509	$9,950	$17,656	$13,462	$9,276	$9,384	$10,728

(1)	The FFO for the year ended December 31, 2004 of the company on a pro forma basis, as compared to the historical amount, has increased due to a reduction in interest expense and amortization of deferred loan costs related to the repayment of mortgage indebtedness from the proceeds of the formation transactions, the acquisition of one property from a third party, offset by additional amortization of deferred loan costs associated with the $100 million unsecured line of credit. Additional pro forma expenses are presented as the result of vesting of grants of restricted stock and additional expenses associated with being a public company.

(2)	Unconsolidated entities’ real estate depreciation includes only our proportional share of the depreciation expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      You should read the following discussion together with “Selected Financial Data” and the pro forma and combined historical financial statements, and related notes, appearing elsewhere in this prospectus.
Overview
      We are an owner of specialty office properties for the medical profession. We focus on the ownership, development, redevelopment, acquisition and management of strategically located medical office buildings and other healthcare related facilities in the southeastern United States. We have built our company around understanding and addressing the specialized real estate needs of the healthcare industry. We have developed long-term and extensive relationships through developing and maintaining modern, customized medical office buildings and healthcare related facilities. Our high levels of customer satisfaction in the industry have enabled us to maintain occupancy above market levels and secure strategic hospital campus locations. We intend to operate as a fully-integrated, self-administered and self-managed REIT. Upon the closing of the offering and the consolidation transaction, our business, which has been operated through multiple stand-alone entities, will be combined within the company’s organizational structure. We will operate our business through Cogdell Spencer LP, our operating partnership subsidiary and its subsidiaries.
      We derive a significant portion of our revenues from rents received from tenants under existing leases in medical office buildings and other healthcare related facilities. We derive a lesser portion of our revenues from fees that we are paid from managing and developing medical office buildings and other healthcare related facilities for third parties. We believe a strong internal property management capability is a vital component of our business, both for the properties we own and for those that we manage.
      Historically, our predecessor incurred mortgage indebtedness at the property level to support the capital needs of each property. Previously, our predecessor’s overall level of indebtedness tended to remain stable. The indebtedness we expect to have outstanding upon the closing of the offering will be comprised principally of mortgage indebtedness secured by our wholly owned properties. We expect this indebtedness to aggregate approximately $139.8 million in principal amount. We also will enter into an unsecured line of credit and intend to use this line of credit to, among other things, finance future acquisitions, fund tenant improvements and capital expenditures and provide for working capital and other corporate purposes. We expect to have approximately $10.8 million of indebtedness maturing in 2005 and an aggregate of only $1.2 million maturing in 2006. We intend to maintain our indebtedness so that we will be capable of operating in an efficient and flexible manner that will allow us to compete effectively and implement our growth and business plan over time.
      Upon the closing of the offering and the formation transactions, we will own and/or manage 72 medical office buildings and healthcare related facilities, serving 18 hospital systems in seven states. Our aggregate portfolio is comprised of:

•	45 wholly owned properties;

•	eight joint venture properties;

•	16 properties owned by third parties (15 of which are for clients with whom we have an existing investment relationship); and

•	three properties held for sale, which we are not acquiring in connection with the formation transactions and which we do not expect to have a material impact on our operating results.

      The offering and the formation transactions will transform our predecessor’s business, which has been operated through multiple stand-alone entities, into a single publicly-traded real estate operating company that will elect to be taxed as a REIT for U.S. federal income tax purposes. For this and other reasons set forth below, we do not believe that the discussion of our predecessor’s results of operations is necessarily indicative of our future operating results.
      Historically, our predecessor developed or financed real property acquisitions through partnerships with the physicians who lease space at our properties, and in some cases with local hospitals or regional medical centers. Although we expect to continue this practice, we also expect to finance our development and acquisition activities through public and private sales of debt and equity securities and through secured and unsecured debt financings provided by a variety of sources. We also expect to accelerate the pace and scope of our growth initiative.
      There are also differences in the presentation of our financial statements and accounting treatment of certain items as compared to our predecessor. We have reported our property operations and real estate services as separate reporting segments in our financial statements presented elsewhere in this prospectus and we expect to continue this practice in the future. All intersegment revenues and expenses have been eliminated in the combined financial statements. The predecessor reflects changes in the fair value of its interest rate swap agreements as an increase or decrease to interest expense. Going forward, we expect to have the documentation in place that will allow us to account for these changes, for instruments that qualify as an effective hedge, as a component of comprehensive income in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133), as amended. As discussed under “— Recent Accounting Pronouncements,” recent accounting pronouncements are not expected to have a material impact on our financial position or results of operations and therefore will not impact the comparability of our results.
Trends Which May Influence Results of Operations
      U.S. healthcare expenditures are projected to increase from $1.8 trillion in 2004 to nearly $3.4 trillion in 2013, with annual increases averaging approximately 7.2%. Similarly, healthcare expenditures as a percent of U.S. gross domestic product are expected to increase from 15.5% in 2004 to 18.4% in 2013. We believe that growth in outpatient services, changes in the regulatory environment and reductions in Medicare reimbursements, places additional strain on the existing capital-constrained system of healthcare providers, forcing many providers to generate liquidity through the sale of medical office real estate to third party owner/operators. As a result, we anticipate an improving climate for the healthcare real estate industry, particularly for well-located, convenient and well-managed properties.
      Generally, our revenues and expenses have remained consistent except for development fees and changes in the fair value of interest rate swap agreements reflected in interest expense. Our development fees will continue to vary from period to period due to the level of development activity at that time. Changes in our interest expense due to hedging activity are expected to decline as documentation is generated to meet requirements of SFAS No. 133 which would limit the impact on earnings to the ineffective portion of the hedge rather than the entire change in fair value.
Critical Accounting Policies
      Our discussion and analysis of financial condition and results of operations are based upon our combined financial statements, which have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States (GAAP) and represent the assets and liabilities and operating results of our predecessor that are to be contributed to the operating partnership. All significant intercompany balances and transactions have been eliminated in combination.
      The preparation of these financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses in the reporting period. Our actual results may differ from these estimates. We have provided a summary of our significant accounting policies in Note 2 to combined financial statements included elsewhere in this prospectus. We describe below those accounting policies that require material subjective or complex judgments and that have the most significant impact on our financial condition and results of operations. Other companies in similar businesses may utilize different estimation policies and methodologies, which may impact the comparability of our results of operations and financial condition to those companies.
Investments in Real Estate
      Acquisition of real estate. The price that we pay to acquire a property is impacted by many factors including the condition of the buildings and improvements, the occupancy of the building, the existence of above and below market tenant leases, the creditworthiness of the tenants, favorable or unfavorable financing, above or below market ground leases and numerous other factors. Accordingly, we are required to make subjective assessments to allocate the purchase price paid to acquire investments in real estate among the assets acquired and liabilities assumed based on our estimate of the fair values of such assets and liabilities. This includes determining the value of the buildings and improvements, land, any ground leases, tenant improvements, in-place tenant leases, tenant relationships, the value (or negative value) of above (or below) market leases and any debt assumed from the seller or loans made by the seller to us. Each of these estimates requires significant judgment and some of the estimates involve complex calculations. Our calculation methodology is summarized in Note 2 to our combined financial statements. These allocation assessments have a direct impact on our results of operations because if we were to allocate more value to land there would be no depreciation with respect to such amount or if we were to allocate more value to the buildings as opposed to allocating to the value of tenant leases, this amount would be recognized as an expense over a much longer period of time, since the amounts allocated to buildings are depreciated over the estimated lives of the buildings whereas amounts allocated to tenant leases are amortized over the terms of the leases. Additionally, the amortization of value (or negative value) assigned to above (or below) market rate leases is recorded as an adjustment to rental revenue as compared to amortization of the value of in-place leases and tenant relationships, which is included in depreciation and amortization in our combined statements of operations.
      Useful lives of assets. We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate we would depreciate such investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.
      Asset impairment valuation. We review the carrying value of our properties when circumstances, such as adverse market conditions, indicate potential impairment may exist. We base our review on an estimate of the future cash flows (excluding interest charges) expected to result from the real estate investment’s use and eventual disposition. We consider factors such as future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If our evaluation indicates that we may be unable to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. These losses have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. Since cash flows on properties considered to be long-lived assets to be held and used are considered on an undiscounted basis to determine whether an asset has been impaired, our strategy of holding properties over the long-term directly decreases the likelihood of recording an impairment loss. If our strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized and such loss could be material. If we determine that impairment has occurred, the affected assets must be reduced to their fair value. No such impairment losses have been recognized to date. We estimate the fair value of rental properties utilizing a discounted cash flow analysis that includes projections of future revenues, expenses and capital improvement costs, similar to the income approach that is commonly utilized by appraisers.
Revenue Recognition
      Rental income related to non-cancelable operating leases is recognized using the straight line method over the terms of the tenant leases. Deferred rents included in our combined balance sheets represent the aggregate excess of rental revenue recognized on a straight line basis over the rental revenue that would be recognized under the terms of the leases. Our leases generally contain provisions under which the tenants reimburse us for all property operating expenses and real estate taxes incurred by us. Such reimbursements are recognized in the period that the expenses are incurred. Lease termination fees are recognized when the related leases are canceled and we have no continuing obligation to provide services to such former tenants. As discussed above, we recognize amortization of the value of acquired above or below market tenant leases as a reduction of rental income in the case of above market leases or an increase to rental revenue in the case of below market leases.

We receive fees for property management and development and consulting services from time to time from third parties which is reflected as fee revenue. Management fees are generally based on a percentage of revenues for the month as defined in the related property management agreements. Development and consulting fees are recorded on a percentage of completion method using management’s best estimate of time and costs to complete projects. We have a long history of developing reasonable and dependable estimates related to development or consulting contracts with clear requirements and rights of the parties to the contracts. Although not frequent, occasionally revisions to estimates of costs are necessary and are reflected as a change in estimate when known. Other income shown in the statement of operations, generally includes interest income, primarily from the amortization of unearned income on a sales-type capital lease recognized in accordance with Statement of Financial Accounting Standards No. 13, and other income incidental to our operations and is recognized when earned.
      We must make subjective estimates as to when our revenue is earned and the collectibility of our accounts receivable related to minimum rent, deferred rent, expense reimbursements, lease termination fees and other income. We specifically analyze accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness, and current economic trends when evaluating the adequacy of the allowance for bad debts. These estimates have a direct impact on our net income because a higher bad debt allowance would result in lower net income, and recognizing rental revenue as earned in one period versus another would result in higher or lower net income for a particular period.
REIT Qualification Requirements
      We will be subject to a number of operational and organizational requirements to qualify and then maintain our qualification as a REIT. If we did not qualify as a REIT, our income would become subject to U.S. federal, state and local income taxes at regular corporate rates that would be substantial, and the resulting adverse effects on our results of operations, liquidity and amounts distributable to our stockholders would be material.
Results of Operations
Six months ended June 30, 2005 compared to six months ended June 30, 2004
      Overview. Results for the six months ended June 30, 2005 included the operations of 45 wholly owned properties compared to the results for the six months ended June 30, 2004, which included the operations of 42 wholly owned properties. Results for both periods also included earnings from third party management fees, financial structuring fees and development fees.
      Total Revenue. Total rental revenue increased 6.0%, from $20.3 million for the six months ended June 30, 2004 to $21.5 million for the six months ended June 30, 2005, due primarily to general increases in rent related to consumer price index, or CPI, escalation clauses as well as three new wholly owned properties in operation during the second quarter of 2005 that were not in operation during the second quarter of 2004.
      Fee revenue consists of third party management fees, development fees, and advisory fees.
      Management fees collected from management contracts and payable by third parties was $0.5 million for the six months ended June 30, 2004, compared to $0.5 million for the six months ended June 30, 2005.
      Development fees earned on third party development contracts decreased 50% from $0.6 million for the six months ended June 30, 2004, to $0.3 million for the six months ended June 30, 2005, due to a project where services were performed prior to 2004 but collectibility was not assured; however during 2004 payment was received and the revenue was recognized. During 2005 there were no similar events.
      Advisory fees decreased 100% from $0.2 million for the six months ended June 30, 2004 to zero for the six months ended June 30, 2005, due to one engagement in 2004 for $0.2 million that was a nonrecurring engagement. There were no such engagements in 2005.
      Property Operating Expenses. Property operating expenses increased 6.5%, from $7.3 million for the six months ended June 30, 2004 to $7.7 million for the six months ended June 30, 2005, due primarily to general expense increases related to inflation as well as the expenses of three new wholly owned properties in operation during the second quarter of 2005 that were not in operation during the second quarter of 2004.
      Interest Expense. Interest expense for the six months ended June 30, 2005 was $5.1 million compared to $3.5 million for the six months ended June 30, 2004, a increase of $1.6 million or 46.0%. The increase is due to a change in interest rate swap fair values which decreased six month 2004 expense by $2.3 million and decreased six month 2005 expense by $1.2 million, for a total change of $3.5 million. This change is also due to $0.3 million of interest on two new projects and an increase in interest paid on variable rate debt related to an increase in interest rates from six months 2004 to six months 2005.
      Depreciation and Amortization Expenses. Depreciation and amortization for the six months ended June 30, 2005 was $5.1 million compared to $4.8 million for the six months ended June 30, 2004.
      General and Administrative Expenses. General and administrative expenses for the six months ended June 30, 2005 was $2.7 million compared to $1.7 million for the six months ended June 30, 2004, an increase of $1.0 million, or 60.4%. The increase was due primarily to accounting and auditing costs associated with preparing for the offering.
      The above changes contributed to an decrease in net income of 53.0% to $2.4 million at June 30, 2005 from $5.1 million at June 30, 2004.
Year ended December 31, 2004 compared to year ended December 31, 2003
      Overview. Results for the year ended December 31, 2004 included the operations of 45 wholly owned properties compared to the results for the year ended December 31, 2003, which included the operations of 42 wholly owned properties. Of the 45 wholly owned properties, one wholly owned property was added during July and two wholly owned properties were added in December. Results for both periods also included earnings from third party management fees and development fees.
      Total Revenue. Total rental revenue increased 4.3%, from $39.0 million for the year ended December 31, 2003 to $40.7 million for the year ended December 31, 2004, due primarily to general increases in rent related to CPI escalation clauses as well as a full year of operations for one of our wholly owned properties which opened in December 2003 and the lease up of vacant space at another property. The addition of one property in July 2004 also contributed to the increase.
      Management fees earned from management contracts and payable by third parties decreased 10% from $1.0 million for the year ended December 31, 2003 to $0.9 million for the year ended December 31, 2004 due to reduced tenant build-out fees.
      Development fees earned on third party development contracts increased 267% from $0.3 million for the year ended December 31, 2003 to $1.1 million for the year ended December 31, 2004 due to one significant project for $0.6 million where revenue recognition was deferred until 2004 due to uncertainty regarding collection.
      Advisory fees increased 200%, from $0.1 million for the year ended December 31, 2003 to $0.3 million for the year ended December 31, 2004, due to one engagement in 2004 for $0.2 million that was a nonrecurring engagement.
      Expense reimbursements and interest and other income did not change from 2003 to 2004.
      As a result of these increases, total revenues increased 6.4% from $42.0 million in 2003 to $44.7 million in 2004.
      Property Operating Expenses. Property operating expenses increased 5.1%, from $14.1 million for the year ended December 31, 2003 to $14.8 million for the year ended December 31, 2004, as the result of general expense increases related to inflation as well as experiencing a full year of operations in 2004 for one of our wholly owned properties which was placed in service during the fourth quarter of 2003.
      Interest Expense. Interest expense for the year ended December 31, 2004 was $9.1 million compared to $11.4 million for the year ended December 31, 2003, a decrease of $2.4 million, or 20.6%. This change was primarily the result of a reduction of interest expense of approximately $2.4 million related to the increase in the fair value of interest rate swap agreements resulting from the upward movement of LIBOR rates experienced during 2004.
      Depreciation and Amortization Expenses. Depreciation and amortization for the year ended December 31, 2004 was $9.6 million compared to $9.8 million for the year ended December 31, 2003, a decrease of $0.2 million, or 1.8%. The decrease was due primarily to lower depreciation taken on tenant improvements as a result of underlying tenant lease maturities.
      General and Administrative Expenses. General and administrative expenses for the year ended December 31, 2004 was $3.1 million compared to $2.9 million for the year ended December 31, 2003, an increase of $0.1 million, or 5.0%. The increase was due primarily to increased personnel costs related to higher third party development activity experienced during 2004 versus 2003.
      The above changes contributed to an increase in net income of 119.1% from $3.7 million for the year ended December 31, 2003 to $8.0 million for the year ended December 31, 2004.
Year ended December 31, 2003 compared to year ended December 31, 2002
      Overview. Results for the year ended December 31, 2003 included the operations of 42 wholly owned properties compared to the results for the year ended December 31, 2002, which included the operations of 41 wholly owned properties. Results for both periods also included earnings from third party property management fees and development fees.
      Total Revenue. Total rental revenue increased 3.5%, from $37.7 million for the year ended December 31, 2002 to $39.0 million for the year ended December 31, 2003, due primarily to general increases in rent related to CPI escalation clauses and the lease up of one of our wholly owned properties that occurred during 2003.
      Management fees earned from management contacts and payable by third parties decreased 9.1% from $1.1 million for the year ended December 31, 2002 to $1.0 million for the year ended December 31, 2003 due to fewer contracts.
      Development fees earned on third party development contracts decreased 50.0% from $0.6 million for the year ended December 31, 2002 to $0.3 million for the year ended December 31, 2003 due to fewer engagements, three in 2002 versus one in 2003.
      Advisory fees decreased 50.0%, from $0.2 million for the year ended December 31, 2002 to $0.1 million for the year ended December 31, 2003, due to reduced brokerage activity.
      Expense reimbursements decreased 7.9%, from $0.9 million in 2002 to $0.8 million in 2003, due primarily to a reduction of personnel and general expense reimbursements related to third party management contracts received in 2002 versus 2003. Other income did not change from 2002 to 2003.
      As a result of these increases, total revenues increased from $41.3 million in 2002 to $42.0 million in 2003.
      Property Operating Expenses. Property operating expenses increased 5.9%, from $13.3 million for the year ended December 31, 2002 to $14.1 million for the year ended December 31, 2003, due to general expense increases related to inflation as well as the first full year of operations in 2003 for one of our wholly owned properties.
      Interest Expense. Interest expense for the year ended December 31, 2003 was $11.4 million compared to $15.7 million for the year ended December 31, 2002, a decrease of $4.3 million, or 27.3%. The decrease was due to a reduction of $3.9 million in swap liabilities related to changes in the LIBOR rate coupled with approximately $0.5 million of reduced interest costs associated with lower rates on loans with non-fixed interest rates.

      Depreciation and Amortization Expenses. Depreciation and amortization for the year ended December 31, 2003 was $9.8 million compared to $9.6 million for the year ended December 31, 2002, an increase of $0.2 million, or 2.5%. The increase was due primarily to depreciation taken for one property that was acquired during 2003 and one property which was placed in service during 2002.
      General and Administrative Expenses. General and administrative expenses for the year ended December 31, 2003 was $2.9 million compared to $2.8 million for the year ended December 31, 2002, an increase of $0.1 million, or 2.9%. This increase was due primarily to an increase in salary expense.
      The above changes contributed to an increase in net income of 820.1% from $0.4 million for the year ended December 31, 2002 to $3.7 million for the year ended December 31, 2003.
Cash Flows
Six Months Ended June 30, 2005 compared to the Six Months Ended June 30, 2004
      Cash provided by operations was $6.7 million and $8.9 million for the six months ended June 30, 2005 and 2004, respectively. The decrease in 2005 was primarily due to legal, accounting and auditing costs associated with preparing for this offering and reduced development and management fees.
      Cash used in investing activities was $2.4 million and $3.9 million for the six months June 30, 2005 and 2004, respectively. The decrease in 2005 was primarily due to fewer development projects and an increase in restricted cash for escrow accounts.
      Cash used in financing activities was $4.6 million and $389,000 for the six months ended June 30, 2005 and 2004, respectively. The increase in 2005 was primarily due to a reduction of proceeds from mortgages of $2.2 million, and $0.1 million equity contributions in 2005 compared to $2.3 million of equity contributions received in 2004.
Year Ended December 31, 2004 compared to the Year Ended December 31, 2003
      Cash provided by operations was $16.1 million and $12.7 million for the years ended December 31, 2004 and 2003, respectively. The increase in 2004 was primarily due to an increase in net income before change in value of interest rate swap agreements of $2.2 million and a net change in operating assets and liabilities of $1.5 million.
      Cash used in investing activities was $13.8 million and $7.5 million for the years ended December 31, 2004 and 2003, respectively. The increase in 2004 was primarily due to two development projects in 2004 compared to one in 2003.
      Cash provided by (used in) financing activities was $1.8 million and $(6.3) million for the years ended December 31, 2004 and 2003, respectively. The increase in 2004 was primarily due to increased proceeds from mortgages to finance development activity partially offset by higher distributions.
Year Ended December 31, 2003 compared to the Year Ended December 31, 2002
      Cash provided by operations was $12.7 million and $13.3 million for the years ended December 31, 2003 and 2002, respectively. The decrease in 2003 was primarily due to a decrease in net income before change in value of interest rate swap agreements of $0.7 million.
      Cash used in investing activities was $7.5 million and $8.6 million for the years ended December 31, 2003 and 2002, respectively. The decrease in 2003 was primarily due to a smaller increase in restricted cash and lower development and acquisition expenditures.
      Cash used in financing activities was $6.3 million and $3.6 million for the years ended December 31, 2003 and 2002, respectively. The increase in 2003 was primarily due to a decrease in net proceeds from mortgage notes payable of $8.3 million offset by a decrease in distributions of $4.6 million. During 2002, our predecessor refinanced several of its properties and distributed proceeds to its members.

Liquidity and Capital Resources
      We believe that the offering and the formation transactions will improve the capital structure and financial flexibility of our business compared to our existing structure. After deducting the underwriting discounts and the estimated expenses of the offering, we expect to have approximately $           million in cash available which includes approximately $           million cash contributed from our predecessor and approximately $139.8 million of outstanding indebtedness. We expect to use $           million to reduce indebtedness, $           million to fund prepayment penalties and swap termination fees, $36.5 million to pay the holders of interests in the existing entities who elected to receive cash in the consolidation transaction, $1.1 million to acquire a fee simple interest in Baptist Northwest, $           million to pay fees associated with our line of credit and $           million to provide for working capital needs. After reducing our indebtedness with available cash, approximately $38.3 million, or 27.4%, of our pro forma total indebtedness will be variable rate and approximately $101.5 million, or 72.6%, will be fixed rate. We also expect to obtain an unsecured line of credit prior to or concurrently with the closing of the offering to fund property acquisitions and other cash needs over time. We also expect to access additional funds through secured and unsecured borrowings. As a public company, we also believe we will have greater access to capital through public and private debt and equity offerings. This enhanced access to capital will allow us to acquire additional assets, exploit advantageous market conditions, respond efficiently to changing market conditions and otherwise execute our business and growth strategy.
      We intend to maintain our indebtedness so that we will be capable of operating in an efficient and flexible manner that will allow us to compete effectively and implement our growth and business plan over time. We plan on financing acquisitions, developments and redevelopments with the most advantageous sources of capital available to us at the necessary time, including, in the case of development or redevelopment, floating rate construction financing. We expect that once we have completed a development or redevelopment of a specific medical office building or other healthcare related facility, we will replace construction financing with medium- to long-term fixed rate financing. To the extent that we are unable to obtain medium- to long-term financing on favorable terms, or at all, we will be more reliant upon the public and private capital markets to meet our long-term liquidity needs.
      As a REIT, we will be required to distribute at least 90% of our net taxable income, excluding net capital gains, to stockholders on an annual basis. Therefore, as a general matter, it is unlikely that, after the net proceeds of the offering are expended, we will have substantial cash balances that could be used to meet liquidity needs. Instead, these needs must be met from cash generated from operations and external sources of capital.
      The predecessor’s debt agreements contain financial and non-financial covenants. These covenants mainly consist of reporting items and minimum debt service coverage ratios. For the year ended December 31, 2004, the predecessor was not in compliance with one reporting covenant, a debt service coverage ratio for one property, and the current ratio covenant related to the line of credit. Waivers were obtained from the lenders related to these violations. We currently are in compliance as of June 30, 2005 and expect to be in compliance with our covenants for the year ended December 31, 2005.
Short-Term Liquidity Needs
      Our short-term liquidity needs will primarily be to fund operating expenses, recurring capital expenditures, property taxes, insurance expenses, interest on mortgages, leasing commissions and tenant improvements, general and administrative expenses and distributions to stockholders and holders of OP units.

      The following table sets forth certain information regarding historical recurring capital expenditures (excluding tenant improvements and leasing commissions) at our wholly owned properties for the periods indicated below:

	Year Ended
	December 31,		Six Months	Annual Weighted
			Ended	Average 2003-
	2003	2004	June 30, 2005	June 30, 2005

Recurring capital expenditures	$983.7	$937.1	$260.7
Total square feet at period end	2,069	2,122	2,186
Recurring capital expenditures per square foot	$0.48	$0.44	$0.12	$0.41
      In the future, we expect our level of annual capital expenditures to remain comparable to prior years. We expect our level of capital expenditures for 2006 to be approximately $932,400. anticipate meeting these and other short-term liquidity needs generally through net cash provided by operations, net proceeds from the offering, existing cash balances of our predecessor and funding under our unsecured line of credit. If we are unable to obtain this line of credit, in order to meet short-term liquidity needs, we will pursue other credit options or alternative financings.
Long-Term Liquidity Needs
      Our principal long-term liquidity needs will consist primarily of new property development, property acquisitions, principal payments under various mortgages and other credit facilities and non-recurring capital expenditures. We do not expect that our net cash provided by operations will be sufficient to meet all of these long-term liquidity needs. Instead, we expect to finance new property developments through modest cash equity capital contributed by us together with construction loan proceeds, as well as through cash equity investments by our tenants. We expect to fund property acquisitions through a combination of borrowings under our unsecured line of credit and traditional secured mortgage financing. In addition, we expect to use OP units issued by the operating partnership to acquire properties from existing owners seeking a tax deferred transaction. We expect to meet other long-term liquidity requirements through net cash provided by operations and through additional equity and debt financings, including loans from banks, institutional investors or other lenders, bridge loans, letters of credit, and other lending arrangements, most of which will be secured by mortgages. We may also issue unsecured debt in the future. However, in view of our strategy to grow our portfolio over time, we do not, in general expect to meet our long-term liquidity needs through sales of our properties. In the event that, notwithstanding this intent, we were in the future to consider sales of our properties from time to time, the proceeds that would be available to us from such sales, may be reduced by amounts that we may owe under the tax protection agreements or those properties would need to be sold in a tax deferred transaction which would require reinvestment of the proceeds in another property. See “Structure and Formation of our Company — Tax Protection Agreements.” In addition, our ability to sell certain of our assets could be adversely affected by the general illiquidity of real estate assets and certain additional factors particular to our portfolio such as the specialized nature of our target property type, property use restrictions and the need to obtain consents or waivers of rights of first refusal or rights of first offers from ground lessors in the case of sales of our properties that are subject to ground leases.
      We expect to enter into our unsecured line of credit upon the closing of the offering. We intend to repay indebtedness incurred under this line of credit from time to time, for acquisitions or otherwise, out of cash flow and from the proceeds of additional debt or equity issuances. No assurances can be given that we will obtain this credit facility or, if we do, what the amount and terms will be. Our failure to obtain such a facility on favorable terms could adversely impact our ability to execute our business and growth strategy. If we are unable to secure this line of credit, we will pursue other credit options or alternative financings to meet our long-term liquidity needs. In the future, we may seek to increase the amount of our credit facilities, negotiate additional credit facilities or issue corporate debt instruments. Any indebtedness incurred or issued by us may be secured or unsecured, short-, medium- or long-term, fixed or variable interest rate and may be subject to other terms and conditions we deem acceptable.

      We do not expect to sell any of our properties to meet our liquidity needs, although we may do so in the future. We intend to refinance at maturity the mortgage notes payable that have balloon payments at maturity.
Impact of Hurricane Katrina
      Two of our properties, East Jefferson Medical Specialty Building and East Jefferson Medical Office Building are located in Metairie, Jefferson Parish, Louisiana. Jefferson Parish appears to have suffered far less damage from Hurricane Katrina than other areas of New Orleans which lie to the east of the buildings. The hospital with which these properties are associated did not close during the hurricane and it continues to treat patients. A number of our physician-tenants have been on-site at the hospital throughout the disaster providing care to patients.
      East Jefferson Medical Specialty Building sustained no significant damage from Hurricane Katrina and is fully-functional. East Jefferson Medical Office Building, which accounted for 5.2% of our gross revenues as of June 30, 2005, sustained some roof damage, broken windows and wind blown water penetration. We are still assessing the total cost to repair East Jefferson Medical Office Building, but we do not expect the cost to materially affect our financial results. We are covered by rental interruption insurance that covers rents owing to us from tenants for one year. The deductible on this occurrence under our insurance policy is approximately $342,000, an amount for which we have cash reserves. Accordingly, we do not expect to incur any additional financing to fully repair the damage to the building.
Expected Equity-Based Compensation Charge
      In connection with the offering and the formation transactions, we will grant 345,793 LTIP units to certain of our employees, with an aggregate value of approximately $6.6 million (including 82,353 LTIP units to Mr. Spencer, which have an aggregate value of $1.6 million and 63,440 LTIP units to Mr. Handy, which have an aggregate value of $1.2 million, in each case assuming each unit is equivalent to one share of common stock with a price based upon the mid-point of the price range indicated on the cover of this prospectus), assuming each unit is equivalent to one share of common stock, based upon the mid-point of the price range indicated on the cover of this prospectus. These units do not have any vesting or forfeiture requirements and therefore we expect to record the value of the units issued as a one-time expense in our first public financial reporting period immediately following the completion of the offering, with a corresponding credit to equity.
      In addition, in connection with the offering and the formation transactions, we will grant 58,100 shares of restricted stock to certain of our employees. Of these shares, 28,100 shares will vest immediately upon the closing of the offering. We expect to record the value of these shares as a one-time expense in our first public financial reporting period immediately following the completion of the offering, with a corresponding credit to equity. The remaining shares will vest ratably on January 1, 2007, 2008, 2009 and 2010 and we will record the appropriate expenses over the vesting period.
      Our pro forma statements of income for the six months ended June 30, 2005 and for the year ended December 31, 2004 do not include the one-time compensation charge, as the intent of these statements is to reflect the continuing impact of the formation transactions.
Off-Balance Sheet Arrangements
      We will not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purposes entities, which typically are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we are not expected to guarantee the obligations of unconsolidated entities or to provide funding to any such entities. Accordingly, we do not expect to be exposed to any financing, liquidity, market or credit risk that could arise from these relationships.
      Currently, and in the future, we will guarantee debt in connection with our development activities, including joint ventures. In the past, our predecessor has guaranteed, in the event of a default, the mortgage notes payable for two unconsolidated real estate joint ventures. An initial liability of $131,000 has been recorded for these guarantees using expected present value measurement techniques. Our predecessor has recorded a corresponding increase in its investment asset related to the entities. For one mortgage note payable with a principal balance of $3,152,000 at June 30, 2005, the guarantee will be released upon completion of the project and commencement of rental income, which is expected to occur in the first quarter of 2006. The other guarantee, with a principal balance of $9,308,000 at December 31, 2004, will be released upon the full repayment of the mortgage note payable, which matures in December 2006. The mortgages are collateralized by property and the collateral will revert to the guarantor in the event the guarantee is performed.
      Our predecessor, along with other members, has also guaranteed, in the event of a default, the notes payables for two unconsolidated real estate joint ventures. These guarantees were entered into prior to December 31, 2002. One note payable matures in 2005 and has a principal balance of $1,741,000 at December 31, 2004, and the other note payable matures in 2006 and has a principal balance of $150,000 at December 31, 2004. The value of the investment in real estate is estimated to be in excess of the notes payable.
      We do not expect our guarantees to have a material impact on our financial statements in the future.
Indebtedness Outstanding Upon Completion of the Offering
      Our indebtedness outstanding upon the closing of the offering and the formation transactions will be comprised principally of mortgage indebtedness secured by our wholly owned properties, including those acquired in the formation transactions. On a pro forma basis, our indebtedness will be approximately $139.8 million in principal amount.
      The following table sets forth our pro forma indebtedness on our wholly owned properties outstanding as of June 30, 2005 after giving effect to the formation transactions and the offering:

		Stated
Wholly Owned Property	Amount of	Interest	Interest	Maturity	Amortization
Securing the Mortgage	Debt	Rate	Rate(1)	Date	(Years)

St. Francis Medical Plaza/St. Francis Women’s Center(2)	$10,829	LIBOR + 1.33%	6.85%	12/15/05	25
East Jefferson Medical Office Building (3)	9,859	6.01	6.01	8/10/2014	25
Barclay Downs(4)	2,787	7.75	7.75	10/1/2007	20
Birkdale Medical Village(5)	7,820	6.75	6.75	10/1/2008	25
Cabarrus Pediatrics, Copperfield Medical Mall, Harrisburg Medical Mall, Midland Medical Mall and Weddington Internal & Pediatric Medicine	10,469	LIBOR + 1.50	4.84	12/15/2014	25
Gaston Professional Center(2)	17,754	LIBOR + 1.25	4.50	11/22/2007	25
Harrisburg Family Physicians Building Lincoln/ Lakemont Family Practice Center, Northcross Family Medical Practice Building and Randolph Medical Park(2)	9,036	LIBOR + 1.85	6.67	12/10/2007	25
Mulberry Medical Park	1,179	5.95	5.95	10/15/2006	20
Rocky Mount Kidney Center	1,157	6.25	6.25	1/21/2009	20
Rocky Mount Medical Park	8,020	Prime	5.75	8/15/2008	25
Rowan Outpatient Surgery Center	3,581	6.00	6.00	7/6/2014	25
Baptist Northwest Medical Park(6)	2,366	8.25	8.25	2/1/2011	25
Beaufort Medical Plaza(2)	5,326	LIBOR + 0.95	6.76	8/18/2008	25
Medical Arts Center of Orangeburg	2,768	5.95	5.95	12/18/2007	20
One Medical Park — HMOB(7)	6,027	5.93	5.93	11/1/2013	20
Providence MOB I, II and III(8)	9,304	6.12	6.12	1/12/2013	25
River Hills Medical Plaza(2)	3,204	LIBOR + 2.00	5.63	11/30/2008	22
Roper MOB	10,280	LIBOR + 1.50	4.84	7/10/2009	18
St. Francis Community Medical Office Building, St. Francis MOB(9)	9,527	LIBOR + 1.40	4.74	8/18/2007	25

		Stated
Wholly Owned Property	Amount of	Interest	Interest	Maturity	Amortization
Securing the Mortgage	Debt	Rate	Rate(1)	Date	(Years)

Three Medical Park(10)	8,500	5.55	5.55	3/25/2014	25

Subtotal	139,793

Debt premium, net	49

Total	$139,842

(1)	Floating rate interest rate based on Prime Rate and one month LIBOR as of June 30, 2005. Represents the fixed rate for floating rate loans that have been swapped to fixed.

(2)	Subject to swap breakage fees.

(3)	Loan may be defeased. Prepayment fee is the amount which added to remaining principal amount of the note will be sufficient to purchase U.S. Treasury obligations providing the required defeasance payments.

(4)	Prepayment fee is the greater of 1.0% of the principal being repaid and the excess of the present value of future principal and interest payments, discounted at the applicable U.S. Treasury rate, over the outstanding principal balance at the date of prepayment.

(5)	Loan may be defeased. Prepayment fee is the amount which added to remaining principal amount of the note will be sufficient to purchase U.S. Treasury obligations providing the required defeasance payments.

(6)	Prepayment fee is the excess of the present value of all unpaid installments of principal and interest from the date of prepayment up to maturity date and the present value of a final balloon payment, discounted at the applicable U.S. Treasury rate plus 50 basis points, over the outstanding principal balance at the date of prepayment.

(7)	Prepayment fee is 5.0% of principal balance after 2008, 4.0% after 2009, 3.0% after 2010, 2.0% after 2011 and 1.0% after 2012. Prepayment is locked out prior to 2008.

(8)	Prepayment fee is equal to the greater of 1.0% of the unpaid principal balance of the loan and the present value of all scheduled principal and interest payments remaining to maturity, discounted at the applicable U.S. Treasury rate, over the outstanding principal balance at the date of prepayment.

(9)	Prior to when the swap expired on August 18, 2005, the swapped interest rate was 6.98%.

(10)	Prepayment fee is the greater of yield maintenance or 3.0% of principal balance. Yield maintenance is the amount which added to remaining principal amount of the note will be sufficient to purchase U.S. treasury obligations providing the required defeasance payments.
     The following table sets forth our pro forma indebtedness outstanding as of June 30, 2005 on our joint venture properties after giving effect to the formation transactions and the offering.

				Net			Rent Per
			Year	Rentable	Occupancy	Annualized	Leased	Ownership
Property	City	State	Built	Square Feet	Rate	Rent	Square Foot	%	Debt Balance	Associated Healthcare System

Other Properties
Kannapolis Medical Mall	Kannapolis	NC	1987	28,033	100%	$629,097	$22.44	5.0%	$—	Northeast Medical Center
Mary Black MOB	Greenville	SC	1998	45,047	100	757,560	16.82	9.6	2,164,795	Triad
Mary Black MOB II	Greenville	SC	1993	15,143	100	273,156	18.04	1.0	1,000,557	Triad
Mary Black Westside	Greenville	SC	1991	37,455	100	754,694	20.15	5.0	2,797,742	Triad
McLeod MOB East(1)	Florence	SC	1993	127,458	97.4	1,884,611	15.19	1.1	13,451,062	McLeod Regional Medical Center
McLeod Pee Dee Medical Park (1)	Florence	SC	1982	33,756	99.5	456,173	13.58	1.1	13,451,062	McLeod Regional Medical Center
McLeod MOB West(1)	Florence	SC	1986	52,574	96.7	676,606	13.31	1.1	13,451,062	McLeod Regional Medical Center
Rocky Mt. MOB	Rocky Mt.	NC	2002	35,393	95.7	786,676	23.24	34.5	4,312,163	—

Total				374,859	98.2%	$6,218,574	$16.89

(1)	Total debt of $13,451,062 is secured by all three properties listed.

Real Estate Taxes
      Our leases will generally require our tenants to be responsible for all real estate taxes.
Unsecured Credit Facility
      We have received a commitment letter with respect to a three-year, $100 million unsecured credit facility with Wachovia Capital Markets, LLC, as lead arranger, and Wachovia Bank, National Association as administrative agent. We also expect one or more affiliates of the underwriters for this offering to be lenders under this unsecured credit facility. We expect that the unsecured credit facility will allow for a one-year extension, at our option, and an expansion to up to $250 million, at our option and subject to approval of the administrative agent. We also expect that this credit facility will be guaranteed by certain of our subsidiaries. The interest rate under our new unsecured credit facility will equal LIBOR plus a margin of between 100 to 130 basis points based on our leverage ratio.
      We intend to use this line of credit to, among other things, finance future acquisitions, fund tenant improvements and capital expenditures and provide for working capital and other corporate purposes. We anticipate that the credit facility will contain customary terms and conditions for credit facilities of this type, including (1) limitations on our ability to (A) incur additional indebtedness, (B) subject to complying with REIT requirements, make distributions to our stockholders, (C) make certain investments, (2) maintenance of a pool of unencumbered assets and (3) requirements for us to maintain financial coverage ratios. We intend to enter into the credit facility contemporaneously with or shortly following the completion of the offering.
Commitments and Contingencies
      The following table summarizes our contractual obligations as of December 31, 2004, including the maturities and scheduled principal repayments and the commitments due in connection with our ground leases and operating leases for the periods indicated (dollars in thousands):

Obligation	2005	2006	2007	2008	2009	Thereafter	Total

Long-term Debt (principal)	$17,404	$45,361	$45,648	$46,793	$14,705	$44,907	$214,818
Interest Payments(1)	14,448	10,399	8,422	5,342	3,039	10,366	52,016
Ground Leases(2)	95	95	95	95	95	2,091	2,566
Operating Leases(3)	21	21	5	3	—	—	50

Total	$31,968	$55,876	$54,170	$52,233	$17,839	$57,364	$269,450

(1)	Assumes one-month LIBOR of 3.5% and Prime Rate of 5.75%.

(2)	Substantially all of the ground leases effectively limit our control over various aspects of the operation of the applicable property, restrict our ability to transfer the property and allow the lessor the right of first refusal to purchase the building and improvements. All of the ground leases provide for the property to revert to the lessor for no consideration upon the expiration or earlier termination of the ground lease.
(3)	Payments under operating lease agreements relate to various of our properties’ equipment leases. The future minimum lease commitments under these leases are as indicated above.
     The following table summarizes our contractual obligations on a pro forma basis as of June 30, 2005, including the maturities and scheduled principal repayments and commitments due in connection with our ground leases and operating leases for the periods indicated (dollars in thousands):

	Through
	Remainder
Obligation	of 2005	2006	2007	2008	2009	Thereafter	Total

Long-term Debt (principal) (1)	$12,411	$4,493	$39,248	$27,109	$11,499	$44,907	$139,668
Interest Payments(2)	4,263	7,537	7,040	4,785	3,095	10,788	37,508
Ground Leases(3)	47	95	95	95	95	2,091	2,518
Operating Leases(4)	11	21	5	3	—	—	40

Total	$16,732	$12,146	$46,388	$31,992	$14,689	$57,786	$179,734

(1)	Excludes debt premium of $125 on Barclay Downs.

(2)	Assumes one-month LIBOR of 4.5% and Prime Rate of 7.0%.

(3)	Substantially all of the ground leases effectively limit our control over various aspects of the operation of the applicable property, restrict our ability to transfer the property and allow the lessor the right of first refusal to purchase the building and improvements. All of the ground leases provide for the property to revert to the lessor for no consideration upon the expiration or earlier termination of the ground lease.

(4)	Payments under operating lease agreements relate to various of our properties’ equipment leases. The future minimum lease commitments under these leases are as indicated above.

     As of June 30, 2005, we had no unfunded financing commitments from financial institutions relating to properties under development.
Funds from Operations
      Following the closing of the offering and the formation transactions, our financial reports will include a discussion of funds from operations, or FFO. As defined by the National Association of Real Estate Investment Trusts, or NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains from sales of property, plus real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. We will present FFO because we consider it an important supplemental measure of our operational performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We will compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
Inflation
      Inflation in the United States has been relatively low in recent years and did not have a material impact on the results of operations for our predecessor for the periods shown in the combined historical financial statements. Although the impact of inflation has been relatively insignificant in recent years, it remains a factor in the United States economy and may increase the cost of acquiring or replacing properties.
Seasonality
      We do not consider our business to be subject to material seasonal fluctuations.
Geographic Concentration
      Our wholly owned properties are located in the southeastern United States. For future acquisitions, we expect to target properties that are located in this same region, including Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee.
Recent Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123R (Revised 2004), “Share-Based Payment” (SFAS No. 123R), which is effective for fiscal years beginning after June 15, 2005. SFAS 123R is a revision of FASB Statement No. 123, “Accounting for Stock Based Compensation.” We have not assessed the impact of SFAS 123R on our financial position or results of operations.

      In December 2004, the FASB issued Statement of Financial Accounting Standards No. 152, “Accounting for Real Estate Time-Sharing Transactions” (SFAS No. 152), which is effective for fiscal years beginning after June 15, 2005. SFAS No. 152 is not expected to have a material impact on our financial position or results of operations.
      In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29” (“SFAS No. 153”), which is effective for fiscal years ending after December 15, 2005. FIN 47 is not expected to have a material impact on our financial position or results of operations.
      In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154), which is effective for fiscal years beginning after December 15, 2005. SFAS No. 154 is not expected to have a material impact on our financial position or results of operations.
      At its June 2005 meeting, the FASB Emerging Issues Task Force, or EITF, reached a consensus regarding Issue No. 04-05 (EITF 04-05), “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” EITF 04-05 is effective immediately for all newly-formed limited partnerships and for existing limited partnership agreements that are modified. The guidance will be effective for existing limited-partnership agreements that are not modified no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. The guidance provides a framework for addressing the question of when a general partner, as defined in EITF 04-05, should consolidate a limited partnership. The EITF has concluded that the general partner of a limited partnership should consolidate a limited partnership unless (1) the limited partners possess substantive kick-out rights as defined in paragraph B20 of FIN 46(R), “Consolidation of Variable Interest Entities,” or (2) the limited partners possess substantive participating rights similar to the rights described in Issue 96-16, “Investor’s Accounting for an Investee When the Investor has a Majority of the Voting Interest but the Minority Stockholder or Stockholders have Certain Approval or Veto Rights.” The FASB has amended Statement of Position 78-9, “Accounting for Investments in Real Estate Ventures,” and EITF 96-16 to conform and align with the guidelines set forth in EITF 04-05. EITF 04-05 is not expected to have a material impact on our financial condition and results of operations.
Quantitative and Qualitative Disclosures about Market Risk
      Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. We use some derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit rating and other factors.
      Upon the closing of the offering and the formation transactions, we expect to have outstanding approximately $139.8 million of consolidated debt. We expect approximately $38.3 million, or 27.4%, of our total consolidated debt, will be variable rate debt. We expect that approximately $101.5 million, or 72.6%, of our total indebtedness upon the closing of the offering and the formation transactions will be subject to fixed interest rates for a minimum of two years. We have five interest rate swaps in place in an aggregate amount of $46.1 million.
      If LIBOR were to increase by 100 basis points, the increase in interest expense on our pro forma variable rate debt would decrease future earnings and cash flows by approximately $284,000. Interest rate risk amounts were determined by considering the impact of hypothetical interest rates on our financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur in that environment. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure.
      The fair value of our debt outstanding as of June 30, 2005 was approximately $214.4 million.

INDUSTRY BACKGROUND/ MARKET OPPORTUNITY
Market Opportunity
Healthcare Industry Drivers
      According to the U.S. Department of Labor, Bureau of Labor Statistics, Bureau of Economic Analysis, healthcare is one of the largest industries in the United States. Plunkett’s Healthcare Almanac 2005 states that healthcare spending in the United States in 2004 was responsible for approximately 15.5% of U.S. gross domestic product. Because healthcare spending has consistently grown at rates greater than overall spending growth and inflation, this percentage continues to increase. As the chart below reflects, total U.S. healthcare expenditures are projected to increase from $1.3 trillion in 2000 to nearly $3.4 trillion in 2013, with annual increases averaging approximately 7.5%. Similarly, healthcare expenditures as a percent of U.S. gross domestic product are expected to increase to 18.4% by 2013.
U.S. Healthcare Expenditures, 2000 - 2013
Source: Plunkett’s Healthcare Almanac 2005, citing the Centers for Medicare & Medicaid Services (CMS), Office of the Actuary. Copyright© Plunkett Research, Ltd. The health spending projections were based on the 2002 version of the National Health Expenditures (NHE) released in January 2004.
     Other trends affecting healthcare spending include the aging of the U.S. population, advances in medical technology and services and increases in life expectancy. Persons 65 years of age and older tend to use a disproportionate share of healthcare services in the United States. This trend will further promote increases in healthcare spending as an increasingly older population will demand more medical treatments and physician office visits. The effects of this increasing demand for healthcare services will, in turn, increase the demand for medical office buildings and healthcare related facilities through an increase in the overall number of physicians and an increase in the type and amount of outpatient services, which generally involve physician visits and medical services performed in facilities other than hospitals.
Healthcare Real Estate Industry Background
      The healthcare real estate industry is comprised of companies which own various healthcare related facilities such as assisted-living facilities, skilled nursing facilities, ambulatory facilities, medical office buildings, hospitals and other healthcare related properties. Within healthcare real estate, we have historically focused mainly on the acquisition and development of medical office buildings, which typically contain suites for physicians and physician practice groups and also may include facilities that provide hospital ancillary and outpatient services, such as ambulatory surgery centers, cancer treatment centers, imaging and diagnostic centers, kidney dialysis centers, rehabilitation centers, sports medicine facilities and women’s centers. Because of the specialized needs of these physicians and other healthcare providers, medical office buildings tend to have a number of characteristics which distinguish them from other traditional office buildings, such as specialized HVAC systems, larger elevators, radiation shields and soundproofed rooms. Medical office buildings also typically require specialized management services due to the unique needs of tenants and their patients.
      We believe the healthcare real estate industry represents an attractive investment opportunity because the essential nature of healthcare services enables it to withstand economic downturns better than other types of investment property, such as general office properties whose success is more closely tied to employment and the national, regional or local economy. In the medical office segment in particular, occupancy rates often tend to remain high due to relatively minimal turnover compared to the higher turnover rates found in other real estate sectors. This reduced turnover is a result of physicians’ tendency to remain at their chosen medical office buildings for long periods of time.
      We believe our on-campus medical office buildings generally enjoy higher occupancy rates and tenant retention than those located a distance from such hospitals. The proximity of physician offices to hospitals and medical services promotes physician profitability by helping to reduce physician commuting time and enhancing convenience for patients.
Key Trends Affecting Healthcare Providers
      We believe that a number of significant trends are affecting the delivery of medical services and the ownership of medical office buildings and healthcare related facilities. We believe that these trends will continue to generate substantial growth in the market for these types of facilities in the foreseable future.
      Growth in Outpatient Services. An increasing number of medical procedures are being performed in outpatient facilities, driving growth in demand for medical office buildings that provide these services. According to the American Hospital Association (AHA), the number of outpatient visits grew approximately 48.0% between 1993 and 2003. We believe these changes can be in a large part attributed to three trends: (1) technological advances that continue to reduce the invasiveness of many surgical and diagnostic procedures that traditionally have been performed on an inpatient basis; (2) reductions in insurance reimbursement that encourage the use of lower cost facilities for an increasing number of procedures; and (3) new or elective treatments such as cosmetic services which are performed on an outpatient basis.
      The following table displays the growth in U.S. outpatient visits from 1980 through 2003.
Growth in Outpatient Visits

Source: AHA Health Forum.

     Changes in Regulatory Environment. The current regulatory environment remains an ongoing challenge for healthcare providers, who are under pressure to comply with complex healthcare laws and regulations designed to prevent fraud and abuse. These regulations, for example, prohibit physicians from referring patients to entities in which they have investment interests and prohibit hospitals from leasing space to physicians at below market rates. As a result, healthcare providers seek reduced liability costs and are incented to dispose of real estate to third parties, thus reducing the risk of violating fraud and abuse regulations. This environment creates investment opportunities for owners, acquirers and joint venture partners of healthcare real estate who understand the needs of healthcare professionals and can help keep tenant costs low.
      Reductions in Medicare Reimbursement. The Balanced Budget Act of 1997 significantly reduced the level of Medicare reimbursement to healthcare providers. Despite some relief granted by Congress subsequently, hospitals have had a greater need to generate liquidity for operations and equipment. Medical technology has also improved, placing greater demands on physicians and hospitals to purchase more advanced equipment. To generate the necessary liquidity, hospitals often decide to sell real estate assets and redeploy capital. As reimbursement issues and improvements in technology continue, we expect there to be an increased reliance on third parties to create liquidity for hospitals by acquiring facilities from providers and developing new facilities.
Trends in Our Markets
Population Trends in Southeastern Markets
      Population Growth Analysis. A fundamental driver of the growth in demand for healthcare services is the growth of the total U.S. population. According to the U.S. Department of Commerce, Bureau of the Census, the total population in the United States is projected to increase from 281 million in 2000 to nearly 364 million in 2030, an increase of 29.0%, or 0.9% annually. As a result of this expanding population, the healthcare industry will be driven to increase its capacity for providing medical services, which will create the need for additional medical professionals to provide these services.
      Based on data provided by the U.S. Census Bureau, the average population growth in states in which our properties reside, weighted by the net rentable square feet of our properties in each state, has consistently exceeded the national average since 1980, and is projected to continue to do so through 2030. Over 90% of our wholly owned properties are located within three of the five fastest growing southeastern states, Georgia, North Carolina and South Carolina. Overall, the southeastern region is projected to experience the highest population increase in the country between 2000 and 2030, accounting for domestic migration, international immigration, and natural population growth estimates.

Source: U.S. Census Bureau.

     Over the period beginning in 2005 and ending in 2010, our markets are expected to experience an average annual population growth rate of 1.3% versus 0.9% for the nation as a whole, according to projections provided by the U.S. Census Bureau.
Weighted Average Population Growth Rate

Source: U.S. Census Bureau.
     As population increases in the Southeast, the demand for medical services is expected to increase, resulting in increased demand for existing and additional medical office space.
Aging of the Southeastern Population
      The Southeast is characterized by a relatively high percentage of citizens 65 years of age and older, and this segment of the population is expected to further increase in our markets. Specifically, the states in which we are located are expected to experience a relatively higher growth rate in the population of citizens 65 years of age and older, averaging 2.3% growth per year between 2005 and 2010, versus 1.8% for the rest of the nation.
Weighted Average Growth Rate of Citizens 65 Years of Age and Older

Source: U.S. Census Bureau.
     As our properties are generally located in states with an increasingly older population, we expect the markets that we serve to experience increased need for medical services, creating substantial demand for the development of medical office buildings, outpatient facilities and other healthcare related properties.

BUSINESS AND PROPERTIES
      All statistical data contained in this prospectus are the most recently available data from the sources cited. Where no source is cited, statistical data have been derived from internal data prepared by our management.
Overview
      We are an owner of specialty office properties for the medical profession. We focus on the ownership, development, redevelopment, acquisition and management of strategically located medical office buildings and other healthcare related facilities in the southeastern United States. We have built our company around understanding and addressing the specialized real estate needs of the healthcare industry. We have developed long-term and extensive relationships through developing and maintaining modern, customized medical office buildings and healthcare related facilities. Our high levels of customer satisfaction in the industry have enabled us to maintain occupancy above market levels and secure strategic hospital campus locations. We intend to operate as a fully-integrated, self-administered and self-managed REIT.
      Upon the closing of the offering and the formation transactions, we will own and/or manage 72 medical office buildings and healthcare related facilities, serving 18 hospital systems in seven states. Our aggregate portfolio is comprised of:

•	45 wholly owned properties;

•	eight joint venture properties;

•	16 properties owned by third parties (15 of which are for clients with whom we have an existing investment relationship); and

•	three properties held for sale, which we are not acquiring in connection with the formation transactions.

      Our operations and acquisition activities are focused on southeastern markets, which enables us to take advantage of favorable demographics and population growth trends within the region. Our wholly owned properties are located in South Carolina, North Carolina, Georgia, Louisiana and Kentucky. We also manage one property in Florida and one in Mississippi.
      Our aggregate portfolio contains approximately 3.5 million net rentable square feet consisting of approximately 2.2 million net rentable square feet from our wholly owned properties, approximately 0.4 million net rentable square feet from joint venture properties, approximately 0.8 million net rentable square feet from properties owned by third parties and approximately 0.1 million net rentable square feet from properties held for sale and managed by us. Approximately 73.0% of the net rentable square feet of our wholly owned properties is situated on hospital campuses. As such, we believe our assets occupy a premier franchise location in relationship to local hospitals, providing our properties with a distinct competitive advantage over alternative medical office space in an area. As of June 30, 2005, our wholly owned properties were approximately 95.7% occupied, with an average remaining lease term of approximately 4.1 years. As of June 30, 2005, leases representing 10.6% of our rentable square feet will expire in 2005, 16.3% in 2006 and 11.9% in 2007.
      Our senior management team has significant experience in all aspects of the healthcare real estate industry. James W. Cogdell, our Chairman, founded our predecessor in 1972, when he successfully brought together physician-lessees as limited partners in a single entity for the purpose of owning the property in which the physicians practiced. Over the past ten years, as we have experienced strong growth, we have expanded the depth and breadth of our management team, including the addition of Frank C. Spencer, our Chief Executive Officer, President and a member of our board of directors, in 1996. Since Mr. Spencer’s arrival, our management team has completed the development or acquisition of more than 48 medical office buildings and healthcare related facilities, and our workforce has expanded to approximately 75 full-time employees.

      Our principal strategy is to own, develop, redevelop, acquire and manage medical office buildings and healthcare related facilities. We expect to continue our strategy of working in conjunction with local hospitals and regional medical centers to help them develop or redevelop suitable office facilities to support the growth of medical practices in their local areas. In many of our projects, we have formed partnerships in which our physician-lessees, and in some cases, local hospitals or regional medical centers, provide most of the equity capital for the project. We believe that our extensive experience in successfully completing a range of ventures with medical practices and institutions provides us with the knowledge and capability to work efficiently through the project approval process, which we believe sets us apart from other medical office companies.
      We manage our properties with a view to creating an environment that supports successful medical practices and the delivery of quality medical care. Unlike traditional office space, the location of and specifications for our properties are tailored to the needs of our tenants, which we believe results in high occupancy levels and low tenant turnover. As a result of these factors and the involvement of our physician-lessees and hospitals as investors in our properties, we believe we maintain one of the more stable tenant bases of any office company in the United States. For example, the average occupancy rates at our wholly owned properties at December 31 over the last three calendar years have been 96.1% in 2004, 96.2% in 2003 and 95.5% in 2002 (excluding the initial lease-up phase of the properties). This compares to average suburban office occupancy rates below approximately 85% for the same periods nationally.
      Our tenant base is a stable, broadly diversified group of physician-tenants. As of June 30, 2005, we had more than approximately 480 tenants at our wholly owned properties with no single tenant accounting for more than 5.8% of the annualized rental revenue at our wholly owned properties. Our tenants consist largely of physicians and physician groups who maintain their medical practices at our properties and are diversified by type of medical practice, medical specialty and sub-specialty. We work closely with local hospitals and regional medical centers to optimize tenant mix at our properties. We expect that upon the closing of the offering and the formation transactions, more than 41.8% of our tenants will be holders of either OP units or common stock, and these tenants will occupy more than 41.4% of the net rentable square feet at our wholly owned properties.
      We intend to qualify as a REIT for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2005. We intend to make regular quarterly distributions to our stockholders and holders of OP units, beginning with a distribution for the period commencing upon the closing of the offering and ending on December 31, 2005.
      Upon the closing of the offering and the formation transactions, substantially all of our business will be conducted through our operating partnership. We believe that conducting business through our operating partnership will enable us to acquire additional properties from sellers in tax deferred transactions through the use of OP units as acquisition currency.
Our Competitive Strengths
      We believe that over our 33 year history we have distinguished ourselves from other owners, operators and developers of specialty office buildings for the medical profession and enjoy significant competitive strengths, which include:

•	Strong Relationships with Physicians and Hospitals. Healthcare is fundamentally a local business. We believe we have developed a reputation based on trust and reliability among physicians and hospitals and believe that these relationships position us to secure new development projects and new property acquisition opportunities with both new and existing parties. Many of our healthcare system clients have collaborated with us on multiple projects, including our five largest healthcare system clients, with which we have an average relationship lasting more than 22 years. Our strategy is to continue to grow our portfolio by leveraging these relationships to acquire existing properties and to selectively develop new medical office buildings and healthcare related facilities in communities in need of additional facilities to support the delivery of medical services. We believe that physicians particularly value renting space from a trusted and reliable property owner that consistently delivers an office environment that meets their specialized needs.

•	Key On-Campus Locations. Approximately 73.0% of the net rentable square feet of our wholly owned properties is situated on hospital campuses. On-campus properties provide our physician-lessees and their patients with a convenient location so that they can move between medical offices and hospitals with ease, which drives revenues for our physician-lessees. Many of these properties occupy a premier franchise location in relationship to the local hospital, providing our properties with a distinct competitive advantage over alternative medical office space in the area. We have found that the factors most important to physician-lessees when choosing a medical office building or healthcare related facility in which to locate their offices are convenience to a hospital campus, clean and attractive common areas, state-of-the-art amenities and tenant improvements tailored to each practice.

•	Development Expertise. Our development activities have been focused on the design, construction and financing of medical office buildings and healthcare related facilities. We have completed the development of more than 70 medical office properties, many of which represent repeat business with our clients. We have built strong relationships with leading for-profit and non-profit medical institutions who look to us to provide real estate solutions that will support the growth of a medical community built around their hospitals and regional medical centers. We focus exclusively on medical office buildings and healthcare related facilities and believe that our understanding of real estate and healthcare gives us a competitive advantage over less specialized developers. Further, our regional focus has provided us with extensive local industry knowledge and insight. We believe the network of relationships that we have developed in both the real estate and healthcare industries over the past 33 years provides us access to a large volume of potential development and acquisition opportunities.

•	Loyal and Diverse Tenant Base. Our focus on maintaining our physician-lessees’ loyalty is a key component of our marketing and operating strategy. We believe our focus on physician-lessee loyally and the involvement of our physician-tenants and hospitals as investors in our properties results in one of the more stable and diversified tenant bases of any office company in the United States. Our lease renewal rates, based on net rentable square feet renewing each year, were 94.7% in 2004, 98.0% in 2003 and 92.8% in 2002. In addition, as of June 30, 2005, our properties had an average occupancy rate of approximately 95.7%. Our tenants are diversified by type of medical practice, medical specialty and sub-specialty. As of June 30, 2005 no single tenant accounted for more than 5.8% of the annualized base rental revenue at our wholly owned properties. None of our tenants is in default.

•	Unique Focus. We focus exclusively on the ownership, development, redevelopment, acquisition and management of medical office buildings and healthcare related facilities in the southeastern United States. We believe our targeted focus on the Southeast enables us to capitalize on favorable demographic and population growth trends. In addition, our focus on medical office buildings and healthcare related facilities allows us to own, develop, redevelop, manage and acquire medical office buildings and healthcare related facilities more effectively and profitably than our competition. Unlike many other public companies in the healthcare real estate sector, we will operate our properties and not just engage in sale/leaseback arrangements. We believe that this focus, may position us to achieve additional cash flow growth.

•	Experienced Senior Management Team. Our senior management team has an average of more than ten years of healthcare real estate experience and has been involved in the development, redevelopment and acquisition of a broad array of medical office space. Our Chairman and founder, James W. Cogdell, has been in the healthcare real estate business for more than 33 years, and Frank C. Spencer, our Chief Executive Officer, President and a member of our board of directors, has more than nine years of experience in the industry. Three members of our senior management team will enter into employment agreements with the company, thereby providing stability of leadership. Upon the closing of the offering and the formation transactions, our senior management team will own approximately 23.7% of our common stock on a fully diluted basis.

Business and Growth Strategies
      Our primary business objective is to develop and maintain client relationships in order to maximize cash flow available for distribution to our stockholders. Our business strategy consists of the following principal elements:

•	Selective Development and Acquisitions. We intend to leverage our strong development and acquisition track record to continue to grow our portfolio of medical office buildings and healthcare related facilities by selectively acquiring existing medical office buildings and by developing new projects in communities in need of additional facilities to support the delivery of medical services.

•	Develop and Maintain Strategic Relationships. We intend to build upon our key strategic relationships with physicians, hospitals, not-for-profit agencies and religious entities that sponsor healthcare services to further enhance our franchise. Historically, our predecessor financed real property acquisitions through joint ventures in which the physician-lessees and in some cases local hospitals or regional medical centers, provided the equity capital. We expect to continue entering into joint ventures with individual physicians, physician groups and hospitals. These joint ventures have been, and we believe will continue to be, a source of development and acquisition opportunities for us. Of the 48 healthcare properties our management team developed or acquired over the past ten years, 34 of them represent repeat transactions with an existing client institution. We anticipate that we will also continue to offer our potential physician-lessees the opportunity to invest in our company in order that they may continue to feel a strong sense of attachment to the property in which they practice. We intend to work closely with our tenants in order to cultivate long-term working relationships and to maximize new business opportunities. From time to time, we may make investments or agree to terms that support the objectives of clients without necessarily maximizing our short-term financial return. We believe that this philosophy allows us to build long-term relationships and obtain franchise locations otherwise unavailable to our competition.

•	Active Management of Our Properties. We have developed a comprehensive approach to property and operational management to maximize the operating performance of our medical office buildings and healthcare related facilities, leading to high levels of tenant satisfaction. This fully-integrated property and operating management allows us to provide high quality seamless services to our tenants on a cost-effective basis. We believe our operating efficiencies, which consistently exceed industry standards, will allow us to control costs for our tenants. We intend to maximize our stockholders’ return on their investment and to achieve long-term functionality and appreciation in our medical office buildings and healthcare related facilities through continuing our practice of active management of our properties. We manage our properties with a view toward creating an environment that supports successful medical practices. Our properties are clean and kept in a condition that is conducive to the delivery of top-quality medical care to patients. We understand that in order to maximize the value of our investments, our tenants must prosper as well. Therefore, we are committed to maintaining our properties at the highest possible level.
Our Aggregate Portfolio
      We own and/or manage 72 medical office buildings and healthcare related facilities, 45 of which we wholly own, eight of which we jointly own with unaffiliated third parties and manage through our taxable REIT subsidiary, 16 of which we manage for third parties through our taxable REIT subsidiary (15 of which are for clients with whom we have an existing investment relationship) and three properties held for sale that we manage, but which we are not acquiring in connection with the formation transactions. Of the 16 properties which we manage only, four of these properties are owned by a charitable foundation for which we, through our taxable REIT subsidiary, will act as the manager. As part of the consolidation transaction we expect to acquire one property, 190 Andrews, located in Greenville, South Carolina which we currently manage. Medical office buildings typically contain suites for physicians and physician practice groups and also may include facilities that provide hospitals with ancillary and outpatient services, such as ambulatory surgery centers, imaging and diagnostic centers (offering diagnostic services not typically provided in physician offices or clinics), rehabilitation centers, kidney dialysis centers and cancer treatment centers. Our aggregate portfolio contains an aggregate of approximately 3.5 million net rentable square feet of as of June 30, 2005. As of June 30, 2005, our wholly owned properties were approximately 95.7% occupied, with an average remaining lease term of approximately 4.1 years, and accounted for 93.0%, of our total revenues for the six months ended June 30, 2005 and 91.0% of our total revenues for the year ended December 31, 2004. The following table contains additional information about our wholly owned properties as of June 30, 2005.

						Annualized
			Net			Rent Per
			Rentable			Leased
		Year	Square	Occupancy	Annualized	Square
Wholly Owned Property	City	Built(1)	Feet(2)	Rate	Rent(3)	Foot(4)(5)		Associated Healthcare System

Georgia:
Augusta POB I(6)(7)	Augusta	1978	99,493	95.7%	$1,092,196	$11.46		University Health Services
Augusta POB II(6)(7)	Augusta	1987	125,634	95.8	2,500,701	20.78		University Health Services
Augusta POB III(6)(7)	Augusta	1994	47,034	100	770,669	16.39		University Health Services
Augusta POB IV(6)(7)	Augusta	1995	55,134	89.6	748,147	15.15		University Health Services

Total Georgia			327,295	95.3	5,111,713	16.38
Kentucky:
Our Lady of Bellefonte (6)(8)(9)(10)	Ashland	1997	46,908	100	1,260,078	26.86		Our Lady of Bellefonte Hospital
Adjacent Parking Deck		1997			738,054

Total Kentucky			46,908	100	1,998,132	26.86	(11)
Louisiana:
East Jefferson Medical Office Building(6)(8)(9)	Metairie	1985	119,921	100	2,243,412	18.71		East Jefferson General Hospital
East Jefferson Medical Specialty Building (6)(8)(9)(12)	Metairie	1985	10,809	100	953,136	88.18		East Jefferson General Hospital

Total Louisiana			130,730	100	3,196,548	24.45
North Carolina:
Barclay Downs	Charlotte	1987	38,395	76.0	602,429	20.64		—
Birkdale Medical Village (9)(13)	Huntersville	1997	64,669	100	1,297,767	20.07		NorthEast Medical Center
Birkdale Retail(9)	Huntersville	2001	8,269	100	185,422	22.42		—
Cabarrus POB(6)(8)(9)	Concord	1997	84,972	93.5	1,536,412	19.33		Northeast Medical Center
Cabarrus Pediatrics (9)(13)	Concord	1997	9,423	100	234,821	24.92		Northeast Medical Center
Copperfield Medical Mall (13)	Concord	1978	26,000	100	546,000	21.00		Northeast Medical Center
Copperfield MOB(6)(8)(9)	Concord	2005	63,907	76.8	973,473	19.83		Northeast Medical Center
East Rocky Mount Kidney Center(9)(14)	Rocky Mount	2000	8,043	100	161,023	20.02		—
Gaston Professional Center (6)(8)(9)	Gastonia	1997	114,956	100	2,417,651	21.03		Caramont Health System
Adjacent Parking Deck		1997			590,321
Harrisburg Family Physicians Building(13)	Harrisburg	1996	8,202	100	195,782	23.87		Carolinas Healthcare System
Harrisburg Medical Mall (9)(13)	Harrisburg	1997	18,360	100	427,604	23.29		Northeast Medical Center
Lincoln/ Lakemont Family Practice Center(13)	Lincolnton	1998	16,500	100	336,570	20.40		Carolinas Medical Center
Mallard Crossing Medical Park(9)	Charlotte	1997	52,540	92.8	1,133,334	23.25		—
Midland Medical Mall (9)(13)	Midland	1998	14,610	100	368,652	25.23		Northeast Medical Center
Mulberry Medical Park (6)(8)(9)	Lenoir	1982	24,992	100	470,202	18.81		Caldwell Memorial Hospital, Inc.
Northcross Family Medical Practice Building(13)	Charlotte	1993	8,018	100	204,780	25.54		Carolinas Healthcare System
Randolph Medical Park(9)	Charlotte	1973	84,131	91.5	1,515,023	19.69		—
Rocky Mount Kidney Center (9)	Rocky Mount	1990	10,364	100	193,005	18.62		—
Rocky Mount Medical Park (9)	Rocky Mount	1991	96,993	95.8	1,760,371	18.95		—
Rowan Outpatient Surgery Center(6)(7)(14)	Salisbury	2003	19,464	100	394,146	20.25		Rowan Regional Medical Center
Weddington Internal & Pediatric Medicine(13)	Concord	2000	7,750	100	162,750	21.00		Northeast Medical Center

Total North Carolina			780,558	94.3	15,707,538	21.34	(15)
South Carolina:
190 Andrews(6)	Greenville	1994	22,898	100	411,793	17.98		—
Baptist Northwest(9)(16)	Columbia	1986	38,703	96.2	663,702	17.83		—
Beaufort Medical Plaza (6)(8)(9)	Beaufort	1999	59,340	100	1,152,787	19.43		Beaufort Memorial Hospital
Mt. Pleasant MOB(3)(6)(9)	Mt. Pleasant	2001	38,735	77.4	690,779	23.05		Roper St. Francis Healthcare

						Annualized
			Net			Rent Per
			Rentable			Leased
		Year	Square	Occupancy	Annualized	Square
Wholly Owned Property	City	Built(1)	Feet(2)	Rate	Rent(3)	Foot(4)(5)		Associated Healthcare System

Medical Arts Center of Orangeburg(7)(9)	Orangeburg	1984	49,024	100	839,932	17.13		The Regional Medical Center of Orangeburg and Calhoun Counties
One Medical Park — HMOB (6)(8)(9)	Columbia	1984	69,840	100	1,501,985	21.51		Palmetto Health Alliance
Providence MOB I(6)(8)(9)	Columbia	1979	48,500	100	933,832	19.25		Providence Hospital
Providence MOB II (6)(8)(9)	Columbia	1985	23,280	100	410,946	17.65		Providence Hospital
Providence MOB III (6)(7)(9)	Columbia	1990	54,417	100	1,053,810	19.37		Providence Hospital
River Hills Medical Plaza (9)(13)	Little River	1999	27,566	100	790,812	28.69		Grand Strand Regional
Roper MOB(6)(8)(9)	Charleston	1990	121,723	87.8	2,053,883	19.23		Roper St. Francis Healthcare
St. Francis Community Medical Office Building (6)(8)(9)	Greenville	2001	45,140	100	935,018	20.71		Bon Secours St. Francis Health System
St. Francis Medical Plaza (6)(8)(9)	Greenville	1998	62,724	100	1,220,582	19.46		Bon Secours St. Francis Health System
St. Francis MOB(6)(8)(9)	Greenville	1984	49,767	95.6	831,270	17.47		Bon Secours St. Francis Health System
St. Francis Women’s Center (6)(8)(9)	Greenville	1991	57,593	96.4	1,033,326	18.61		Bon Secours St. Francis Health System
Three Medical Park (6)(8)(9)	Columbia	1988	88,755	100	1,842,916	20.76		Palmetto Health Alliance
West Medical I(6)(8)(9)	Charleston	2003	29,721	87.0	522,842	20.22		Roper St. Francis Healthcare

Total South Carolina			887,726	96.3	16,890,215	19.77

Total			2,173,217	95.7%	$42,904,146	$19.99	(17)

(1)	Represents the year in which the property was first placed in service as a medical office building or healthcare related facility.

(2)	Net rentable square feet represents the current square feet at a building under lease as specified in the lease agreements plus management’s estimate of space available for lease. Net rentable square feet includes tenants’ proportional share of common areas.

(3)	Annualized rent represents the annualized monthly contracted rent under existing leases as of June 30, 2005.

(4)	Annualized rent per leased square foot represents annualized rent, excluding revenues attributable to parking, divided by the net rentable square feet divided by occupancy rate.

(5)	Unless otherwise indicated, annualized rent per leased square foot includes reimbursement to us for the payment for property operating expenses, real estate taxes and insurance with respect to such property.

(6)	On-campus facility.

(7)	We are subject to a restrictive deed on the property.

(8)	We are a tenant under a long-term ground lease on the property with an unrelated third party.

(9)	We developed this property.

(10)	Concurrent with the offering, the lease to Our Lady of Bellefonte will be restructured such that our annual revenue received will decrease by approximately $117,000.

(11)	Excludes annualized rent of adjacent parking deck to Our Lady of Bellefonte from calculation.

(12)       East Jefferson Medical Specialty Building is recorded as a sales-type capital lease in the Cogdell Spencer Inc. Predecessor combined historical financial statements included elsewhere in this prospectus. As such, the annualized rent related to the minimum lease payments is not reflected as rental revenue in the statement of operations. However amortization of unearned income is recorded in interest income.
(13)       Off-campus facility — hospital anchored.
(14)       The annualized rent per leased square foot does not include any payments to us for payment of property operating expenses, real estate taxes and insurance with respect to such property. The tenant is responsible for payment of these expenses.
(15)       Excludes annualized rent of adjacent parking deck to Gaston Professional Center from calculation.
(16)       We are a tenant under a long-term ground lease on the property with an unrelated third party as of June 30, 2005. Concurrent with the closing of the offering we will purchase a fee simple interest in this property for approximately $1.1 million.
(17)       Excludes annualized rent of adjacent parking decks to Our Lady of Bellefonte and Gaston Professional Center from calculation.

Joint Venture Properties
      Upon the closing of the offering and the formation transactions, we will jointly own eight properties with unaffiliated third parties which we will also manage. Our ownership interest in these properties range from 1.0% to 34.5%. The aggregate annualized revenues from these properties as of June 30, 2005 was $6.2 million (representing 100% ownership interest).
      The following table provides additional information about our joint venture properties as of June 30, 2005.

				Net			Rent Per
			Year	Rentable	Occupancy	Annualized	Leased	Ownership
Property	City	State	Built	Square Feet	Rate	Rent	Square Foot	%	Debt Balance	Associated Healthcare System

Other Properties
Kannapolis Medical Mall	Kannapolis	NC	1987	28,033	100%	$629,097	22.44	5.0%	$—	Northeast Medical Center
Mary Black MOB	Greenville	SC	1998	45,047	100	757,560	16.82	9.6	2,164,795	Triad
Mary Black MOB II	Greenville	SC	1993	15,143	100	273,156	18.04	1.0	1,000,557	Triad
Mary Black Westside	Greenville	SC	1991	37,455	100	754,694	20.15	5.0	2,797,742	Triad
McLeod MOB East(1)	Florence	SC	1993	127,458	97.4	1,884,611	15.19	1.1	13,451,062	McLeod Regional Medical Center
McLeod Pee Dee Medical Park(1)	Florence	SC	1982	33,756	99.5	456,173	13.58	1.1	13,451,062	McLeod Regional Medical Center
McLeod MOB West(1)	Florence	SC	1986	52,574	96.7	676,606	13.31	1.1	13,451,062	McLeod Regional Medical Center
Rocky Mt. MOB	Rocky Mt.	NC	2002	35,393	95.7	786,676	23.24	34.5	4,312,163	—

Total				374,859	98.2%	$6,218,574	$16.89

(1)	Total debt of $13,451,062 is secured by all three properties listed.
Development Opportunities
      The development aspect of our business is an integral part of our success. Our ability to develop medical office buildings and healthcare related facilities sets us apart from our competitors who focus only on acquiring properties, as it provides us with early access to desirable locations and promotes close relationships with long-standing clients which generates repeat business. Our ability to provide a full spectrum of development capabilities in conjunction with hospitals, physicians and medical practices helps us to attain strong market positions and provides us access to future business opportunities including off-market acquisitions. In addition, by participating in development joint ventures, we may earn promoted interests and fees.
      Our development process consists of three phases:

•	Phase I, which typically lasts 90 to 150 days, includes initial site planning, market studies, schematic designs and financial projections.

•	Phase II, which typically lasts 150 to 250 days, commences once a decision is made to move forward with a project at the end of Phase I. During this phase we initiate architectural drawing, negotiate a construction contract, begin pre-leasing and procure construction financing.

•	Phase III, which typically lasts 120 to 480 days, begins with ground breaking and extends through grand opening.

      We currently have contracts to develop ten properties for an aggregate of up to approximately 410,000 square feet located in both North and South Carolina. Three of the projects will be wholly owned by third parties. Two of these properties will be wholly owned by us and five will be owned in joint ventures. Our joint venture ownership interests are expected to range from 30 - 50%.
      Our Phase I projects include four joint ventures and one wholly owned development representing approximately 214,000 net rentable square feet and one development project to be wholly owned by a third party representing approximately 8,500 square feet.
      Our Phase II projects include one joint venture representing 65,000 square feet and one wholly owned development project representing approximately 40,000 square feet. We acquired the land associated with the wholly owned development project in September 2005 for approximately $850,000. We expect to break ground on these projects during late 2005 and early 2006.
      Our Phase III projects include two development projects to be wholly owned by a third party. One of the developments is a 19,000 square foot fee only project expected to be completed in the Fall of 2005. The other development is for the hospital component of an outpatient campus representing approximately 63,000 square feet. We will provide property management for this facility once completed. We have the right to develop the second stage of this project into a medical office building. We expect one Phase III development to be completed in late 2005 and the other to be completed in early 2006. For the six months ended June 30, 2005, development fees paid by third parties accounted for 1.3% of our total revenues and 2.5% of our total revenues for the year ended December 31, 2004.
Managed Properties
      We manage our properties with a view to creating an environment that supports successful medical practices and the delivery of quality medical care and in such a manner as to foster business relations and create opportunities for future development and acquisitions.
      Upon the closing of the offering and the formation transactions, through our taxable REIT subsidiary, we will provide property management services to the eight properties in which we own a minority interest and the 16 properties in which we will not have any ownership interest (15 of which are for clients with whom we have an existing investment relationship) and three properties held for sale that we manage, but which we are not acquiring in the formation transactions. Of the 16 properties that we manage for third parties, four are owned by a charitable foundation. The charitable foundation has the right to put any of these properties to Messrs. Cogdell and Spencer in the event the operations of such property cause the foundation to incur unrelated business income taxes in excess of the net cash flow received by the foundation from the property. If Messrs. Cogdell and Spencer do not make additional cash contributions to the foundation to cover such excess taxes, then the foundation has the right to require Messrs. Cogdell and Spencer to purchase the foundation’s interest in the property for its then fair market value, to be determined by a qualified appraiser in the absence of agreement between the parties. Upon the exercise of the put we have the right, but no obligation, to assume Messrs. Cogdell and Spencer’s obligations to purchase these properties. This right was acquired in exchange for nominal consideration. With respect to these four properties, our taxable REIT subsidiary will provide them with property management services and will manage the day-to-day operations of them and will serve as the manager of the entity through which the charitable foundation owns them.
      Pursuant to our property management contracts, we receive management fees and leasing commissions. Our compensation varies from contract to contract. Management fees are based on a percentage of gross rental revenues ranging from 1.3% to 6.0%. Leasing commissions are generally determined either by a percentage of gross rental revenues, typically 3.0%, or by a fee per rented square foot, and may be decreased on renewal leases. The aggregate fees generated from our management contracts and payable by third parties were $936,837 for the year ended December 31, 2004, which is 2.1% of our total revenue. For the six months ended June 30, 2005, third party management fees were $503,650, which is 2.2% of our total revenues.
      Gulfport MOB, an unconsolidated variable interest entity, is under contract for sale to Gulfport Memorial Hospital. It is expected that this transaction will close by October 2006. We currently manage this property. In 2004, we received $46,485 in management fees in addition to reimbursement of all direct costs. We expect to continue to manage this property after the purchase of the property by the hospital.

      The following table contains additional information as to our managed properties as of December 31, 2004.

	Rentable
	Square	2004
Entity	Footage	Revenue		Renewal Date	Affiliated Healthcare System

Cogdell Inv (CFVN), LLC	63,605	$8,030		Annually on October 23	Cape Fear Valley Health System
Cogdell Inv Lenoir	60,470	0	(1)	—	Caldwell Memorial Hospital
Cogdell Inv OSS	72,491	39,866		Annually on August 10	Bon Secours St. Francis Health System
Cogdell Inv Charleston	137,543	104,056		Annually on August 8	Roper St. Francis Healthcare
All Children’s MOB	66,023	77,182		Annually on June 19	All Children’s Hospital
Old Georgetown	6,984	14,808		Annually on December 1	—
Columbia County Medical Center	20,244	20,700		Annually on January 1	University Hospital
Evans Medical Center I	13,997	11,772		Annually on January 1	University Hospital
Evans Medical Center II	13,997	11,712		Annually on January 1	University Hospital
Evans Medical Center III	59,291	26,768		Annually on January 1	University Hospital
945 Broad Street	41,904	14,706		Annually on January 1	University Hospital
Harper Street	13,724	3,374		Annually on September 1	University Hospital
OAA Physical Therapy	6,564	6,736		Annually on September 1	University Hospital
South Richmond Cty Medical Center	37,650	23,544		Annually on January 1	University Hospital
University Women’s Center (POB V)	74,499	71,442		Annually on January 1	University Hospital
Cabarrus EDCC	114,931	84,996		October 1, 2010	NorthEast Medical Center

Fees Earned from Unaffiliated Third Party Management		519,692

Fees Earned from Unconsolidated Joint Ventures		227,093

Fees Earned from Properties Held for Sale		82,713

Fees Earned from Properties No Longer Managed		107,338

Total Third Party Management Fees		$936,837

(1)	There is no management fee for this property. We are reimbursed for certain direct costs associated with this property.
     Our property management agreements are typically on a year-to-year basis after an initial term of one to three years, and automatically renew unless terminated by us or by the owner of the property by written notice prior to the expiration of the current term.
Occupancy Rates
      As of June 30, 2005, more than approximately 480 tenants occupied space at our wholly owned properties, which had an average occupancy rate of approximately 95.7%. Our tenants consist largely of physicians and hospitals. We work closely with local hospitals and regional medical centers to develop the optimal tenant mix at our properties. Our tenant base is diversified by type of medical practice, medical specialty and sub-specialty, and, as of June 30, 2005, no single tenant represented more than 5.8% of our aggregate rental revenues at our wholly owned properties.

      The following table sets forth, on a historical basis, yearly occupancy rates for our wholly owned properties, listing the year each property was acquired or developed. As illustrated by the data in the table below, we have successfully improved or maintained our occupancy rates at our wholly owned properties:

		Yearly Occupancy Rates(1)

Wholly Owned Properties	City	2000	2001	2002	2003	2004

Georgia:
Augusta POB I	Augusta	91.1%	92.7%	74.9%	89.3%	90.6%
Augusta POB II	Augusta	92.3	92.3	85.1	85.1	90.2
Augusta POB III	Augusta	43.1	47.3	100	100	100
Augusta POB IV	Augusta	90.7	89.6	89.6	89.6	89.6
Kentucky:
Our Lady of Bellefonte	Ashland	96.2	100	100	100	100
Louisiana:
East Jefferson Medical Office Building	Metairie	100	100	97.7	98.9	100
East Jefferson Medical Specialty Building	Metairie	100	100	100	100	100
North Carolina:
Barclay Downs	Charlotte	(2)	(2)	(2)	100	76.0
Birkdale Medical Village	Huntersville	100	100	100	100	100
Birkdale Retail	Huntersville	(3)	100	100	100	100
Cabarrus POB	Concord	100	100	100	95.7	96.1
Cabarrus Pediatrics	Concord	100	100	100	100	100
Copperfield Medical Mall	Concord	(2)	(2)	(2)	(2)	(2)
Copperfield MOB	Concord	(3)	(3)	(3)	(3)	(3)
East Rocky Mount Kidney Center	Rocky Mount	100	100	100	100	100
Gaston Professional Center	Gastonia	97.2	96.1	97.2	97.8	100
Harrisburg Family Physicians Building	Harrisburg	100	100	100	100	100
Harrisburg Medical Mall	Harrisburg	100	100	100	100	100
Lincoln/ Lakemont Family Practice Center	Lincolnton	100	100	100	100	100
Mallard Crossing Medical Park	Charlotte	87.8	87.8	100	92.8	92.8
Midland Medical Mall	Midland	92.1	100	100	100	100
Mulberry Medical Park	Lenoir	100	100	100	100	100
Northcross Family Medical Practice Building	Charlotte	100	100	100	100	100
Randolph Medical Park	Charlotte	94.9	100	100	97.4	97.4
Rocky Mount Kidney Center	Rocky Mount	100	100	100	100	100
Rocky Mount Medical Park	Rocky Mount	92.8	92.8	92.8	92.8	95.8
Rowan Outpatient Surgery Center	Salisbury	(2)	(2)	(2)	(2)	100
Weddington Internal & Pediatric Medicine	Concord	(2)	(2)	(2)	(2)	100
South Carolina:
190 Andrews	Greenville	100	100	100	100	100
Baptist Northwest	Columbia	96.2	100	92.4	96.2	96.2
Beaufort Medical Plaza	Beaufort	98.8	100	100	100	100
Mt. Pleasant MOB	Mt. Pleasant	(4)	72.5	72.5	72.5	77.4
Medical Arts Center of Orangeburg	Orangeburg	100	100	100	100	100
One Medical Park — HMOB	Columbia	93.9	93.9	93.9	100	100
Providence MOB I	Columbia	100	100	100	100	100
Providence MOB II	Columbia	100	100	100	100	100
Providence MOB III	Columbia	100	100	100	100	100
River Hills Medical Plaza	Little River	92.8	92.8	92.8	100	100
Roper MOB	Charleston	98.4	96.1	96.0	96.5	88.4
St. Francis Community Medical Office Building	Greenville	(5)	(5)	93.9	93.9	100
St. Francis Medical Plaza	Greenville	100	100	100	100	100
St. Francis MOB	Greenville	100	95.6	95.6	95.6	100
St. Francis Women’s Center	Greenville	100	100	96.4	96.4	96.4
Three Medical Park	Columbia	100	100	100	100	100
West Medical I	Charleston	(6)	(6)	(6)	(6)	77.6

(1)	The occupancy rates were calculated by dividing the total occupied square feet by our total square feet available for lease at the end of each year for the properties indicated.
(2)	Not managed by us in these periods.
(3)	Developed and opened in 2005.
(4)	Developed and opened in 2000.
(5)	Developed and opened in 2001.
(6)	Developed and opened in 2003.
     As of June 30, 2005, the average occupancy rate of the eight properties in which we held a minority interest was 98.2%.

Lease Expirations
      The following table sets forth information regarding lease expirations with respect to leases in place at our wholly owned properties at June 30, 2005.

		Net	Percentage of		Percentage	Annualized Rent
	Number of	Rentable	Net Rentable	Annualized	of Property	Per Leased
	Leases Expiring	Square Feet	Square Feet	Rent(1)	Annualized Rent	Square Foot(2)

Available	—	93,491	4.3%	$—	—%	$—
2005	62	230,919	10.6	4,347,405	10.1	18.83
2006	107	354,096	16.3	6,839,271	15.9	19.31
2007	67	258,335	11.9	4,958,264	11.6	19.19
2008	80	321,522	14.8	5,681,249	13.2	17.67
2009	61	273,863	12.6	5,663,449	13.2	20.68
2010	31	142,104	6.5	2,663,713	6.2	18.74
2011	11	48,734	2.2	970,453	2.3	19.91
2012	28	189,025	8.7	5,644,841	13.2	22.84
2013	5	42,691	2.0	752,961	1.8	17.64
2014	12	105,763	4.9	2,241,517	5.2	21.19
Thereafter	15	112,674	5.2	3,141,023	7.3	27.88

Total	479	2,173,217	100%	$42,904,146	100%	$19.99

(1)	Annualized rent represents the annualized monthly contracted rent under existing leases as of June 30, 2005.

(2)	Annualized rent per leased square foot represents annualized rent, excluding revenues attributable to parking, divided by the net rentable square feet.
     Our lease renewal rates, based on net rentable square feet renewing each year, were 94.7% in 2004, 98.0% in 2003 and 92.8% in 2002.
Our Tenants
      We have a loyal and diverse tenant base. As of June 30, 2005, we had more than approximately 480 tenants at our wholly owned properties and no single tenant accounted for more than 5.8% of our annualized rental revenues at our wholly owned properties. Our focus on maintaining our physician-lessees’ loyalty is a key component of our marketing and operating strategy. We believe that, as a result of this focus and the involvement of our tenants and hospitals as investors in our properties, we maintain one of the more stable tenant bases of any office company in the United States.
      Investment Grade Rated Healthcare Systems. All of our top five tenants are associated with healthcare systems that carry investment grade credit ratings. The high credit quality of our largest tenants paired with our commitment to a broad and diverse tenant base reduces our exposure to our tenants’ default risk.

      The following table sets forth information regarding our five largest tenants based on rental revenue as of June 30, 2005:

		Percent of
		Wholly
	Annualized	Owned	Credit
Tenant	Rent(1)	Properties	Rating

NorthEast Medical Center	$2,496,188	5.8%	AA/Aa3	Standard & Poor’s/Moody’s Investors Service
Palmetto Health Alliance	2,137,648	5.0	BBB+/Baa1	Standard & Poor’s/Moody’s Investors Service
Gaston Memorial Hospital	1,993,861	4.6	A+/A1	Standard & Poor’s/Moody’s Investors Service
Bon Secours St. Francis Hospital	1,646,285	3.8	A-/A3 (2)	Standard & Poor’s/Moody’s Investors Service
Our Lady of Bellefonte Hospital	1,611,433	3.8	A-/A3 (2)	Standard & Poor’s/Investors Service

Total	$9,885,415	23.0%

(1)	Annualized rent represents the annualized monthly contracted rent under existing leases.

(2)	Represents credit rating of parent corporation, Bon Secours Health System, Inc.

Ground Leases
      Our 18 ground leases have remaining terms ranging from approximately 22 years to 50 years, with many containing renewal options allowing us to extend the term one or two times for ten years each time. The rent due under the typical ground lease is a nominal to low annual payment. Virtually all of our ground leases contain a provision whereby ownership of the buildings and other improvements reverts to the ground lessor upon expiration or earlier termination of the applicable ground lease. Ground leases on certain of our wholly owned properties contain restrictions on transfer such as limiting the assignment or subleasing of the facility only to practicing physicians or physicians in good standing with an affiliated hospital. We believe our ground leases with hospital systems allow us to establish franchise locations, and maintain and strengthen our strategic relationships.
Development, Acquisition and Asset Selection Process
Our Track Record
      We have a highly skilled development and acquisition team with a proven record of generating opportunities. We generally maintain ownership of the properties that we develop and we intend to continue this practice. We proactively identify and develop relationships with local hospitals, physicians and physician groups. We believe that our extensive experience in successfully completing a range of ventures in the healthcare real estate sector provides us with the knowledge and capability to work efficiently through the project approval process. Of our 45 wholly owned properties, we developed 31 properties representing 1.6 million square feet, and acquired 14 properties, representing 611,000 square feet. Of our eight joint venture properties, we developed five properties, representing 186,000 square feet, and acquired three properties, representing 189,000 square feet. Of the 16 properties owned by the third parties and managed by us, we developed seven properties, representing 525,000 square feet.
      Over our history, we have often undertaken development projects in consultation with local hospitals and regional medical centers seeking new office development in support of their campuses. These development projects have often stemmed from earlier institutional relationships. These relationships provide us with extensive local industry knowledge and insight, and we believe the network of relationships that we have developed in both the real estate and healthcare industries over the past thirty years provides us access to a significant number of potential development and acquisition opportunities.
      Given the highly fragmented nature of the healthcare real estate industry and the relative lack of institutional ownership, we have found that development and acquisition activity frequently occurs at the local level and at an active pace. We have traditionally financed our projects through partnerships in which our physician-lessees, and in some cases, local hospitals or regional medical centers, provided equity capital for the project. In addition, upon completion of the offering, we will have additional capital raising options, allowing us the opportunity to complete a range of acquisition or development projects that were previously unavailable to us.
Development and Acquisition Strategy
      We intend to expand in our existing markets and into markets that our research indicates will meet our investment strategy in the future. We generally will seek to select clients and assets in locations that we believe will complement our existing portfolio. We may also selectively pursue portfolio opportunities outside of our existing markets that we believe will not only add incremental value, but will also add diversification and economies of scale to our existing portfolio.
      In assessing a potential development or acquisition opportunity, we focus on the economics of the medical community and the strength of local hospitals. Our analysis focuses on trying to place our project on a hospital campus or in a strategic growth corridor based on demographics.
      As an incentive for future development deals, we intend to establish a program whereby OP units or common stock can be offered to potential development partners to help finance a project. Historically, we have financed real property acquisitions through joint ventures in which the physicians who lease space at the properties, and in some cases, local hospitals or regional medical centers, provided the equity capital. We expect to continue this practice of entering into joint ventures with individual physicians, physician groups and hospitals. We believe this has been, and will continue to be, a positive source of development and acquisition opportunities for us.
      As set forth in the case study below, our history with NorthEast Medical Center illustrates our commitment to providing our physician-lessees and associated hospitals with comprehensive and specialized development, operations and advisory services in order to maximize the profitability of these relationships. We plan to continue to foster and expand such relationships in order to continue our success and further differentiate ourselves from our competition.
Case Study
      In early 1995, we entered into a feasibility study for an on-campus medical office building in Concord, North Carolina for NorthEast Medical Center. Based on the results of this study, in 1996, we commenced construction of a medical office building complex in conjunction with NorthEast Medical Center, a regional, not-for-profit hospital serving the healthcare needs of Cabarrus County and surrounding areas. We developed the ground floor of this facility to include a women’s center, cancer treatment center, cafeteria, auditorium, training center, radiology center and outpatient registration center. We then leased the air rights above this facility and constructed a four-story multi-tenant medical office building that was to be owned by a joint venture with the doctors whose practices were housed in the building. This facility has been more than 95% occupied since its opening in 1997, with the hospital occupying approximately 40.0% of the leased space.
      In 1996, during construction of this facility, we formed a separate real estate joint venture with NorthEast Medical Center. We constructed five buildings, two of which were later sold and three of which we resyndicated to 40 partners. Our relationship with this hospital was further expanded when, in 1999, we acted as an advisor to the hospital in its successful effort to reacquire the ground floor we developed with them for which we received an advisory fee and a long-term management contract for the space. In 2002, the hospital bought an additional eight acres of land to construct an outpatient center. We continued to expand our relationship with the hospital and agreed to lease a portion of the eight acres adjacent to the hospital’s outpatient imaging and ambulatory surgery center to develop a complementary medical office building. The outpatient imaging and ambulatory surgery center was constructed with certificates of need issued by the state of North Carolina to NorthEast Medical Center, creating what we believe is a franchise location. This development was completed in January 2005 and the property is currently in its lease-up stage. We expect the property to be fully leased in the first half of 2006.
      The following table sets forth additional examples of long-term relationships that have led to repeat business.

		Acquisition
		and
	Year	Development	Development
	Relationship	Projects	Projects Under
Healthcare System	Begun	Completed	Contract

University Hospital	1989	5	—
Palmetto Health Alliance	1984	5	—
Providence Hospital	1979	3	1
Roper St. Francis Healthcare	1990	4	1
Bon Secours St. Francis Health System	1984	9	—
NorthEast Medical Center	1996	9	—
Market Considerations
      Our objective is to develop and acquire medical office buildings and healthcare related facilities that both provide, or are capable of providing, stable revenue growth and that strategically fit within our portfolio. In connection with our review and consideration of a property development project or an acquisition, we take into account a variety of market considerations, including:

•	population density and growth potential;

•	the performance of the local hospital and its future prospects;

•	property location with a particular emphasis on proximity to hospitals;

•	demand for medical office buildings and healthcare related facilities, including current and future supply in an area and occupancy rates in the market;

•	ability to achieve economies of scale with our existing medical office buildings and healthcare related facilities or anticipated developments and acquisitions;

•	supply constraints marked by a difficult or expensive regulatory approval process; and

•	existing and potential competition from other healthcare real estate owners and operators.
Regulation
      The following discussion describes certain material U.S. federal healthcare laws and regulations that may affect our operations and those of our tenants. However, the discussion does not address state healthcare laws and regulations, except as otherwise indicated. These state laws and regulations, like the U.S. federal healthcare laws and regulations, could affect our operations and those of our tenants.
      The regulatory environment remains stringent for healthcare providers. Fraud and abuse statutes that regulate hospital and physician relationships continue to broaden the industry’s awareness of the need for experienced real estate management. New requirements for Medicare coding, physician recruitment and referrals, outlier charges to commercial and government payors, and corporate governance have created a difficult operating environment for some hospitals.
      Generally, healthcare real estate properties are subject to various laws, ordinances and regulations. Changes in any of these laws or regulations, as well as changes in laws, such as the Comprehensive Environmental Response and Compensation Liability Act, increasing the potential liability for environmental conditions or circumstances existing or created by tenants or others on properties, or laws affecting development, construction, operation, upkeep, safety and taxation requirements may result in significant unanticipated expenditures, loss of healthcare real estate property sites or other impairments to operations, which would adversely affect our cash flows from operating activities.
      As the existing entities are not healthcare providers, the healthcare regulatory restrictions that apply to physician investment in healthcare providers are not applicable to the ownership interests held by physicians in the existing properties. For example, the Stark II law which prohibits physicians from referring patients to any entity if they have a financial relationship with or ownership interest in the entity and the entity provides certain designated health services, does not apply to physician ownership in the existing entities because these entities do not own or operate hospitals, nor do they provide any designated health services. In addition, the Federal Anti-kickback statute, which generally prohibits payment or solicitation of remuneration in exchange for referrals for items and services covered by federal health care programs to persons in a position to refer such business, also does not apply to ownership in the existing properties as these entities do not provide or bill for medical services of any kind. Similar state laws that prohibit physician self referrals or kickbacks, also do not apply for the same reasons. Notwithstanding the foregoing, we cannot assure you that regulatory authorities will agree with our interpretation of these laws.
      Under the ADA, all places of public accommodation are required to meet certain U.S. federal requirements related to access and use by disabled persons. A number of additional U.S. federal, state and local laws also exist that may require modifications to properties, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, and in substantial capital expenditures. To the extent our properties are not in compliance, we may incur additional costs to comply with the ADA.
      Property management activities are often subject to state real estate brokerage laws and regulations as determined by the particular real estate commission for each state.
      In addition, state and local laws regulate expansion, including the addition of new beds or services or acquisition of medical equipment, and the construction of healthcare related facilities, by requiring a certificate of need, which is issued by the applicable state health planning agency only after that agency makes a determination that a need exists in a particular area for a particular service or facility, or other similar approval. New laws and regulations, changes in existing laws and regulations or changes in the interpretation of such laws or regulations could negatively affect the financial condition of our lessees. These changes, in some cases, could apply retroactively. The enactment, timing or effect of legislative or regulatory changes cannot be predicted. In addition, certain of our medical office buildings and healthcare related facilities and their lessees may require licenses or certificates of need to operate. Failure to obtain a license or certificate of need, or loss of a required license would prevent a facility from operating in the manner intended by the lessee.
Environmental Matters
      Pursuant to U.S. federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be required to investigate, remove and/or remediate a release of hazardous substances or other regulated materials at or emanating from such property. Further, under certain circumstances, such owners or operators of real property may be held liable for property damage, personal injury and/or natural resource damage resulting from or arising in connection with such releases. Certain of these laws have been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The failure to properly remediate the property may also adversely affect the owner’s ability to lease, sell or rent the property or to borrow funds using the property as collateral.
      In connection with the ownership, operation and management of our current or past properties and any properties that we may acquire and/or manage in the future, we could be legally responsible for environmental liabilities or costs relating to a release of hazardous substances or other regulated materials at or emanating from such property. In order to assess the potential for such liability, we conduct an environmental assessment of each property prior to acquisition and manage our properties in accordance with environmental laws while we own or operate them. All of our leases contain a comprehensive environmental provision that requires tenants to conduct all activities in compliance with environmental laws and to indemnify the owner for any harm caused by the failure to do so. In addition, we have engaged qualified, reputable and adequately insured environmental consulting firms to perform environmental site assessments of all of our properties and are not aware of any environmental issues that are expected to have materially impacted the operations of any property. See “Risk Factors — Risks Related to Our Properties and Operations.”
Insurance
      We believe that our properties are covered by adequate fire, flood, earthquake, wind (as deemed necessary or as required by our lenders) and property insurance, as well as commercial liability insurance, provided by reputable companies and with commercially reasonable deductibles and limits. Furthermore, we believe our businesses and assets are likewise adequately insured against casualty loss and third party liabilities. We engage a risk management consultant. Changes in the insurance market since September 11, 2001 have caused increases in insurance costs and deductibles, and have led to more active management of the insurance component of our budget for each project; however, most of our leases provide that insurance premiums are considered part of the operating expenses of the respective property, and the tenants are therefore responsible for any increases in our premiums.
Competition
      We compete in developing and acquiring medical office buildings and healthcare related facilities with financial institutions, institutional pension funds, real estate developers, other REITs, other public and private real estate companies and private real estate investors.
      Depending on the characteristics of a specific market, we may also face competition in leasing available medical office buildings and healthcare related facilities to prospective tenants. However, we believe that we bring a depth of knowledge and experience in working with physicians, hospitals, not-for-profit agencies and religious entities that sponsor healthcare services that makes us an attractive real estate partner for both development projects and acquisitions.
Employees
      Upon completion of the offering and the formation transactions, we expect to continue to have approximately 75 full-time employees. Our employees perform various property management, maintenance, acquisition, renovation and management functions. We believe that our relationships with our employees are good. None of our employees are represented by a union.
Offices
      Our corporate headquarters are located at 4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina 28209-4670. We have 16 regional offices located in Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina and South Carolina. We believe that our current offices are adequate for our present and future operations, although we may add regional offices depending on the volume and nature of future acquisition and development projects.
Legal Proceedings
      We are not involved in any material litigation nor, to our knowledge, is any material litigation pending or threatened against us, other than routine litigation arising out of the ordinary course of business or which is expected to be covered by insurance and not expected to harm our business, financial condition or results of operation.

MANAGEMENT
Executive Officers, Directors, Director Nominees and Other Officers
      Upon the closing of the offering our board of directors will consist of seven individuals, at least a majority of whom will satisfy the New York Stock Exchange’s listing standards for independence.
      Certain information regarding our executive officers, directors, persons who have agreed to become directors upon the closing of the offering and other officers of the company is set forth below:

Name	Age	Position

James W. Cogdell	64	Chairman of the Board
Frank C. Spencer	45	Chief Executive Officer, President and Director
Charles M. Handy	44	Chief Financial Officer, Senior Vice President and Secretary
Devereaux Gregg	47	Vice President — Development
Matthew Nurkin	34	Vice President — Acquisitions
Rex A. Noble	41	Vice President — Management
Mary J. Surles	48	Vice President — Management
John R. Georgius	61	Director Nominee
Richard B. Jennings	61	Director Nominee
Christopher E. Lee	56	Director Nominee
Richard C. Neugent	61	Director Nominee
Randolph D. Smoak, M.D.	72	Director Nominee
      The following are biographical summaries of the experience of our executive officers, directors, director nominees and certain other senior officers.
      James W. Cogdell, Chairman of the Board. James W. Cogdell is the Chairman of our Board of Directors. Since 1972 Mr. Cogdell has served as the Chairman and Chief Executive Officer of Cogdell Spencer Advisors, Inc. Mr. Cogdell was named Entrepreneur of the Year by the Charlotte Chamber of Commerce for the large companies category in 2002. He is an eight-year chairman of the Citizens Capital Budget Advisory Committee for Mecklenburg County, North Carolina. In addition, Mr. Cogdell is a member of Catawba Lands Conservancy. Mr. Cogdell has been recognized with the Outstanding Layman Award for 2004 by the North Carolina Division of Soil and Water Conservation. He is an activist on civic and cultural development organizations ranging from public schools and child advocacy, to conservation, scouting and the arts. Mr. Cogdell is a member of the United States Eventing Association, the U.S. Equestrian Federation and formerly served on the Board of Directors for the Carolina Horse Park Foundation and as President of the Irish Draught Horse Society of North America. Mr. Cogdell has developed more than 70 healthcare real estate properties valued at over $400 million during his career.
      Frank C. Spencer, Chief Executive Officer, President and Director. Frank C. Spencer is our Chief Executive Officer, President and a member of our board of directors. Since 1998, Mr. Spencer has served as President of Cogdell Spencer Advisors, Inc. and prior to that in other executive capacities with Cogdell Spencer Advisors, Inc. since joining us in 1996. Prior to his employment with Cogdell Spencer Advisors, Inc. Mr. Spencer was Executive Director of The Children’s Services Network, a non-profit organization, from 1993 to 1996. He began his real estate career with the Crosland Group, where he was Corporate Vice President responsible for portfolio management, marketing and advisory services. Mr. Spencer was named to the 40 under 40 list for top young business executives by the Charlotte Business Journal in 2000. He has had works published in Urban Land Magazine and the Institutional Real Estate Letter on Real Estate Finance. Mr. Spencer has been an instructor at the Healthcare Financial Management Association’s state, regional and national meetings, a member of the University of North Carolina at Charlotte Real Estate Program Board of Advisors, an instructor at Montreat College and a full member of the Urban Land Institute and is a member of the board of directors of The Mountain Retreat Association. Mr. Spencer was instrumental in the establishment of McCreesh Place, a permanent residence for 64 formerly homeless men in Mecklenburg

County, North Carolina, led a mission group for Habitat for Humanity to Malawi, Africa and has served as Vice Chairman of the Transitional Families Program for the Charlotte Mecklenburg Housing Authority. Mr. Spencer received a B.A. with honors in German from the University of North Carolina where he was a Morehead Scholar and received an M.B.A. from Harvard Business School with high distinction and was designated as a Baker Scholar.
      Charles M. Handy, Chief Financial Officer, Senior Vice President and Secretary. Charles M. Handy is our Chief Financial Officer, Senior Vice President and Secretary. Since 1997, Mr. Handy has served as the Chief Financial Officer, Treasurer and Corporate Secretary for Cogdell Spencer Advisors, Inc. Prior to joining us, Mr. Handy was Corporate Controller for Faison & Associates, Inc., a commercial real estate management and development firm headquartered in Charlotte, North Carolina, and began his career at Ernst & Whinney. Mr. Handy has more than 18 years of experience in commercial real estate, accounting, finance and operations. Mr. Handy is a member of the American Institute of Certified Public Accountants and the North Carolina Association of Certified Public Accountants. He has also acted as the compliance officer for Cogdell Spencer Advisors, Inc.’s licensing and regulation process. Mr. Handy is a licensed real estate broker in North Carolina and broker-in-charge for us. Mr. Handy received an associates degree from Lees-McRae College, a B.S.B.A. in accounting and real estate from Appalachian State University and received an M.B.A. from Wake Forest University.
      Devereaux Gregg, Vice President — Development. Devereaux Gregg is our Vice President — Development. Since 1997, Mr. Gregg has served as Vice President — Development for Cogdell Spencer Advisors, Inc. From 1993 until 1997, Mr. Gregg was Director of Leasing and Property Management with Norcom Development, a real estate development firm, where he was responsible for a portfolio of 30 commercial properties located in North Carolina, South Carolina and Georgia. Prior to that time, Mr. Gregg acted as Director of Commercial Development and later as Vice President of Commercial Operations at The Paragon Group, a real estate development firm, based in Charlotte, North Carolina, from 1988 through 1993. Mr. Gregg received a B.B.A. and an M.B.A. from Southern Methodist University.
      Matthew Nurkin, Vice President — Acquisitions. Matthew Nurkin is our Vice President — Capital Markets/Acquisitions. Mr. Nurkin was named as the Vice President — Acquisitions for Cogdell Spencer Advisors, Inc. in 2001. Since 1996, Mr. Nurkin has been responsible for expanding Cogdell Spencer Advisor’s activities in ownership and debt restructuring of existing hospital and physician-owned facilities. Prior to joining our company, Mr. Nurkin was employed at The Shelton Company, Bank of America and First Union Capital Markets in various banking and investment analyst positions. Mr. Nurkin received a B.A. in English literature from Wake Forest University, completed graduate studies at St. Peters College, Oxford University, and expects to receive an M.B.A. from Belk College of Business, University of North Carolina at Charlotte.
      Rex A. Noble, Vice President — Management. Rex A. Noble is our Vice President — Management. In 1996, Mr. Noble joined Cogdell Spencer Advisors, Inc. as a Property Manager; became Assistant Regional Vice President of the Upstate Region in 1997 and has since served as the Vice President — Management for Cogdell Spencer Advisors, Inc. since 1999. Prior to joining our company, Mr. Noble was employed with GB&S Corp. as part of its management team. He is currently licensed by the North and South Carolina Real Estate Commissions. Mr. Noble received a B.S. from Francis Marion University.
      Mary J. Surles, Vice President — Management. Mary J. Surles is Vice President — Management. Since 1985, Ms. Surles has served as an Asset Manager, and later as a Vice President for Cogdell Spencer Advisors, Inc. Since 1985, Ms. Surles has been involved in all areas of the company’s activities with an emphasis on property management and leasing. Some of Ms. Surles’ activities include sale or resyndication of properties, refinancing, coordinating the transfer of partnership interests, and contracting for space retrofits. Ms. Surles holds South Carolina broker and North Carolina salesman licenses. Ms. Surles completed coursework at Midlands Technical College and Horry Georgetown Technical College.
      John R. Georgius, Director Nominee. John R. Georgius is a Senior Partner of Caribou Partners Venture Capital, a private equity group, and an advisory member of the CEO Council of Council Ventures, LP, a technology-focused venture capital fund in which he is a founding investor. From 1975 to December 1999,

Mr. Georgius served in various executive positions at First Union Corporation including President and Chief Operating Officer, Vice Chairman, President of First Union National Bank and Senior Vice President and head of the trust division. Over his 37-year banking career, Mr. Georgius directed or otherwise participated in more than 140 acquisitions in the financial services arena. Mr. Georgius has served as a director of First Union Corporation, First Union National Bank, VISA USA, and VISA International. He currently serves as a director for Alex-Lee Corporation, has been a member of its audit committee and serves as Chairman of the Investment Committee for the Board of Trustees at Presbyterian College. Mr. Georgius received a B.B.A. in accounting and corporate finance from Georgia State University and is a graduate of the American Bankers Association National Graduate Trust School at Northwestern University.
      Richard B. Jennings, Director Nominee. Richard B. Jennings is President of Realty Capital International Inc., a real estate investment banking firm, that he founded in 1991, and is President of Jennings Securities LLC, a National Association of Securities Dealers, Inc. (NASD) member securities firm. From 1990 to 1991, Mr. Jennings served as Senior Vice President of Landauer Real Estate Counselors, and from 1986 to 1989, Mr. Jennings served as Managing Director of Real Estate Finance at Drexel Burnham Lambert. From 1969 to 1986, Mr. Jennings oversaw the REIT investment banking business at Goldman, Sachs & Co. During his tenure at Goldman, Sachs & Co., Mr. Jennings founded and managed the Mortgage Finance Group from 1979 to 1986. Mr. Jennings also serves as a member of the board of directors of Commercial Net Lease Realty, Inc. and Alexandria Real Estate Equities, Inc. He is a licensed NASD Principal and New York real estate broker. Mr. Jennings received a B.A. in economics, Phi Beta Kappa and Magna Cum Laude, from Yale University, and received an M.B.A. from Harvard Business School.
      Christopher E. Lee, Director Nominee. Christopher E. Lee is President and Chief Executive Officer of CEL & Associates, Inc., one of the nation’s leading real estate advisory firms. For the past 27 years, Mr. Lee has provided a variety of strategic, compensation, organizational and performance benchmarking services to hundreds of real estate firms nationwide. Mr. Lee is a frequent speaker at national real estate conferences, a regular contributor to various real estate publications and is the editor of the national real estate newsletter, Strategic Advantage. Prior to his consulting career, Mr. Lee worked for the Marriott and Boise Cascade corporations. Mr. Lee serves on the Advisory Board for the Business School and the Real Estate School at San Diego State University. Mr. Lee received a B.A. from San Diego State University, a M.S. degree from San Jose State University, and a Ph.D. in Organizational Development from Alliant International University.
      Richard C. Neugent, Director Nominee. Richard C. Neugent is President of RCN Healthcare Consulting Inc., a firm that he formed in 2003 which develops business for a national healthcare consulting practice in strategic and operational improvement services for hospitals, health systems and academic medical centers in the southeastern United States. Mr. Neugent has been involved in the healthcare industry for over 37 years. He was President and Chief Executive Officer of Bon Secours-St. Francis Health System in Greenville, South Carolina from 1981 to 2003. Prior to that time, he was Chief Operating Officer of Rapides Regional Medical Center in Alexandria, Louisiana. Mr. Neugent also served as a Captain in the Medical Service Corps of the U.S. Air Force where he oversaw the construction of hospitals and dispensaries. Mr. Neugent constructed the first women’s hospital in the state of South Carolina. Mr. Neugent was named the 2001 Greenville Magazine’s Nelson Mullins Business Person of the Year. In 2003, Mr. Neugent was presented with the Order of the Palmetto, the state of South Carolina’s highest civilian award. Mr. Neugent has served on the advisory boards of Clemson University, The University Center in Greenville and First Union National Bank. In addition, he has served on the board of the United Way and has held leadership positions in several United Way annual campaigns. He also served on the Greenville Chamber of Commerce board. Mr. Neugent consults with the Christian Blind Mission International, USA located in Greenville, South Carolina. Mr. Neugent received a B.S. from Alabama College and received an M.S. from The University of Alabama in Hospital Administration.
      Randolph D. Smoak, M.D, Director Nominee. Dr. Randolph D. Smoak is a clinical professor of surgery and is a former president of the American Medical Association (AMA), having served from 2000 to 2001. Dr. Smoak also served as a member of the Board of Trustees with the AMA from 1992 through 2002. Since his retirement, he has served on various boards including The Hollins Cancer Center Advisory Board, The Tobacco Free Kids Board, The Orangeburg Calhoun Technical College Foundation Board and The Greenville

Family Partnership Board. He was the lead spokesperson for the AMA’s anti-smoking campaign, representing the Department of Health and Human Services Interagency Committee on Smoking and Health. Dr. Smoak was a member of Orangeburg Surgical Associates from 1967 through 2001. Dr. Smoak served as president and chairman of South Carolina Medical Association as well as president of the South Carolina Division of the American Cancer Society. He is a founding member of the South Carolina Oncology Society, completed two terms as Governor from South Carolina to the American College of Surgeons, and served as chairman of the board of directors of the World Medical Association. Dr. Smoak received a B.S. from The University of South Carolina and received an M.D. from The Medical University of South Carolina.
      Messrs. Cogdell and Spencer are promoters with respect to the Company.
Corporate Governance Profile
      In connection with the offering and the formation transactions, we will establish our organizational structure and corporate governance in a manner we believe closely aligns our interests with those of our stockholders as follows:

•	Our board of directors will not be staggered and all of our directors will be subject to re-election annually.

•	At least a majority of our directors will be determined by our board of directors to be independent for purposes of the NYSE’s listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

•	We will adopt a code of ethics relating to the conduct of business by our employees, officers and directors.
Board Compensation
      Upon the closing of the offering, each non-employee member of our board of directors will be entitled to receive annual compensation for his services as a director as follows: $25,000 per year, $1,000 per meeting attended, $500 per committee meeting attended and $500 per teleconference or committee meeting attended. The chairperson of the audit committee will be entitled to receive an additional $10,000 annually and the chairperson of each other committee will be entitled to receive an additional $2,500 annually in compensation.
      Upon joining our board of directors, each non-employee director will receive 2,500 shares of restricted stock all of which will vest on the date of grant. Directors who are employees of the company will not receive any compensation for their services as directors. Each member of our board of directors will be reimbursed for out-of-pocket expenses associated with service on our behalf and associated with attendance at or participation in board meetings or committee meetings.
Board Committees
      Upon the closing of the offering, our board of directors will appoint an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees will have at least three directors and will be composed exclusively of independent directors, by reference to the rules, regulations and listing standards of the NYSE.

Audit Committee
      The audit committee will help ensure the integrity of our financial statements, the qualifications and independence of our independent auditors and the performance of our internal audit function and independent auditors. The audit committee will select, assist and meet with the independent auditors, oversee each annual audit and quarterly review, establish and maintain our internal audit controls and prepare the report that U.S. federal securities laws require to be included in our annual proxy statement. We expect that John R.

Georgius will chair our audit committee and serve as our audit committee financial expert as that term is defined by the SEC and  and                     will serve as members of this committee.

Compensation Committee
      The compensation committee will review and approve the compensation and benefits of our executive officers, administer and make recommendations to our board of directors regarding our compensation and stock incentive plans and produce an annual report on executive compensation for inclusion in our proxy statement. We expect that Christopher E. Lee will chair our compensation committee and                     and                     will serve as members of this committee.

Nominating and Corporate Governance Committee
      The nominating and corporate governance committee will develop and recommend to our board of directors a set of corporate governance principles, adopt a code of ethics, adopt policies with respect to conflicts of interest, monitor our compliance with corporate governance requirements of state and U.S. federal law and the rules and regulations of the NYSE, establish criteria for prospective members of our board of directors, conduct candidate searches and interviews, oversee and evaluate our board of directors and management; evaluate from time to time the appropriate size and composition of our board of directors, recommend, as appropriate, increases, decreases and changes in the composition of our board of directors and formally propose the slate of directors to be elected at each annual meeting of our stockholders. We expect that Richard C. Neugent will chair our nominating and corporate governance committee and                     and                     will serve as members of this committee.
      Our board of directors may from time to time establish other committees to facilitate the management of our company.
Partnership Advisory Committee
      We expect to establish a partnership advisory committee composed of limited partners of our operating partnership to be appointed by our Chairman. Our Chairman will serve as the chair of this partnership advisory committee. The partnership advisory committee will provide advice and support to the operating partnership. The committee will meet annually. Each member of this committee will be entitled to receive $500 per meeting attended (subject to adjustment in the sole discretion of the board of directors) as well as reimbursement for out-of-pocket expenses associated with service on this committee and associated with attendance or participation in committee meetings.
Indemnification Agreements
      We expect to enter into customary indemnification agreements with each of our executive officers and directors. We expect the indemnification agreements will provide that:

•	If a director or executive officer is a party or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of the company, by reason of the director’s or executive officer’s status as a director, officer or employee of the company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

—	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

—	the director or executive officer actually received an improper personal benefit in money, property or other services; or

—	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful.

•	If a director or executive officer is a party or is threatened to be made a party to any proceeding by or in the right of the company to procure a judgment in the company’s favor by reason of the director’s or executive officer’s status as a director, officer or employee of the company, we must indemnify the director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

—	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

—	the director or executive officer actually received an improper personal benefit in money, property or other services;
provided, however, that we will have no obligation to indemnify the director or executive officer for any expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding.

•	Upon application of a director or executive officer of the company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

—	the court determines that the director or executive officer is entitled to indemnification under the applicable section of the MGCL, in which case the director or executive officer shall be entitled to recover from us the expenses of securing indemnification; or

—	the court determines that the director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of the MGCL or has been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL; provided, however, that the company’s indemnification obligations to the director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of the company or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL.

•	Without limiting any other provisions of the indemnification agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of the director’s or executive officer’s status as a director, officer or employee of the company, and the director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify the director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

•	We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes us with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by the company has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.
Executive Compensation
      The following table sets forth the annual base salary and other compensation paid or earned in 2004 and expected to be paid or earned in 2005, to our Chairman, Chief Executive Officer and the other named executive officers. These executive officers are referred to herein collectively as the “named executive officers.”

Summary Compensation Table

	Annual		Long-Term Compensation
	Compensation
				Long-Term
		Base Salary		Incentive		Securities
		and Other	Other Annual	Unit		Underlying	All Other
Name and Principal Position	Year	Benefits ($)	Compensation ($)	Awards ($)		Options ($)	Compensation ($)

James W. Cogdell	2005	430,000	—	—		—	—
Chairman	2004	430,000
Frank C. Spencer	2005	430,000	—	1,564,707	(1)	—	—
Chief Executive Officer	2004	325,000
and President
Charles M. Handy	2005	225,000	—	1,205,360	(1)	—	—
Chief Financial Officer,	2004	201,250
Senior Vice President
and Secretary

(1)	Value based upon the mid-point of the price range indicated on the cover page of this prospectus. All of such LTIP units will be granted concurrently with the closing of the offering and will vest immediately.
Employment Agreements
      We intend to enter into written employment agreements with our named executive officers that will be effective upon the closing of the offering, pursuant to which Messrs. Cogdell, Spencer and Handy are expected to agree to serve, respectively, as our Chairman, Chief Executive Officer and President, and Chief Financial Officer, Senior Vice President and Secretary. The employment agreements will require the executives to devote at least a substantial majority of their business attention and time to the company’s affairs.
      The employment agreements with Messrs. Cogdell and Spencer will each be for a five-year term and Mr. Handy’s for a three-year term; provided, however, that the terms will be automatically extended for successive one-year periods unless, not later than three months prior to the termination of the existing term, either party provides written notice to the other party of its intent not to further extend the term. The employment agreements will provide for an initial base salary of $430,000, $430,000 and $225,000 to each of Messrs. Cogdell, Spencer and Handy, respectively, and for bonus and other incentive eligibility (as determined by the compensation committee of the board of directors) and participation in employee benefit plans and programs.
      Upon the termination of an executive officer’s employment either by us for “cause” or by the executive officer without “good reason” during the term of his employment agreement, such executive officer will be entitled to receive his annual base salary and other benefits accrued through the date of termination of the executive officer’s employment.
      The term “cause” as used in the employment agreements is generally defined to mean:

(i) conviction of, or formal admission to, a felony;

(ii) engagement in the performance of the executive’s duties, or otherwise to the material and demonstrable detriment of the company, in willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement;

(iii) repeated failure to adhere to the directions of the board of directors of the company, or to adhere to the company’s policies and practices;

(iv) willful and continued failure to substantially perform the executive’s duties properly assigned to him (other than any such failure resulting from his disability) after demand for substantial performance is delivered by the company specifically identifying the manner in which the company believes the executive has not substantially performed such duties;

(v) breach of any of the provisions of the covenants of the executive’s employment agreement; or

(vi) breach in any material respect of the terms and provisions of the executive’s employment agreement and failure to cure such breach within 90 days following written notice from the company specifying such breach.

      The term “good reason” as used in the employment agreements is generally defined to mean:

(i) the material reduction of the executive’s authority, duties and responsibilities, the failure to continue the executive’s appointment in his given position, or the assignment to the executive of duties materially inconsistent with the executive’s position or positions with the company;

(ii) a reduction in annual salary of the executive;

(iii) the relocation of the executive’s office to more than 50 miles from Charlotte, North Carolina;

(iv) the company’s material and willful breach of the executive’s employment agreement; or

(v) a decision by the company, over the reasonable objection of the executive acting in good faith, materially to change the company’s business plan so as to effect a fundamental change to the primary business purpose of the company.

      Upon the termination of an executive officer’s employment either by us without “cause” or by the executive officer for “good reason,” or, in the case of Messrs. Cogdell and Spencer, any non-renewal of the executive officer’s employment agreement by us, the executive officer will be entitled under his employment agreement to the following severance payments and benefits:

•	annual base salary, bonus and other benefits accrued through the date of termination;

•	a lump-sum cash payment equal to 1.99 multiplied by the sum of (1) the executive officer’s then-current annual base salary and (2) the greater of (A) the average bonus paid to the executive officer over the previous two years and (B) the maximum bonus payable to the executive officer for the fiscal year in which the termination occurs;

•	for three years after termination of employment, continuing coverage under the group health plans the executive officer would have received under his employment agreement, as would have applied in the absence of such termination; and

•	full vesting of all outstanding equity-based awards held by the executive officer.

      Upon a change of control (as defined in the employment agreements), while the executive officer is employed, all outstanding unvested equity-based awards (including stock options and restricted stock) shall fully vest and become immediately exercisable, as applicable. In addition if, after a change of control, the executive officer terminates his employment with us within one year of the change in control, such termination shall be deemed a termination by the executive officer for good reason.
      The term “change of control” as used in the employment agreements is generally defined to mean:

(i) any transaction by which any person or group becomes the beneficial owner, either directly or indirectly, of our securities representing 50% or more of either (A) the combined voting power of our then outstanding securities or (B) the then outstanding shares of our common stock; or

(ii) any consolidation or merger where our stockholders, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(iii) there shall occur (A) any sale, lease, exchange or other transfer of all or substantially all of our assets, or (B) the approval by our stockholders of any plan or proposal for the liquidation or dissolution of the Company; or

(iv) the members of our board of directors, at the beginning of any consecutive 24-calendar-month period cease for any reason other than due to death to constitute at least a majority of the members of the board.

      With respect to Mr. Handy, in the event of any notice of non-renewal of the employment agreement by us, the executive officer will be entitled under his employment agreement to the same payments and benefits as if terminated other than for cause, except that the executive officer’s lump-sum cash payment will equal the sum of (1) the executive officer’s then-current annual base salary; and (2) the maximum bonus payable to the executive officer for the fiscal year in which the termination occurs.
      Upon the termination of the executive officer’s employment due to the death or disability (generally meaning a condition rendering the executive officer unable to perform substantially and continually the duties assigned to him) of the executive officer, the executive officer (or his estate) will be entitled under his employment agreement to his annual base salary, bonus and other benefits accrued through the date of termination and full vesting of all outstanding equity-based awards held by the executive officer.
      In the event that any amount payable to an executive officer is determined to be an “excess parachute payment” under Section 280G of the Code, we have also agreed to make a gross-up payment to the executive equal to the excise tax imposed on the executive under Section 4999 of the Code. The amount of gross-up payment (which is also treated as an excess parachute payment) shall be equal to the sum of the excise taxes payable by the executive by reason of receiving the parachute payments plus the amount necessary to put the executive in the same after-tax position as if no excise taxes had been imposed on the executive (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates). The excise taxes shall be payable by the executive officer and we must withhold the excise tax as if the payment constituted wages to the executive officer. In addition, we are not entitled to an income tax deduction related to any excess parachute payments or related gross up payments.
      We have agreed to provide Mr. Cogdell’s personal assistant or accountant with an office at our headquarter’s building provided that Mr. Cogdell shall reimburse us for the use of such office space and for any and all benefits that we provide to this person.
      In addition, upon termination of the executive officer’s employment, if the executive officer agrees to be bound by the non-competition, confidentiality and non-solicitation provisions described below, or, if the executive officer is terminated by us for cause or if the executive officer terminates his employment with us without good reason, and we request that the executive officer be subject to the provisions described below, the executive officer will be entitled to a cash payment equal to the sum of (1) the executive officer’s then-current annual base salary and (2) the greater of (A) the average bonus paid to the executive officer over the previous two years and (B) the maximum bonus payable to the executive officer for the fiscal year in which the termination occurs. Pursuant to the terms of the non-competition provisions, the executive is prohibited for a one-year period following termination from directly or indirectly, whether as an owner, partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity, engaging in any element of the company’s business or otherwise compete with the company or its affiliates, rendering any services to any person, corporation, partnership or other entity engaged in competition with the company or its affiliates, or providing financial assistance to or otherwise obtain an ownership interest in a competitor of the company or its affiliates within a restricted territory encompassing several states in the Southeast.
      The executive officer is required to keep secret and retain in strictest confidence, and not use for his benefit or the benefit of others, except in connection with the business and affairs of the company and its affiliates, all confidential matters relating to the company’s business and the business of any of its affiliates and to the company and any of its affiliates, learned by the executive officer directly or indirectly from the company or any of its affiliates, and is not to disclose such confidential information to anyone outside of the company except with the company’s express written consent and except for confidential information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the executive officer or is received from a third party not under an obligation to keep such information confidential and without breach of the executive officer’s employment agreement.
      Finally, the executive officer is prohibited from directly or indirectly, knowingly soliciting or encouraging to leave the employment or other service of the company, or any of its affiliates, any employee or independent contractor thereof or hiring any employee or independent contractor who has left the employment or other service of the company or any of its affiliates within the one-year period which follows the termination of such employee’s or independent contractor’s employment or other service with the company and its affiliates.
2005 Long-Term Stock Incentive Plan
      We expect to adopt before completion of the offering, a long-term stock incentive plan for the company which will be called the 2005 long-term stock incentive plan. The purpose of the 2005 long-term stock incentive plan is to provide us with the flexibility to use stock options and other equity-based awards as part of an overall compensation package to provide a means of performance-based compensation to attract and retain qualified personnel. We believe that awards under the 2005 long-term stock incentive plan may serve to broaden the equity participation of key employees, directors, officers, advisors, consultants and other personnel of the company, its subsidiaries, the company’s affiliates and other persons, and further link the long-term interests of such individuals and stockholders. Key employees, directors, officers, advisors, consultants and other personnel of the company, its subsidiaries, its affiliates and other persons expected to provide significant services to the company or its subsidiaries may be granted stock options, stock appreciation rights, restricted stock, phantom shares, dividend equivalent rights and other equity-based awards (including LTIP units and other interests in the operating partnership) under the 2005 long-term stock incentive plan. We expect to reserve 1,000,000 shares of our common stock for issuance under the 2005 long-term stock incentive plan.

Administration
      From and after the time of the offering, the plan will be administered by our compensation committee, which will consist of two or more non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Securities Exchange Act of 1934 and Section 162(m) of the Code, a non-employee director under Rule 16b-3 and an outside director under Section 162(m), or, if no committee exists, the board of directors. References below to the compensation committee include a reference to the board of directors or another committee appointed by the board of directors for those periods in which the board of directors or such other committee appointed by the board of directors is acting.
      The compensation committee, appointed by our board of directors, has the full authority to administer and interpret the 2005 long-term stock incentive plan, to authorize the granting of awards, to determine the eligibility of employees, directors, officers, advisors, consultants and other personnel of the company, its subsidiaries, its affiliates and other persons expected to provide significant services to the company or its subsidiaries to receive an award, to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the 2005 long-term stock incentive plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2005 long-term stock incentive plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all determinations that it deems necessary or appropriate in connection with the 2005 long-term stock incentive plan or the administration or interpretation thereof. In connection with this authority, the committee may establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. During any period of time in which we do not have a committee as set forth under “— Board Committees — Compensation Committee,” the 2005 long-term stock incentive plan will be administered by our board of directors or another committee appointed by the board of directors.

Eligibility and Types of Awards
      Key employees, directors, officers, advisors, consultants and other personnel of the company, its subsidiaries, its affiliates and other persons expected to provide significant services to the company or its subsidiaries may be granted stock options, stock appreciation rights, restricted stock, phantom shares, dividend equivalent rights and other equity-based awards (including interests in the operating partnership) under the 2005 long-term stock incentive plan. Eligibility for awards under the 2005 long-term stock incentive plan is determined by our compensation committee.

Available Shares
      Subject to adjustment upon certain corporate transactions or events, shares of our common stock may be subject to stock options, shares of restricted stock, phantom shares and dividend equivalent rights and other equity-based awards under the 2005 long-term stock incentive plan. If an option or other award granted under the proposed 2005 long-term stock incentive plan expires or terminates, the shares subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under the 2005 long-term stock incentive plan after the tenth anniversary of the date that such plan was initially approved by our board of directors. Also, no award may be granted under our 2005 long-term stock incentive plan to any person who, assuming exercise of all options and payment of all awards held by such person immediately prior to such grant would own or be deemed to own more than           % of the outstanding shares of our common stock or           % of the outstanding shares of our capital stock (our currently anticipated ownership limit), unless the restriction was specifically waived by action of the board of directors or a designated committee thereby.
Awards Under the Plan

Stock Options
      The terms of specific options, including whether options shall constitute “incentive stock options” for purposes of Section 422(b) of the Code, shall be determined by the committee. The exercise price of an option shall be determined by the committee and reflected in the applicable award agreement. The exercise price with respect to stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan) of the fair market value of our common stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed 10 years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan). Options will be exercisable at such times and subject to such terms as determined by the committee, but under no circumstances may be exercised if such exercise would cause a violation of the ownership limit that will be in the company’s charter. Unless otherwise determined by the committee at the time of grant, such stock options shall vest ratably over a four-year period beginning on the date of grant.

Restricted Stock
      Restricted stock will be subject to restrictions (including, without limitation, any limitation on the right to vote a share of restricted stock or the right to receive any dividend or other right or property) as the committee shall determine. The committee shall set forth in the applicable award agreement the period over which the shares of restricted stock will vest. Except as otherwise provided in the applicable award agreement, upon a termination of a grantee’s employment or other service relationship by the company for “cause” or, by the holder of restricted stock for any reason other than death, retirement, or disability, during the applicable restriction period, all shares of restricted stock still subject to restrictions shall be forfeited to us. Except as otherwise provided in the applicable award agreement, upon a termination of grantee’s employment or other services on account of the grantee’s death, disability or retirement, or by us for any reason other than “cause,” during the applicable restriction period, the restricted stock will vest.

Phantom Shares
      A phantom share represents a right to receive the fair market value of a share of the company’s common stock, or, if provided by the committee, the right to receive the fair market value of a share of the company’s common stock in excess of a base value established by the committee at the time of grant. In general, phantom shares will vest as provided in the applicable award agreement. Except as otherwise provided in the applicable award agreement, the settlement date with respect to a grantee is the first day of the month to follow grantee’s termination of service. Phantom shares may generally be settled in cash or by transfer of shares of common stock (as may be elected by the participant or the committee, as may be provided by the committee at grant). The committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the phantom shares installments over a period not to exceed 10 years. In addition, subject to applicable tax laws, the committee may establish a program under which distributions with respect to phantom shares may be deferred for additional periods as set forth in the preceding sentence.

Dividend Equivalent Rights
      A dividend equivalent right is a right to receive (or have credited) the equivalent value (in cash or shares of common stock) of dividends declared on shares of common stock otherwise subject to an award. The committee may provide that amounts payable with respect to dividend equivalent rights shall be converted into cash or additional shares of common stock. The committee will establish all other limitations and conditions of awards of dividend equivalent rights as it deems appropriate.

Long-Term Incentive Plan Units
      LTIP units are a special class of partnership interests in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one common share under the 2005 long-term stock incentive plan, reducing the availability for other equity awards on a one-for-one basis. The vesting period for LTIP units, if any, will be determined at the time of issuance. Quarterly cash distributions on each LTIP unit, whether vested or not, will be the same as those made on the company’s shares of common stock. This treatment with respect to quarterly distributions is similar to the expected treatment of the company’s restricted share awards, which will generally receive full dividends whether vested or not. Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, the operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit holders. Upon equalization of the capital accounts of the holders of LTIP units with other holders of OP units, the LTIP units will achieve full parity with OP units of the operating partnership for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units, and thereafter enjoy all the rights of OP units. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that will be realized for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock.
      Unless otherwise determined by the compensation committee at the time of grant, such LTIP units shall vest after four years. See “Cogdell Spencer LP Partnership Agreement” for a further description of the rights of limited partners in the operating partnership.

Other Equity-Based Awards
      The 2005 long-term stock incentive plan authorizes the granting of other awards that may be based upon our common stock (including the grant of securities convertible into common stock and stock appreciation rights and interests in the operating partnership), and subject to terms and conditions established at the time of grant.
Adjustments in General; Certain Change of Control Provisions
      In the event of certain corporate reorganizations or other events, the committee may make certain adjustments, in its discretion, to the manner in which the 2005 long-term stock incentive plan operates (including, for example, to the number of shares of the company’s common stock available under the plan), and may otherwise take actions which, in its judgment, are necessary to preserve the rights of plan participants. Upon a change of control (as defined in the plan), the compensation committee generally may make such adjustments as it, in its sole discretion, determines are necessary or appropriate in light of the change of control. In addition, restrictions and conditions on each share of restricted stock shall automatically lapse and the settlement date for all phantom shares shall be the date of such change of control.

Amendment and Termination
      The company’s board of directors may amend the 2005 long-term stock incentive plan as it deems advisable, except that it may not amend the 2005 long-term stock incentive plan in any way that would adversely affect a participant with respect to an award previously granted unless the amendment is required in order to comply with applicable laws. In addition, the company’s board of directors may not amend the 2005 long-term stock incentive plan without stockholder approval if such approval is required by applicable law, rule or regulation.
2005 Incentive Bonus Plan
      We intend to adopt before completion of the offering an incentive bonus plan, to be called the 2005 incentive bonus plan, for the payment of bonuses to certain key employees, including the company’s executive officers. Bonuses under the 2005 incentive bonus plan shall be awarded by the company’s compensation committee based on corporate factors or individual factors (or a combination of both). Subject to the provisions of the 2005 incentive bonus plan, the compensation committee will determine (1) those key employees to whom bonuses are to be granted under the plan; (2) the amount of the bonus any key employee shall be granted under the 2005 incentive bonus plan for the applicable period; and (3) the terms and conditions of each bonus. The compensation committee may provide for partial bonus payments at target and other levels. The compensation committee may allocate portions of the bonus to specified indexed factors. Corporate performance hurdles for annual bonuses may be adjusted by the committee in its discretion to reflect (1) dilution from corporate acquisitions and share offerings and (2) changes in applicable accounting rules and standards. The compensation committee may determine that bonuses shall be paid in cash or stock (or other equity-based grants), or a combination of cash and stock. The compensation committee may also provide that any such stock grants be made under the company’s 2005 long-term stock incentive plan or any other equity-based plan or program we may establish. The compensation committee may provide for programs under which the payment of bonuses may be deferred at the election of the employee. The 2005 incentive bonus plan is administered by the compensation committee. The compensation committee has the power to construe, interpret and administer the 2005 incentive bonus plan. The compensation committee or the board of directors may, at any time, amend, suspend or terminate the 2005 incentive bonus plan. As of the date hereof, no bonuses have been awarded under the company’s 2005 incentive bonus plan.
      Unless otherwise determined by the compensation committee, the compensation committee will establish annual goals and targets for each executive. The achievement of such goals and targets shall form the basis for the payment of bonuses and other management incentives. Initially, the goals and targets set for Messrs. Cogdell, Spencer and Handy may be based upon certain quantitative and qualitative criteria as determined by the compensation committee of our board of directors.
Compensation Committee Interlocks and Insider Participation
      There are no compensation committee interlocks and none of the company’s employees participate on the compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Benefits to Related Parties
      Upon the closing of the offering and the formation transactions, our senior executive officers and members of our board of directors will receive material financial and other benefits that include:
James W. Cogdell
      In the case of James W. Cogdell, our Chairman of our board of directors:

•	1,244,503 shares of common stock and 901,298 OP units (with a combined aggregate value of approximately $40.8 million) in exchange for membership and partnership interests in our predecessor having an aggregate net tangible book value attributable to such interests as of June 30, 2005 of approximately $(6.0) million;

•	an employment agreement providing him with salary, bonus and other benefits, including severance upon a termination of his employment under certain circumstances (See “Management — Employment Agreements”);

•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director (See “Management — Indemnification Agreements”);

•	registration rights afforded by the registration rights agreement (See “Shares Eligible for Future Sale — Registration Rights”);

•	tax protection afforded by the tax protection agreement (See “Structure and Formation of Our Company — Tax Protection Agreement”);

•	use of office space by his personal accountant, who will pay market rental rate for the use of the space, an arrangement that has been approved by our disinterested director;

•	the release of guarantees of approximately $ million of outstanding indebtedness; and

•	in the event we elect to exercise our rights under a put assignment agreement, the potential release of obligations pursuant to the put assignment agreement. See “Business and Properties — Managed Properties.”

Frank C. Spencer
      In the case of Frank C. Spencer, our Chief Executive Officer, President and a member of our board of directors:

•	219,618 shares of common stock and 151,506 OP units (with a combined aggregate value of approximately $7.1 million) in exchange for membership and partnership interests in our predecessor having an aggregate net tangible book value attributable to such interests as of June 30, 2005 of approximately $(0.6) million;

•	an employment agreement providing him with salary, bonus and other benefits, including severance upon a termination of his employment under certain circumstances (See “Management — Employment Agreements”);

•	82,353 LTIP units which assuming each unit is equivalent to one share of common stock, has a value of $1.6 million (See “Management — 2005 Long-Term Stock Incentive Plan — Long-Term Incentive Plan Units”);

•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director (See “Management — Indemnification Agreements”);

•	registration rights afforded by the registration rights agreement (See “Shares Eligible for Future Sale — Registration Rights”);

•	tax protection afforded by the tax protection agreement (See “Structure and Formation of Our Company — Tax Protection Agreement”);

•	the release of guarantees of approximately $ of outstanding indebtedness; and

•	in the event we elect to exercise our rights under a put assignment agreement, the potential release of obligations pursuant to the put assignment agreement. See “Business and Properties — Managed Properties.”

Charles M. Handy
      In the case of Charles M. Handy, our Chief Financial Officer, Senior Vice President and Secretary:

•	16,027 OP units (with a combined aggregate value of approximately $0.3 million) in exchange for membership and partnership interests in our predecessor having an aggregate net tangible book value attributable to such interests as of June 30, 2005 of approximately $14,000;

•	an employment agreement providing him with salary, bonus and other benefits, including severance upon a termination of his employment under certain circumstances (See “Management — Employment Agreements”);

•	63,440 LTIP units which assuming each unit is equivalent to one share of common stock, has a value of $1.2 million (See “Management — 2005 Long-Term Stock Incentive Plan — Long-Term Incentive Plan Units”);

•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director (See “Management — Indemnification Agreements”);

•	registration rights afforded by the registration rights agreement (See “Shares Eligible for Future Sale — Registration Rights”); and

•	tax protection afforded by the tax protection agreement (See “Structure and Formation of Our Company — Tax Protection Agreement”).
John R. Georgius
      In the case of John R. Georgius, a director nominee:

•	2,500 shares of restricted stock; and

•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director (See “Management — Indemnification Agreements”).
Richard B. Jennings
      In the case of Richard B. Jennings, a director nominee:

•	2,500 shares of restricted stock;

•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director (See “Management — Indemnification Agreements”); and

•	Realty Capital International Inc., an affiliate of Richard B. Jennings, one of our director-nominees, receives $10,000 in cash per month in fees for its role as advisor to us with respect to the offering and is entitled to continue receiving such fees through the closing of the offering. Upon the closing of the offering, Realty Capital International, Inc. also is entitled to receive a success fee equal to 0.5% of the gross offering proceeds, including any over-allotment proceeds. As of August 31, Realty Capital International, Inc. had received approximately $90,000 in fees.
Christopher E. Lee
      In the case of Christopher E. Lee, a director nominee:

•	2,500 shares of restricted stock; and

•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director (See “Management — Indemnification Agreements”).
Richard C. Neugent
      In the case of Richard C. Neugent, a director nominee:

•	2,500 shares of restricted stock; and

•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director (See “Management — Indemnification Agreements”).
Randolph D. Smoak, M.D.
      In the case of Randolph D. Smoak, M.D., a director nominee:

•	5,847 OP units (with a value of approximately $0.1 million) in exchange for membership and partnership interests in our predecessor having an aggregate net tangible book value attributable to such interests as of June 30, 2005 of approximately $(43,000);

•	2,500 shares of restricted stock; and

•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director (See “Management — Indemnification Agreements”).
The Fork Farm
      The Fork Farm, a working farm owned by Mr. Cogdell, periodically hosts company and client events. For the year ended December 31, 2004 and the six months ended June 30, 2005, our predecessor contracted to use this facility on multiple occasions and paid approximately $16,075 and $12,950, respectively, in aggregate for such usage. Our predecessor was charged rates comparable to rates charged to other third parties.
River Hills Medical Plaza Option
      Messrs. Cogdell and Spencer own an aggregate 22.5% interest in a parcel of undeveloped land adjacent to River Hills Medical Plaza. We have entered into an option agreement with Messrs. Cogdell and Spencer giving us the right to acquire this interest for an aggregate of $135,000 at any time.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
      The following is a discussion of the policies with respect to investments, financing and certain other activities. The policies with respect to these activities have been determined by the board of directors and, in general, may be amended and revised from time to time at the discretion of the board of directors without notice to or a vote of our stockholders.
Investment Policies

Investments in Real Estate or Interests in Real Estate
      We conduct all of our investment activities through our operating partnership and its affiliates. Our investment objectives are to increase cash flow, provide quarterly cash distributions, maximize the value of our properties and acquire properties with cash flow growth potential. Additionally, we will seek to selectively expand and upgrade both our current properties and any newly-acquired properties. Our business will be focused primarily on healthcare real estate properties and activities directly related thereto. We have not established a specific policy regarding the relative priority of the investment objectives. For a discussion of our properties and our business and other strategic objectives, see “Business and Properties.”
      We expect to pursue our investment objectives through the ownership by our operating partnership of properties, but may also make investments in other entities, including joint ventures. We currently intend to focus on healthcare real estate properties in those areas in which we operate and strategically select new markets when opportunities are available that meet our investment criteria or areas that have development potential. We anticipate that future investment and development activity will be focused primarily in the United States, but will not be limited to any geographic area. We intend to engage in such future investment activities in a manner that is consistent with requirements applicable to REITs for U.S. federal income tax purposes. Provided we comply with these requirements, however, there are no limitations on the percentage of our assets that may be invested in any one real estate asset.
      We may enter into joint ventures from time to time, if we determine that doing so would be the most effective means of raising capital, especially with respect to non-stabilized properties that we acquire. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over our equity interest in such property. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.
      From time to time, we may make investments or agree to terms that support the objectives of clients without necessarily maximizing our short-term financial return. We believe that this philosophy allows us to build long-term relationships and obtain franchise locations otherwise unavailable to our competition. These dynamics create long-term, sustainable profitability for us.

Purchase and Sale of Investments
      Our policy is to acquire assets primarily for generation of current income and long-term value appreciation. Although we do not currently intend to sell any assets, we will sell certain properties where our board of directors determine such properties do not fit our strategic objectives or where such action would be in the best interest of our stockholders.

Investments in Real Estate Mortgages
      While we will emphasize equity real estate investments in healthcare real estate properties, we may, at the discretion of our board of directors, invest in mortgages and other real estate interests consistent with the rules applicable to REITs. The mortgages in which we may invest may be either first mortgages or junior mortgages, and may or may not be insured by a governmental agency. Investments in real estate mortgages are subject to the risk that one or more borrowers may default and that the collateral securing mortgages may not be sufficient to enable us to recover our full investment.

Investments in Securities or Interests in Entities Primarily Engaged in Real Estate Activities and Other Issuers
      Subject to the gross income and asset requirements required for REIT qualification, we may invest in securities of entities engaged in real estate activities or securities of other issuers (normally partnership interests, limited liability company interests or other joint venture interests in special purpose entities owning properties), including for the purpose of exercising control over such entities. We may acquire some, all or substantially all of the securities or assets of other REITs or entities engaged in real estate activities where such investment would be consistent with our investment policies and the REIT requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests we must meet in order to qualify as a REIT under the Code. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the 1940 Act, and we would generally divest appropriate securities before any such registration would be required.

Financing Policies
      We expect to employ leverage in our capital structure in amounts determined from time to time by our board of directors. Although our board of directors has not adopted a policy which limits the total amount of indebtedness that we may incur, it will consider a number of factors in evaluating our level of indebtedness from time to time, as well as the amount of such indebtedness that will either be fixed or variable rate. Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur nor do they restrict the form in which our indebtedness will be taken (including recourse or non-recourse debt, cross collateralized debt, etc.). Our board of directors may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors.
      To the extent that our board of directors determines to obtain additional capital, we may, without stockholder approval, issue debt or equity securities, including additional OP units, retain earnings (subject to the REIT distribution requirements for U.S. federal income tax purposes) or pursue a combination of these methods. As long as our operating partnership is in existence, the proceeds of all equity capital raised by us will be contributed to our operating partnership in exchange for additional interests in our operating partnership, which will dilute the ownership interests of the limited partners in our operating partnership.
Conflicts of Interest Policies
      Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. We have entered into tax protection agreements which may limit our ability to sell certain of our properties because we are obligated, pursuant to the terms of these agreements to indemnify the parties for certain tax liabilities intended to be deferred in connection with, and following the consolidation transaction. In addition, Messrs. Cogdell, Spencer and Handy have outside business interests which include the ownership of an aggregate of           %,           %, and           %, respectively, in three medical office buildings currently held for sale which we are not acquiring. Our directors and officers have duties to our company and our stockholders under applicable Maryland law in connection with their management of our company. At the same time, we, through our wholly owned subsidiary, have fiduciary duties, as a general partner, to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership. Our duties, through our wholly owned subsidiary, as a general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our company. The partnership agreement does not require us to resolve such conflicts in favor of either our stockholders or the limited partners in our operating partnership.
      Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of loyalty and care and which generally prohibits such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.
      Additionally, the partnership agreement expressly limits our liability by providing that neither the general partner of the operating partnership, nor any of its trustees, directors or officers, will be liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such trustee, director or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, our affiliates and each of our respective trustees, officers, directors, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify, upon a final determination by a court, for (1) willful misconduct or a knowing violation of the law, (2) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement, or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.
      The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement.
      Except with respect to the properties described above, none of our executive officers will be permitted to compete with us during their employment with us.

Interested Director and Officer Transactions
      Pursuant to Maryland law, a contract or other transactions between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

•	the material facts relating to the common directorship or interest and as to the transaction are disclosed to our board of or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the material facts relating to the common directorship or interest and as to the transaction are disclosed to our stockholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by our stockholders entitled to vote (other than the votes of shares owned of record or beneficially by the interested director); or

•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.
      Furthermore, under Delaware law (where our operating partnership is formed), we, acting through the general partner, have a fiduciary duty to our operating partnership and, consequently, such transactions are also subject to the duties of care and loyalty that we, through our wholly owned subsidiary which is the general partner, owe to limited partners in our operating partnership (to the extent such duties have not been eliminated pursuant to the terms of the partnership agreement). We will adopt a policy which requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of our disinterested directors. Where appropriate, in the judgment of our disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of directors will have no obligation to do so.
Policies with Respect to Certain Activities
      We may, but do not presently intend to, make investments other than as previously described. We have authority to offer shares of our common stock or other equity or debt securities in exchange for cash or property and to repurchase or otherwise re-acquire shares of our common stock or other equity or debt securities in exchange for cash or property. Similarly, we may offer additional OP units, which are redeemable for cash or property. As described in “Cogdell Spencer LP Partnership Agreement,” we expect, but are not obligated, to issue shares of our common stock to holders of OP units upon exercise of their redemption rights. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors without the need for stockholder approval. See “Description of Stock — Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock.” We have not engaged in trading, underwriting or the agency distribution or sale of securities of other issuers and do not intend to do so. At all times, we intend to make investments in such a manner consistent with the REIT requirements of the Code unless, because of business circumstances or changes in the Code (or the Treasury Regulations promulgated thereunder), our board of directors determines that it is no longer in our best interests for us to qualify as a REIT. We intend to make investments in such a way that we will not be treated as an “investment company” under the 1940 Act. Our policies with respect to such activities may be reviewed and modified from time to time by our board of directors without notice to or the vote of our stockholders.
Lending Policies
      We do not have a policy limiting our ability to make loans to other persons. Subject to REIT qualification rules, we may make loans to third parties. For example, we may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold or we may consider making loans to joint ventures in which we or they participate or may participate in the future. We have not engaged in any significant lending activities in the past nor do we currently intend to in the future. We may choose to guarantee the debt of certain joint ventures with third parties. Consideration for those guarantees may include, but are not limited to, fees, long-term management contracts, options to acquire additional ownership and promoted equity positions. Our board of directors may, in the future, adopt a lending policy without notice to or the vote of our stockholders.
Reporting Policies
      Generally speaking, we intend to make available to our stockholders audited annual financial statements and annual reports. Upon the closing of the offering, we will become subject to the information reporting requirements of the Exchange Act, pursuant to which we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.
Independence Policies
      Because contractual relationships with the company would render an individual not independent, our corporate governance guidelines also provide that (1) no tenant, or any officer, director, member, partner, manager or stockholder of a tenant, or (2) no person or any person who is an officer, director, member, partner, manager or stockholder of a person or entity who enters into or has a contractual arrangement with us which provides for us to provide for consulting, development, management or other services, may be considered an independent director for the purpose of determining the number of our independent directors. Our independence policies may be reviewed and modified from time to time by our board of directors without notice to or vote of our stockholders.
Advisory Policies
      We intend to establish a partnership advisory committee composed of limited partners of the operating partnership to be appointed by our Chairman. Our Chairman will serve as the chair of this partnership advisory committee. The partnership advisory committee will provide advice and support to the operating partnership in setting and determining operational practices. We expect the committee will meet annually. Each member of this committee will be entitled to receive $500 per meeting attended (subject to adjustment in the sole discretion of the board of directors) as well as reimbursement for out-of-pocket expenses associated with service on this committee and associated with attendance or participation in committee meetings. Our advisory policies may be reviewed and modified from time to time by our board of directors without notice to or the vote of our stockholders.

STRUCTURE AND FORMATION OF OUR COMPANY
Overview
      We currently operate our business through our predecessor which consists of Cogdell Spencer Advisors, Inc. and the existing entities. Prior to or concurrently with the closing of the offering, we will engage in a series of transactions, which we refer to as the formation transactions, that will consolidate our business and properties within our company and our operating partnership. Part of the formation transactions includes a consolidation transaction pursuant to which, prior to or immediately following the offering, holders of interests in Cogdell Spencer Advisors, Inc. and the existing entities will exchange, through a series of transactions, their equity interests in Cogdell Spencer Advisors, Inc. and/or the existing entities for (1) OP units in our operating partnership, (2) shares of our common stock and/or (3) cash. The agreements relating to the consolidation transaction are subject to customary closing conditions, including the closing of the offering.
      The significant elements of the formation transactions undertaken in connection with the offering include:

•	formation of our company, our operating partnership and our taxable REIT subsidiary;

•	the consolidation transaction; and

•	debt repayment.
Formation of Cogdell Spencer Inc., Our Operating Partnership and Our Taxable REIT Subsidiary
      Cogdell Spencer Inc. was incorporated on July 5, 2005 under the laws of the State of Maryland. We intend to elect to qualify as a REIT for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2005. Cogdell Spencer LP, was organized as a limited partnership under the laws of the State of Delaware on July 18, 2005. Upon the closing of the offering and the formation transactions, our wholly owned business trust subsidiary will act as the operating partnership’s sole general partner and hold its OP units.
      As part of the formation transactions, we will establish a taxable REIT subsidiary that will be owned by our operating partnership. We expect that our taxable REIT subsidiary will earn income and engage in activities that might otherwise jeopardize our qualification as a REIT or that would cause us to be subject to a 100% tax on prohibited transactions. A taxable REIT subsidiary is taxed as a regular corporation and its income therefore will be subject to U.S. federal, state and local corporate level tax. We may form additional taxable REIT subsidiaries in the future in order to engage in certain activities that otherwise might jeopardize our qualification as a REIT. Any income earned by our taxable REIT subsidiaries will not be included for purposes of the 90% distribution requirement discussed under “U.S. Federal Income Tax Considerations — Annual Distribution Requirements”, unless such income is actually distributed to us. For a further discussion of taxable REIT subsidiaries, see “U.S. Federal Income Tax Considerations — Taxation of the Company.”
Consolidation Transaction

Contribution and Exchange of Ownership Interests in Our Predecessor
      Concurrently with the closing of the offering, holders of ownership interests in Cogdell Spencer Advisors, Inc. and the existing entities will contribute and exchange their ownership interests as follows:

•	Pursuant to separate merger, contribution and related agreements, the holders of ownership interests in our predecessor (other than Cogdell Spencer Advisors, Inc.) will contribute their interests in the properties and assets owned by the existing entities to us and interests in eight existing joint ventures with third parties in exchange for approximately 378,153 shares of our common stock and 3,838,587 OP units having an aggregate value of approximately $80.1 million;

•	Certain other holders (none of which consist of our executive officers or directors) will be paid an aggregate of approximately $36.5 million in cash for their direct or indirect interests in the properties and assets owned by the existing entities; and

•	The stockholders of Cogdell Spencer Advisors, Inc. will exchange all of their stock in Cogdell Spencer Advisors, Inc. for approximately 1,464,121 shares of our common stock.

      As part of the consolidation transaction we expect to acquire one property, 190 Andrews, located in Greenville, South Carolina which we currently manage. We expect to acquire this property from its tenant-owners in exchange for a fixed value of OP units equal to $3.2 million based upon the mid-point of the price range indicated on the cover page of this prospectus.

Valuation of Existing Entities
      The value of our predecessor in the consolidation transaction was determined by estimating the fair market value of the real properties held by the existing entities using a capitalization rate methodology and by estimating the value of Cogdell Spencer Advisors, Inc. as a stand-alone company. A capitalization rate methodology is a real property valuation approach used by investors and appraisers to determine the fair market value of income-producing real estate. Under this methodology, the value of a property is calculated by dividing the property’s net operating income (i.e., gross property operating income less all expenses required to operate the property) over a specified annual period by an assigned capitalization rate. By focusing on the net operating income of a property over a specified annual period, this valuation methodology does not take into account potential future changes in the net operating income of the property that may occur outside of the specified period and may not take into account certain future capital expenditures required to be made at the property. As a result, this methodology may not necessarily reflect the value that could be obtained for a real property in a transaction with third parties. In addition, third party appraisals were not used in determining the value of the properties or of Cogdell Spencer Advisors, Inc. As a result, the consideration paid by us in the consolidation transaction may exceed the value of our predecessor that may be reflected in other valuation methodologies or appraisals or may be obtained in transactions with third parties. The valuation of each of the existing entities as well as Cogdell Spencer Advisors, Inc. was fixed prior to the initial filing of the registration statement of which this prospectus is a part. In addition, the number of shares of common stock that each holder of an ownership interest could receive in exchange for each interest in the various contributed entities was also fixed prior to the initial filing of the registration statement of which this prospectus is a part.

Excluded Assets
      Messrs. Cogdell and Spencer have outside business interests which include the ownership of three medical office buildings, currently held for sale which we are not acquiring. Messrs. Cogdell and Spencer, together, own a 5.0% interest in two of the properties and in addition, with an interest owned through Cogdell Spencer Advisors, Inc., own a 100% interest in the third property, Gulfport Medical Office Building, LLC (“Gulfport MOB”). Gulfport MOB qualifies as a variable interest entity under Financial Accounting Standards Board Interpretation No. 46(R) and has not been consolidated in the predecessor historical financial statements as the hospital-lessee has been determined to be the primary beneficiary that retains virtually complete economic control, benefit and risk of the property. We expect to continue to manage the Gulfport Medical Office Building after this property is sold. In addition, Messrs. Cogdell and Spencer own an aggregate 22.5% interest in a parcel of undeveloped land adjacent to River Hills Medical Plaza. We have entered into an option agreement with Messrs. Cogdell and Spencer giving us the right to acquire this interest for an aggregate of $135,000 at any time. See “Certain Relationships and Related Transactions.”

Consideration Paid in Consolidation Transaction
      Based upon the initial public offering price of our common stock, the aggregate value of the shares of common stock and OP units to be issued in the consolidation transaction will be approximately

$107.9 million, based upon the mid-point of the price range indicated on the cover page of this prospectus. The aggregate historical combined net tangible book value of the membership and partnership interests, and the stock, to be contributed to us was approximately $(47.3) million as of June 30, 2005. The aggregate number of equity securities to be received by each member of our senior management team and his or her affiliates and the net tangible book value attributable to the membership and partnership interests as of June 30, 2005, are set forth above under the heading “Certain Relationships and Related Party Transactions.”

Tax Protection Agreements
      Under the Code, taxable gain recognized upon a sale of an asset contributed to a partnership must be allocated to the contributing partner in a manner that takes into account the variation between the tax basis and the fair market value of the asset at the time of the contribution. This requirement may result in a significant allocation of taxable gain to the contributing partner, without any increased cash distribution to the contributing partner. In addition, when a partner contributes an asset subject to a liability to a partnership, any reduction in the partner’s share of partnership liabilities results in taxable gain to the partner to the extent the reduction exceeds the partner’s adjusted tax basis in the partnership.
      Our operating partnership will enter into agreements with the holders of contributed interests who elected to receive OP units in the consolidation transaction. These agreements, which are intended to protect these holders against the tax consequences described above, will provide that the operating partnership will not sell, transfer or otherwise dispose of any of the acquired medical office buildings and healthcare related facilities (each a “protected asset”) or any interest in a protected asset prior to the eighth anniversary of the closing of the offering unless:

(1) a majority-in-interest of the holders of interests in the existing entities (or their successors, which may include us to the extent any OP units have been redeemed or exchanged) with respect to such protected asset consent to the sale, transfer or other disposition; provided, however, with respect to three existing entities, Cabarrus POB, LLC, Medical Investors I, LLC and Medical Investors III, LLC, the required consent shall be a majority-in-interest of the beneficial owners of interests in the existing entities other than Messrs. Cogdell and Spencer and their affiliates; or

(2) the operating partnership delivers to each such holder, a cash payment intended to approximate the holder’s tax liability related to the recognition of such holder’s built-in gain resulting from the sale, transfer or other disposition of such protected asset (with the “built-in gain” being not more than the taxable gain that would have been recognized by the holder had the protected asset been sold in a taxable transaction at the time of the consolidation transaction); or

(3) the disposition does not result in a recognition of any built-in gain by any such holder.
      To protect against gain recognition resulting from a reduction in a partner’s share of the operating liabilities, the agreements also will provide that during the period from the closing of the offering through the twelfth anniversary of the closing, the operating partnership will offer each holder who continues to hold at least 50% of its OP units received in the consolidation transaction the opportunity to (1) guarantee debt or (2) enter into a deficit restoration obligation, in each case, in a manner intended to provide an allocation of operating partnership liabilities to the partner. In the event that a partner guarantees debt of our operating partnership, such partner will be responsible, under certain circumstances, for the repayment of the guaranteed amount to the lender in the event the lender would otherwise recognize a loss on the loan, such as, for example, if property securing the loan was foreclosed and the value was not sufficient to repay a certain amount of the debt. A deficit restoration obligation is a partner’s obligation, under certain circumstances, to contribute a designated amount of capital to the partnership upon the partnership’s liquidation in the event that the assets of the partnership are insufficient to repay partnership liabilities.
      If the operating partnership fails to offer these opportunities, the operating partnership would be required to deliver to each holder a cash payment intended to approximate the holder’s tax liability resulting from the operating partnership’s failure to make these opportunities available.

      These agreements are expected to benefit the holders of OP units by assisting them in continuing to defer U.S. federal income taxes in connection with the consolidation transaction and thereafter.
Debt Repayment
      We intend to use approximately $70.3 million of the net proceeds of the offering to repay certain of our outstanding indebtedness, consisting of the following:

	Amount of
	Debt
	(dollars		Stated Interest	Interest	Maturity	Amortization
	in thousands)		Rate	Rate	Date	(Years)

Augusta POB I, II, III and IV	$24,962		LIBOR + 0.65%	3.99%	7/19/2006	25
Barclay Downs	1,505		LIBOR + 2.50	5.84	10/1/2007	15
Birkdale Retail	923		LIBOR + 2.25	5.59	11/1/2006	25
Cabarrus POB	8,318		LIBOR + 2.15	5.49	6/25/2006	30
Copperfield MOB	5,628		LIBOR + 2.00	5.34	6/1/2008	25
East Rocky Mount Kidney Center	1,030		6.25	6.25	11/15/2008	20
Gaston Professional Center	9		Prime	5.75	5/15/2006	3
Mallard Crossing Medical Park	5,957		LIBOR + 1.90	5.24	7/15/2006	25
Rocky Mount Medical Park	356		Prime	5.75	8/15/2008	15
Mt. Pleasant MOB	4,703		LIBOR + 1.90	5.24	12/30/2008	25
River Hills Medical Plaza	397		LIBOR + 1.85	5.19	11/30/2008	21
St. Francis Community Medical Office Building	86		7.12	7.12	4/1/2009	7
St. Francis Community Medical Office Building	103		7.15	7.15	5/5/2009	7
Franciscan Development Company	10,564		5.50	5.50	12/15/2005	25
St. Francis Medical Plaza	26		LIBOR + 1.50	4.84	11/1/2006	5
West Medical I	3,388		LIBOR + 2.00	5.34	3/25/2009	25
Cogdell Spencer Advisors, Inc. revolving line of credit	1,375	(1)	LIBOR + 2.75	6.09	5/15/2005	Interest only
Cogdell Spencer Advisors, Inc. note payable	420		LIBOR + 2.75	6.09	11/22/2005	6
Cogdell Spencer Advisors, Inc. note payable	44		Prime	5.75	11/15/2006	3

Total	$69,794

(1)	In connection with our acquisition of an undeveloped parcel of land in September 2005, we used $0.8 million from our revolving line of credit to finance the transaction which is not included.

PRINCIPAL STOCKHOLDERS
      The following table presents information regarding the beneficial ownership of our common stock, following the closing of the offering and the formation transactions, with respect to:

•	each person who is the beneficial owner of more than five percent of our outstanding common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all directors, director nominees and executive officers as a group.
      Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment powers.

	Number of Shares	Percentage of
	and Units	All Shares
Name of Beneficial Owner(3)	Beneficially Owned(1)	and Units(2)

Directors, Director Nominees and Executive Officers:
James W. Cogdell(4)	2,145,801	24.9%
Frank C. Spencer(5)(6)	453,477	5.7
Charles M. Handy(7)	79,467	1.0
John R. Georgius(8)	2,500	*
Richard B. Jennings(9)	2,500	*
Christopher E. Lee(10)	2,500	*
Richard C. Neugent(11)	2,500	*
Randolph D. Smoak, M.D.(12)	8,347	*
All directors, director nominees and executive officers as a group	2,876,167	31.6%

*	Denotes less than 1%.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.

(2)	Assumes a total of 12,053,176 shares of our common stock and OP units, including vested LTIP units, are outstanding immediately after the closing of the offering and the formation transactions comprised of 7,700,374 shares of common stock and 4,352,802 OP units which may be exchanged for cash or, at our option, shares of common stock beginning 12 months after the closing of the offering. In addition, share amounts for individuals, directors, director nominees and officers as a group assume that all OP units, including vested LTIP units, held by the person are exchanged for shares of our common stock. The total number of shares of common stock outstanding used in calculating this percentage assumes that none of the OP units held by other persons are exchanged for shares of our common stock.

(3)	The address for each of the persons named above is 4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina 28209-4670.

(4)	Includes 1,244,503 shares of common stock and 901,298 OP units.

(5)	Includes 219,618 shares of common stock and 233,859 OP units (including 82,353 OP units issuable upon conversion of 82,353 LTIP units to be outstanding upon completion of the offering).

(6)	Frank C. Spencer is co-trustee of James W. Cogdell’s estate and would thus assume voting power of the shares of Mr. Cogdell’s estate in the event of Mr. Cogdell’s death.

(7)	Includes 79,467 OP units (including 63,440 OP units issuable upon conversion of 63,440 LTIP units to be outstanding upon completion of the offering).

(8)	Includes 2,500 shares of restricted stock.

(9)	Includes 2,500 shares of restricted stock.

(10)	Includes 2,500 shares of restricted stock.

(11)	Includes 2,500 shares of restricted stock.

(12)	Includes 5,847 OP units and 2,500 shares of restricted stock.

DESCRIPTION OF STOCK
      The following summary of the material terms of the stock of our company does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws. See “Where You Can Find More Information.”
General
      Cogdell Spencer Inc. was formed on July 5, 2005. Our charter provides that we may issue up to                      shares of common stock and                      shares of preferred stock. Our charter authorizes our board of directors to amend our charter to increase the aggregate number of authorized shares or the number of authorized shares of any class or series without stockholder approval. Upon the closing of the offering and the formation transactions,                      shares of our common stock will be issued and outstanding (                    shares if the underwriters’ over-allotment option is exercised in full) and no shares of preferred stock will be issued and outstanding. Under Maryland law, stockholders generally are not liable for a corporation’s debts or obligations.
Common Stock
      All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, when and as authorized by our board of directors out of assets legally available therefor and declared by us and the holders of our common stock are entitled to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.
      Subject to the provisions of our charter regarding the restrictions on transfer of stock, and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as may be provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.
      Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.
      Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.
Preferred Stock
      Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any class or series or preferred stock. Prior to issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of shares of preferred stock that have priority over the common stock with respect to dividends and rights upon liquidation and with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests. As of the date hereof, no shares of preferred stock are outstanding and we have no present plans to issue any preferred stock.
Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock
      We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock, approve additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by the company’s stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the company’s securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interests.
Restrictions on Ownership and Transfer
      In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “U.S. Federal Income Tax Considerations — Requirements for Qualification — General.”
      Our charter contains restrictions on the ownership and transfer of our common stock and outstanding capital stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than           % (by value or by number of shares, whichever is more restrictive) of our outstanding common stock (the common stock ownership limit) or           % (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock (the aggregate stock ownership limit). We refer to this restriction as the “ownership limit.” In addition, different ownership limits will apply to Mr. Cogdell, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing and Mr. Spencer, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing. These ownership limits, which our board has determined will not jeopardize our REIT qualification, will allow Mr. Cogdell, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing, as an excepted holder, to hold           % (by value or by number of shares, whichever is more restrictive) of our common stock or                % (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock and Mr. Spencer, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing as an excepted holder, to hold           % (by value or by number of shares, whichever is more restrictive) of our common stock or           % (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock. A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our common stock, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our common stock.

      The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than           % (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or           % (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, our capital stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of           % (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or           % (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock and thereby subject the common stock or capital stock to the applicable ownership limit.
      Our board of directors may, in its sole discretion, waive the above-referenced           % ownership limits with respect to a particular stockholder if:

•	our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain that no individual’s beneficial or constructive ownership of our stock will result in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT;

•	such stockholder does not, and represents that it will not, own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (or the board of directors determines that revenue derived from such tenant will not affect our ability to qualify as a REIT) and our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain this fact; and

•	such stockholder agrees that any violation or attempted violation of such representations or undertakings will result in shares of stock being automatically transferred to a charitable trust.
      As a condition of its waiver, our board of directors may require the applicant to submit such information as the board of directors may reasonably need to make the determination regarding our REIT status and an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to our REIT qualification.
      In connection with the waiver of an ownership limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit for all other persons and entities; provided, however, that any decrease may be made only prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law, in which case the decrease shall be effective immediately); and the ownership limit may not be increased if, after giving effect to such increase, five persons (other than a designated investment entity) could beneficially own or constructively own in the aggregate, more than 49.9% of the shares then outstanding. A reduced ownership limit will not apply to any person or entity whose percentage ownership in our common stock or capital stock, as applicable, is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our common stock or capital stock, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of our common stock or capital stock, as applicable, in excess of such percentage ownership of our common stock or capital stock will be in violation of the ownership limit.
      Our charter provisions further prohibit:

•	any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT;

•	any person from constructively owning shares of our stock that would cause any income of the company to be considered “related party rent” under Section 856(d)(2)(B) of the Code; and

•	any person from transferring shares of our common stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

      Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
      The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by our board of directors, then our charter provides that the transfer of the excess shares will be void.
      Shares of our common stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our common stock at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our common stock to the trust) and (2) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our common stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such common stock will be paid to the charitable beneficiary.
      If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the relevant date) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.
      The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.
      Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.
      However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.
      Any beneficial owner or constructive owner of shares of our common stock and any person or entity (including the stockholder of record) who is holding shares of our common stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury Regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our common stock and any person or entity (including the stockholder of record) who is holding shares of our common stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our common stock on our status as a REIT and to ensure compliance with the ownership limit, or as otherwise permitted by our board of directors.
      All certificates representing shares of our common stock bear a legend referring to the restrictions described above.
      These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is                     .

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
      The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
Our Board of Directors
      Our charter and bylaws provide that the number of directors of our company will not be less than the minimum number permitted under the MGCL and, unless our bylaws are amended, not more than 15 and may be increased or decreased pursuant to our bylaws by a vote of the majority of our directors. Subject to the rights of holders of one or more classes or series of preferred stock, any vacancy may be filled, at any regular meeting or at any special meeting called for that purpose, only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the full term of the directorship in which such vacancy occurred and until a successor is elected and qualified.
      Pursuant to our charter and bylaws, each of our directors is elected by our common stockholders entitled to vote to serve until the next annual meeting and until his/her successor is duly elected and qualifies. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock entitled to vote will be able to elect all of our directors.
Removal of Directors
      Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes of common stockholders entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.
Business Combinations
      Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation, or an affiliate of such an interested stockholder) are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.
      These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted James W. Cogdell, his affiliates and associates and all persons acting in concert with the foregoing and Frank C. Spencer, his affiliates and associates and all persons acting in concert with the foregoing, from these provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interests of our stockholders without compliance by our company with the supermajority vote requirements and the other provisions of the statute.
Control Share Acquisitions
      The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
      A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
      If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
      The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.
      Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of stock of the company. There can be no assurance that such provision will not be amended or eliminated at any time in the future.
Subtitle 8
      Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five of the following provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.
      Pursuant to Subtitle 8, we have elected to provide that vacancies on our board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal shall only be allowed for cause, (2) vest in the board the exclusive power to fix the number of directorships and (3) require, unless called by our Chairman of the board, our president, our chief executive officer or the board, the written request of the stockholders entitled to cast not less than 35% of all votes entitled to be cast at such meeting to call a special meeting. We have not elected to create a classified board; however, our board may elect to do so in the future without stockholder approval.
Charter Amendments and Extraordinary Transactions
      Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Except for certain charter amendments (to provisions such as those dealing with the removal of directors or transfer restrictions), our charter provides that charter amendments requiring stockholder approval and other extraordinary actions must be approved by the affirmative vote of a majority of all of the votes entitled to be cast on the matter. However, because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary of a corporation can transfer all of its assets without any vote of the corporation’s stockholders.
Bylaw Amendments
      Our board of directors has the exclusive power to adopt, alter or appeal any provision of our bylaws and to make new bylaws.
Advance Notice of Director Nominations and New Business
      Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made at a special meeting of stockholders at which directors are to be elected only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.
      With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who was a stockholder of record both at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.
Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws
      Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote and cause requirements for removal of directors, the power of our board to issue additional shares of capital stock, ability of our board to create a classified board, the restrictions on ownership and transfer of our shares of capital stock and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.
Indemnification and Limitation of Directors’ and Officers’ Liability
      Our charter and the partnership agreement of our operating partnership provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time, and Delaware law, as applicable.
      The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
      The MGCL requires a corporation (unless its charter provides otherwise, which our company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and;

—	was committed in bad faith; or

—	was the result of active and deliberate dishonesty.

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
      However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

      Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.
      Our charter and bylaws also permit us to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and to any employee or agent of our company or our predecessor.
      The partnership agreement provides that our wholly owned business trust subsidiary, the general partner, and our and its officers and directors are indemnified to the fullest extent permitted by applicable law. See “Cogdell Spencer LP Partnership Agreement — Management Liability and Indemnification.”
      Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. See “Management — Indemnification Agreements.”
REIT Qualification
      Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

COGDELL SPENCER LP PARTNERSHIP AGREEMENT
      The following is a summary of the material terms of the partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” For the purposes of this section, references to the “general partner” refer CS Business Trust I, our wholly owned Maryland business trust subsidiary.
General; Management
      Our operating partnership is a Delaware limited partnership that was formed on July 18, 2005. Our wholly owned business trust subsidiary is the sole general partner of our operating partnership. Pursuant to the partnership agreement, through the sole general partner of the operating partnership, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause the partnership to enter into certain major transactions including a merger of our operating partnership or a sale of substantially all of the assets of our operating partnership. The limited partners have no power to remove the general partner without the general partner’s consent.
      Our company is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners. We are not liable under the partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided that we have acted in good faith.
      All of our business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through our operating partnership, and our operating partnership must be operated in a manner that will enable us to satisfy the requirements for qualification as a REIT.
Management Liability and Indemnification
      Neither we nor the general partner of our operating partnership, nor our directors and officers or its trustees and officers are liable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as such person acted in good faith. The partnership agreement provides for indemnification of us, our affiliates and each of our respective trustees, officers, directors, employees and any persons we may designate from time to time in our sole and absolute discretion to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify such person, for (1) willful misconduct or a knowing violation of the law, (2) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement, or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful, as set forth in the partnership agreement (subject to the exceptions described below under “— Fiduciary Responsibilities”).
Fiduciary Responsibilities
      Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our stockholders. At the same time, the general partner of our operating partnership has fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, through the general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders. We will be under no obligation to give priority to the separate interests of the limited partners of our operating partnership or our stockholders in deciding whether to cause the operating partnership to take or decline to take any actions.
      The limited partners of our operating partnership expressly acknowledged that through our wholly owned Maryland business trust which is the general partner of our operating partnership, we are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively.
Distributions
      The partnership agreement provides that holders of OP units and LTIP units are entitled to receive quarterly distributions of available cash (1) first, with respect to any OP units and LTIP units that are entitled to any preference in accordance with the rights of such OP unit or LTIP unit (and, within such class, pro rata according to their respective percentage interests) and (2) second, with respect to any OP units and LTIP units that are not entitled to any preference in distribution, in accordance with the rights of such class of OP unit or LTIP units (and, within such class, pro rata in accordance with their respective percentage interests).
Allocations of Net Income and Net Loss
      Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the holders of OP units or LTIP units holding the same class of OP units or LTIP units in accordance with their respective percentage interests in the class at the end of each fiscal year. In particular, upon the occurrence of certain specified events, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit or LTIP units holders. See “Management — 2005 Long-Term Stock Incentive Plan.” The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the partnership agreement, for U.S. federal income tax purposes under the Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of our operating partnership in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the partnership agreement. In addition, under Section 704(c) of the Code, items of income, gain, loss and deduction with respect to appreciated or depreciated property which is contributed to a partnership, such as our operating partnership, in a tax-free transaction must be specially allocated among the partners in such a manner so as to take into account such variation between tax basis and fair market value. The operating partnership will allocate tax items to the holders of OP units or LTIP units taking into consideration the requirements of Section 704(c). See “U.S. Federal Income Tax Considerations.”
Redemption Rights
      After the first anniversary of becoming a holder of OP units (including any LTIP units that are converted into OP units), each limited partner of our operating partnership, other than CS Business Trust II, will have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of the OP units held by such limited partner in exchange for a cash amount equal to the number of tendered OP units multiplied by the price of a share of our common stock, unless the terms of such OP units or a separate agreement entered into between our operating partnership and the holder of such OP units provide that they are not entitled to a right of redemption. On or before the close of business on the fifth business day after we receive a notice of redemption, we may, in our sole and absolute discretion, but subject to the restrictions on the ownership of our common stock imposed under our charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered OP units from the tendering partner in exchange for shares of our common stock, based on an exchange ratio of one share of our common stock for each OP unit (subject to antidilution adjustments provided in the partnership agreement). It is our current intention to exercise this right in connection with any redemption of OP units.
Transferability of OP Units; Extraordinary Transactions
      The general partner of the operating partnership will not be able to voluntarily withdraw from the operating partnership or transfer or assign its interest in the operating partnership, including our limited partner interest without the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by us or our subsidiaries), unless the transfer is made in connection with any merger or sale of all or substantially all of the assets or stock of our company. In addition, subject to certain limited exceptions, the general partner will not engage in any merger, consolidation or other combination, or sale of substantially all of our assets, in a transaction which results in a change of control of the operating partnership unless:

•	we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by our company or its subsidiaries); or

•	as a result of such transaction all limited partners will receive for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of partnership units shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (1) exercised its redemption right (described above) and (2) sold, tendered or exchanged pursuant to the offer, the shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer.
      The operating partnership may also merge with or into or consolidate with another entity without the consent of the limited partners if immediately after such merger or consolidation (1) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (2) the survivor expressly agrees to assume all of the general partner’s obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.
      We also may (1) transfer all or any portion of our directly or indirectly held general partnership interest to (A) a wholly owned subsidiary or (B) a parent company, and following such transfer may withdraw as the general partner and (2) engage in a transaction required by law or by the rules of any national securities exchange on which our common stock is listed.
Issuance of Our Stock
      Pursuant to the partnership agreement, upon the issuance of our stock other than in connection with a redemption of OP units, we will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to our operating partnership in exchange for, in the case of common stock, OP units, or in the case of an issuance of preferred stock, preferred OP units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock.
Tax Matters
      Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, through our role as the parent of our wholly owned Maryland business trust, the general partner of our operating partnership, we have the authority to handle tax audits and to make tax elections under the Code, in each case, on behalf of our operating partnership.
Term
      The term of the operating partnership commenced on July 18, 2005 and will continue until December 31, 2104, unless earlier terminated in the following circumstances:

•	a final and nonappealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and nonappealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless, prior to the entry of such order or judgment, a majority in interest of the remaining outside limited partners agree in writing, in their sole and absolute discretion, to continue the business of the operating partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor general partner;

•	an election to dissolve the operating partnership made by the general partner in its sole and absolute discretion, with or without the consent of a majority in interest of the outside limited partners;

•	entry of a decree of judicial dissolution of the operating partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;

•	the occurrence of any sale or other disposition of all or substantially all of the assets of the operating partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the operating partnership;

•	the redemption (or acquisition by the general partner) of all OP units that the general partner has authorized other than those held by the general partner and CS Business Trust II; or

•	the incapacity or withdrawal of the general partner, unless all of the remaining partners in their sole and absolute discretion agree in writing to continue the business of the operating partnership and to the appointment, effective as of a date prior to the date of such incapacity, of a substitute general partner.
Amendments of the Partnership Agreement
      Amendments to the partnership agreement may only be proposed by the general partner. Generally, the partnership agreement may be amended with the general partner’s approval and the approval of the limited partners holding a majority of all outstanding limited partner units (excluding limited partner units held by us or our subsidiaries). Certain amendments that would, among other things, have the following effects, must be approved by each partner adversely affected thereby:

•	convert a limited partner’s interest into a general partner’s interest (except as a result of the general partner acquiring such interest): or

•	modify the limited liability of a limited partner.
      Notwithstanding the foregoing, we will have the power, without the consent of the limited partners, to amend the partnership agreement as may be required to:

•	add to our obligations or surrender any right or power granted to us or any of our affiliates for the benefit of the limited partners;

•	reflect the admission, substitution, or withdrawal of partners or the termination of the operating partnership in accordance with the partnership agreement and to amend the list of OP unit and LTIP unit holders in connection with such admission, substitution or withdrawal;

•	reflect a change that is of an inconsequential nature and does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement;

•	satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a U.S. federal or state agency or contained in U.S. federal or state law;

•	set forth and reflect in the partnership agreement the designations, rights, powers, duties and preferences of the holders of any additional partnership units issued pursuant to the partnership agreement;

•	reflect such changes as are reasonably necessary for us to maintain or restore our qualification as a REIT or to satisfy the REIT requirements or to reflect the transfer of all or any part of a partnership interest among the general partner, CS Business Trust II, the company and any qualified REIT subsidiary;

•	to modify the manner in which capital accounts are computed (but only to the extent set forth in the partnership agreement by the Code or applicable income tax regulations under the Code); and

•	issue additional partnership interests.

      Certain provisions affecting our rights and duties as general partner, either directly or indirectly (e.g., restrictions relating to certain extraordinary transactions involving us or the operating partnership) may not be amended without the approval of a majority of the limited partnership units (excluding limited partnership units held by us).

SHARES ELIGIBLE FOR FUTURE SALE
General
      Upon the closing of the offering and the formation transactions, we expect to have outstanding 7,700,374 shares of our common stock (8,570,374 shares if the underwriters’ over-allotment option is exercised in full). In addition, 4,352,802 shares of our common stock are reserved for issuance upon exchange of OP units (including 345,973 OP units issuable upon conversion of LTIP units to be outstanding upon the closing of the Offering).
      Of these shares, the 5,800,000 shares sold in the offering (6,670,000 shares if the underwriters’ over-allotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for any shares held by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. The remaining 1,842,274 shares issued in the formation transactions plus any shares granted under our 2005 long-term incentive stock plan plus any shares purchased by affiliates in the offering and the shares of our common stock owned by our affiliates upon redemption of OP units will be “restricted shares” as defined in Rule 144.
Rule 144
      In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of:

•	1% of the shares of our common stock then outstanding, which will equal approximately 77,004 shares immediately after the offering (approximately 85,704 shares if the underwriters’ over-allotment option is exercised in full); or

•	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.
      Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.
Redemption/Exchange Rights
      In connection with the formation transactions, our operating partnership will issue an aggregate of 4,352,802 units (including 345,793 OP units issuable in exchange of LTIP units) to holders of interest in the existing entities that will remain outstanding upon completion of this offering and consummation of the formation transactions. Beginning on or after the date which is 12 months after the completion of this offering, limited partners of our operating partnership have the right to require our operating partnership to redeem part or all of their units for cash, or, at our election, shares of our common stock, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, subject to the ownership limits set forth in our charter and described under the section entitled “Description of Stock — Restrictions on Transfer.” See “Cogdell Spencer LP Partnership Agreement.”
Registration Rights
      As stockholders and holders of OP units, Messrs. Cogdell, Spencer, and Handy, certain of our officers and Dr. Smoak, a director nominee, will receive registration rights with respect to; (x) shares of our common stock acquired by them in the consolidation transaction and (y) common stock received upon the redemption of OP units acquired by them in connection with the consolidation transaction. In connection with these registration rights, we have agreed to use commercially reasonable efforts to register all such shares of our common stock no later than 14 months following the closing of the offering and during a period of time that we are eligible to use a registration statement on Form S-3. We will bear expenses incident to our registration requirements under the registration rights, except that such expenses shall not include any out-of-pocket expenses of the persons exercising the redemption rights or conversion rights or transfer taxes, if any, relating to such shares, any underwriting or brokerage commissions or discounts.
Stock Options and Incentive Plan
      We intend to adopt the 2005 long-term stock incentive plan. Key employees, directors and consultants are eligible to be granted stock options, stock appreciation rights, restricted stock, phantom shares, dividend equivalent rights and other equity based awards under the 2005 long-term stock incentive plan. We intend to reserve a total of 5-10% of the fully-diluted, outstanding equity of the company for issuance pursuant to the 2005 long-term stock incentive plan, subject to certain adjustments as set forth in the plan.
      We anticipate that we will file a registration statement on Form S-8 with respect to the shares of our common stock issuable under the 2005 long-term stock incentive plan following the consummation of the offering. Shares of our common stock covered by this registration statement, including shares of our common stock issuable upon the exercise of options or restricted shares of our common stock or exchange of OP units, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.
Lock-Up Agreements
      Our officers and directors, who collectively will own                      shares of our common stock in the aggregate following the closing of the offering, have agreed, with some exceptions (including a bona fide gift, charitable contribution for estate planning purposes, or a transfer for the benefit of an immediate family member; provided, however, that the transferee agrees in writing to be bound by the terms of the restrictions below) that, for a period of 180 days after the date of this prospectus, they will not, without in each case the prior written consent of Banc of America Securities LLC and Citigroup Global Markets Inc.:

•	offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, including, without limitation, OP units, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement; or

•	make any demand for, or exercise any right with respect to, the registration of our common stock or any securities convertible into or exercisable or exchangeable for our common stock.
      We have agreed that, for a period of 180 days after the date of this prospectus, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement (except a registration statement on Form S-8 relating to the 2005 long-term stock incentive plan or a registration statement on Form S-4 relating to our acquisition of another real property company) under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, including, without limitation, OP units, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Banc of America Securities LLC and Citigroup Global Markets Inc. other than grants of stock options, restricted stock or LTIP units to employees, consultants or directors pursuant to the terms of the 2005 long-term stock incentive plan, issuances of our common stock pursuant to the exercise of stock options or the redemption of units issued upon conversion of LTIP units outstanding as of the date of this prospectus or granted pursuant to the 2005 long-term stock incentive plan, issuances of common stock pursuant to a dividend reinvestment plan (if any) or issuances of common stock, OP units or securities convertible into or exchangeable or exercisable for shares of our common stock in connection with other acquisitions of real property or real property companies. In the event that either: (1) during the last 17 days of the 180-day lock-up periods referred to above, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of such 180-day lock-up periods, we announce that we will release earnings results during the 16-day period beginning on the last day of such 180-day lock-up periods, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or event.
      Additionally, each holder of interests in Cogdell Spencer Advisers Inc. and the existing entities was required to execute a lock-up agreement in connection with the consolidation transaction, which was required in order to enable us to take advantage of certain exemptions from registration under the Securities Act. Pursuant to these agreements, each holder agreed that for the 12-month period following the closing of the consolidation transaction, the holder will not directly or indirectly, sell, pledge, or otherwise dispose of (or enter into any transaction or agreement which is designed to, or could be expected to have any such result) any OP units or common stock that the holder beneficially owns, or any securities convertible into or exchangeable for such OP units or common stock.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
      The following is a summary of the material U.S. federal income tax consequences relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “the company,” “we,” “our” and “us” mean only Cogdell Spencer Inc. and not its subsidiaries or other lower-tier entities or predecessor, except as otherwise indicated. You are urged to both review the following discussion and to consult your tax advisor to determine the effect of ownership and disposition of our shares on your individual tax situation, including any state, local or non-U.S. tax consequences.
      This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances, or to stockholders subject to special tax rules, such as:

•	expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us;
and, except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. stockholders (as defined below).
      This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment.

      THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.
Taxation of the Company
      We intend to elect to be taxed as a REIT under the Code, commencing with our taxable year ending December 31, 2005. We believe that we are organized and will operate in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ending December 31, 2005, and we intend to continue to be organized and to operate in such a manner.
      The law firm of Clifford Chance US LLP has acted as our counsel in connection with the offering. We have received the opinion of Clifford Chance US LLP to the effect that commencing with our taxable year ending December 31, 2005, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the opinion of Clifford Chance US LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus, and is conditioned upon factual representations and covenants made by our management and affiliated entities regarding our organization, assets, and present and future conduct of our business operations, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our status as a REIT. While we believe that we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.
      Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Clifford Chance US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.
Taxation of REITs in General
      As indicated above, our qualification and taxation as a REIT depend upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “— Requirements for Qualification — General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT, or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify.”

      Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.
      For tax years through 2008, stockholders who are individual U.S. stockholders (as defined below) are generally taxed on corporate dividends at a maximum rate of 15% (the same as capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010.
      Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “— Taxation of Stockholders.”
      If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions,” and “— Foreclosure Property,” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or leasehold as “foreclosure property,” we may thereby avoid (1) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), and (2) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the greater of (A) the amount by which we fail the 75% gross income test or (B) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (2) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, by larger than a de minimis amount, but our failure is due to reasonable cause and not due to willful negligence and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or 35% of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause and not due to willful negligence, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, or the “required distribution,” we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior years), plus (B) retained amounts on which U.S. federal income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “— Requirements for Qualification — General.”

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us, our tenants and/or our “taxable REIT subsidiary” (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire appreciated assets from a C corporation (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of such assets during the ten-year period following their acquisition from the C corporation. The results described in this paragraph assume that the non-REIT corporation will not elect in lieu of this treatment to be subject to an immediate tax when the asset is acquired by us.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholders’ basis in our common stock.

•	We may have subsidiaries or own interests in other lower-tier entities that are C corporations, including our taxable REIT subsidiary, the earnings of which would be subject to U.S. federal corporate income tax.

      In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification — General
      The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);

(7) which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

      The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.
      To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of certain percentages of our stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.
      In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.
Effect of Subsidiary Entities
      Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its proportionate share of capital interest in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, for purposes of the 10% value test only, the determination of a REIT’s interest in partnership assets will be based on he REIT’s proportionate interest in any securities issued by the partnership, excluding, for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share, based upon our percentage capital interest, of the assets and items of income of partnerships in which we own an equity interest (including our interest in our operating partnership and its equity interests in lower-tier partnerships), is treated as our assets and items of income for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “— Tax Aspects of Investments in Partnerships.”
      Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a taxable REIT subsidiary (as described below), that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded subsidiaries for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

      In the event that a disregarded subsidiary ceases to be wholly owned by us — for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us — the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another entity. See “— Asset Tests” and “— Gross Income Tests.”
      Taxable Subsidiaries. A REIT, generally may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a taxable REIT subsidiary. The separate existence of a taxable REIT subsidiary or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate U.S. federal, state, local and income and franchise tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to our stockholders.
      A REIT is not treated as holding the assets of a taxable REIT subsidiary or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a REIT does not include the assets and income of such subsidiary corporations in determining the REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains).
      Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, if a taxable REIT subsidiary has a debt to equity ratio as of the close of the taxable year exceeding 1.5 to 1, it may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary’s adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a taxable REIT subsidiary due to transactions between a REIT, its tenants and/or a taxable REIT subsidiary, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.
      Rents we receive that include amounts for services furnished by a taxable REIT subsidiary to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenants service income as a result of satisfying a 1% de minimis exception; (2) a taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to us by tenants that are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents by our tenants leasing comparable space that are receiving such services from the taxable REIT subsidiary and the charge for the services is separately stated; or (4) the taxable REIT subsidiary’ gross income from the service is not less than 150% of the taxable REIT subsidiary’ direct cost of furnishing the service.
      Our taxable REIT subsidiary will perform certain activities that we are not permitted to perform as a REIT, including managing properties owned by third parties.

Gross Income Tests
      In order to qualify as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from prohibited transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from sources of income that qualify under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.
      Rents received by us will qualify as “rents from real property” in satisfying the 75% gross income test described above, only if several conditions are met, including the following. The rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of receipts or sales or if it is based on the net income or profits of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the sublessees would qualify as rents from real property, if earned directly by us. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as rents from real property unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as rents from real property, we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income, or through a taxable REIT subsidiary, as discussed below. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties if the gross income from such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the rents from treatment as rents from real property. For purposes of this test, the gross income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, we are permitted to provide services to tenants through a taxable REIT subsidiary without disqualifying the rental income received from tenants as rents from real property. Also, rental income will qualify as rents from real property only to the extent that we do not directly or indirectly (through application of certain constructive ownership rules) own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. However, rental payments from a taxable REIT subsidiary will qualify as rents from real property even if we own more than 10% of the total value or combined voting power of the taxable REIT subsidiary if at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space.
      Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our qualification as a REIT, we do not intend to:

•	charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•	rent any property to a related party tenant, including a taxable REIT subsidiary, unless the rent from the lease to the taxable REIT subsidiary would qualify for the special exception from the related party tenant rule applicable to certain leases with a taxable REIT subsidiary;

•	derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

•	directly perform services considered to be noncustomary or rendered to the occupant of the property.
      We may indirectly receive distributions from our taxable REIT subsidiary or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends received by us from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.
      Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the loan will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless also qualify for purposes of the 95% gross income test.
      To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan, income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests.
      If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with regulations prescribed by the Treasury. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset Tests
      At the close of each calendar quarter we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other REITs, and certain kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.
      Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of taxable REIT subsidiaries held by us may not exceed 20% of the value of our total assets.
      The 5% and 10% asset tests do not apply to securities of taxable REIT subsidiaries, qualified REIT subsidiaries or securities that are “real estate assets” for purposes of the 75% gross asset test described above. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (1) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (2) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature.
      After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of the non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test or the 10% asset test at the end of any quarter, and the such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally, within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred) to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests, or our failure of the 5% and 10% asset tests is in excess of this amount, as long as the failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the thirty day cure period, by taking steps including the disposition of sufficient assets to meet the asset tests (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), and paying a tax equal to the greater of $50,000 or 35% of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the relevant asset test.
      We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance with such tests on an ongoing basis. However, the values of some of our assets, including the securities of our taxable REIT subsidiary, may not be precisely valued, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our assets do not meet the requirements of the REIT asset tests.

Annual Distribution Requirements
      In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(1) the sum of:

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains), and

•	90% of the net income, if any (after tax), from foreclosure property (as described below), minus

(2) the sum of specified items of non-cash income that exceeds a percentage of our income.
      These distributions must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by our stockholders on

December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year provided we pay such distribution with or before our first regular dividend payment after such declaration, and such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
      In order for distributions to be counted towards our distribution requirement, and to provide a tax deduction to us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among our different classes of stock as set forth in our organizational documents.
      To the extent that we distribute at least 90%, but less than 100%, of our net taxable income, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we would elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in their income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase their adjusted basis in our stock by the difference between the amount included in their long-term capital gains and the tax deemed paid with respect to their shares.
      If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such amount over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior periods) and (B) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.
      It is possible that we, from time to time, may not have sufficient cash to meet the REIT distribution requirements due to timing differences between (1) the actual receipt of cash, including the receipt of distributions from our pass-through subsidiaries and (2) the inclusion of items in income by us for U.S. federal income tax purposes. Additional potential sources of non-cash taxable income include loans or mortgage-backed securities held by us as assets that are issued at a discount and require the accrual of taxable interest income in advance of our receipt in cash, loans on which the borrower is permitted to defer cash payments of interest and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current interest payments in cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property, including potentially, our stock.
      We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify
      In the event we violate a provision of the Code that would result in our failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our stockholders through 2008 will generally be taxable to stockholders who are individual U.S. stockholders at a maximum rate of 15%, and dividends received by our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief.

Prohibited Transactions
      Net income derived from a prohibited transactions is subject to a 100% tax. The term “prohibited transactions” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of owning and operating properties and to make sales of properties that are consistent with our investment objectives. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business,” however, depends on the specific facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers, or that certain safe-harbor provisions of the Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property held through a taxable REIT subsidiary or other taxable corporation, although such income will be subject to tax at regular corporate income tax rates.

Foreclosure Property
      Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property primarily for sale to customers in the ordinary course of a trade or business.

Hedging Transactions
      We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or own real estate assets, which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (but generally will constitute non-qualifying gross income for purposes of the 75% income test). To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT.

Foreign Investments
      To the extent that we hold or acquire any investments and, accordingly, pay taxes in foreign countries, taxes paid by us in foreign jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise. Foreign investments may also generate foreign currency gains and losses. Foreign currency gains are generally treated as income that does not qualify under the 75% gross income test. It is unclear whether foreign currency gains qualify under the 95% gross income test.
Tax Aspects of Investments in Partnerships

General
      We may hold investments through entities that are classified as partnerships for U.S. federal income tax purposes, including our interest in our operating partnership and the equity interests in lower-tier partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership, and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification
      The investment by us in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “— Taxation of the Company — Asset Tests” and “— Income Tests” above, and in turn could prevent us from qualifying as a REIT. See “— Taxation of the Company — Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties
      The partnership agreement of our operating partnership generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Code of the Treasury Regulations promulgated under this section of the Code.

      Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value, or book value, of the contributed property and the adjusted tax basis of such property at the time of the contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners.
      In connection with the formation transactions, appreciated property will be acquired by our operating partnership in exchange for interests in our operating partnership. The partnership agreement requires that allocations with respect to such acquired property be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of allocating book-tax differences. We and our operating partnership have agreed to use the “traditional method” for accounting for book-tax differences for the properties acquired by our operating partnership in the formation transactions. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of the acquired properties in the hands of our operating partnership (i) may cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all of the acquired properties were to have a tax basis equal to their fair market value at the time of acquisition and (ii) in the event of a sale of such properties, could cause us to be allocated gain in excess of our corresponding economic or book gain (or taxable loss that is less than our economic or book loss), with a corresponding benefit to the partners transferring such properties to our operating partnership for interests in our operating partnership. Therefore, the use of the traditional method could result in our having taxable income that is in excess of our economic or book income as well as our cash distributions from the operating partnership, which might adversely affect our ability to comply with the REIT distribution requirements or result in our stockholders recognizing additional dividend income without an increase in distributions.
Taxation of Stockholders

Taxation of Taxable U.S. Stockholders
      This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.
      If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.
      Distributions. Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.
      In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 15% (through 2008) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions. Because many of our assets were contributed to us in carryover basis transactions at the time of our formation, we may recognize capital gain on the sale of assets that is attributable to gain that was inherent in the asset at the time of such asset’s acquisition by our operating partnership.
      Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.
      With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as net capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1) the qualified dividend income received by us during such taxable year from C corporations (including our taxable REIT subsidiary);

(2) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

      Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic C corporation, such as our taxable REIT subsidiary, and specified holding period and other requirements are met.
      To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “— Taxation of the company — Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.
      Dispositions of Our Common Stock. In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2008, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Holders are advised to consult their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.
      If a U.S. stockholder recognizes a loss upon a subsequent disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations
      Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of Tax-Exempt U.S. Stockholders
      U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income or UBTI. The IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or ownership of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our common stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.
      Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.
      In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Code, (2) is tax exempt under section 501(a) of the Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities). Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.
Tax-exempt U.S. stockholders are urged to consult their tax advisor regarding the U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of our stock.

Taxation of Non-U.S. Stockholders
      The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock that is not a U.S. stockholder. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.
      Ordinary Dividends. The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder generally will be treated as ordinary income and will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.
      In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.
      Non-Dividend Distributions. Unless (1) our common stock constitutes a U.S. real property interest, or USRPI, or (2) either (A) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (B) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our company’s common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.
      Capital Gain Dividends. Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (“USRPI capital gains”), will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the United States if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead, any capital gain dividend will be treated as a distribution subject to the rules discussed above under “— Taxation of Non-U.S. Stockholders — Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to federal income or withholding tax, unless either (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).
      Dispositions of Our Common Stock. Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA.
      The stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. However, we expect that more than 50% of our assets will consist of interests in real property located in the United States.

      Still, our common stock nonetheless will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding stock is held directly or indirectly by non-U.S. stockholders. We believe we are, and we expect to continue to be, a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. Because our stock will be publicly-traded, however, no assurance can be given that we will be, or that if we are, that we will remain a domestically controlled REIT.
      In the event that we do not constitute a domestically controlled REIT, a non-U.S. stockholder’s sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and (2) the selling non-U.S. stockholder owned, actually or constructively, 5% or less of our outstanding common stock at all times during a specified testing period.
      If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.
      Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup Withholding and Information Reporting
      We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding at the current rate of 28% with respect to dividends paid unless the holder is (1) a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide a correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.
      We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to back-up withholding unless applicable certification requirements are met.
      Payment of the proceeds of a sale of our common stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain United States related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.
      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

State, Local and Foreign Taxes
      We and our subsidiaries and stockholders may be subject to state, local and foreign taxation in various jurisdictions, including those in which they or we transact business, own property or reside. We own interests in properties located in a number of jurisdictions, and we may be required to filed tax returns and pay taxes in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisor regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common stock.
Other Tax Considerations

Legislative or Other Actions Affecting REITs
      The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in our common stock.

ERISA CONSIDERATIONS
      A fiduciary of a pension, profit sharing, retirement or other employee benefit plan (the “Plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards under ERISA in the context of the Plan’s particular circumstances before authorizing an investment of a portion of such Plan’s assets in the shares of common stock. Accordingly, such fiduciary should consider (1) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (2) whether the investment is in accordance with the documents and instruments governing the Plan as required by Section 404(a)(1)(D) of ERISA and (3) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the Plan and persons who have certain specified relationships to the Plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of the Code). Thus, a Plan fiduciary considering an investment in the shares of common stock should consult its legal advisor about ERISA considerations before making an investment and also should consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transactions.
      The Department of Labor (the “DOL”) has issued final regulations (the “Regulations”) as to what constitutes assets of a Plan under ERISA. Under the Regulations, if a Plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the 1940 Act, the Plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the public offering occurred). The shares of common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.
      The Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We expect our common stock to be “widely held” upon the closing of the offering.
      The Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our charter on the transfer of the common stock are limited to the restrictions on transfer generally permitted under the Regulations and are not likely to result in the failure of our common stock to be “freely transferable.” The Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.
      Assuming that our common stock will be “widely held” and “freely transferable,” we believe that our common stock will be publicly offered securities for purposes of the Regulations and that our assets will not be deemed to be “plan assets” of any Plan that invests in our common stock.

UNDERWRITING
      Banc of America Securities LLC and Citigroup Global Markets Inc. are acting as joint book-running managers and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of common stock set forth opposite the underwriter’s name.

Number of
Underwriter	Shares

Banc of America Securities LLC
Citigroup Global Markets Inc.

Total

      The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in the offering are subject to the approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.
      The underwriters propose to offer some of the shares directly to the public at the offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $           per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $           per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend sales to discretionary accounts to exceed 5% of the total number of shares of our common stock offered by them.
      We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to  additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with the offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.
      We have agreed that, for a period of 180 days after the date of this prospectus, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement (except a registration statement on Form S-8 relating to the 2005 long-term stock incentive plan or a registration statement on Form S-4 relating to our acquisition of another real property company) under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, including, without limitation, OP units, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Banc of America Securities LLC and Citigroup Global Markets Inc. other than:

•	grants of stock options, restricted stock or LTIP units to employees, consultants or directors pursuant to the terms of the 2005 long-term stock incentive plan;

•	issuances of common stock pursuant to the exercise of stock options or the redemption of units issued upon conversion of LTIP units either outstanding as of the date of this prospectus or granted pursuant to the terms of the 2005 long-term stock incentive plan;

•	issuances of our common stock pursuant to a dividend reinvestment plan (if any); or

•	issuances of our common stock, OP units or securities convertible into or exchangeable or exercisable for shares of our common stock in connection with other acquisitions of real property or real property companies.
      Our officers and directors have agreed, subject to certain exceptions (including a bona fide gift, charitable contribution for estate planning purposes, or a transfer for the benefit of an immediate family member; provided, however, that the transferee agrees in writing to be bound by the terms of the restrictions below), that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, including, without limitation, OP units, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement without, in each case, the prior written consent of Banc of America Securities LLC and Citigroup Global Markets Inc. for a period of 180 days from the date of this prospectus.
      In addition, our officers and directors have agreed not to make any demand for, or exercise any right with respect to, the registration of our common stock or any securities convertible into or exercisable or exchangeable for our common stock without the prior written consent of Banc of America Securities LLC and Citigroup Global Markets Inc.
      Banc of America Securities LLC and Citigroup Global Markets Inc., in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. In the event that either: (1) during the last 17 days of the 180-day lock-up periods referred to above, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of such 180-day lock-up periods, we announce that we will release earnings results during the 16-day period beginning on the last day of such 180-day lock-up periods, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or event.
      At our request, the underwriters have reserved up to 5% of the shares of common stock for sale at the initial public offering price to persons who are directors, officers or employees, or who are otherwise associated with us through a directed share program. The number of shares of common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of common stock offered. The directed share program materials will include a lock-up agreement requiring each purchaser in the directed share program to agree that for the period of 25 days from the date of this prospectus, such purchasers will not, without prior written consent of Citigroup Global Markets Inc., dispose of or hedge any shares of our common stock purchased in the directed share program, except for our officers and directors who have agreed that, for a period of 180 days from the date of this prospectus, they will not dispose of or hedge any shares of our common stock purchased in the directed share program. The purchasers in the directed share program will be subject to substantially the same form of lock-up agreement as our officers and directors. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.
      Prior to the offering, there has been no public market for our common stock. Consequently, the initial public offering price of our common stock has been determined based on negotiations between us and the representatives. Among the factors to be considered in determining the offering price are:

•	our record of operations;

•	our management;

•	our estimated net income;

•	our estimated funds from operations;

•	our estimated cash available for distribution;

•	our anticipated dividend yield;

•	our growth prospects;

•	the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us; and

•	the current state of the healthcare real estate industry and the economy as a whole.
      We cannot assure you, however, that the prices at which our shares of common stock will sell in the public market after the offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after the offering.
      The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with the offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock:

	No Exercise	Full Exercise

Per share	$	$
Total	$	$
      We intend to apply to have our common stock listed on the NYSE, under the symbol “CSA.” The underwriters have undertaken to sell shares of common stock to a minimum of 2,000 beneficial owners in lots of 100 or more shares to meet the NYSE distribution requirements for trading.
      In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions consist of bids for or purchases of the underlying security in the open market while the offering is in progress so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.
      Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

      Each underwriter has represented, warranted and agreed that:

(i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

(ii) it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.
      In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(i) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(ii) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(iii) in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.
      For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.
      This prospectus has not been notified to or approved by the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financiere et des assurances”/“Commissie voor het Bank-, Financie- en Assurantiewezen”) and are therefore transmitted on a purely confidential basis. Accordingly, the shares may not be offered for sale, sold or marketed in Belgium by means of a public offering under Belgian law. Any offer to sell the shares in Belgium will be permitted exclusively to either:

(i) persons who each subscribe for a minimum of €250,000, or

(ii) qualifying institutional investors, acting for their own account, and listed in Article 3, 2f of the Royal Decree of July 7, 1999. Qualifying institutional investors under Article 3, 2f of the Royal Decree are the following:

(1) the European Central Bank, certain Belgian sovereigns and public institutions;

(2) licensed Belgian and foreign credit institutions;

(3) licensed Belgian and foreign investment firms;

(4) licensed Belgian and foreign collective investment schemes;

(5) licensed Belgian and foreign insurance companies, Belgian and foreign reinsurance companies, and certain pensions funds;

(6) Belgian holding companies;

(7) authorized Belgian coordination centers; and

(8) Belgian and foreign companies listed on a Belgian or a foreign regulated market with consolidated own funds of at least €425 million.
      No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the shares that has been approved by the Autorité des marchés financiers or by the competent authority of another state that is a contracting party to the Agreement on the European Economic Area that has been recognized in France; no shares have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to qualified investors (investisseurs qualifiés) and/or to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account as defined in article L. 411-2 of the French Code Monétaire et Financier and applicable regulations thereunder; none of this prospectus or any other materials related to the offering or information contained therein relating to the shares has been released, issued or distributed to the public in France except to qualified investors (investisseurs qualifiés) and/or to a limited circle of investors (cercle restreint d’investisseurs) mentioned above; and the direct or indirect resale to the public in France of any shares acquired by any qualified investors (investisseurs qualifiés) and/or any investors belonging to a limited circle of investors (cercle restreint d’investisseurs) may be made only as provided by articles L. 412-1 and L. 621-8 of the French Code Monétaire et Financier and applicable regulations thereunder.
      We estimate that our total expenses for the offering will be approximately $          . In addition, Banc of America Securities LLC and Citigroup Global Markets Inc. will receive, in the aggregate, a financial advisory fee of $            ($          if the underwriters exercise their over-allotment option).
      The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they will receive customary fees and expenses. Contemporaneously with this offering, we expect to enter into a $100 million unsecured line of credit. We expect that affiliates of the underwriters will be agents and/or lenders under this line of credit.
      A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters, or selling group members, if any, participating in the offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.
      We and our operating partnership have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS
      Certain legal matters, including the validity of common stock offered hereby and our qualification as a real estate investment trust, will be passed upon for us by Clifford Chance US LLP, New York, New York, and for the underwriters by Goodwin Procter llp. Certain matters of Maryland law will be passed upon by Venable LLP. Clifford Chance US LLP and Goodwin Procter llp may rely upon the opinion referred to in the preceding sentence regarding Maryland law.
EXPERTS
      The balance sheet of Cogdell Spencer Inc. as of July 5, 2005 (inception) included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
      The combined financial statements of Cogdell Spencer Inc. Predecessor, as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and financial statement schedule included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of our common stock to be sold in the offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in the offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.
      As a result of the offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

Cogdell Spencer Inc.:
Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2005	F-3
Unaudited Pro Forma Consolidated Statement of Operations for the Six Months Ended June 30, 2005	F-4
Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2004	F-5
Notes to Unaudited Pro Forma Consolidated Financial Statements	F-6
Historical Financial Statements:
Report of Independent Registered Public Accounting Firm	F-11
Balance Sheet as of July 5, 2005 (inception)	F-12
Notes to Balance Sheet	F-13
Cogdell Spencer Inc. Predecessor
Report of Independent Registered Public Accounting Firm	F-14
Combined Balance Sheets as of June 30, 2005 (unaudited), December 31, 2004 and 2003	F-15
Combined Statements of Operations for the Six Months Ended June 30, 2005 (unaudited) and 2004 (unaudited) and the Years Ended December 31, 2004, 2003 and 2002	F-16
Combined Statement of Changes in Predecessors’ Combined Deficit for the Six Months Ended June 30, 2005 (unaudited) and the Years Ended December 31, 2004, 2003 and 2002	F-17
Combined Statements of Cash Flows for the Six Months Ended June 30, 2005 (unaudited) and 2004 (unaudited) and the Years Ended December 31, 2004, 2003 and 2002	F-18
Notes to Combined Financial Statements	F-19
Schedule III — Real Estate and Accumulated Depreciation	F-36

COGDELL SPENCER INC.
UNAUDITED PRO FORMA FINANCIAL INFORMATION
      The unaudited pro forma consolidated financial statements as of and for the six months ended June 30, 2005 and for the year ended December 31, 2004, are presented as if this offering and the formation transactions had occurred on June 30, 2005 for the pro forma consolidated balance sheet and on the first day of the periods presented for the pro forma consolidated statements of operations.
      The pro forma adjustments include the issuance of operating partnership units and shares of common stock in the formation transactions, the issuance of our common shares in this offering and the application of the net proceeds thereof as described elsewhere in this prospectus under the caption “Use of Proceeds,” the closing of a new revolving credit facility and the effect of recording a combined property on the equity method to reflect the contribution of only non-controlling interests and other pro forma adjustments.
      The pro forma consolidated financial statements should be read in conjunction with all other financial information and analysis presented in this prospectus, including the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the predecessor’s historical combined financial statements and related notes included elsewhere in this prospectus. The pro forma consolidated financial data do not purport to represent the financial position or the results of operations that would actually have occurred assuming the completion of the formation transactions and this offering, and the use of the net proceeds from this offering had all transactions occurred on June 30, 2005 or on the first day of the periods presented, respectively, nor do they purport to project the financial position or the results of operations of Cogdell Spencer Inc. as of any future date or for any future period.

COGDELL SPENCER INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
As of June 30, 2005

		Cogdell
		Spencer Inc.				Acquisition
		Predecessor		Financing		of Certain	Other	Properties and
	Cogdell	Historical	This	and Other		Predecessor	Property	Investments Not	Company
	Spencer Inc.	Combined	Offering	Transactions		Interests	Acquisition	Contributed	Pro Forma

	A		B			F	G	H
	(dollars in thousands)
Assets:
Real estate properties, net	$—	$153,810	$—	$—		$115,520	$3,083	$(4,677)	$267,736
Cash and cash equivalents	—	13,166	98,718	(525	) C	(36,454)	(80)	(111)	6,465
				(70,389	) D
				2,140	D
Restricted cash	—	3,299	—	(2,140	) D	—	—	(107)	1,052
Tenant and other receivables	—	632	—	—		—	—	(19)	613
Deferred charges and other assets	—	6,967	—	525	C	26,459	197	921	34,901
				(168	) D

Total assets	$—	$177,874	$98,718	$(70,557)		$105,525	$3,200	(3,993)	$310,767

Liabilities and owners’ equity (deficit):
Liabilities:
Loans payable	$—	$214,399	$—	$(69,921	) D	$49	$—	$(4,685)	$139,842
Interest rate swap agreements	—	1,264	—	(476	) D	—	—	—	788
Accounts payable and other liabilities	—	10,310	—	(127	) D	(1,392)	—	(39)	8,752

Total liabilities	—	225,973	—	(70,524)		(1,343)	—	(4,724)	149,382
Minority interests	—	—	—	6,570	E	68,660	3,200	659	79,089
Owners’ equity/(deficit):
Subscription receivable	(1)	—	—	—		—	—	—	(1)
Common shares	—	—	58	—		18	—	—	76
Additional paid-in capital	1	—	$98,660	614	E	(17,054)	—	—	82,221
Accumulated earnings/ (deficit)	—	(48,099)	—	(7,217)		55,244	—	72	—

Total owners’ equity (deficit)	—	(48,099)	$98,718	(6,603)		38,208	—	72	82,296

Total liabilities and owners’ equity (deficit)	$—	$177,874	$98,718	$(70,557)		$105,525	$3,200	$(3,993)	$310,767

See accompanying notes to pro forma consolidated balance sheet.

COGDELL SPENCER INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2005

		Cogdell
		Spencer Inc.			Acquisition
	Cogdell	Predecessor			of Certain	Other	Properties and	Other Pro
	Spencer	Historical	Financing		Predecessor	Property	Investments Not	Forma		Company
	Inc.	Combined	Transactions		Interests	Acquisition	Contributed	Adjustments		Pro Forma

					L	M	N	R
	(dollars in thousands)
Revenues:
Rental	$—	$21,465	$—		$116	$164	$(393)	$(59	)O		$21,293
Fee revenue	—	848	—		—	(7)	—	—			841
Expense reimbursements	—	329	—		—	—	—	—			329
Interest and other income	—	465	—		—	—	(1)	—			464

Total revenues	—	23,107	—		116	157	(394)	(59)			22,927
Expenses:
Property operating	—	7,734	—		—	74	(130)	—			7,678
Interest	—	5,119	(1,431	)I	—	—	(138)	—			3,509
	—		88	J
			(129	)K
Depreciation and amortization	—	5,085	—		4,611	112	(126)	—			9,682
General and administrative	—	2,708	—		—	—	(32)	53	P		2,918
	—							189	Q

Total expenses	—	20,646	(1,472)		4,611	186	(426)	242			23,787
Income (loss) from continuing operations before gain on sale of real estate properties, loss on unconsolidated real estate joint ventures and minority interests	—	2,461	1,472		(4,495)	(29)	32	(301)			(860)
Loss on unconsolidated real estate joint venture	—	(40)	—		—	—	(11)	—			(51)
Minority interests	—	—	—		—	—	—	282			282

Income (loss) from continuing operations	$—	$2,421	$1,472		$(4,495)	$(29)	$21	$(19)			$(629)

Pro forma basic earnings per share (unaudited)										$

Proforma diluted earnings per share (unaudited)										$

Pro forma weighted average common shares outstanding — basic (unaudited)

Pro forma weighted average common shares outstanding — diluted (unaudited)

See accompanying notes to pro forma consolidated statement of operations.

COGDELL SPENCER INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004

		Cogdell					Properties
		Spencer Inc.			Acquisition		and
	Cogdell	Predecessor			of Certain	Other	Investments	Other
	Spencer	Historical	Financing		Predecessor	Property	Not	Pro Forma		Company
	Inc.	Combined	Transactions		Interests	Acquisition	Contributed	Adjustments		Pro Forma

					V	W	X	BB
	(dollars in thousands)
Revenues:
Rental	$—	$40,657	$—		$234	$426	$(792)	$(117	)Y		$40,408
Fee revenue	—	2,364	—		—	(34)	—	—			2,330
Expense reimbursements	—	840	—		—	—	—	—			840
Interest and other income	—	843	—		—	—	(2)	—			841

Total revenues	—	44,704	—		234	392	(794)	(117)			44,419
Expenses:
Property operating	—	14,837	—		—	128	(228)	(342	) AA		14,395
Interest	—	9,067	(2,156	) S	—	—	(286)	—			6,376
			175	T
			(424	) U
Depreciation and amortization	—	9,620	—		9,773	226	(251)	—			19,368
General and administrative	—	3,076	—		—	—	(7)	107	Z		5,836
								2,660	AA

Total expenses	—	36,600	(2,405)		9,773	354	(772)	2,425			45,975
Income (loss) from continuing operations before gain on sale of real estate properties, loss on unconsolidated real estate joint venture and minority interests	—	8,104	2,405		(9,539)	38	(22)	(2,542)			(1,556)
Loss on unconsolidated real estate joint venture	—	(60)	—		—	—	8	—			(52)
Minority interests	—	—	—		—	—	—	531			531

Income (loss) from continuing operations	$—	$8,044	$2,405		$(9,539)	$38	$(14)	$(2,011)			$(1,077)

Pro forma basic earnings per share (unaudited)	—									$

Pro forma diluted earnings per share (unaudited)	—									$

Pro forma weighted average common shares outstanding — basic (unaudited)	—

Pro forma weighted average common shares outstanding — diluted (unaudited)	—

See accompanying notes to pro forma consolidated statement of operations.

COGDELL SPENCER INC.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except share and per share amounts)

1.	Adjustments to the unaudited pro forma combined balance sheet as of June 30, 2005
      (A)     Reflects the audited balance sheet of Cogdell Spencer Inc. (the “Company”) as of July 5, 2005 (date of inception) for the purpose of continuing and expanding the business activities of the predecessor entities. The Company’s sole stockholder is James W. Cogdell (the “Promoter”).

(B)	Reflects the following:
	Proceeds from this offering	$110,200
	Less costs:
	Underwriting discount	(7,714)
	Other costs	(3,768)

	Net cash proceeds	$98,718

      (C)     Reflects the payment of $525 in loan costs on an anticipated $100,000 unsecured line of credit.
      (D)     Reflects the repayment of mortgage indebtedness of $69,794, accrued interest payable of $127 and the write-off of the related unamortized deferred financing costs of $168. This repayment will result in the reclassification of $2,140 from restricted cash to cash and cash equivalents. In connection with the repayment of the mortgage notes, the Company will pay approximately $468 in prepayment penalties and swap termination fees which will result in the reduction of approximately $476 of interest rate swap agreement liabilities. Also reflected is the assumption of $127 in mortgage indebtedness to certain members of West Medical Office I, LLC prior to the formation transactions.
      (E)     Represents the grant of fully vested restricted stock and LTIP units to directors, certain officers and other employees upon the closing of the offering.
      (F)     Reflects the adjustments resulting from the formation transactions where Cogdell Spencer LP, the operating partnership, acquires the existing entities and the taxable REIT subsidiary, and Cogdell Spencer Inc. acquires a majority ownership in the operating partnership. The historical financial statements of the existing entities and the taxable REIT subsidiary have been combined in our predecessor as these entities were under common management.
      The consideration in the formation transactions is estimated as follows:

Operating partnership units issued	$72,933
Common shares issued	35,003
Cash	36,454
Assumption of liabilities	224,630
EITF 94-2 historical cost basis adjustment	(49,167)

Total consideration	$319,853

      In accordance with the Financial Accounting Standards Board Emerging Issues Task Force (“EITF”) Abstract No. 94-2, “Treatment of Minority Interests in Certain Real Estate Investment” (EITF Abstract No. 94-2) and SEC Staff Accounting Bulletin No. 48, “Transfers of Nonmonetary Assets by Promoters or Stockholders” the transfers to be made by the Promoter, James W. Cogdell, in exchange for operating partnership units and common shares have been recorded at his historical cost basis. To the extent the other investors will exchange their ownership interests, the acquisition has been recorded at the estimated fair value of the consideration exchanged. The pro forma adjustments result from a preliminary allocation of the estimated purchase price, in accordance with statement of Financial Accounting Standard No. 141, “Business Combinations.” The following summarizes the pro forma adjustments based on the Company’s current

COGDELL SPENCER INC.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands except per share amounts)
estimates of the fair values of the assets to be acquired and liabilities assumed (such adjustments could change as additional information becomes available, as estimates are refined or as additional events occur):

		Allocation of
	As Included in	Purchase Price
	Predecessor’s	Based on
	June 30, 2005	Estimated Fair	Pro Forma
	Balance Sheet	Values	Adjustment

Real estate properties	$153,810	$269,330	$115,520	(1)
Cash and equivalents	13,166	13,166	—
Restricted cash	3,299	3,299	—
Tenant and other receivables	632	632	—
Other assets	6,967	33,426	26,459	(1)

Total assets	$177,874	$319,853	$141,979

Accounts payable and other liabilities	$10,310	$8,918	$(1,392	) (2)
Interest rate swap agreements	1,264	1,264	—
Mortgages and notes payable	214,399	214,448	49	(3)

Total liabilities	225,973	224,630	(1,343)
Minority interests	—	68,660	68,660	(4)
Stockholders’ equity (deficit)	(48,099)	26,563	74,662

Total liabilities and stockholders’ equity	$177,874	$319,853	$141,979

(1)	These pro forma adjustments, which total $141,979, are primarily a result of recording real estate properties and related intangibles at fair market value.

The fair value of tangible assets acquired is determined by valuing the property as if it were vacant, applying methods similar to those used by independent appraisers to value income-producing property. The resulting value is then allocated to land, buildings, tenant improvements, and furniture, fixtures and equipment based on management’s determination of the relative fair value of these assets. The assumptions used in the allocation of fair values to assets acquired are based on management’s best estimates at the time of evaluation.

Fair value is assigned to above- and below-market leases based on the difference between (a) the contractual amounts to be paid by the tenant based on the existing lease and (b) management’s estimate of current market lease rates for the corresponding in-place leases, over the remaining terms of the in-place leases.

The aggregate value of other acquired intangible assets consists of acquired in-place leases and tenant relationships. The fair value allocated to acquired in-place leases consists of a variety of components including, but not necessarily limited to: (a) the value associated with avoiding the cost of originating the acquired in-place leases (i.e. the market cost to execute a lease, including leasing commissions and legal fees, if any); (b) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period (i.e. real estate taxes, insurance and other operating expenses); (c) the value associated with lost rental revenue from existing leases during the assumed lease-up period; and (d) the value associated with any other inducements to secure a tenant lease.

(2)	Amount is comprised of two items: (a) removal of prepaid rent equal to approximately $3,000 and (b) recording below market leases of approximately $1,600.

(3)	To record mortgages and notes payable at fair market value.

COGDELL SPENCER INC.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands except per share amounts)

(4)	Represents minority interests accounted for in accordance with EITF Abstract No. 94-2 and EITF Abstract No. 95-7 “Implementation Issues Related to the Treatment of Minority Interests in Certain Real Estate Investment Trusts.”
      (G)     Reflects the acquisition of the 190 Andrews Medical Office Building in Greenville, South Carolina from unaffiliated third parties. This acquisition will be accounted for using the purchase method prescribed by SFAS No. 141, “Business Combinations.” Total consideration will approximate $3,280 and is comprised of the following:

Estimated transaction costs	$80
Estimated fair value of operating partnership units to be issued	3,200

Total consideration	$3,280

      The preliminary allocation of purchase price to the properties to be acquired is as follows:

Real estate properties	$3,083
Lease intangibles	197

Total consideration	$3,280

      (H)     Reflects the removal of amounts related to Rocky Mount MOB, LLC, which were included in the Cogdell Spencer Inc. Predecessor historical combined balance sheet and reflect accounting for the investment under the equity method. Rocky Mount MOB, LLC was combined in the Predecessor historical financial statements because it was accounted for as an entity under common management. In the formation transactions, we acquired a minority interest from Cogdell Spencer Advisors, Inc., management and third parties of 34.45% which will be contributed to the Operating Partnership simultaneously with the closing of the offering. Also reflected is the removal of a land outparcel and related mortgage indebtedness that will be distributed to the members of River Hills Medical Associates, LLC prior to the formation transactions.

2.	Adjustments to the unaudited pro forma combined statement of operations for the six months ended June 30, 2005.
      (I)     To eliminate the interest expense on debt to be repaid with proceeds of the offering (see Note 1.(D)).
      (J)     To record the amortization of the loan costs related to an anticipated $100,000 unsecured line of credit.
      (K)     Represents the reduction in amortization expense for deferred financing costs related to the debt that was assumed and recorded at fair value and for debt that was repaid with proceeds of the offering.
      (L)     Represents the additional depreciation expense and amortization of intangibles as a result of the purchase accounting adjustments related to the acquisition of the existing entities and the taxable REIT subsidiary. These amounts were determined based on management’s evaluation of the estimated useful lives of real estate properties and the intangibles. In utilizing the following useful lives for determining the pro forma adjustments, management considered the length of time a real estate property had been in existence, the maintenance history as well as anticipated future maintenance, and any contractual stipulations that might limit the useful life.

COGDELL SPENCER INC.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands except per share amounts)

Buildings and improvements	25-40 years	*
Furniture and fixtures	3-7 years
Lease intangibles	Average remaining lease term

*	Also includes tenant improvement costs which are depreciated over the shorter of the related remaining lease term or the life of the improvement.
      (M)     Represents certain revenues and certain expenses for the six months ended June 30, 2005 related to the 190 Andrews Medical Office Building in Greenville, South Carolina to be acquired simultaneously with the closing of the offering. Please refer to Note 1. (G) for additional information related to this acquisition.
      (N)     To remove the amounts related to Rocky Mount MOB, LLC, which were included in the Cogdell Spencer Inc. Predecessor historical combined balance sheet and to reflect accounting for the investment under the equity method. A 34.45% interest in this entity will be contributed to the Operating Partnership simultaneously with the closing of the offering.
      (O)     To reflect a restructuring of our lease with Our Lady of Bellefonte Hospital concurrent with the offering.
      (P)     Represents the additional compensation expense of $53 resulting from the vesting of the grant of restricted stock to certain employees upon the closing of the offering. Additionally, fully vested restricted stock and LTIP units will be granted to certain directors, certain officers and other employees and are not reflected in the pro forma adjustments due to their one-time nature. Estimated values for these fully vested LTIP unit and restricted stock grants are $6,570 and $614, respectively, and will be expensed at the time of grant.
      (Q)     To record the estimated increase in general and administrative expenses as a result of becoming a public company including accounting staff, audit fees, legal, other expenses and increase in salary and other benefits as a result of employment agreements with three executive officers.
      (R)     Income tax expense on a pro forma basis of the taxable REIT subsidiary is not expected to be significant.

3.	Adjustments to the unaudited pro forma combined statement of operations for the year ended December 31, 2004.
      (S)     To eliminate the interest expense on debt to be repaid from proceeds of the offering (see Note 1.(D)).
      (T)     To record the amortization of the loan costs related to a $100,000 unsecured line of credit.
      (U)     Represents the reduction in amortization expense for deferred financing costs related to the debt that was assumed and recorded at fair value and for debt that was repaid with proceeds of the offering.
      (V)     Represents the additional depreciation expense and amortization of intangibles as a result of the purchase accounting adjustments related to the acquisition of Cogdell Spencer LP, the Operating Partnership. These amounts were determined based on management’s evaluation of the estimated useful lives of real estate properties and the intangibles. In utilizing the following useful lives for determining the pro forma adjustments, management considered the length of time a real estate property had been in existence, the maintenance history as well as anticipated future maintenance, and any contractual stipulations that might limit the useful life.

COGDELL SPENCER INC.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands except per share amounts)

Buildings and improvements	25-40 years	*
Furniture and fixtures	3-7 years
Lease intangibles	Average remaining lease term

*	Also includes tenant improvement costs which are depreciated over the shorter of the related remaining lease term or the life of the improvement.
      (W)     Represents certain revenues and certain expenses for the year ended December 31, 2004 related to the 190 Andrews Medical Office Building in Greenville, South Carolina to be acquired simultaneously with the closing of the offering. Please refer to Note 1.(G) for additional information related to this acquisition.
      (X)     To remove the amounts related to Rocky Mount MOB, LLC, which were included in the Cogdell Spencer Inc. Predecessor historical combined financial statements and reflect accounting for the investment under the equity method. A 34.45% interest in this entity will be contributed to the Operating Partnership simultaneously with the closing of the offering.
      (Y)     To reflect a restructuring of our lease with Our Lady of Bellefonte Hospital concurrent with the offering.
      (Z)     Represents the additional compensation expense of $107 resulting from the vesting of the grants of restricted stock to certain employees upon the closing of the offering. Additionally, fully vested restricted stock and LTIP units will be granted to certain directors, certain officers and other employees and are not reflected in the pro forma adjustments due to their one-time nature. Estimated values for these fully vested LTIP unit and restricted stock grants are $6,570 and $614, respectively, and will be expensed at the time of grant.
      (AA)     To record the estimated increase in general and administrative expenses as a result of becoming a public company including accounting staff, audit fees, legal, other specifically identified expenses and increase in salary and other benefits as a result of employment agreements with three executive officers.
      (BB)     Income tax expense on a pro forma basis of the taxable REIT subsidiary is not expected to be significant.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholder of
Cogdell Spencer Inc.
Charlotte, North Carolina
      We have audited the accompanying balance sheet of Cogdell Spencer Inc. as of July 5, 2005 (inception). This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company at July 5, 2005, in conformity with accounting principles generally accepted in the United States of America.
/s/     DELOITTE & TOUCHE LLP
Charlotte, North Carolina
August 9, 2005

COGDELL SPENCER INC.
BALANCE SHEET
As of July 5, 2005 (inception)
(Dollars in thousands except share and per share amounts)

Total assets	$—

Commitments and contingencies
Stockholder’s equity:
Subscription receivable	$(1)
Common shares, $.01 par value per share, 1,000 shares authorized; 100 shares issued and outstanding	—
Additional paid-in capital	1

Total stockholder’s equity	$—

See accompanying notes to balance sheet

COGDELL SPENCER INC.
NOTES TO BALANCE SHEET
As of July 5, 2005 (inception)
(Dollars in thousands except share and per share amounts)

1.	Organization and Description of Business
      Cogdell Spencer Inc. (the “Company”) was incorporated in Maryland on July 5, 2005 by James W. Cogdell, the sole stockholder. The Company is in the process of an initial public offering (the “Offering”) of its common stock. Concurrent with the consummation of the Offering, the Company and a newly formed majority-owned limited partnership, Cogdell Spencer LP (the “Operating Partnership”), together with Cogdell Spencer Advisors, Inc., and the partners and members of certain partnerships and limited liability companies under common management that own medical office buildings and other healthcare related facilities, will engage in certain formation transactions (the “Formation Transactions”). The Formation Transactions are designed to consolidate the ownership of Cogdell Spencer Advisors, Inc. and certain partnerships and limited liability companies (the “Cogdell Spencer Inc. Predecessors”) into the Operating Partnership; facilitate the Offering; raise the necessary capital to pay the cash portion of the purchase price; repay certain existing indebtedness; provide a vehicle for future development projects and acquisitions; preserve tax advantages for certain participants and enable qualification as a REIT for U.S. federal income tax purposes.
      Substantially all of the operations of the Company will be carried out through the Operating Partnership. The Operating Partnership will receive a contribution of interests in the property-owning entities as well as the property management, leasing and real estate development operations of Cogdell Spencer Advisors, Inc., in exchange for shares of the Company’s common stock, units of limited partnership interest in the Operating Partnership and/or cash.
      It is the intent of the Company to elect to qualify as a REIT under Sections 856 through 860 of the Internal Revenue code of 1986, as amended. As a REIT, the Company will be permitted to deduct distributions paid to its stockholders, eliminating the federal taxation of income represented by such distributions at the Company level. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.
      The Company, through its Operating Partnership, will be a self-advised, self-managed business engaged in the ownership, development, redevelopment, management and acquisition of medical office buildings and healthcare related facilities in the United States. The Company and the Operating Partnership have had no operations since formation.

2.	Common Shares
      The number of shares which the Company has authority to issue is 1,000 Common Shares, $.01 par value per share. The Board of Directors may authorize additional shares, classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the shares.

3.	Commitments and Contingencies
      The Company is not subject to any material litigation nor to management’s knowledge is any material litigation currently threatened against the Company.

4.	Subsequent Events
      The Operating Partnership was organized as a Delaware limited partnership on July 18, 2005. The balance in subscription receivable was collected in full on July 21, 2005.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Owners of
Cogdell Spencer Inc. Predecessor
Charlotte, North Carolina
      We have audited the accompanying combined balance sheets of Cogdell Spencer Inc. Predecessor (the “Predecessor”), as defined in Note 1, as of December 31, 2004 and 2003, and the related combined statements of operations, combined deficit, and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedule listed in the accompanying index. These financial statements and financial statement schedule are the responsibility of the Predecessor’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Predecessor is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Cogdell Spencer Inc. Predecessor at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
August 9, 2005, except for Note 12 as to which the date is September 16, 2005

COGDELL SPENCER INC. PREDECESSOR
COMBINED BALANCE SHEETS

		December 31,
	June 30,
	2005	2004	2003

	(unaudited)
	(dollars in thousands)
Assets
Real estate properties:
Land	$10,947	$10,947	$9,830
Buildings and improvements	234,758	227,740	217,844
Furniture, fixtures and equipment	6,865	6,776	6,439
Construction in progress	1,274	6,049	33
Less: Accumulated depreciation	(100,034)	(95,003)	(84,562)

Total real estate properties, net	153,810	156,509	149,584
Cash and cash equivalents	13,166	13,459	9,257
Restricted cash	3,299	3,162	2,659
Tenant and other receivables	590	374	349
Tenant receivables — related party	42	84	128
Investment in capital lease	1,587	1,623	1,696
Deferred financing costs, net	1,136	1,418	1,282
Other assets	4,244	1,796	1,044

Total assets	$177,874	$178,425	$165,999

Liabilities and predecessor’s combined deficit
Mortgages and notes payable	$214,399	$214,818	$202,522
Accounts payable and accrued expenses	10,223	7,538	5,306
Tenant payables — related party	87	174	194
Interest rate swap agreements	1,264	2,322	5,064

Total liabilities	225,973	224,852	213,086
Commitments and contingencies
Predecessor’s combined deficit	(48,099)	(46,427)	(47,087)

Total liabilities and predecessor’s combined deficit	$177,874	$178,425	$165,999

See accompanying notes to combined financial statements.

COGDELL SPENCER INC. PREDECESSOR
COMBINED STATEMENTS OF OPERATIONS

	Six Months Ended
	June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002

	(unaudited)	(unaudited)
	(dollars in thousands)
Revenues:
Rental	$8,514	$7,635	$15,699	$16,070	$15,433
Rental — related party	12,951	12,622	24,958	22,923	22,243
Fee revenue	848	1,343	2,364	1,361	1,871
Expense reimbursements	329	421	840	806	875
Interest and other income	465	415	843	849	843

Total revenues	23,107	22,436	44,704	42,009	41,265
Expenses:
Property operating	7,734	7,261	14,837	14,116	13,335
General and administrative	2,708	1,688	3,076	2,929	2,847
Depreciation	5,046	4,779	9,550	9,710	9,496
Amortization	39	34	70	87	65
Interest	5,119	3,505	9,067	11,422	15,707

Total expenses	20,646	17,267	36,600	38,264	41,450

Income (loss) from continuing operations before gain on sale of real estate properties and loss on unconsolidated real estate joint ventures	2,461	5,169	8,104	3,745	(185)
Gain on sale of real estate properties	—	—	—	—	27
Loss on unconsolidated real estate joint ventures	(40)	(21)	(60)	(74)	(136)

Income (loss) from continuing operations	2,421	5,148	8,044	3,671	(294)
Discontinued operations:
Operating income	—	—	—	—	80
Gain on sale of real estate properties	—	—	—	—	613

Total discontinued operations	—	—	—	—	693

Net income	$2,421	$5,148	$8,044	$3,671	$399

See accompanying notes to combined financial statements.

COGDELL SPENCER INC. PREDECESSOR
COMBINED STATEMENTS OF CHANGES IN PREDECESSOR’S COMBINED DEFICIT

Predecessor’s Combined
Deficit

Predecessor’s combined deficit, December 31, 2001	$(31,789)
Distributions	(12,299)
Net income	399

Predecessor’s combined deficit, December 31, 2002	(43,689)
Equity contributions	592
Distributions	(7,661)
Net income	3,671

Predecessor’s combined deficit, December 31, 2003	(47,087)
Equity contributions	6,744
Distributions	(14,128)
Net income	8,044

Predecessor’s combined deficit, December 31, 2004	(46,427)
Equity contributions (unaudited)	141
Distributions (unaudited)	(4,234)
Net income (unaudited)	2,421

Predecessor’s combined deficit, June 30, 2005 (unaudited)	$(48,099)

See accompanying notes to combined financial statements.

COGDELL SPENCER INC. PREDECESSOR
COMBINED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002

	(unaudited)	(unaudited)
	(dollars in thousands)
Operating activities:
Net income	$2,421	$5,148	$8,044	$3,671	$399
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	5,046	4,779	9,550	9,710	9,496
Amortization	295	292	555	705	505
Loss on unconsolidated real estate joint ventures	40	21	60	74	136
Change in value of interest rate swap agreements	(1,210)	(2,272)	(2,874)	(652)	3,276
Gain on sale of real estate	—	—	—	—	(27)
Gain on sale of real estate — discontinued operations	—	—	—	—	(613)
Changes in operating assets and liabilities:
Tenant and other receivables	(174)	375	19	242	17
Other assets	(2,359)	(619)	(488)	(423)	(107)
Accounts payable and accrued expenses	2,635	1,148	1,223	(589)	244

Net cash provided by operating activities	6,694	8,872	16,089	12,738	13,326
Investing activities:
Acquisition and development of real estate properties	(2,292)	(3,301)	(13,182)	(7,581)	(8,345)
Proceeds from sale of real estate properties and capital lease	36	36	73	556	1,337
Advances to unconsolidated real estate joint ventures	(17)	(13)	(209)	(170)	(219)
Distributions received from unconsolidated real estate joint ventures	—	—	54	—	—
Increase in restricted cash	(136)	(606)	(503)	(328)	(1,357)

Net cash used in investing activities	(2,409)	(3,884)	(13,767)	(7,523)	(8,584)
Financing activities:
Proceeds from mortgage notes payable	1,678	3,907	32,084	11,600	31,459
Repayments of mortgage notes payable	(2,504)	(2,698)	(19,264)	(11,012)	(22,598)
Proceeds from line of credit	400	—	—	498	1,002
Repayments to line of credit	—	—	(525)	—	(469)
Equity contributions	141	2,263	3,349	592	—
Distributions	(4,234)	(3,625)	(13,143)	(7,661)	(12,299)
Payment of deferred financing costs	(59)	(236)	(621)	(356)	(739)

Net cash provided by (used in) financing activities	(4,578)	(389)	1,880	(6,339)	(3,644)

Increase (decrease) in cash and cash equivalents	(293)	4,599	4,202	(1,124)	1,098
Balance at beginning of period	13,459	9,257	9,257	10,381	9,283

Balance at end of period	$13,166	$13,856	$13,459	$9,257	$10,381

Supplemental disclosure of cash flow information:
Cash paid for interest, net of capitalized interest	$6,641	$6,019	$12,405	$12,616	$12,883

Supplemental cash flow information — noncash investing and financing activities:
Property contribution from member	—	—	$3,395	$—	$—

Property distribution to member	—	—	$985	$—	$—

Debt assumed with purchase of a property	—	—	$—	$2,886	$—

See accompanying notes to combined financial statements.

COGDELL SPENCER INC. PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS
Six months ended June 30, 2005 (unaudited)
Years ended December 31, 2004, 2003 and 2002
(dollars in thousands)

1.	Organization and Ownership
      Cogdell Spencer Inc. Predecessor (the “Predecessor”) is engaged in the business of owning, developing, redeveloping, acquiring and managing medical office buildings and other healthcare related facilities (the “Medical Properties”) in the southeastern United States. The Predecessor is not a legal entity, but represents a combination of certain real estate entities based on common management. During all periods presented in the accompanying combined financial statements the Predecessor had and has the responsibility for the day-to-day operations of such combined entities. Cogdell Spencer Advisors, Inc. has management agreements with other entities which have not been combined with the Predecessor entities as other partners or members are not contributing their interests in the formation transactions discussed below.
      James W. Cogdell (the “Founder”) formed Cogdell Spencer Inc. (the “Company”) with the intent to qualify as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and to effect an initial public offering (the “Offering”) of the common stock of the Company. Concurrent with the consummation of the Offering, the Company and a newly formed majority-owned limited partnership, Cogdell Spencer L.P. (the “Operating Partnership”), and its taxable REIT subsidiary together with the partners and members of the affiliated partnerships and limited liability companies of the Predecessor, will engage in certain formation transactions (the “Formation Transactions”). The Formation Transactions are designed to consolidate the ownership of the Medical Properties into the Operating Partnership; facilitate the Offering; raise the necessary capital to pay the cash portion of the purchase price for the interests of certain former owners and repay certain existing indebtedness; provide a vehicle for future development projects and acquisitions; preserve tax advantages for certain participants and enable qualification as a REIT for U.S. federal income tax purposes.
      Substantially all of the operations of the Company will be carried out through the Operating Partnership. A wholly-owned subsidiary of the Company will be acting as sole general partner of the Operating Partnership. The Operating Partnership will receive a contribution of interests in the Predecessor in exchange for units of limited partnership interest in the Operating Partnership, shares of the Company’s common stock and/or cash.
      The Company, through its Operating Partnership, will be a self-advised, self-managed business engaged in the ownership, development, redevelopment, acquisition and management of medical office buildings and other healthcare related facilities in the United States. The Company and the Operating Partnership have had no prior operations.
      The Founder has other ownership interests which will not be contributed to the Operating Partnership or the Company and, therefore, these financial statements are not intended to represent the financial position and results of operations of all of the Founder’s investments.

COGDELL SPENCER INC. PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

1.	Organization and Ownership (continued)
      The Predecessor consists of Cogdell Spencer Advisors, Inc., and the limited liability companies and partnerships as shown in the following chart:

	Property		Number of
Entity	Location	Property Type	Properties

Augusta Medical Partners, LLC	Augusta, GA	Medical Office	4
Baptist Northwest Limited Partnership	Columbia, SC	Medical Office	1
Barclay Downs Associates, LLC/Matthews Land Group, LLC	Charlotte, NC	Corporate Offices	1
Beaufort Medical Plaza, LLC	Beaufort, SC	Medical Office	1
Cabarrus Medical Partners, LLC	Greater Concord, NC	Medical Office	5
Cabarrus POB, LLC	Concord, NC	Medical Office	1
Cogdell Investors (Birkdale), LLC	Huntersville, NC	Wellness, Medical Office	1
Cogdell Investors (Mallard), LLC	Charlotte, NC	Medical Office	1
Cogdell Investors (Birkdale II), LLC	Huntersville, NC	Retail Center	1
Copperfield MOB, LLC	Concord, NC	Medical Office	1
East Jefferson Medical Office Building Limited Partnership	Metairie, LA	Medical Office	1
East Jefferson Medical Specialty Building Limited Partnership	Metairie, LA	Medical Office	1
East Rocky Mount Kidney Center, LLC	Rocky Mount, NC	Medical Office, Kidney Dialysis	1
Franciscan Development Company, LLC	Ashland, KY	Medical Office, Surgery	1
Gaston MOB, LLC	Gastonia, NC	Medical Office	1
HMOB Associates Limited Partnership	Columbia, SC	Medical Office	1
Medical Arts Center of Orangeburg General Partnership	Orangeburg, SC	Medical Office	1
Medical Investors, LLC, Medical Investors I, LLC,	Charlotte, NC and	Medical Office	5
Medical Investors III, LLC	Charleston, SC
Medical Park Three Limited Partnership	Columbia, SC	Medical Office	1
Mulberry Medical Park Limited Partnership	Lenoir, NC	Medical Office	1
Providence Medical Office Building, LLC	Columbia, SC	Medical Office	3
River Hills Medical Associates, LLC	Little River, SC	Medical Office	1
Rocky Mount Kidney Center Limited Partnership	Rocky Mount, NC	Medical Office, Kidney Dialysis	1
Rocky Mount MOB, LLC	Rocky Mount, NC	Medical Office	1
Rocky Mount Medical Park Limited Partnership	Rocky Mount, NC	Medical Office	1
Roper MOB, LLC	Charleston, SC	Medical Office	1
Rowan OSC Investors, LLC	Salisbury, NC	Surgery Center	1
St. Francis Community MOB, LLC	Greenville, SC	Medical Office	2
St. Francis Medical Plaza, LLC	Greenville, SC	Medical Office	2
West Medical Office I, LLC	Charleston, SC	Medical Office	1

COGDELL SPENCER INC. PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

2.	Summary of Significant Accounting Policies

Basis of Presentation
      The accompanying combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) and represent the assets and liabilities and operating results of the Predecessor. All significant intercompany balances and transactions have been eliminated in combination.

Interim Financial Information
      The financial information for the six months ended June 30, 2005 and 2004 is unaudited, but includes all adjustments, consisting only of normal recurring adjustments, that in the opinion of management are necessary for a fair presentation of the Predecessor’s financial position, results of operations, and cash flows for such periods. Operating results for the six months ended June 30, 2005 and 2004 are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year of 2005 or 2004 or any other future period.

Use of Estimates in Financial Statements
      The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Significant estimates and assumptions are used by management in determining the useful lives of real estate properties and the initial valuations and underlying allocations of purchase price in connection with real estate property acquisitions. Actual results may differ from those estimates.

Revenue Recognition
      The Predecessor recognizes revenues related to leasing activities at properties owned by the Predecessor, management fees related to managing third party properties, development fees related to the general oversight of medical property development, other consulting fees, and operating expense reimbursement for payroll related and other expenses incurred by third party properties managed by the Predecessor.
      Rental income related to non-cancelable operating leases is recognized as earned over the life of the lease agreements on a straight-line basis. Rental income recognized on a straight-line basis for lease agreements results in recognized revenue exceeding amounts contractually due from tenants. These leases generally contain provisions under which the tenants reimburse the Predecessor for a portion of property operating expenses and real estate taxes. At times the Predecessor will receive cash payments at the inception of the lease and these amounts are amortized into rental revenue over the life of the lease. These amounts are included in “Accounts payable and accrued expenses” in the combined balance sheets. The Company monitors the creditworthiness of its tenants on a regular basis and maintains an allowance for doubtful accounts. Such amount is immaterial to the financial statements.
      The Company recognizes sales of real estate properties upon closing. Payments received from purchasers prior to closing are recorded as deposits. Profit on real estate sold is recognized using the full accrual method upon closing when the collectibility of the sales price is reasonably assured and the Company is not obligated to perform significant activities after the sale. This includes the buyer’s initial and continuing investments being adequate to demonstrate a commitment to pay for the property and the Company not having substantial continuing involvement whereby the usual risks and rewards of ownership would not be transferred to the buyer. Profit may be deferred in whole or part until the sales meet the requirements of profit recognition on sales of real estate under FASB Statement No. 66, “Accounting for Sales of Real Estate” (“SFAS No. 66”).

COGDELL SPENCER INC. PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      The Predecessor receives fees for property management and development and consulting services provided from time to time to third parties which is reflected as fee revenue. Management fees are generally based on a percentage of revenues for the month as defined in the related property management agreements. Development and consulting fees are recorded based on a percentage of completion method using management’s best estimate of time and costs to complete projects. There are no significant over-billed or under-billed amounts and changes in estimates during the three years ended December 31, 2004 have not been material. Other income on the Predecessor’s statement of operations generally includes income incidental to the operations of the Predecessor and is recognized when earned.
      The Predecessor pays certain payroll and related costs related to the operations of third party properties that are managed by the Predecessor. Under terms of the related management agreements, these costs are reimbursed by the third party property owners. The amounts billed to the third party owners are recognized as revenue in accordance with Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force (“EITF”) Abstract No. 01-14, “Income Statement Characterization of Reimbursements Received for “Out of Pocket” Expenses Incurred.”
      Fee revenue for the year ended December 31, 2004 includes $617 of revenue related to a project where services were performed prior to 2004 but collectibility was not assured. During 2004, payment for services performed was received and the revenue has been reflected as fee revenue in 2004.

Income Taxes
      No provision for income taxes is included in the accompanying combined financial statements, as each partner or member is individually responsible for reporting its respective share of the S-Corporation’s, partnership’s or limited liability company’s taxable income or loss in its income tax returns.

Comprehensive Income or Loss
      The Predecessor did not have any items of comprehensive income or loss other than net income in the six months ended June 30, 2005 and 2004 (unaudited) and in the three years ended December 31, 2004.

Cash and Cash Equivalents
      The Predecessor considers all short-term investments with maturities of three months or less when purchased to be cash equivalents. Restricted cash and short-term investments are excluded from cash for the purpose of preparing the combined statements of cash flows.
      The Predecessor maintains cash balances in various banks. At times the amounts of cash may exceed the $100 amount insured by the FDIC. The Predecessor does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Restricted Cash
      Restricted cash includes escrow accounts held by lenders. Restricted cash also includes proceeds from property sales deposited with a qualified intermediary in accordance with like-kind exchange income tax rules and regulations.

Real Estate Properties
      Land, buildings and improvements, and furniture, fixtures and equipment are recorded at cost. For developed properties, direct and indirect costs that clearly relate to projects under development are capitalized in accordance with Statement of Financial Accounting Standard No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects.” Costs include construction costs, professional services such as

COGDELL SPENCER INC. PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
architectural and legal costs, travel expenses, capitalized interest and direct payroll and other acquisition costs. Capitalization of interest ceases when the property is ready for its intended use, which is generally near the date that a certificate of occupancy is obtained.
      Depreciation and amortization is computed using the straight-line method for financial reporting purposes. Buildings and improvements are depreciated over 40 years. Tenant improvement costs, which are included in building and improvements in the combined balance sheets, are depreciated over the shorter of (i) the related remaining lease term or (ii) the life of the improvement. Furniture, fixtures and equipment are depreciated over three to seven years.
      Acquisitions of properties are accounted for utilizing the purchase method in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” and accordingly the purchase cost is allocated to tangible and intangible assets and liabilities based on their relative fair values. The fair value of tangible assets acquired is determined by valuing the property as if it were vacant, applying methods similar to those used by independent appraisers of income-producing property. The resulting value is then allocated to land, buildings, tenant improvements, and furniture, fixtures and equipment based on management’s determination of the relative fair value of these assets. The assumptions used in the allocation of fair values to assets acquired are based on management’s best estimates at the time of evaluation.
      Fair value is assigned to above-market and below-market leases based on the difference between (a) the contractual amounts to be paid by the tenant based on the existing lease and (b) management’s estimate of current market lease rates for the corresponding in-place leases, over the remaining terms of the in-place leases. Capitalized above-market lease amounts are included in “Other assets” in the combined balance sheets and amortized to rental revenue over the remaining terms of the respective leases. Capitalized below-market lease amounts are included in “Accounts payable and accrued expenses” in the combined balance sheets and are amortized as an increase to rental revenue over the remaining terms of the respective leases. If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance of the related intangible will be written off.
      The aggregate value of other acquired intangible assets consists of acquired in-place leases and tenant relationships. The fair value allocated to acquired in-place leases consists of a variety of components including, but not necessarily limited to: (a) the value associated with avoiding the cost of originating the acquired in-place leases (i.e. the market cost to execute a lease, including leasing commissions and legal fees, if any); (b) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period (i.e. real estate taxes, insurance and other operating expenses); (c) the value associated with lost rental revenue from existing leases during the assumed lease-up period; and (d) the value associated with any other inducements to secure a tenant lease.
      As required by Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), the Predecessor assesses the potential for impairment of its long-lived assets, including real estate properties, whenever events occur or a change in circumstances indicate that the recorded value might not be fully recoverable. Management determines whether impairment in value has occurred by comparing the estimated future undiscounted cash flows expected from the use and eventual disposition of the asset to its carrying value. If the undiscounted cash flows do not exceed the carrying value, the real estate is adjusted to fair value and an impairment loss is recognized.

Repairs, Maintenance and Major Improvements
      The costs of ordinary repairs and maintenance are charged to operations when incurred. Major improvements that extend the life of an asset are capitalized and depreciated over the remaining useful life of the asset. In some circumstances lenders require the Predecessor to maintain a reserve account for future repairs and capital expenditures. These amounts are classified as restricted cash.

COGDELL SPENCER INC. PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Capitalization of Interest
      The Predecessor capitalizes interest costs on borrowings incurred during the new construction or redevelopment of qualifying assets. Capitalized interest is added to the cost of the underlying assets and is depreciated over the useful lives of the assets. For the years ended December 31, 2004 and 2003, the Predecessor capitalized interest of $52 and $13, respectively, in connection with various development projects. During 2002, no interest was capitalized. For the six months ended June 30, 2005 (unaudited), the Predecessor capitalized interest of $5. For the six months ended June 30, 2004 (unaudited), no interest was capitalized.

Tenant Receivables
      Tenant receivables are recorded and carried at the amount billable per the applicable lease agreement, less any allowance for uncollectible accounts. An allowance for uncollectible accounts is made when collection of the full amounts is no longer considered probable. There are allowances for uncollectible accounts for each period presented which are not significant.

Investment in Capital Lease
      Investment in capital lease consists of a building on a sales-type capital lease. The Predecessor recognized the sale in accordance with SFAS 66. Unearned income is amortized into interest income using a method that is not materially different from a method that produces a constant periodic rate of return on the net investment in the lease. The interest income is recorded in “Interest and other income.”

Deferred Financing Costs
      Deferred financing costs include fees and costs incurred in conjunction with long-term financings and are amortized over the terms of the related debt using the straight-line method, which approximates the effective interest method. The balance includes $1,941 and $2,522 of accumulated amortization at December 31, 2004 and 2003, respectively. Upon repayment of or in conjunction with a material change in the terms of the underlying debt agreement, any amortized costs are charged to earnings. For the year ended December 31, 2003, the Predecessor expensed $180 of deferred finance costs related to material changes in debt agreements. The expense is included in “Interest” in the statements of operations.

Real Estate Joint Ventures
      The Predecessor reviews its interests in non-combined entities to determine if the entity’s assets, liabilities, noncontrolling interests and results of activities should be consolidated by an entity that is included in the combined financial statements in accordance with FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46”). The Predecessor records investments in which it exercises significant influence under the equity method in accordance with Accounting Principles Board (“APB”) Opinion No. 18, “The Equity Method of Accounting for Common Stock,” and AICPA Statement of Position 78-9, “Accounting for Investments in Real Estate Ventures.” Equity method investment balances are included in “Other assets” in the combined balance sheets including advances to equity method investees of $695 at December 31, 2004. In circumstances where the real estate joint venture has distributions in excess of the investment and accumulated earnings or experienced net losses in excess of the investment and the Predecessor has guaranteed debt of the entity or otherwise intends to provide financial support, the Predecessor has reduced the carrying value of its investment below zero and recorded a liability in “Accounts payable and accrued expenses.” Services performed for real estate joint ventures and capitalized by real estate joint ventures are recognized to the extent attributable to the outside interests in the real estate joint venture.

COGDELL SPENCER INC. PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Guarantees
      The Predecessor records a liability using expected present value measurement techniques for guarantees entered into or modified subsequent to December 31, 2002 in accordance with FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). Guarantees entered into prior to December 31, 2002 are disclosed in accordance with FIN 45.

Fair Value of Financial Instruments
      The Predecessor follows SFAS No. 107, “Disclosures about the Fair Value of Financial Instruments” which requires the disclosure of the fair value of financial instruments for which it is practicable to estimate. The Predecessor does not hold or issue financial instruments for trading purposes. The Predecessor considers the carrying amounts of cash and cash equivalents, restricted cash, tenant receivables, accounts payable and accrued expenses to approximate fair value due to the short maturity of these instruments. The Predecessor has estimated the fair value of the mortgages and notes payable utilizing present value techniques. At December 31, 2004, the carrying amount and estimated fair value of the mortgages and notes payable was $214,818 and $214,983, respectively. At December 31, 2003, the carrying amount and estimated fair value of the mortgages and notes payable was $202,522 and $204,480, respectively.

Recent Accounting Pronouncements
      In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R (Revised 2004), “Share-Based Payment” (SFAS No. 123R), which is effective for fiscal years beginning after June 15, 2005. SFAS 123R is a revision of FASB Standard No. 123, “Accounting for Stock Based Compensation.” SFAS 123R is not expected to have a material impact on the Predecessor’s financial position or results of operations.
      In December 2004, the FASB issued Statement of Financial Accounting Standards No. 152, “Accounting for Real Estate Time-Sharing Transactions” (SFAS No. 152), which is effective for fiscal years beginning after June 15, 2005. SFAS No. 152 is not expected to have a material impact on the Predecessor’s financial position or results of operations.
      In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, “Exchange of Nonmonetary Assets, an amendment of APB Opinion No. 29” (“SFAS No. 153”), which is effective for fiscal years beginning after June 15, 2005. SFAS No. 153 is not expected to have a material impact on the Predecessor’s financial position or results of operations.
      In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143” (“FIN 47”), which is effective for fiscal years ending after December 15, 2005. The Predecessor is currently evaluating the impact that FIN 47 will have on the Predecessor’s financial position or results of operations.
      In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”), which is effective for fiscal years beginning after December 15, 2005. SFAS No. 154 is not expected to have a material impact on the Predecessor’s financial position or results of operations.
      At its June 2005 meeting, the FASB Emerging Issues Task Force, or EITF, reached a consensus regarding Issue No. 04-05 (EITF 04-05), “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” EITF 04-05 is effective immediately for all newly-formed limited partnerships and for existing limited partnership agreements that are modified. The guidance will be effective for existing limited-partnership

COGDELL SPENCER INC. PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
agreements that are not modified no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. The guidance provides a framework for addressing the question of when a general partner, as defined in EITF 04-05, should consolidate a limited partnership. The EITF has concluded that the general partner of a limited partnership should consolidate a limited partnership unless (1) the limited partners possess substantive kick-out rights as defined in paragraph B20 of FIN 46(R), Consolidation of Variable Interest Entities, or (2) the limited partners possess substantive participating rights similar to the rights described in Issue 96-16, “Investor’s Accounting for an Investee When the Investor has a Majority of the Voting Interest but the Minority Stockholder or Stockholders have Certain Approval or Veto Rights.” The FASB has amended Statement of Position 78-9, “Accounting for Investments in Real Estate Ventures,” and EITF 96-16 to conform and align with the guidelines set forth in EITF 04-05. The Predecessor is currently evaluating the impact that EITF 04-05 will have on the Predecessor’s financial position and results of operations.

3.	Minimum Future Rental Revenues
      The Predecessor properties are generally leased to tenants under non-cancelable, fixed-term operating leases with expirations through 2019. Some leases provide for fixed rent renewal terms or market rent renewal terms. The Predecessor’s leases generally require the lessee to pay minimum rent, additional rent based upon increases in the Consumer Price Index and all taxes (including property tax), insurance, maintenance and other operating costs associated with the leased property.
      Future minimum lease payments by tenants under the non-cancelable operating leases as of December 31, 2004 were as follows:

For the year ending:
2005	$35,478
2006	30,944
2007	24,482
2008	20,170
2009	15,405
Thereafter	41,939

$168,418

      The Predecessor has one building leased to a tenant under a capital lease that began in 1987 and expires in 2017, with a bargain renewal option through 2027 that the Predecessor intends to exercise. The tenant is the owner of the land and has leased the land to the Predecessor. Upon renewal of the ground lease, the building lease automatically extends for the same 10 year extension period. The components of the Investment in capital lease are as follows:

	December 31,	December 31,
	2004	2003

Total minium lease payments	$15,702	$16,451
Less: Unearned income	(14,079)	(14,755)

Investment in capital lease	$1,623	$1,696

COGDELL SPENCER INC. PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      Total minimum lease payments receivable on the capital lease as of December 31, 2004, exclusive of the operating expense reimbursement payments, are as follows:

For the year ending:
2005	$754
2006	760
2007	766
2008	772
2009	778
Thereafter	11,872

$15,702

4.	Acquisitions and Discontinued Operations
      In connection with an acquisition in July 2004, the Predecessor formed Rowan OSC Investors, LLC (“Rowan OSC Investors”), which acquired a surgery center, and in connection with an acquisition in June 2003, the Predecessor formed Barclay Downs Associates, LLC (“Barclay Downs”), which acquired an office building. Both properties were acquired for investment purposes. Barclay Downs is also the location of Cogdell Spencer Advisors, Inc.’s corporate offices. The purchase price was allocated as follows:

	Rowan OSC
	Investors	Barclay Downs

Land	$607	$2,396
Building and improvements	3,305	2,827
Intangible asset	290	—
Debt premium	—	(228)

Total purchase price	$4,202	$4,995

      Barclay Downs assumed $2,886 of debt from the seller and paid $2,109 in cash. Rowan OSC Investors was purchased for cash. The pro forma results if either building had been acquired at the beginning of the year would have been immaterial to both revenue and net income for each respective year. Amortization expense and accumulated amortization related to intangible assets for the year ended December 31, 2004 were $7. There have been no other recent acquisitions that would have required purchase accounting, thus no other such intangible assets are recorded.
      SFAS No. 144 requires that the operations and gains and losses associated with sales of “components of an entity,” as defined in SFAS No. 144, be reclassified and presented as discontinued operations. The Predecessor generally has no plans to actively engage in the disposition of any specific real estate property or group of real estate properties, but does from time to time dispose of properties in the normal course of business.
      For the year ended December 31, 2002, the Predecessor sold one property, which had revenues of $378 and net income of $80.

COGDELL SPENCER INC. PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

5.	Mortgages and Notes Payable and Guarantees
      Mortgages and notes payable consist of the following:

	Outstanding at
	June 30,	Outstanding at	Outstanding at			Interest Rate at
	2005	December 31,	December 31,	Stated Interest		December 31,	Maturity
Entity	(unaudited)	2004	2003	Rate		2004	Date	Amortization

Augusta Medical Partners, LLC	$24,962	$25,238	$25,761	LIBOR + .65%		3.05%	7/19/2006	25 years
Baptist Northwest Medical Park LP	2,366	2,388	2,428	8.25		8.25	2/1/2011	25 years
Beaufort Medical Plaza, LLC	5,326	5,379	5,480	LIBOR + .95		3.35	8/18/2008	25 years
Cabarrus Medical Partners, LLC	10,469	10,560	6,880	LIBOR + 1.50	(1)	3.90	12/15/2014	25 years
Cabarrus POB, LLC	8,318	8,359	8,418	LIBOR + 2.15		4.55	6/25/2006	30 years
Cogdell Investors (Birkdale), LLC	7,820	7,884	8,000	6.75		6.75	10/1/2008	25 years
Cogdell Investors (Mallard), LLC	5,957	6,008	6,104	LIBOR + 1.90		4.30	7/15/2006	25 years
Cogdell Investors (Birkdale II), LLC	923	944	987	LIBOR + 2.25		4.65	11/1/2006	25 years
Copperfield MOB, LLC	5,628	3,950	—	LIBOR + 2.00		4.40	6/1/2008	25 years
East Jefferson Medical Office Building LP	9,859	9,945	6,739	6.01		6.01	8/10/2014	25 years
East Rocky Mount Kidney Center, LLC	1,031	1,053	1,094	6.25		6.25	11/15/2008	20 years
Franciscan Development Company, LLC	10,564	10,679	10,896	5.50		5.50	3/21/2008	25 years
Gaston MOB, LLC	17,754	18,150	18,942	LIBOR + 1.25		3.65	11/22/2007	25 years
Gaston MOB, LLC	9	14	104	Prime		5.25	5/15/2006	3 years
HMOB Associates Limited Partnership	6,027	6,116	6,286	5.93		5.93	11/1/2013	20 years
Barclay Downs Associates, LLC	2,787	2,837	2,989	7.75		7.75	10/1/2007	20 years
Matthews Land Group, LLC/ Barclay Downs Associates, LLC	1,505	1,538	1,600	LIBOR + 2.50		4.90	10/1/2007	15 years
Medical Arts Center of Orangeburg GP	2,768	2,812	2,896	5.95		5.95	12/18/2007	20 years
Medical Investors I, LLC	9,036	9,109	9,244	LIBOR + 1.85		4.25	12/10/2007	25 years
Medical Investors III, LLC	4,703	4,737	4,863	LIBOR + 1.90		4.30	12/30/2008	25 years
Medical Park Three Limited Partnership	8,500	8,583	7,340	5.55		5.55	3/25/2014	25 years
Mulberry Medical Park LP	1,179	1,207	1,247	5.95		5.95	10/15/2006	20 years
Providence Medical Office Building, LLC	9,304	9,398	9,580	6.12		6.12	1/12/2013	25 years
River Hills Medical Associates, LLC	3,204	3,247	3,327	LIBOR + 2.00		4.40	11/30/2008	22 years
River Hills Medical Associates, LLC	300	300	300	LIBOR + 2.00		4.40	4/10/2006	Interest only
River Hills Medical Associates, LLC	397	401	235	LIBOR + 1.85		4.25	11/30/2008	21 years
Rocky Mount Kidney Center LP	1,157	1,173	865	6.25		6.25	1/21/2009	20 years
Rocky Mount MOB, LLC	4,312	4,355	4,435	Prime	(2)	5.25	8/15/2008	25 years
Rocky Mount MOB, LLC	72	73	74	Prime	(2)	5.25	8/15/2008	25 years
Rocky Mount Medical Park LP	8,020	8,122	8,425	Prime		5.25	8/15/2008	25 years
Rocky Mount Medical Park LP	356	362	31	Prime		5.25	8/15/2008	15 years
Roper MOB, LLC	10,280	10,280	10,320	LIBOR + 1.50		3.90	7/10/2009	18 years	(4)
Rowan OSC Investors, LLC	3,581	3,614	—	6.00		6.00	7/6/2014	25 years
St. Francis Community MOB, LLC	9,527	9,603	9,756	LIBOR + 1.40		3.80	8/18/2007	25 years
St. Francis Community MOB, LLC	86	95	113	7.12		7.12	4/1/2009	7 years
St. Francis Community MOB, LLC	103	114	135	7.15		7.15	5/5/2009	7 years
St. Francis Medical Plaza, LLC	10,829	10,964	11,220	LIBOR + 1.325		3.73	12/15/2005	25 years
St. Francis Medical Plaza, LLC	26	44	80	LIBOR + 1.50		3.90	11/1/2006	5 years
West Medical Office I, LLC	3,388	3,413	2,343	LIBOR + 2.00		4.40	3/25/2009	25 years
West Medical Office I, LLC	127	257	800	Prime + .25		6.00	10/31/2005	Interest only
Cogdell Spencer Advisors, Inc.(3)	1,375	975	1,500	LIBOR + 2.75		5.15	5/15/2005	Interest only
Cogdell Spencer Advisors, Inc.	420	490	615	LIBOR + 2.75		5.15	11/22/2005	6 years
Cogdell Spencer Advisors, Inc.	44	48	70	Prime		5.25	11/15/2006	3 years

Total	$214,399	$214,818	$202,522

COGDELL SPENCER INC. PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(1)	Maximum interest of 8.25%; Minimum interest rate of 3.25%
(2)	Maximum interest of 7.25%; Minimum interest rate of 4.25%
(3)	Revolving line of credit

(4)	Interest only through July 2005

     The LIBOR rate was 2.40% and 1.12% at December 31, 2004 and 2003, respectively. The prime rate was 5.25% and 4.00% at December 31, 2004 and 2003, respectively. At June 30, 2005 (unaudited), the LIBOR rate was 3.34% and the prime rate was 6.25%.
      The mortgages and notes payables are collateralized by property, except for the notes issued to Cogdell Spencer Advisors, Inc., which are collateralized by vehicles and equity interests. Payments are made monthly on the mortgages and notes payable. The Founder and some of the Participants have provided full or partial guarantees for certain of the mortgage notes payable.
      At June 30, 2005 (unaudited) there was $125 available under a revolving line of credit agreement.
      Scheduled maturities of mortgages and notes payable as of June 30, 2005 (unaudited) are as follows:

2005	$15,160
2006	45,365
2007	45,595
2008	48,544
2009	14,704
Thereafter	44,906

Total principal payments	214,274
Premium on mortgage note payable	125

Total mortgages and notes payable	$214,399

      Certain of the Predecessor’s notes and mortgage notes payable require that they comply with certain affirmative, negative and financial covenants. The Predecessor was either in compliance with the covenants or obtained a waiver as of December 31, 2004. The Predecessor was in compliance as of June 30, 2005 (unaudited), with its covenants.
Guarantees
      The Predecessor has guaranteed, in the event of a default, the mortgage notes payable for two unconsolidated real estate joint ventures. An initial liability of $131 has been recorded for these guarantees using expected present value measurement techniques. The Predecessor has recorded a corresponding increase in its investment asset related to the entities. For one mortgage note payable with a principal balance of $3,152 at June 30, 2005 (unaudited), the guarantee will be released upon completion of the project and commencement of rental income, which is expected to occur in the first quarter of 2006. The other guarantee, with a principal balance of $9,308 at December 31, 2004, will be released upon the full repayment of the mortgage note payable, which matures in December 2006. The mortgages are collateralized by property and the collateral will revert to the guarantor in the event the guarantee is performed.
      The Predecessor, along with other members, has guaranteed, in the event of a default, the notes payables for two unconsolidated real estate joint ventures. These guarantees were entered into prior to December 31, 2002. One note payable matures in 2005 and has a principal balance of $1,741 at December 31, 2004, and the other note payable matures in 2006 and has a principal balance of $150 at December 31, 2004. The value of the investment in real estate is estimated to be in excess of the notes payable.

COGDELL SPENCER INC. PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

6.	Derivative Financial Instruments — Interest Rate Swap Agreements
      The Predecessor utilizes interest rate swap agreements to reduce its exposure to variable interest rates associated with certain of its mortgage notes payable. These agreements involve an exchange of fixed and floating interest payments without the exchange of the underlying principal amount (the “notional amount”). The net difference between the interest paid and the interest received is reflected as an adjustment to interest expense.
      The interest rate swap agreements have been recorded on the balance sheet at their estimated fair values and included in “Other assets” or “Interest rate swap agreements.” The agreements have not been designated for hedge accounting and, accordingly, any changes in fair values are recorded in interest expense. For the six months ended June 30, 2005 and 2004 (unaudited), ($1,210) and ($2,272), respectively, and for the years ended December 31, 2004, 2003 and 2002, ($2,874), ($652) and $3,276, respectively, was recorded as an increase (decrease) in interest expense as a result of the change in the interest rate swap agreements’ fair value. The following table summarizes the terms of the agreements and their fair values at June 30, 2005 (unaudited), December 31, 2004 and 2003:

	Notional
	Amount
	as of					June 30, 2005		December 31,		December 31,
	June 30,					(unaudited)		2004		2003
	2005		Pay	Effective	Expiration
Entity	(unaudited)	Receive Rate	Rate	Date	Date	Asset	Liability	Asset	Liability	Asset	Liability

Augusta Medical Partners, LLC	$24,937	1 Month LIBOR	6.40%	5/25/01	6/26/06	$—	$476	$—	$941	$—	$2,095
Beaufort Medical Plaza, LLC	5,220	1 Month LIBOR	5.81	10/25/99	7/25/08	—	275	—	371	—	550
Gaston MOB, LLC	17,754	1 Month LIBOR	3.25	1/23/03	11/22/07	249	—	121	—	—	162
Medical Investors I, LLC	9,036	1 Month LIBOR	4.82	2/10/03	12/10/07	—	213	—	377	—	734
River Hills Medical Associates, LLC	3,397	1 Month LIBOR	3.63	3/10/03	12/15/08	34	—	10	—	—	28
Roper MOB, LLC(1)	10,661	1 Month LIBOR	3.72	9/10/02	7/10/04	—	—	—	—	—	152
Roper MOB, LLC	10,280	1 Month LIBOR	5.95	7/26/04	7/10/09	—	161	—	186	—	—
St. Francis CMOB, LLC	9,265	1 Month LIBOR	5.58	4/3/01	8/18/05	—	34	—	171	—	581
St. Francis Medical Plaza, LLC	10,821	1 Month LIBOR	5.52	1/8/99	12/15/05	—	104	—	276	—	762

						$283	$1,263	$131	$2,322	$—	$5,064

(1)	Notional amount as of December 31, 2003, expired in 2004.

7.	Commitments and Contingencies
Construction in Progress
      As of December 31, 2004, the Predecessor had total unfunded financing commitments from financial institutions relating to properties under development of approximately $3,300.

COGDELL SPENCER INC. PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
Operating Leases
      The Predecessor makes payments under operating lease agreements relating to various equipment leases and ground leases related to many of the Predecessor’s properties. Future minimum lease commitments under these leases are as follows:

For the year ending:
2005	$116
2006	116
2007	100
2008	98
2009	95
Thereafter	2,091

$2,616

      Many of the ground leases effectively limit the Predecessor’s control over various aspects of the operation of the applicable building, restrict the Predecessor’s ability to transfer the building and allow the lessor the right of first refusal to purchase the building and improvements. All the ground leases provide for the property to revert to the lessor for no consideration upon the expiration of the ground lease.
Litigation
      In the normal course of business, the entities comprising the Predecessor are subject to claims, lawsuits and legal proceedings. While it is not possible to ascertain the ultimate outcome of such matters, in management’s opinion, the liabilities, if any, in excess of amounts provided or covered by insurance, are not expected to have a material adverse effect on the combined financial position, results of operations or liquidity of the Predecessor.
Indemnities
      At times the Predecessor may be obligated per agreement to indemnify another party with respect to certain matters. Typically, these obligations arise in contracts into which the Predecessor enters, under which it customarily agrees to hold the other party harmless against certain losses arising from breaches of representations, warranties and/or covenants related to such matters as, among others, title to assets, specified environmental matters, qualification to do business, due organization, non-compliance with restrictive covenants, laws, rules and regulations, maintenance of insurance and payment of tax bills due and owing. Additionally, with respect to office lease agreements that are entered into as landlord, the Predecessor may also indemnify the other party against damages caused by its willful misconduct or negligence associated with the operation and management of the building. Although no assurances can be made, it is believed that if the Predecessor were to incur a loss in any of these matters, such loss should not have a material effect on the Predecessor’s financial condition or results of operations. Historically, payments made with regard to these agreements have not had a material effect on the Predecessor’s financial condition or results of operations.

8.	Investments in Real Estate Joint Ventures
      The Predecessor holds a significant variable interest in five Variable Interest Entities (“VIEs”) as defined in FIN 46; however, the Predecessor and the Founder, individually or jointly, are not the primary beneficiaries. These entities are not included in the formation transactions discussed in Note 1. As of December 31, 2004, the entities consist of:

•	Gulfport Medical Office Building, LLC, a North Carolina limited liability company, founded in 2000, 20% owned by the Predecessor, 65% owned by the Founder, and 15% owned by an officer of the Predecessor;

COGDELL SPENCER INC. PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

•	Cogdell Investors (Charleston), LLC, a South Carolina limited liability company, founded in 1998, 20% owned by the Predecessor, 65% owned by the Founder, and 15% owned by an officer of the Predecessor;

•	Cogdell Investors (Lenoir), LLC, a North Carolina limited liability company, founded in 1998, 4.5% owned by the Predecessor, 65% owned by the Founder, and 30.5% owned by employees and officers of the Predecessor;

•	Cogdell Investors (OSS), LLC, a North Carolina limited liability company, founded in 2001, 20% owned by the Predecessor, 65% owned by the Founder, and 15% owned by an officer of the Predecessor;

•	Cogdell Investors (CFVN), LLC, a North Carolina limited liability company, founded in 2004, 0.25% owned by the Predecessor, 50% owned by the Founder and 49.75% owned by employees and officers of the Predecessor.
      The limited liability companies each own a medical office building and were initially 100% financed by a third party lender. The Predecessor’s commitment is limited to its initial capital contribution, which was de minimis. The lessees under each of the master leases have the ability to purchase the Predecessor’s and members’ ownership in the VIEs for an amount based on a multiple of historical cash flows received by the Predecessor and the members or a fixed amount. The lessees under each of the master leases are entitled to a rent rebate equal to the excess cash flows as defined in the lease agreements, thus the historical cash flows received by the Predecessor are fixed at an immaterial amount. If operating or financing expenses are greater than expected, the lessees’ rent is adjusted to reflect the increased costs. As a result of the lease agreement and the ability to purchase the Predecessor’s and members’ ownership, the lessee bears a majority of expected losses and expected residual returns and the risks and rewards of ownership of the property do not reside with the Predecessor.
      The Predecessor provides asset management, financing, legal, development, and marketing services to the VIEs and receives fees based on a percentage of revenue, typically 1-2% of revenue. In addition, the Predecessor receives property management fees for management services performed for the VIEs. The mortgage notes payable are non-recourse to the Predecessor (except as discussed in Note 5 — Guarantees). These investments are accounted for under the equity method of accounting. Significant accounting policies used by the VIEs are similar to those used by the Predecessor. The aggregate assets and liabilities of the five VIEs were $49,738 and $54,552, respectively, at December 31, 2004. The aggregate revenues for the five VIEs were $5,725 for the year ended December 31, 2004. The Predecessor recognized fee revenue and expense reimbursements of $457 for the six months ended June 30, 2005 (unaudited) and $806, $479, and $672 for the years ended December 31, 2004, 2003, and 2002, respectively, related to these entities. The Predecessor’s loss on these entities for the six months ended June 30, 2005 (unaudited), was $26 and for the years ended December 31, 2004, 2003, and 2002, the loss was $42, $52, and $111, respectively. The negative carrying value of these investments was $127 at December 31, 2004.
      The Predecessor has investments in limited liability companies and limited partnerships that are accounted for under the equity method of accounting based on the Predecessor’s ability to exercise significant influence. These entities primarily own medical office buildings or hold investments in companies that own

COGDELL SPENCER INC. PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
medical office buildings. The following is a summary of financial information for the limited liability companies and limited partnerships, excluding the five VIEs, as of and for the periods indicated:

	June 30,	December 31,	December 31,
	2005	2004	2003

	(unaudited)
Financial position:
Total assets	$33,505	$34,320	$17,065
Total liabilities	25,978	26,630	15,998
Members’ equity	7,527	7,690	1,067

	Six months	Years ended December 31,
	ended June 30,
	2005	2004	2003	2002

	(unaudited)
Results of operations:
Revenues	$3,054	$5,604	$3,949	$4,104
Operating and general and administrative expenses	1,454	2,302	1,630	1,628
Net income	396	663	655	658
Predecessor’s loss on unconsolidated real estate joint ventures	14	18	22	25

9.	Related Party Transactions
      Certain partners, including hospitals which may be lessors under air rights or ground leases, and members of the affiliated partnerships and limited liability companies of the Predecessor are also tenants in the properties in which they have an ownership. Total rental revenues related to these partners and members is reflected as “Rental-related party” revenue in the accompanying combined statements of operations. Tenant receivables and payables to these partners and members are reflected as “Tenant receivables-related party” and “Tenant payables-related party.” These balances generally reflect cost pass through amounts.
      At December 31, 2004, Barclay Downs Associates, LLC had a payable of $134 to one of its Members related to an advance for capital expenditures. The amount is reflected in “Accounts payable and accrued expenses” in the accompanying balance sheet.
      Effective January 2005, Copperfield MOB, LLC, as the lessor, has a master lease agreement with an entity related by common ownership. The master lease provides for a rental payment based on the unleased square footage in the building and expires in 2009. The maximum annual rental payment from the lessee related to the unleased square footage is $367. For the six months ended June 30, 2005 (unaudited), rental revenue related to this lease was $166.
      The Predecessor provides certain payroll, employee benefit and other administrative services for The Fork Farm, a working farm owned by the Predecessor’s founder. These services are fully reimbursed by The Fork Farm to the Predecessor at the Predecessor’s cost and these reimbursement amounts are reflected in “expense reimbursements” in the combined statement of operations and amount to approximately $100 annually. In addition, The Fork Farm periodically hosts events on behalf of the Predecessor and charges for such events of approximately $20 annually are reflected in “general and administrative” expenses in the combined statement of operations.

COGDELL SPENCER INC. PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      At June 30, 2005 (unaudited), the Predecessor has paid or accrued approximately $1,900 for professional fees related to the Offering. These costs have been recorded in “Other assets” to be offset against proceeds from the sale of securities.

10.	Predecessor 401(k) Savings Plan
      The Predecessor sponsors a 401(k) plan (the “Plan”) covering substantially all of its employees. The Plan provides for the Predecessor to make matching as well as profit-sharing contributions. Profit-sharing contributions are made at the discretion of management and are allocated to participants based on their level of compensation. Profit-sharing contributions were not paid in 2004, 2003 or 2002. The Predecessor matched 100% of the employees’ contributions to the Plan up to a maximum of 4% of compensation in 2004, 2003 and 2002. The 401(k) matching expense for the year ended December 31, 2004, 2003 and 2002 was $147, $123 and $129, respectively. For the six months ended June 30, 2005 and 2004 (unaudited), 401(k) expense was $74 and $75, respectively.

11.	Segment Reporting
      The Predecessor defines business segments by their distinct customer base and service provided. The Predecessor has identified two reportable segments: property operations and real estate services. Management evaluates each segment’s performance based on net operating income, which is defined as income before depreciation, amortization, interest expense, gain on sale of real estate property, loss on unconsolidated real estate joint ventures, and discontinued operations. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intersegment revenues and expenses are reflected at the contractually stipulated amounts and eliminated in combination. The following table represents the Predecessor’s segment information for the six months ended June 30, 2005 (unaudited) and the years ended December 31, 2004, 2003, and 2002:

	Six months
	ended	Year ended December 31,
	June 30, 2005
	(Unaudited)	2004	2003	2002

Property operations:
Rental revenue	$21,465	$40,657	$38,993	$37,676
Interest and other income	464	831	840	829
Operating and general and administrative expenses	(7,119)	(11,644)	(11,346)	(10,599)
Intersegment expenses	(1,620)	(3,228)	(3,083)	(2,940)

Net operating income	$13,190	$26,616	$25,404	$24,966

Total segment assets, end of period	$174,303	$176,929	$165,018	$165,653

Real estate services:
Fee revenue	$847	$2,364	$1,360	$1,871
Expense reimbursements	329	840	807	874
Interest and other income	2	12	9	15
Intersegment revenues	1,620	3,228	3,083	2,940
Operating and general and administrative expenses	(3,323)	(6,269)	(5,699)	(5,583)

Net operating income (loss)	$(525)	$175	$(440)	$117

Total segment assets, end of period	$3,571	$1,496	$981	$1,017

COGDELL SPENCER INC. PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	Six months
	ended	Year ended December 31,
	June 30, 2005
	(Unaudited)	2004	2003	2002

Reconciliations:
Total segment revenues	$24,727	$47,932	$45,092	$44,205
Elimination of intersegment revenues	(1,620)	(3,228)	(3,083)	(2,940)

Total combined revenues	$23,107	$44,704	$42,009	$41,265

Segment net operating income	$12,665	$26,791	$24,964	$25,083
Depreciation and amortization expense	(5,085)	(9,620)	(9,797)	(9,561)
Interest expense	(5,119)	(9,067)	(11,422)	(15,707)
Gain on sale of real estate property	—	—	—	27
Loss on unconsolidated real estate joint ventures	(40)	(60)	(74)	(136)
Total discontinued operations income	—	—	—	693

Net income	$2,421	$8,044	$3,671	$399

Total segment assets, end of period	$177,874	$178,425	$165,999	$166,670

12.	Subsequent Event
      Two of the Predecessor’s properties, East Jefferson Medical Specialty Building and East Jefferson Medical Office Building are located in Metairie, Jefferson Parish, Louisiana. Jefferson Parish appears to have suffered far less damage from Hurricane Katrina than other areas of New Orleans which lie to the east of the buildings. The hospital with which these properties are associated did not close during the hurricane and it continues to treat patients. A number of physician-tenants have been on-site at the hospital throughout the disaster providing care to patients.
      East Jefferson Medical Specialty Building, which is accounted for as a sales-type capital lease, sustained no significant damage from Hurricane Katrina and is fully-functional. East Jefferson Medical Office Building, which accounted for 5.2% of the Predecessor’s annualized rent as of June 30, 2005, sustained some roof damage, broken windows and wind blown water penetration. Management is still assessing the total cost to repair East Jefferson Medical Office Building, but does not expect the cost to materially affect the Predecessor’s financial results. The deductible on this occurrence under the Predecessor’s insurance policy is approximately $342, an amount for which the Predecessor has cash reserves. Accordingly, management does not expect to incur any additional financing to fully repair the damage to the building. Neither East Jefferson Medical Specialty Building nor East Jefferson Medical Office Building is open to receive tenants or patients because the areas surrounding the buildings have been evacuated and access is being restricted by authorities. The Predecessor is covered by rental interruption insurance that covers rents owing to it from tenants for one year.

COGDELL SPENCER INC. PREDECESSOR
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2004

						Cost	Gross Amount at Which Carried
				Initial Costs		Capitalized	at December 31, 2004
						Subsequent to									Depreciable
					Building and	Acquisition or		Building and		Accumulated	Date		Date		Life
Property Name	Location	Encumbrances		Land	Improvements(A)	Development	Land	Improvements(A)	Total	Depreciation	Constructed(B)		Acquired		(Years)

	(In thousands)
Augusta POB I	Georgia	(C	)	$15	$7,324	$992	$15	$8,316	$8,331	$5,011	1978		1997		3-40
Augusta POB II	Georgia	(C	)	328	13,168	654	328	13,822	14,150	7,219	1987		1997		3-40
Augusta POB III	Georgia	(C	)	26	4,352	502	26	4,854	4,880	1,333	1994		1997		3-40
Augusta POB IV	Georgia	(C	)	43	5,597	194	43	5,791	5,834	1,534	1995		1997		3-40
Our Lady of Bellefonte	Kentucky	$10,679		—	9,710	2,897	—	12,607	12,607	6,183	1997		1997		3-40
East Jefferson Medical Office Building	Louisiana	9,945		—	8,146	1,280	—	9,426	9,426	5,869	1985		1985		3-40
Barclay Downs	North Carolina	4,259		2,396	2,827	69	2,396	2,896	5,292	181	1987		2003		3-40
Birkdale Medical Village	North Carolina	7,884		1,460	3,870	2,859	1,460	6,729	8,189	1,562	1997		1997		3-40
Birkdale Retail	North Carolina	944		246	767	26	246	793	1,039	90	2001		2001		3-40
Cabarrus POB	North Carolina	8,359		—	8,990	567	—	9,557	9,557	4,927	1997		1997		3-40
Cabarrus Pediatrics	North Carolina	(D	)	114	1,241	(10)	114	1,231	1,345	258	1997		1997		3-40
Copperfield Medical Mall	North Carolina	(D	)	163	2,805	—	163	2,805	2,968	838	1978		2004		3-40
Copperfield MOB	North Carolina	3,950		—	6,244	—	—	6,244	6,244	—	(H	)	(H	)	3-40
East Rocky Mount Kidney Center	North Carolina	1,053		106	1,068	—	106	1,068	1,174	290	2000		1999		3-40
Gaston Professional Center	North Carolina	18,164		—	17,364	2,945	—	20,309	20,309	8,494	1997		1997		3-40
Harrisburg Family Physicians Building	North Carolina	(E	)	127	928	7	127	935	1,062	148	1996		2000		3-40
Harrisburg Medical Mall	North Carolina	(D	)	337	2,381	(89)	337	2,292	2,629	759	1997		1997		3-40
Lincoln/ Lakemont Family Practice Center	North Carolina	(E	)	225	1,652	23	225	1,675	1,900	266	1998		2000		3-40
Mallard Crossing Medical Park	North Carolina	6,008		826	5,005	1,289	826	6,294	7,120	1,108	1997		2001		3-40
Midland Medical Mall	North Carolina	(D	)	83	1,611	691	83	2,302	2,385	529	1998		1998		3-40
Mulberry Medical Park	North Carolina	1,207		—	1,238	239	—	1,477	1,477	911	1982		1982		3-40
Northcross Family Medical Practice Building	North Carolina	(E	)	133	974	32	133	1,006	1,139	162	1993		2000		3-40
Randolph Medical Park	North Carolina	(E	)	950	6,970	540	950	7,510	8,460	1,372	1973		2000		3-40
Rocky Mount Kidney Center	North Carolina	1,173		63	733	192	63	925	988	309	1990		1990		3-40
Rocky Mount Medical Park	North Carolina	8,484		369	7,927	1,605	369	9,532	9,901	4,860	1991		1991		3-40
Rocky Mount MOB	North Carolina	4,428		228	4,910	265	228	5,175	5,403	706	2002		2002		3-40
Rowan Outpatient Surgery Center	North Carolina	3,614		871	3,041	71	871	3,112	3,983	53	2003		2004		3-40
Weddington Internal & Pediatric Medicine	North Carolina	(D	)	240	1,411	—	240	1,411	1,651	212	2000		2004		3-40

COGDELL SPENCER INC. PREDECESSOR
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION — (Continued)
December 31, 2004

						Cost	Gross Amount at Which Carried at
				Initial Costs		Capitalized	December 31, 2004
						Subsequent to							Depreciable
					Building and	Acquisition or		Building and		Accumulated	Date	Date	Life
Property Name	Location	Encumbrances		Land	Improvements(A)	Development	Land	Improvements(A)	Total	Depreciation	Constructed(B)	Acquired	(Years)

	(In thousands)
Baptist Northwest	South Carolina	2,388		—	2,098	808	—	2,906	2,906	1,733	1986	1986	3-40
Beaufort Medical Plaza	South Carolina	5,379		—	6,380	2,331	—	8,711	8,711	2,615	1999	1999	3-40
Mt. Pleasant MOB	South Carolina	4,737		—	4,760	350	—	5,110	5,110	878	2001	2001	3-40
Medical Arts Center of Orangeburg	South Carolina	2,812		100	3,091	398	100	3,489	3,589	2,230	1984	1984	3-40
One Medical Park — HMOB	South Carolina	6,116		24	3,855	1,842	24	5,697	5,721	3,435	1984	1984	3-40
Providence MOB I	South Carolina	(F	)	—	1,293	2,451	—	3,744	3,744	2,269	1979	1979	3-40
Providence MOB II	South Carolina	(F	)	15	1,430	221	15	1,651	1,666	1,736	1985	1985	3-40
Providence MOB III	South Carolina	(F	)	—	3,408	1,550	—	4,958	4,958	2,136	1990	1990	3-40
River Hills Medical Plaza	South Carolina	3,948		1,440	4,118	562	1,440	4,680	6,120	1,166	1999	1999	3-40
Roper MOB	South Carolina	10,280		—	6,327	6,364	—	12,691	12,691	6,295	1990	1989	3-40
St. Francis Community Medical Office Building	South Carolina	(G	)	19	6,007	599	19	6,606	6,625	178	2001	2001	3-40
St. Francis Medical Plaza	South Carolina	11,008		—	6,556	1,585	—	8,141	8,141	3,672	1998	1998	3-40
St. Francis MOB	South Carolina	(G	)	—	3,198	297	—	3,495	3,495	3,309	1984	1984	3-40
St. Francis Women’s Center	South Carolina	(G	)	—	4,530	1,061	—	5,591	5,591	2,379	1991	1991	3-40
Three Medical Park	South Carolina	8,583		—	5,250	3,104	—	8,354	8,354	4,891	1988	1988	3-40
West Medical I	South Carolina	3,670		—	3,191	604	—	3,795	3,795	289	2003	2003	3-40
Other	Various	244		—	852	—	—	852	852	608	various	various	3-7

Total				$10,947	$198,598	$41,967	$10,947	$240,565	$251,512	$95,003

(A) —	Includes building and improvements, furniture, fixtures, and equipment and construction in progress.

(B) —	Represents the year in which the property was first placed in service as a medical office building or healthcare related facility.

(C) —	Collateral for variable rate mortgage which had a balance of $25,238 at December 31, 2004.

(D) —	Collateral for variable rate mortgage which had a balance of $10,560 at December 31, 2004.

(E) —	Collateral for variable rate mortgage which had a balance of $9,109 at December 31, 2004.

(F) —	Collateral for fixed rate mortgage which had a balance of $9,398 at December 31, 2004.

(G) —	Collateral for variable rate mortgage which had a balance of $9,603 at December 31, 2004 and collateral for fixed rate mortgage which had a balance of $209 at December 31, 2004.

(H) —	At December 31, 2004, the property was under construction.

     A summary of activity for real estate properties and accumulated depreciation is as follows:

	2004		2003		2002

Real estate properties:
Balance, beginning of year	$234,146		$223,572		$217,152
Acquisition or property contributed by member	8,531	(A)	5,223	(B)	—
Development	6,244		3,191		4,678
Improvements	3,791		2,160		4,456
Dispositions of property or distribution to member	(1,200	)(A)	—		(2,714)

Balance, end of year	$251,512		$234,146		$223,572

Accumulated depreciation:
Balance, beginning of year	$84,562		$74,852		$66,281
Depreciation	9,550		9,710		9,496
Accumulated depreciation related to contributed properties	1,063		—		—
Disposition of property	(172	)(A)	—		(925)

Balance, end of year	$95,003		$84,562		$74,852

(A)	A member of the Predecessor contributed two properties and was distributed one property. The contributed properties have been recorded at the book value of the member.

(B)	The Predecessor assumed $2,886 of debt and paid $2,109 in cash related to the acquisition of a property.

________________________________________________________________________________

                               Shares
Common Stock

Prospectus
                    , 2005

Joint Book-Running Managers
Banc of America Securities LLC
Citigroup

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 31.     Other Expenses of Issuance and Distribution.
      The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee		$17,055
NASD filing fee		14,990
NYSE listing fee		*
Printing and engraving fees		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous expenses		*

Total	$

*	To be filed by amendment.
Item 32.     Sales to Special Parties.
      Not Applicable.
Item 33.     Recent Sales of Unregistered Securities.
      Concurrently with the closing of the offering, holders of ownership interests in our predecessor will contribute or exchange their ownership interests as follows:

•	Pursuant to separate merger, contribution and related agreements, the holders of ownership interests in our predecessor will exchange their interests in the properties and assets owned by the existing entities to us and interests in eight existing joint ventures with third parties in exchange for approximately shares of our common stock and OP units having an aggregate value of approximately $ million;

•	Certain other holders (none of whom are our executive officers or directors) will be paid an aggregate of approximately $ million in cash for their direct or indirect interests in the properties and assets owned by the existing entities; and

•	The stockholders of Cogdell Spencer Advisors, Inc. will exchange all of their stock in Cogdell Spencer Advisors, Inc. for approximately shares of our common stock and OP units.
      The common stock and OP units described above will be issued in a private placement that is exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder. We can rely on this exemption as all parties receiving common stock and OP units are accredited investors.
Item 34.     Indemnification of Directors and Officers.
      Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
      Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of financial disposition of a proceeding to any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity, or any individual who, while a director or officer of the company and at the request of the company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her status as a present or former director or officer of the company. The charter and bylaws also permit the company to indemnify and advance expenses to any person who served a predecessor of the company in any of the capacities described above and any employee or agent of the company or a predecessor of the company.
      Maryland law requires us (unless our charter provides otherwise, which it does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, we may not indemnify for an adverse judgment in a suit by or in the right of the company or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon our receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by the director or officer or on the directors or officers behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.
      Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to the offering. See “Underwriting.”
      In addition, certain persons, including trustees of CS Business Trust I and CS Business Trust II, directors of our company, officers or employees of the operating partnership, CS Business Trust I, CS Business Trust II and our company, and other persons that CS Business Trust I and CS Business Trust II designates from time to time, are indemnified for specified liabilities and expenses pursuant to the Cogdell Spencer LP Partnership Agreement, the partnership in which we serve as a general partner through a wholly owned Maryland business trust.
Item 35.     Treatment of Proceeds from Stock Being Registered.
      None.
Item 36.     Financial Statements and Exhibits.
      (a)     Financial Statements.

Cogdell Spencer Inc.:
Unaudited Pro Forma Information:
Unaudited Pro Forma Combined Balance Sheet as of June 30, 2005	F-3
Unaudited Pro Forma Combined Statement of Operations for the Six Months Ended June 30, 2005	F-4
Unaudited Pro Forma Combined Statement of Operations for the Year Ended December 31, 2004	F-5
Notes to Unaudited Pro Forma Combined Financial Statements	F-6
Historical Financial Statements:
Report of Independent Registered Public Accounting Firm	F-11
Balance Sheet as of July 5, 2005 (inception)	F-12
Notes to Balance Sheet	F-13
Cogdell Spencer Inc. Predecessor
Report of Independent Registered Public Accounting Firm	F-14
Combined Balance Sheets as of June 30, 2005 (Unaudited), December 31, 2004 and 2003	F-15
Combined Statements of Operations for the Six Months Ended June 30, 2005 and 2004 (Unaudited) and the Years Ended December 31, 2004, 2003 and 2002	F-16
Combined Statement of Changes in Predecessors’ Combined Deficit for the Six Months Ended June 30, 2005 (Unaudited) and the Years Ended December 31, 2004, 2003 and 2002	F-17
Combined Statements of Cash Flows for the Six Months Ended June 30, 2005 (unaudited) and the Years Ended December 31, 2004, 2003 and 2002	F-18
Notes to Combined Financial Statements	F-19
Schedule III	F-37
      (b)     Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit

1	.1**	Underwriting Agreement dated , 2005 by and among Cogdell Spencer Inc., Cogdell Spencer LP and the Underwriters named therein.
3	.1**	Articles of Amendment and Restatement of Cogdell Spencer Inc.
3	.2**	Bylaws of Cogdell Spencer Inc.
3	.3**	Amended and Restated Agreement of Limited Partnership of Cogdell Spencer LP.
3	.4**	Declaration of Trust of CS Business Trust I.
3	.5**	Declaration of Trust of CS Business Trust II.
4	.0**	Form of stock certificate.
5	.1**	Opinion of Clifford Chance US LLP.
8	.1**	Tax Opinion of Clifford Chance US LLP.
10	.1*	Form of Registration Rights Agreement, by and among Cogdell Spencer Inc. and the parties listed on Schedule I thereto.
10	.3**	2005 Long-Term Stock Incentive Plan.
10	.4**	Form of Long-Term Stock Incentive Plan Award.
10	.5**	Cogdell Spencer Inc. Performance Bonus Plan.
10	.6**	Form of Tax Protection Agreement.
10	.7*	Form of Indemnification Agreement.
10	.8**	Employment Agreement, dated , 2005, by and between Cogdell Spencer Inc. and James W. Cogdell.
10	.9**	Employment Agreement, dated , 2005, by and between Cogdell Spencer Inc. and Frank C. Spencer.
10	.10**	Employment Agreement, dated , 2005, by and between Cogdell Spencer Inc. and Charles M. Handy.
10	.11*	Engagement letter from the Company to Realty Capital International Inc.

Exhibit

21	.1**	List of Subsidiaries of Cogdell Spencer Inc.
23	.1*	Consent of Deloitte & Touche LLP.
23	.2**	Consent of Clifford Chance US LLP (included in Exhibit 5.1).
23	.3**	Consent of Clifford Chance US LLP (included in Exhibit 8.1).
24	.1***	Power of Attorney (included on the Signature Page).
99	.1***	Consent of John R. Georgius to being named a director.
99	.2***	Consent of Richard B. Jennings to being named as a director.
99	.3***	Consent of Christopher E. Lee to being named as a director.
99	.4***	Consent of Richard C. Neugent to being named as a director.
99	.5***	Consent of Randolph D. Smoak, M.D. to being named as a director.
99	.6***	Consent of Health Forum, LLC, an American Hospital Association Company.

*	Filed herewith.

**	To be filed.

***	Previously filed.
Item 37.     Undertakings.
      (a)     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
      (b)     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.
      (c)     The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, in the State of North Carolina, on this 16th day of September, 2005.

COGDELL SPENCER INC.

By:	/s/ James W. Cogdell

Name: James W. Cogdell

Title:	Chairman
POWER OF ATTORNEY
      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date:

/s/ James W. Cogdell James W. Cogdell	Chairman of the Board	September 16, 2005

/s/ Frank C. Spencer Frank C. Spencer	Chief Executive Officer, President and Director (Principal Executive Officer)	September 16, 2005

/s/ Charles M. Handy Charles M. Handy	Chief Financial Officer, Senior Vice President and Secretary (Principal Financial and Accounting Officer)	September 16, 2005

EXHIBIT INDEX

1	.1**	Underwriting Agreement dated , 2005 by and among Cogdell Spencer Inc., Cogdell Spencer LP and the Underwriters named therein.
3	.1**	Articles of Amendment and Restatement of Cogdell Spencer Inc.
3	.2**	Bylaws of Cogdell Spencer Inc.
3	.3**	Amended and Restated Agreement of Limited Partnership of Cogdell Spencer LP.
3	.4**	Declaration of Trust of CS Business Trust I.
3	.5**	Declaration of Trust of CS Business Trust II.
4	.0**	Form of stock certificate.
5	.1**	Opinion of Clifford Chance US LLP.
8	.1**	Tax Opinion of Clifford Chance US LLP.
10	.1*	Form of Registration Rights Agreement, by and among Cogdell Spencer Inc. and the parties listed on Schedule I thereto.
10	.3**	2005 Long-Term Stock Incentive Plan.
10	.4**	Form of Long-Term Stock Incentive Plan Award.
10	.5**	Cogdell Spencer Inc. Performance Bonus Plan.
10	.6**	Form of Tax Protection Agreement.
10	.7*	Form of Indemnification Agreement.
10	.8**	Employment Agreement, dated , 2005, by and between Cogdell Spencer Inc. and James W. Cogdell.
10	.9**	Employment Agreement, dated , 2005, by and between Cogdell Spencer Inc. and Frank C. Spencer.
10	.10**	Employment Agreement, dated , 2005, by and between Cogdell Spencer Inc. and Charles M. Handy.
10	.11*	Engagement Letter from the Company to Realty Capital International Inc.
21	.1**	List of Subsidiaries of Cogdell Spencer Inc.
23	.1*	Consent of Deloitte & Touche LLP.
23	.2**	Consent of Clifford Chance US LLP (included in Exhibit 5.1).
23	.3**	Consent of Clifford Chance US LLP (included in Exhibit 8.1).
24	.1***	Power of Attorney (included on the Signature Page).
99	.1***	Consent of John R. Georgius to being named a director.
99	.2***	Consent of Richard B. Jennings to being named as a director.
99	.3***	Consent of Christopher E. Lee to being named as a director.
99	.4***	Consent of Richard C. Neugent to being named as a director.
99	.5***	Consent of Randolph D. Smoak, M.D. to being named as a director.
99	.6***	Consent of Health Forum, LLC, an American Hospital Association Company.

*	Filed herewith.

**	To be filed.

***	Previously filed.